UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

Paragon Commercial Corporation
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies: Common Stock, par value $0.008 per share, of Paragon Commercial Corporation (“Paragon common stock”)
(2)
Aggregate number of securities to which transaction applies:

As of October 26, 2017, there were outstanding: (a) 5,460,447 shares of Paragon common stock and (b) 19,375 shares of Paragon common stock issuable upon the exercise of outstanding stock options.

(3)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

$59.51

This number was calculated by multiplying $34.50, which is the average of the high and low stock prices of the common stock, par value $1.667 per share, of TowneBank as reported on the NASDAQ Global Select Market on October 24, 2017, by the exchange ratio of 1.7250 shares of TowneBank common stock to be received in exchange for each share of Paragon common stock in the merger.

	(4)	Proposed maximum aggregate value of transaction: $326,104,207
	(5)	Total fee paid: $40,599.97

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

PRELIMINARY PROXY STATEMENT/PROSPECTUS, DATED OCTOBER 26, 2017
—SUBJECT TO COMPLETION—
Prospectus of TowneBank	Proxy Statement of Paragon Commercial Corporation

PROPOSED MERGER – YOUR VOTE IS VERY IMPORTANT

The board of directors of Paragon Commercial Corporation (“Paragon”) has unanimously approved a business combination in which Paragon will merge with and into TB Acquisition, LLC (“Merger Sub”), a wholly owned subsidiary of TowneBank (the “merger”). Paragon stockholders are being asked to approve the merger and related matters at a special meeting of stockholders to be held at Paragon Bank, located at 3535 Glenwood Avenue, Raleigh, North Carolina 27612, at 3:00 p.m. local time, on January 10, 2018.

On April 26, 2017, TowneBank, Merger Sub, Paragon and Paragon Commercial Bank (“Paragon Bank”) entered into an Agreement and Plan of Reorganization (the “merger agreement”) pursuant to which Paragon will merge with and into Merger Sub and, immediately thereafter, Paragon Bank will merge with and into TowneBank (the “bank merger”).

If the merger is consummated, each share of Paragon common stock will be converted into the right to receive 1.7250 shares of TowneBank common stock. Although the number of shares of TowneBank common stock that Paragon stockholders will receive is fixed, the market value of the merger consideration will fluctuate with the market price of TowneBank common stock and may increase or decrease prior to and following the merger. Based on the closing sale price for TowneBank common stock on the NASDAQ Global Select Market on April 26, 2017 ($34.35), the last trading day before public announcement of the merger, the 1.7250 exchange ratio represented approximately $59.25 in value for each share of Paragon common stock, or approximately $323.6 million in the aggregate based on the number of shares of Paragon common stock outstanding on such date. The most recent reported closing sale price for TowneBank common stock on the NASDAQ Global Select Market on [●], 2017 was $[●]. The most recent reported closing sale price for Paragon common stock on the NASDAQ Capital Market on [●], 2017 was $[●]. Based on the 1.7250 exchange ratio and the number of shares of Paragon common stock outstanding and reserved for issuance under equity compensation plans and agreements, the estimated maximum number of shares of TowneBank common stock offered by TowneBank and issuable in the merger is [●]. We urge you to obtain current market quotations for TowneBank (trading symbol “TOWN”) and Paragon (trading symbol “PBNC”).

This document serves as a proxy statement for the special meeting of Paragon stockholders and as a prospectus with respect to the offering and issuance of the shares of TowneBank common stock to be issued to Paragon stockholders in the merger. It describes the special meeting and includes important information about the proposed merger, the merger agreement and the companies participating in the merger. Please carefully read this proxy statement/prospectus, including the information in the “Risk Factors” section beginning on page [●].

If you are a Paragon stockholder, whether or not you plan to attend the special meeting, it is important that your shares be represented at the meeting and your vote recorded. Please take the time to vote by completing and mailing the enclosed proxy card or by voting via the Internet or telephone using the instructions given on the proxy card. Even if you return the proxy card, you may attend the special meeting and vote your shares in person. The board of directors of Paragon believes that the merger agreement and the transactions contemplated thereby, including the merger and the bank merger, are in the best interests of Paragon and the Paragon stockholders, and unanimously recommends that Paragon stockholders vote “FOR” all of the proposals described in this proxy statement/prospectus.

Neither the Securities and Exchange Commission nor the Federal Deposit Insurance Corporation, nor any state securities commission, has approved or disapproved of the securities to be issued in connection with the merger or determined if this proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The securities to be issued in the merger are not savings or deposit accounts or other obligations of either TowneBank or Paragon or any bank or non-bank subsidiary of either TowneBank or Paragon, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This proxy statement/prospectus is dated [●], 2017 and is first being mailed, along with the enclosed proxy card, to Paragon stockholders on or about [●], 2017.

______________________________________________________________________________

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
______________________________________________________________________________

To be held on January 10, 2018

A special meeting of stockholders of Paragon Commercial Corporation will be held at Paragon Bank, located at 3535 Glenwood Avenue, Raleigh, North Carolina 27612, at 3:00 p.m. local time, on January 10, 2018 for the following purposes:

1.
To consider and vote on a proposal to approve the Agreement and Plan of Reorganization, dated as of April 26, 2017, by and among TowneBank, TB Acquisition, LLC (“Merger Sub”), Paragon Commercial Corporation (“Paragon”) and Paragon Commercial Bank (“Paragon Bank”), including the related Plan of Merger (together, the “merger agreement”), pursuant to which Paragon will merge with and into Merger Sub and, immediately thereafter, Paragon Bank will merge with and into TowneBank, as more fully described in the accompanying proxy statement/prospectus (the “merger proposal”). A copy of the merger agreement is attached as Appendix A to the accompanying proxy statement/prospectus.

2.
To consider and vote on a proposal to adjourn the meeting, if necessary or appropriate, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the meeting to approve the merger proposal (the “adjournment proposal”).

3.
To transact such other business as may properly come before the meeting or any adjournments thereof.

All holders of record of Paragon common stock at the close of business on [●], 2017 are entitled to notice of and to vote at the meeting and any adjournments thereof.

By Order of the Board of Directors,

Robert C. Hatley
President and Chief Executive Officer

[●], 2017

The Paragon board of directors unanimously recommends that you vote “FOR” the merger proposal and “FOR” the adjournment proposal.

ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates by reference important business and financial information about TowneBank and Paragon from other documents that are not included in or delivered with this proxy statement/prospectus. For a listing of the documents incorporated by reference, see “Where You Can Find More Information” on page [●]. This information is available to you without charge upon your request. You can obtain the documents incorporated by reference into this proxy statement/prospectus through the website of the Federal Deposit Insurance Corporation (the “FDIC”) at http://www.fdic.gov, through the website of the Securities and Exchange Commission (the “SEC”) at http://www.sec.gov, through the website of TowneBank at https://www.townebank.com and through the website of Paragon at https://www.paragonbank.com, or by requesting them in writing or by telephone at the contact information set forth below:

TowneBank 6001 Harbour View Boulevard Suffolk, Virginia 23435 Attention: Karen R. Minkoff Vice President and Corporate Secretary Telephone: (757) 638-6780
Paragon Commercial Corporation
3535 Glenwood Avenue
Raleigh, North Carolina 27612
Attention:  Carol A. Isaac
                   Senior Vice President
Telephone: (919) 788-7770

Regan & Associates, Inc.
505 Eighth Avenue, Suite 800
New York, New York 10018
Attention:    James M. Dougan
                    Executive Vice President
Telephone:  1-800-737-3426

Information contained on the websites of TowneBank or Paragon, or any subsidiary of TowneBank or Paragon, does not constitute part of this proxy statement/prospectus and is not incorporated into other filings that TowneBank or Paragon makes with the FDIC and the SEC, respectively.

To receive timely delivery of the documents in advance of the special meeting, please make your request no later than [●].

i

In this proxy statement/prospectus:

●
Paragon Commercial Corporation is referred to as “Paragon”

●
Paragon Commercial Bank is referred to as “Paragon Bank”

●
TB Acquisition, LLC is referred to as “Merger Sub”

●
The merger of Paragon Commercial Corporation with and into TB Acquisition, LLC is referred to as the “merger”

●
The merger of Paragon Commercial Bank with and into TowneBank is referred to as the “bank merger”

●
The Agreement and Plan of Reorganization, dated as of April 26, 2017, by and among TowneBank, TB Acquisition, LLC, Paragon Commercial Corporation and Paragon Commercial Bank, including the related Plan of Merger, is referred to as the “merger agreement,” a copy of which is attached as Appendix A to this proxy statement/prospectus

●
The effective date and time of the merger set forth in the articles of merger filed with the Virginia State Corporation Commission (the “Virginia SCC”) and the North Carolina Secretary of State (the “North Carolina SOS”) effecting the merger are referred to collectively as the “effective date” of the merger

●
The proposal to approve the merger agreement is referred to as the “merger proposal”

●
The proposal to adjourn the special meeting, if necessary or appropriate, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the meeting to approve the merger proposal is referred to as the “adjournment proposal”

Waiver and Amendment	77
Affiliate Agreements	78
Possible Alternative Merger Structure	78
Resales of TowneBank Common Stock	78
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES	79
DESCRIPTION OF TOWNEBANK CAPITAL STOCK	82
Authorized and Outstanding Capital Stock	82
Common Stock	82
Preferred Stock	83
Liability and Indemnification of Directors and Officers	83
TowneBank Common Stock is Not Insured by the FDIC	83
COMPARATIVE RIGHTS OF STOCKHOLDERS	84
Authorized Capital Stock	84
Dividend Rights	84
Voting Rights	85
Directors and Classes of Directors	85
Anti-takeover Provisions	85
Amendments to Articles of Incorporation and Bylaws	89
Appraisal Rights	89
Director and Officer Exculpation	90
Indemnification	91
MARKET FOR COMMON STOCK AND DIVIDENDS	92
INFORMATION ABOUT TOWNEBANK	94
INFORMATION ABOUT PARAGON COMMERCIAL CORPORATION	94
CERTAIN BENEFICIAL OWNERSHIP OF PARAGON COMMON STOCK	95
LEGAL MATTERS	96
EXPERTS	96
HOUSEHOLDING MATTERS	96
FUTURE STOCKHOLDER PROPOSALS	96
OTHER MATTERS	96
WHERE YOU CAN FIND MORE INFORMATION	97

Appendix A	Agreement and Plan of Reorganization, including the Plan of Merger (excluding certain exhibits)	A-1
Appendix B	Opinion of Raymond James & Associates, Financial Advisor to Paragon	B-1

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following questions and answers briefly address some commonly asked questions about the special meeting of stockholders of Paragon and the merger. They may not include all of the information that is important to Paragon stockholders. We urge stockholders to read carefully this proxy statement/prospectus, including the appendices and the other documents referred to herein.

Additional important information is also contained in the documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” on page [●].

Q:
What is the proposed transaction?

A:
TowneBank, Merger Sub, Paragon and Paragon Bank have entered into the merger agreement whereby Paragon will merge with and into Merger Sub and, immediately thereafter, Paragon Bank will merge with and into TowneBank. As a result of the merger, Paragon stockholders will receive TowneBank common stock in exchange for their Paragon common stock. A copy of the merger agreement is attached to this proxy statement/prospectus as Appendix A.

Q:
Why am I receiving this proxy statement/prospectus?

A:
We are delivering this document to you because it is a proxy statement being used by the Paragon board of directors to solicit proxies from Paragon stockholders in connection with the special meeting of stockholders to approve the merger agreement. This document describes the proposals to be presented at the meeting.

This document is also a prospectus that is being delivered to Paragon stockholders because TowneBank is offering shares of its common stock to Paragon stockholders in connection with the merger.

This proxy statement/prospectus contains important information about the merger and the proposals being voted on at the special meeting. You should read it carefully and in its entirety. The enclosed materials allow you to have your shares voted by proxy without attending the meeting. Your vote is important. We encourage you to submit your proxy as soon as possible.

Q:
Why do TowneBank and Paragon want to merge?

A:
TowneBank and Paragon believe that the proposed merger will create one of the leading community banking franchises in Virginia and North Carolina. The merger will further TowneBank’s strategic growth initiatives in attractive markets and Paragon stockholders are expected to benefit from the strength of the combined company. To review the reasons for the merger in more detail, see “The Merger − TowneBank’s Reasons for the Merger” on page [●] and “The Merger − Paragon’s Reasons for the Merger; Recommendation of Paragon’s Board of Directors” on page [●].

Q:
In addition to the merger proposal, what else are Paragon’s stockholders being asked to vote on?

A:
In addition to the merger proposal, Paragon is soliciting proxies from its stockholders with respect to a proposal to adjourn the meeting, if necessary or appropriate, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the meeting to approve the merger proposal.

Q:
What will Paragon stockholders receive in the merger?

A:
Under the merger agreement, holders of Paragon common stock will receive 1.7250 shares of common stock of TowneBank for each of their shares of Paragon common stock. This exchange ratio is fixed and will not be adjusted based upon changes in the market price of TowneBank common stock and Paragon common stock prior to the effective date of the merger. TowneBank stockholders will continue to own their existing shares, which will not be affected by the merger. See “The Merger Agreement – Merger Consideration” on page [●].

Q:
Will the value of the merger consideration change between the date of this proxy statement/prospectus and the time the merger is completed?

A:
Although the exchange ratio is fixed, the value of the merger consideration will fluctuate between the date of this proxy statement/prospectus and the completion of the merger based upon the market value for TowneBank common stock. Any fluctuation in the market price of TowneBank common stock after the date of this proxy statement/prospectus will change the value of the shares of TowneBank common stock that Paragon stockholders will receive. Paragon stockholders should obtain current market quotations for TowneBank common stock, which is traded on the NASDAQ Global Select Market.

Q:
Are Paragon’s stockholders entitled to appraisal or dissenters’ rights?

A:
No. Under North Carolina law, holders of securities that are listed on a NASDAQ market are not entitled to appraisal or dissenters’ rights. Paragon is a North Carolina corporation and Paragon’s common stock is listed on the NASDAQ Capital Market.

Q:
What constitutes a quorum for the special meeting?

A:
The presence at the special meeting, in person or by proxy, of holders of a majority of the outstanding shares of Paragon common stock entitled to vote at the special meeting will constitute a quorum for the transaction of business. Abstentions will be included in determining the number of shares present at the meeting for the purposes of determining the presence of a quorum.

Q:
What do I need to do now to vote my shares?

A:
After carefully reading and considering the information contained in this proxy statement/prospectus, please vote your shares as soon as possible so that your shares will be represented at the special meeting. Please follow the instructions set forth on the proxy card or on the voting instruction form provided by the record holder if your shares are held in the name of your broker or other nominee.

Q:
How do I vote?

A:
By mail. You may vote before the special meeting by completing, signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope.

By the Internet or Telephone. You can also appoint the proxies to vote your shares for you by going to the Internet website https://www.iproxydirect.com/PBNC or by calling 1-866-752-VOTE (8683). When you are prompted for your “control number,” enter the number printed just above your name on the enclosed proxy card, and then follow the instructions provided. You may vote by the Internet or telephone only until 11:59 p.m. Eastern Time on January 9, 2018, which is the day before the special meeting.

In Person. You may also cast your vote in person at the special meeting. See below for the date, time and place of the special meeting. If your shares are held in “street name,” through a broker, bank or other nominee, that entity will send you separate instructions describing the procedure for voting your shares. “Street name” stockholders who wish to vote in person at the special meeting will need to present a proxy from the entity that holds the shares.

Q:
If my shares are held in “street name” by a broker or other nominee, will my broker or nominee vote my shares for me if I do not provide instructions on how to vote my shares?

A:
Your broker or other nominee does not have authority to vote on the proposals described in this proxy statement/prospectus if you do not provide instructions on how to vote. You should follow the directions your broker or other nominee provides in a voting instruction card or other form.

Q:
When and where is the special meeting?

A:
The special meeting will be held at 3:00 p.m. local time, on January 10, 2018 at Paragon Bank, located at 3535 Glenwood Avenue, Raleigh, North Carolina 27612.

Q:
What vote is required to approve each proposal at the special meeting?

A:
Approval of the merger proposal requires the affirmative vote of at least a majority of the outstanding shares of Paragon common stock entitled to vote on the proposal.

Approval of the adjournment proposal requires the affirmative vote of at least a majority of the shares cast on the proposal, whether or not a quorum is present.

Q:
What if I do not vote on the matters relating to the merger?

A:
With respect to the merger proposal, if you fail to vote or fail to instruct your broker or other nominee how to vote, your failure to vote will have the same effect as a vote against such proposal. If you respond with an “abstain” vote, your proxy will have the same effect as a vote against such proposal. If you are a holder of record of Paragon common stock and you sign and return your proxy card but do not indicate how you want to vote on the merger proposal, your proxy will be counted as a vote in favor of such proposal.

With respect to the adjournment proposal, if you fail to vote or fail to instruct your broker or other nominee how to vote, your failure to vote will have no effect on such proposal.

Q:
May I change my vote after I have delivered my proxy or voting instruction card?

A:
Yes. If you are a holder of record Paragon common stock, you may change your vote at any time before your proxy is voted at the special meeting. You may do this in any of the following ways:

●
by sending a notice of revocation to the Paragon corporate secretary;

●
by sending a completed proxy card bearing a later date than your original proxy card;

●
by voting via the Internet or telephone any time after delivering your proxy or voting instruction card; or

●
by attending the special meeting and voting in person. In each such case, your attendance alone will not revoke any proxy.

If you choose either of the first two methods, your notice or new proxy card must be actually received before the voting takes place at the special meeting.

If your shares are held in a stock brokerage account or by a bank or other nominee, you should call your broker or other nominee for additional information.

Q:
What are the material U.S. federal income tax consequences of the merger to Paragon stockholders?

A:
The merger of Paragon with and into Merger Sub will be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Accordingly, a holder of Paragon common stock generally will not recognize any gain or loss for U.S. federal income tax purposes as a result of the exchange of the holder’s shares of Paragon common stock for shares of TowneBank common stock pursuant to the merger, except with respect to any cash received in lieu of fractional shares of TowneBank common stock. For greater detail, see “Material U.S. Federal Income Tax Consequences” beginning on page [●]. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your tax advisor to determine the specific tax consequences of the merger to you.

Q:
If I am a Paragon stockholder with shares represented by stock certificates, should I send in my Paragon stock certificates now?

A:
No. Please do not send your stock certificates with your proxy card.

If you are a holder of Paragon stock, you will receive written instructions from the exchange agent after the merger is completed on how to exchange your Paragon stock certificates for shares of TowneBank common stock and receive your check in lieu of any fractional shares of TowneBank common stock.

Q:
What should I do if I hold my shares of Paragon common stock in book-entry form?

A:
After the completion of the merger, TowneBank will send you instructions on how to exchange your shares of Paragon common stock held in book-entry form for shares of TowneBank common stock and receive your check in lieu of fractional shares of TowneBank common stock.

Q:
What happens if I sell or transfer ownership of shares of Paragon common stock after the record date for the special meeting?

A:
The record date for the special meeting is earlier than the expected date of completion of the merger. Therefore, if you sell or transfer ownership of your shares of Paragon common stock after the record date for the special meeting, but prior to the merger, you will retain the right to vote at the special meeting, but the right to receive the merger consideration will transfer with the shares of Paragon common stock.

Q:
Who should I contact if I have any questions about the proxy materials or voting?

A:
If you have any questions about the merger or if you need assistance in submitting your proxy or voting your shares or need additional copies of the proxy statement/prospectus or the enclosed proxy card, you should contact Carol A. Isaac, Senior Vice President, at (919) 788-7770 or by writing to Paragon Commercial Corporation, 3535 Glenwood Avenue Raleigh, North Carolina 27612, Attention: Carol A. Isaac. You may also obtain more information about the merger and the proxy materials by contacting Regan & Associates, Inc., Paragon’s proxy solicitor, at 1-800-737-3426.

If your shares are held in a stock brokerage account or by a bank or other nominee, you should call your broker or other nominee for additional information.

SUMMARY

This summary highlights selected information from this proxy statement/prospectus. We urge you to read carefully the proxy statement/prospectus and the other documents to which this proxy statement/prospectus refers to understand fully the merger and the other matters to be considered at the special meeting. See “Where You Can Find More Information” beginning on page [●]. Each item in this summary includes a page reference directing you to a more complete description of that item.

The Parties to the Merger (page [●])

TowneBank

TowneBank is a Virginia chartered commercial bank headquartered in Portsmouth, Virginia providing diversified financial services through its banking and non-banking divisions and subsidiaries. TowneBank currently operates 37 banking offices throughout Richmond, Virginia, the Greater Hampton Roads area in southeastern Virginia and in northeastern North Carolina. As of June 30, 2017, TowneBank had total consolidated assets of approximately $8.43 billion, total consolidated loans, net of unearned income, of approximately $5.90 billion, total consolidated deposits of approximately $6.60 billion and consolidated stockholders’ equity of approximately $1.11 billion.

The principal executive offices of TowneBank are located at 5716 High Street, Portsmouth, Virginia 23703, and its telephone number is (757) 638-7500. TowneBank’s website can be accessed at https://www.townebank.com. Information contained on TowneBank’s website does not constitute part of, and is not incorporated into, this proxy statement/prospectus. TowneBank’s common stock is traded on the NASDAQ Global Select Market under the symbol “TOWN.” Additional information about TowneBank is included in documents incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information.”

TB Acquisition, LLC (“Merger Sub”)

TB Acquisition, LLC, a Virginia limited liability company and wholly owned subsidiary of TowneBank, was organized on April 24, 2017 by TowneBank solely for the purpose of facilitating the merger. TB Acquisition, LLC has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement.

Paragon Commercial Corporation and Paragon Commercial Bank

Paragon Commercial Corporation is a bank holding company headquartered in Raleigh, North Carolina providing commercial banking services through its wholly-owned North Carolina chartered bank subsidiary, Paragon Commercial Bank. Paragon Bank currently operates three full-service banking offices serving the Charlotte and Research Triangle markets in the piedmont region of North Carolina. As of June 30, 2017, Paragon had total consolidated assets of approximately $1.64 billion, total consolidated loans, net of unearned income, of approximately $1.33 billion, total consolidated deposits through Paragon Bank of approximately $1.17 billion and consolidated stockholders’ equity of approximately $145.3 million.

The principal executive offices of Paragon are located at 3535 Glenwood Avenue Raleigh, North Carolina 27612, and its telephone number is (919) 788-7770. Paragon’s website can be accessed at https://www.paragonbank.com. Information contained on Paragon’s website does not constitute part of, and is not incorporated into, this proxy statement/prospectus. Paragon’s common stock is traded on the NASDAQ Capital Market under the symbol “PBNC.” Additional information about Paragon is included in documents incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information.”

The Merger (page [●])

TowneBank and Paragon are proposing a combination of our companies through the merger of Paragon with and into Merger Sub and, immediately thereafter, the merger of Paragon Bank with and into TowneBank, pursuant to the terms and conditions of the merger agreement. The parties expect to complete the merger and bank merger early in the first quarter of 2018. The merger agreement is attached to this proxy statement/prospectus as Appendix A. We encourage you to read the merger agreement because it is the legal document that governs the merger.

Consideration to be Received in the Merger by Paragon Stockholders (page [●])

In the proposed merger, holders of Paragon common stock will receive 1.7250 shares of TowneBank common stock for each of their shares of Paragon common stock outstanding immediately before the effective date of the merger, and cash in lieu of any fractional shares. The number of shares of TowneBank common stock delivered for each share of Paragon common stock in the merger is referred to as the “exchange ratio.” The exchange ratio is fixed and will not be adjusted based upon changes in the market price of TowneBank common stock or Paragon common stock prior to the effective date of the merger.  Based on the closing sale price for TowneBank common stock on the NASDAQ Global Select Market on April 26, 2017 ($34.35), the last trading day before public announcement of the merger, the 1.7250 exchange ratio represented approximately $59.25 in value for each share of Paragon common stock, or approximately $323.6 million in the aggregate based on the number of shares of Paragon common stock outstanding on such date. Based on the closing sale price for TowneBank common stock on the NASDAQ Global Select Market on [●], 2017 ($[●]), the last trading day before the date of this proxy statement/prospectus, the 1.7250 exchange ratio represented approximately $[●] in value for each share of Paragon common stock, or approximately $[●] million in the aggregate based on the number of shares of Paragon common stock outstanding on such date. It is expected that existing holders of Paragon common stock will own approximately [●]% of TowneBank’s outstanding common stock, on a fully diluted basis, after the merger.

Shares of TowneBank common stock held by TowneBank stockholders will remain unchanged in the merger. It is expected that existing holders of TowneBank common stock will own approximately [●]% of TowneBank’s outstanding common stock, on a fully diluted basis, after the merger.

Treatment of Paragon Stock Options and Restricted Stock Awards (page [●])

In the merger, each outstanding option to purchase shares of Paragon common stock shall be converted into an option to acquire, on the same terms and conditions (except as otherwise described herein) as were applicable under such Paragon stock option, the number of shares of TowneBank common stock equal to the product of (i) 1.7250 multiplied by (ii) the number of shares of Paragon common stock subject to the Paragon stock option. Such product shall be rounded down to the nearest whole number. The exercise price per share (rounded up to the next whole cent) of such replacement TowneBank stock option shall equal (i) the exercise price per share of shares of Paragon common stock that were purchasable pursuant to the Paragon stock option divided by (ii) 1.7250. As of the date of this proxy statement/prospectus, there were [●] options outstanding to purchase shares of Paragon common stock.

In the merger, all outstanding Paragon restricted stock awards that are unvested or contingent will be converted into TowneBank restricted stock awards, with the same terms and conditions (except as otherwise described herein) as were in effect immediately prior to the completion of the merger, subject to any accelerated vesting as a result of the merger to the extent provided by the terms of the applicable plan or agreements under such plans. The number of shares subject to the restricted stock awards will be adjusted based on the exchange ratio. As of the date of this proxy statement/prospectus, there were [●] shares subject to unvested restricted stock awards granted under Paragon’s equity compensation plans.

Dividend Information (page [●])

TowneBank is currently paying a quarterly cash dividend on shares of its common stock at a rate of $0.14 per share, and has consistently paid a dividend on its common stock since 2003. TowneBank does not intend to change its dividend strategy of paying a quarterly cash dividend, but has and will continue to evaluate that decision based on a quarterly review of earnings, growth, capital and such other factors that the TowneBank board of directors considers relevant to the dividend decision process. Paragon does not currently pay a regular cash dividend.

Material U.S. Federal Income Tax Consequences (page [●])

The merger of Paragon with and into Merger Sub will be treated as a “reorganization” within the meaning of Section 368(a) of the Code. Subject to the limitations and qualifications described in “Material U.S. Federal Income Tax Consequences” (page [●]), for U.S. federal income tax purposes, the merger generally will be tax-free to Paragon stockholders as to the shares of TowneBank common stock they receive in the merger. However, Paragon stockholders may recognize gain or loss in connection with cash received in lieu of any fractional shares of TowneBank common stock they would otherwise be entitled to receive. Additionally, it is a condition to Paragon’s and TowneBank’s obligations to complete the merger that they each receive a legal opinion from their respective outside legal counsel that the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368 of the Code. These opinions, however, will not bind the Internal Revenue Service, which could take a different view.

The tax consequences of the merger to you will depend on your own situation and the consequences described in this proxy statement/prospectus may not apply to you. Paragon stockholders will also be required to file certain information with their federal income tax returns and to retain certain records with regard to the merger. In addition, you may be subject to state, local or foreign tax laws and consequences that are not addressed in this proxy statement/prospectus. You are urged to consult with your own tax advisor for a full understanding of the tax consequences of the merger to you.

Paragon’s Reasons for the Merger; Recommendation of Paragon’s Board of Directors (page [●])

Paragon’s board of directors has determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are in the best interests of Paragon and its stockholders and has unanimously approved the merger agreement. The Paragon board of directors unanimously recommends that Paragon stockholders vote “FOR” the approval of the merger proposal and “FOR” the approval of the adjournment proposal.  In making its recommendations, a number of substantive reasons were considered by the Paragon board, including, among others:

●
a review of the prospects, challenges and risks of Paragon remaining independent versus merging with TowneBank given the current and prospective environment in the financial services industry, including national and local economic conditions, competition and consolidation in the financial services industry, and the regulatory and compliance environment;

●
the ability of Paragon’s stockholders to benefit from the combined bank’s potential growth and stock appreciation, and the expectation that the combined entity will have superior future earnings and prospects compared to Paragon’s earnings and prospects on an independent basis;

●
the expected cash dividend payments to be received by Paragon’s stockholders, as stockholders of TowneBank following the merger, due to the quarterly cash dividend paid by TowneBank (currently $0.14 per share), although TowneBank has no obligation to pay dividends in any particular amounts or at any particular times;

●
the advantages of being part of a larger entity, including the expectation of cost savings and operating efficiencies and the ability of a larger institution to compete in the banking environment and to leverage overhead costs, including the cost of financial technology, which the Paragon board believes is likely to continue to increase in the future;

●
the financial and other terms of the merger, including the fixed exchange ratio, expected tax treatment, and deal protection provisions, which Paragon reviewed with its outside financial and legal advisors;

●
the greater potential for increased liquidity in the market for common stock of the combined institution, versus an institution of Paragon’s size; and

●
the familiarity of Paragon’s board of directors and management team with TowneBank and its business, operations, culture, customers, directors, executive officers and employees.

Paragon also considered the opinion of Raymond James & Associates, Inc. (“Raymond James”) rendered to the Paragon board of directors on April 26, 2017 with respect to the fairness, as of such date, from a financial point of view, to the holders of Paragon’s outstanding common stock of the exchange ratio to be received by such holders in the merger pursuant to the merger agreement. For additional discussion of the factors considered by Paragon’s board of directors in reaching its decision to approve the merger agreement, see “The Merger – Paragon’s Reasons for the Merger; Recommendation of Paragon’s Board of Directors.”

TowneBank’s Reasons for the Merger (page [●])

TowneBank’s board of directors has determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are in the best interests of TowneBank and its stockholders and has approved the merger agreement. In making its recommendations, a number of substantive reasons were considered by the TowneBank board, including, among others:

●
the attractiveness and growth potential of the North Carolina markets from a banking perspective, and the fact that it is a natural strategic expansion of TowneBank’s banking franchise that currently covers a large portion of Virginia and the Outer Banks in eastern North Carolina;

●
the opportunity to enter the two biggest markets in North Carolina with an acquisition of significant scale, involving a well-respected, high-quality and locally-based financial institution;

●
TowneBank’s expectations and analyses, and its financial advisor’s analyses, of the financial metrics, including expected immediate earnings per share accretion and low single-digit tangible book value dilution projected to be earned back in approximately two years;

●
TowneBank’s belief that the merger will accelerate TowneBank’s achievement of its financial performance goals;

●
the current and prospective environment in the financial services industry, including national and local economic conditions, competition and consolidation in the financial services industry, the regulatory and compliance environment, and the likely effect of the foregoing factors on TowneBank with and without the merger; and

●
the significant experience in the financial services industry of the members of Paragon’s senior management team who will become members of TowneBank’s management team and continue TowneBank’s tradition of local management and decision-making.

For additional discussion of the factors considered by TowneBank’s board of directors in reaching its decision to approve the merger agreement, see “The Merger – TowneBank’s Reasons for the Merger.”

Opinion of Paragon’s Financial Advisor (page [●])

At the April 26, 2017 meeting of the Paragon board of directors, representatives of Raymond James rendered Raymond James’ written opinion to the Paragon board dated April 26, 2017, as to the fairness, as of such date, from a financial point of view, to the holders of Paragon’s outstanding common stock of the exchange ratio to be received by such holders in the merger pursuant to the merger agreement, based upon and subject to the qualifications, assumptions and other matters considered in connection with the preparation of its opinion.

The full text of the written opinion of Raymond James, dated April 26, 2017, which sets forth, among other things, the various qualifications, assumptions and limitations on the scope of the review undertaken, is attached as Appendix B to this proxy statement/prospectus. Raymond James provided its opinion for the information and assistance of the Paragon board of directors (solely in each director’s capacity as such) in connection with, and for purposes of, its consideration of the merger and its opinion only addresses whether the exchange ratio to be received by the holders of Paragon common stock in the merger pursuant to the merger agreement was fair, from a financial point of view, to such holders. The opinion of Raymond James did not address any other term or aspect of the merger agreement or the merger contemplated thereby. The Raymond James opinion does not constitute a recommendation to the Paragon board or any holder of Paragon common stock as to how the board, such stockholder or any other person should vote or otherwise act with respect to the merger or any other matter.

Regulatory Approvals (page [●])

TowneBank, Paragon and Paragon Bank cannot complete the merger without prior approval from the FDIC, the Virginia SCC and the North Carolina Commissioner of Banks (“NCCOB”). TowneBank will also seek a waiver from the Federal Reserve Bank of Richmond (the “Reserve Bank”) of the requirement to file an application under Section 3 of the Bank Holding Company Act of 1956, as amended, for approval of the merger. On August 25, 2017, TowneBank filed applications with the FDIC, Virginia SCC and NCCOB seeking their approval of the merger, and filed a waiver request with the Reserve Bank.

As of the date of this proxy statement/prospectus, we have not yet received the required approvals from the FDIC, Virginia SCC and NCCOB, and we have not been granted a waiver from the Reserve Bank. While we do not know of any reason why we would not be able to obtain such approvals and waiver in a timely manner, we cannot be certain when or if we will receive them.

Conditions to Completion of the Merger (page [●])

The parties’ respective obligations to complete the merger are subject to the fulfillment or waiver of certain conditions, including the following:

●
approval of the merger proposal by the Paragon stockholders;

●
approval of the merger by the necessary federal and state regulatory authorities, provided that no such approvals contain any conditions, restrictions or requirements that would, after the merger, (i) have or be reasonably likely to have a material adverse effect on TowneBank, in the reasonable opinion of TowneBank, or (ii) be unduly burdensome, in the reasonable opinion of TowneBank;

●
clearance of the proxy statement/prospectus by the SEC for use in definitive form, provided it is not subject to any stop order or any threatened stop order (or an order, demand, request or other action with similar effect) of the SEC;

●
approval from the NASDAQ Stock Market for the listing on the NASDAQ Global Select Market of the shares of TowneBank common stock to be issued in the merger;

●
the absence of any statute, rule, regulation, judgment, decree, injunction or other order of a court, regulatory agency or other governmental authority that prohibits the completion of the merger;

●
the accuracy of the other parties’ representations and warranties in the merger agreement, subject to the material adverse effect standard in the merger agreement;

●
each party’s performance in all material respects of its obligations under the merger agreement;

●
the receipt by TowneBank from Williams Mullen, TowneBank’s outside legal counsel, of a written legal opinion to the effect that the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code and the receipt by Paragon from Wyrick Robbins Yates & Ponton LLP (“Wyrick Robbins”), Paragon’s outside legal counsel, of a written legal opinion to the effect that the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code; and

●
the execution and delivery of certain agreements by key employees of Paragon and Paragon Bank concerning their employment with TowneBank and related matters after the effective date of the merger, such agreements not being breached or terminated, and such employees continuing to be employed by Paragon or Paragon Bank.

Where the merger agreement and/or law permits, TowneBank or Paragon and Paragon Bank could choose to waive a condition to its obligation to complete the merger even if that condition has not been satisfied. We cannot be certain when, or if, the conditions to the merger will be satisfied or waived or that the merger will be completed.

Timing of the Merger (page [●])

TowneBank and Paragon expect to complete the merger after all conditions to the merger in the merger agreement are satisfied or waived, including after stockholder approvals are received at the special meeting of Paragon and the continuation of all required regulatory approvals. We currently expect to complete the merger early in the first quarter of 2018. However, it is possible that factors outside of either party’s control could require us to complete the merger at a later time or not to complete it at all.

Interests of Paragon Directors and Executive Officers in the Merger (page [●])

The directors and executive officers of Paragon have interests in the merger that differ from, or are in addition to, their interests as stockholders of Paragon. These interests exist because of, among other things:

●
new employment and other agreements between TowneBank and certain executive officers of Paragon pursuant to which such individuals will serve in senior officer positions at TowneBank upon completion of the merger and will receive annual base salaries and other compensation and benefits;

●
new change in control agreements between TowneBank and certain executive officers of Paragon, which will only become effective in the event of a change in control of TowneBank and pursuant to which such individuals may receive severance payments and other benefits in connection with a change in control of TowneBank;

●
the potential receipt by certain executive officers of Paragon of change in control, severance or termination payments in the event such officers do not continue their employment with TowneBank after the merger as contemplated under the new employment agreements with TowneBank;

●
the appointment of Paragon directors to the board of directors of TowneBank effective at the effective date of the merger, and the expected compensation for such service;

●
the accelerated vesting of unvested outstanding restricted stock awards held by executive officers and directors of Paragon, with an aggregate value of approximately $[●] as of the record date for the special meeting, assuming a value of $54.46 per share of Paragon common stock (the average closing market price of Paragon common stock over the first five business days following the first public announcement of the merger); and

●
the agreement by TowneBank to indemnify the officers and directors of Paragon against certain liabilities arising before the effective date of the merger and TowneBank’s purchase of a six year “tail” prepaid policy for the current officers and directors of Paragon, subject to a cap on the cost of such policy equal to 250% of Paragon’s current annual premium.

The members of the Paragon board of directors knew about these additional interests and considered them when they approved the merger agreement and the merger. See “The Merger – Interests of Certain Paragon Directors and Executive Officers in the Merger” on page [●].

No Solicitation (page [●])

Paragon has agreed that, while the merger agreement is in effect, it will not directly or indirectly:

●
initiate, solicit or encourage any inquiries or proposals with respect to any “acquisition proposal” (as defined in the merger agreement); or

●
engage or participate in any negotiations or discussions concerning, or provide any confidential or nonpublic information relating to, an acquisition proposal.

The merger agreement does not, however, prohibit Paragon from considering an unsolicited bona fide acquisition proposal from a third party if certain specified conditions are met.

Termination of the Merger Agreement (page [●])

Termination by TowneBank, Merger Sub, Paragon and Paragon Bank. The merger agreement may be terminated and the merger abandoned by TowneBank, Merger Sub, Paragon and Paragon Bank, at any time before the merger is completed, by mutual consent of the parties.

Termination by TowneBank and Merger Sub or Paragon and Paragon Bank. The merger agreement may be terminated and the merger abandoned by TowneBank and Merger Sub or Paragon and Paragon Bank if:

●
the merger and bank merger have not been completed by March 31, 2018, unless the failure to complete the merger and bank merger by such time was caused by a breach or failure to perform an obligation under the merger agreement by the terminating party;

●
the Paragon stockholders do not approve the merger agreement;

●
there is a breach or inaccuracy of any representation or warranty of TowneBank or Paragon contained in the merger agreement that would cause the failure of the closing conditions described above to be met, which is not cured within 30 days following notice or by its nature cannot be cured within such time period, unless the party wishing to terminate is in breach of any representation, warranty, covenant or agreement;

●
there is a material breach by TowneBank or Paragon of any covenant or agreement contained in the merger agreement, and the breach is not cured within 30 days following notice to the other party or by its nature cannot be cured within such time period, unless the party wishing to terminate is in breach of any representation, warranty, covenant or agreement; or

●
any of the conditions precedent to the obligations of TowneBank or Paragon to consummate the merger set forth in the merger agreement cannot be satisfied or fulfilled by March 31, 2018, unless the party wishing to terminate is in breach of any representation, warranty, covenant or agreement.

Termination by TowneBank and Merger Sub. TowneBank may terminate the merger agreement at any time before the merger is completed if:

●
without TowneBank’s prior consent, Paragon or Paragon Bank enters into an agreement with respect to a business combination transaction or an acquisition directly from Paragon of securities representing 15% or more of Paragon common stock;

●
a tender offer or exchange offer for 15% or more of the outstanding shares of Paragon common stock is commenced, and the Paragon board recommends that Paragon stockholders tender their shares in the offer or otherwise fails to recommend that they reject the offer; or

●
at any time before the special meeting, (i) Paragon materially breaches its agreement regarding the non-solicitation of other business combination offers, (ii) the board of directors of Paragon fails to recommend approval of the merger agreement to its stockholders, withdraws, modifies or changes such recommendation, or authorizes, adopts, approves, recommends or otherwise declares advisable a superior proposal, in each case in a manner that is adverse in any respect to the interests of TowneBank, or (iii) Paragon materially breaches its covenants in the merger agreement requiring the calling and holding of a meeting of stockholders to consider the merger agreement.

Termination by Paragon and Paragon Bank. Paragon and Paragon Bank may terminate the merger agreement at any time before the merger is completed if:

●
at any time before the special meeting, the board of directors of Paragon determines to enter into an agreement with respect to an unsolicited “superior proposal” (as defined in the merger agreement and described herein) which has been received and considered by Paragon in material compliance with the merger agreement, provided that (i) Paragon has notified TowneBank at least three business days in advance of its intent to accept such superior proposal, (ii) Paragon has, upon TowneBank’s request, discussed with TowneBank the circumstances giving rise to the decision to accept the superior proposal and negotiated in good faith with TowneBank to facilitate TowneBank’s evaluation of whether to improve the terms and conditions of the merger agreement, (iii) if TowneBank has made an offer to improve the terms of the merger agreement, Paragon’s board of directors has determined in good faith, after consultation with its financial and outside legal advisors, and taking into account TowneBank’s improved offer, that the superior proposal would continue to constitute a superior proposal under the merger agreement, and (iv) if the terms of the superior proposal change materially, Paragon has continued to provide the same notice and opportunity for TowneBank to improve its offer at least two business days in advance of accepting the superior proposal; or

●
the Paragon board of directors so determines, at any time during the five-day period beginning on the later of (i) the date on which the last approval, consent or waiver of any governmental authority required to complete the merger is received and all statutory waiting periods have expired, or (ii) the date on which the Paragon stockholders approve the merger agreement, if the price of TowneBank common stock has declined by more than 20% over a designated measurement period on an actual basis and declined by more than 20% relative to the NASDAQ Bank Index during the same period, unless TowneBank elects to increase the number of shares of TowneBank common stock to be paid to Paragon stockholders (which it is not obligated to do).

In the event of termination, the merger agreement will become null and void, except that certain provisions thereof relating to fees and expenses (including the obligation to pay the termination fee described below in certain circumstances) and confidentiality of information exchanged between the parties will survive any such termination.

Termination Fee and Expenses (page [●])

Paragon must pay TowneBank a termination fee of $12.0 million if the merger agreement is terminated by either party under certain specified circumstances. The termination and payment circumstances are more fully described elsewhere in this proxy statement/prospectus. See “The Merger Agreement – Termination Fee” on page [●] and in Article 7 of the merger agreement.

In general, whether or not the merger is completed, TowneBank and Paragon will each pay its respective expenses incident to preparing, entering into and carrying out the terms of the merger agreement. The parties will share the costs of all filing fees paid to the SEC and other governmental authorities.

The Paragon Special Meeting (page [●])

The special meeting will be held on January 10, 2018 at 3:00 p.m. local time, at Paragon Bank, located at 3535 Glenwood Avenue, Raleigh, North Carolina 27612. At the special meeting, the stockholders of Paragon will be asked to vote on the following matters:

●
the merger proposal; and

●
the adjournment proposal.

Paragon Special Meeting – Record Date and Votes Required (pages [●] and [●])

You can vote at the special meeting of stockholders if you owned Paragon common stock at the close of business on [●], 2017. On that date, Paragon had [●] shares of common stock outstanding and entitled to vote. For each proposal presented at the special meeting, a stockholder can cast one vote for each share of Paragon common stock owned on the record date.

The votes required to approve the proposals at the special meeting are as follows:

●
The merger proposal requires the affirmative vote of at least a majority of the outstanding shares of Paragon common stock entitled to vote on the proposal.

●
The adjournment proposal requires the affirmative vote of at least a majority of the shares cast and entitled to vote on the proposal, whether or not a quorum is present.

Affiliate Agreements Entered into by Directors, Executive Officers and Significant Stockholders of Paragon (page [●])

Each of the directors and executive officers of Paragon, and each holder of 10% or more of Paragon’s common stock, has entered into an agreement with TowneBank and Paragon pursuant to which such individual or entity has agreed, subject to several conditions and exceptions, to vote all of the Paragon shares over which such individual or entity has voting authority in favor of the merger agreement and against any competing acquisition proposal, respectively, subject to certain exceptions, including that certain shares held in a fiduciary capacity are not covered by the agreement. As of [●], 2017, the record date for the special meeting, directors and executive officers of Paragon are entitled to vote [●] shares of Paragon common stock, or approximately [●]% of the total voting power of the shares of Paragon common stock outstanding on that date. As of the same date, BancTenn Corp, the only holder of 10% or more of the outstanding common stock of Paragon, was entitled to vote [●] shares of Paragon common stock, or approximately [●]% of the total voting power of the shares of Paragon common stock outstanding on that date.

No Appraisal or Dissenters’ Rights (page [●])

Under North Carolina law, the stockholders of Paragon are not entitled to appraisal or dissenters’ rights in connection with the merger.

Stockholders of TowneBank and Paragon Have Different Rights (page [●])

TowneBank is a Virginia corporation governed by the Virginia Stock Corporation Act (the “Virginia SCA”). Paragon is a North Carolina corporation governed by the North Carolina Business Corporation Act (the “North Carolina BCA”). In addition, the rights of TowneBank and Paragon stockholders are governed by their respective articles of incorporation and bylaws. Upon completion of the merger, Paragon stockholders will become stockholders of TowneBank, and as such their stockholder rights will then be governed by the articles of incorporation and bylaws of TowneBank, each as amended, and by the Virginia SCA. The rights of stockholders of TowneBank differ in certain respects from the rights of stockholders of Paragon.

The Merger Will Be Accounted for Under the Acquisition Method of Accounting (page [●])

TowneBank will use the acquisition method of accounting to account for the merger.

Listing of TowneBank Common Stock (page [●])

TowneBank will list the shares of common stock to be issued in the merger on the NASDAQ Global Select Market, the market on which TowneBank’s common shares are currently listed.

Market Prices and Share Information (page [●])

TowneBank’s common stock is listed on the NASDAQ Global Select Market under the symbol “TOWN” and Paragon’s common stock is listed on the NASDAQ Capital Market under the symbol “PBNC.” The following table sets forth the closing sale prices per share of TowneBank common stock as reported on the NASDAQ Global Select Market and Paragon common stock as reported on the NASDAQ Capital Market on April 26, 2017, the last trading day before we announced the signing of the merger agreement, and on [●], 2017, the last trading day before the date of this proxy statement/prospectus.

	TowneBank Common Stock	Paragon Common Stock

April 26, 2017	$34.35	$51.51
[●], 2017	$[●]	$[●]

TowneBank cannot assure Paragon stockholders that its stock price will continue to trade at or above the prices shown in the table above. You should obtain current stock price quotations for TowneBank common stock and Paragon common stock from a newspaper, via the Internet or by calling your broker.

Risk Factors (page [●])

You should consider all the information contained in or incorporated by reference into this proxy statement/prospectus in deciding how to vote for the proposals presented in the proxy statement/prospectus. In particular, you should consider the factors described under “Risk Factors.”

SELECTED HISTORICAL FINANCIAL DATA OF TOWNEBANK

The following table sets forth certain of TowneBank’s consolidated financial data as of the end of and for each of the years in the five-year period ended December 31, 2016 and as of and for the six months ended June 30, 2017 and 2016. The historical consolidated financial information as of the end of and for each of the years in the five-year period ended December 31, 2016, is derived from TowneBank’s audited consolidated financial statements, which are incorporated by reference into this proxy statement/prospectus. The consolidated financial information as of and for the six-month periods ended June 30, 2017 and 2016 is derived from TowneBank’s unaudited consolidated financial statements, which are incorporated by reference into this proxy statement/prospectus. In TowneBank’s opinion, such unaudited consolidated financial statements include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of its financial position and results of operations for such periods. Interim results for the six months ended June 30, 2017 are not necessarily indicative of, and are not projections for, the results to be expected for the full year ending December 31, 2017.

The selected historical financial data below is only a summary and should be read in conjunction with the consolidated financial statements of TowneBank that are incorporated by reference into this proxy statement/prospectus and their accompanying notes.

TowneBank

	As of and For the Six Months Ended June 30, (Unaudited)		As of and For the Year Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
	(Dollars in thousands, except per share information)
Results of Operations:
Interest income	$148,767	$110,975	$254,616	$212,873	$172,512	$170,290	$173,506
Interest expense	19,234	16,855	35,740	32,431	26,776	26,395	29,222
Net interest income	129,533	94,120	218,876	180,442	145,736	143,895	144,284
Provision for loan losses	3,861	1,840	5,357	3,027	492	4,248	16,155
Net interest income after provision for loan losses	125,672	92,280	213,519	177,415	145,244	139,647	128,129
Noninterest income	95,228	68,822	155,222	117,283	96,729	90,528	84,189
Noninterest expenses	148,367	124,060	267,828	202,157	178,864	168,792	158,749
Income before income taxes and noncontrolling interest	72,533	37,102	100,913	92,541	63,109	61,383	53,569
Income tax expense	21,626	10,563	28,698	26,876	18,179	17,135	13,964
Net income	$50,907	$26,539	$72,215	$65,665	$44,930	$44,248	$39,605
Net (income) loss attributable to noncontrolling interest	(2,727)	(2,461)	(4,965)	(3,283)	(2,761)	(2,486)	(1,674)
Net income attributable to TowneBank	$48,180	$24,078	$67,250	$62,382	$42,169	$41,762	$37,931

Balance Sheet Data:
Assets	$8,427,042	$7,940,741	$7,973,915	$6,296,574	$4,982,485	$4,672,997	$4,405,923
Loans, net of unearned income	5,949,061	5,559,949	5,807,221	4,519,393	3,564,389	3,381,194	3,226,426
Deposits	6,595,769	6,186,279	6,035,197	4,914,027	3,846,602	3,567,104	3,380,052
Total equity	1,122,998	1,061,548	1,086,558	820,194	618,276	585,318	559,879

Ratios:
Return on average assets	1.20%	0.75%	0.93%	1.03%	0.87%	0.93%	0.90%
Return on average equity	8.80%	5.73%	6.98%	7.75%	6.95%	7.27%	6.95%
Return on average assets - tangible	1.31%	0.82%	1.02%	1.10%	0.93%	0.95%	0.93%
Return on average equity - tangible	12.79%	7.84%	9.93%	10.34%	9.16%	9.18%	8.79%
Efficiency ratio (1)	66.01%	76.11%	71.59%	68.11%	73.76%	72.19%	70.41%
Common equity to total assets	13.18%	13.23%	13.48%	12.88%	10.69%	10.70%	9.50%
Tangible common equity / tangible assets	9.88%	9.83%	10.07%	10.30%	8.19%	8.34%	6.99%

TowneBank

	As of and For the Six Months Ended June 30, (Unaudited)		As of and For the Year Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
Asset Quality:
Allowance for loan losses	$44,131	$39,618	$42,001	$38,359	$35,917	$38,380	$40,427
Nonaccrual loans	$9,645	$10,580	$13,099	$8,670	$6,741	$12,753	$40,691
Other real estate owned	$26,047	$25,707	$24,505	$34,420	$35,115	$39,534	$30,297
ALL / total outstanding loans	0.74%	0.71%	0.72%	0.85%	1.01%	1.14%	1.25%
ALL / total outstanding loans excluding purchased loans	.86%	.90%	.87%	0.94%	1.02%	1.15%	1.27%
ALL / nonperforming loans	457.55%	374.46%	320.64%	442.43%	532.81%	300.95%	99.35%
NPLs / total outstanding loans	0.16%	0.19%	0.23%	0.19%	0.19%	0.38%	1.26%
Net charge-offs /average outstanding loans (annualized)	0.03%	0.02%	0.03%	0.01%	0.09%	0.19%	0.51%

Per Share Data:
Earnings per share, basic	$0.78	$0.47	$1.18	$1.22	$1.18	$1.14	$1.03
Earnings per share, diluted	$0.77	$0.47	$1.18	$1.22	$1.18	$1.14	$1.03
Cash dividends paid	$0.27	$0.25	$0.51	$0.47	$0.43	$0.38	$0.33
Market value per share	$30.80	$21.65	$33.25	$20.87	$15.12	$15.39	$15.49
Book value per common share	$17.74	$16.84	$17.20	$15.71	$14.88	$14.39	$13.30
Price to earnings ratio, diluted (2)	40.00x	46.06x	28.18x	17.11x	12.81x	13.50x	15.04x
Price to book value ratio (3)	1.74x	1.29x	1.93x	1.33x	1.02x	1.07x	1.16x
Dividend payout ratio	35.06%	53.19%	43.22%	38.52%	36.44%	33.33%	32.04%
Weighted average shares outstanding, basic	62,111,384	51,598,609	56,837,018	51,064,719	35,160,747	32,863,962	30,772,130
Weighted average shares outstanding, diluted	62,351,215	51,711,472	56,983,305	51,161,241	35,209,080	32,920,288	31,043,620
_______________
(1)
Efficiency ratio is the result of noninterest expense divided by the sum of net interest income and noninterest income excluding gains or losses on investment securities.
(2)
The diluted price to earnings ratio is calculated by dividing the period’s closing market price per share by the diluted earnings per share for the period.
(3)
The price to book ratio is calculated by dividing the period’s closing market price per share by the period’s book value per share.

SELECTED HISTORICAL FINANCIAL DATA OF PARAGON

The following table sets forth certain of Paragon’s consolidated financial data as of the end of and for each of the years in the five-year period ended December 31, 2016 and as of and for the six months ended June 30, 2017 and 2016. The historical consolidated financial information as of the end of and for each of the years in the five-year period ended December 31, 2016, is derived from Paragon’s audited consolidated financial statements, which are incorporated by reference into this proxy statement/prospectus. The consolidated financial information as of and for the six-month periods ended June 30, 2017 and 2016 is derived from Paragon’s unaudited consolidated financial statements, which are incorporated by reference into this proxy statement/prospectus. In Paragon’s opinion, such unaudited consolidated financial statements include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of its financial position and results of operations for such periods. Interim results for the six months ended June 30, 2017 are not necessarily indicative of, and are not projections for, the results to be expected for the full year ending December 31, 2017.

The selected historical financial data below is only a summary and should be read in conjunction with the consolidated financial statements of Paragon that are incorporated by reference into this proxy statement/prospectus and their accompanying notes.

Paragon Commercial Corporation

	As of and For the Six Months Ended June 30, (Unaudited)		As of and For the Year Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
	(Dollars in thousands, except per share information)
Results of Operations:
Interest income	$30,182	$25,739	$54,167	$48,435	$42,783	$40,601	$38,888
Interest expense	4,845	3,887	8,129	7,384	8,678	10,518	14,414
Net interest income	25,337	21,852	46,038	41,051	34,105	30,083	24,474
Provision for loan losses	809	—	591	750	538	156	929
Net interest income after provision for loan losses	24,528	21,852	45,447	40,301	33,567	29,927	23,545
Noninterest income	997	647	1,294	1,454	704	(2,075)	(706)
Noninterest expenses	15,469	13,088	26,874	24,760	21,909	20,174	17,909
Income before income taxes	10,056	9,411	19,867	16,995	12,362	7,678	4,930
Income tax expense	3,419	3,098	6,477	5,761	4,403	2,754	1,756
Net income	$6,637	$6,313	$13,390	$11,234	$7,959	$4,924	$3,174

Balance Sheet Data:
Assets	$1,635,567	$1,454,333	$1,503,767	$1,305,911	$1,165,255	$1,035,771	$957,670
Loans, net of unearned income	1,339,860	1,105,344	1,191,280	1,016,156	868,405	767,392	722,366
Deposits	1,174,730	1,100,201	1,172,255	982,847	883,640	770,152	733,814
Total equity	145,293	131,709	136,101	97,658	87,662	77,603	75,985

Ratios:
Return on average assets	0.85%	0.93%	0.95%	0.87%	0.72%	0.49%	0.33%
Return on average equity	9.45%	12.45%	11.35%	12.20%	9.64%	6.44%	4.30%
Efficiency ratio (1)	57.30%	56.50%	54.92%	56.64%	60.16%	62.99%	68.58%
Common equity to total assets	8.88%	9.06%	8.34%	7.10%	7.48%	7.65%	7.62%

Paragon Commercial Corporation

	As of and For the Six Months Ended June 30, (Unaudited)		As of and For the Year Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
Asset Quality:
Allowance for loan losses	$8,921	$7,986	$7,909	$7,641	$6,869	$6,939	$10,348
Nonaccrual loans	$492	$1,220	$968	$513	$420	$1,589	$16,105
Other real estate owned	$4,690	$5,183	$4,740	$5,453	$14,991	$18,174	$18,756
ALL / total outstanding loans	0.67%	0.72%	0.66%	0.75%	0.79%	0.90%	1.43%
ALL / nonperforming loans	1,813.21%	654.59%	817.05%	1,489.47%	1,635.48%	436.69%	64.25%
NPLs / total outstanding loans	0.04%	0.11%	0.08%	0.05%	0.05%	0.21%	2.23%
Net charge-offs /average outstanding loans (annualized)	(0.05)%	(0.02)%	0.03%	0.00%	0.08%	0.48%	0.56%

Per Share Data (2):
Earnings per share, basic	$1.23	$1.38	$2.69	$2.49	$1.79	$1.11	$0.72
Earnings per share, diluted	$1.23	$1.37	$2.68	$2.47	$1.77	$1.11	$0.72
Cash dividends paid	$—	$—	$—	$—	$—	$—	$—
Market value per share (3)	$52.47	$35.25	$43.72	$27.25	$10.00	$8.80	$8.00
Book value per common share	$26.62	$24.17	$24.97	$21.32	$19.35	$17.49	$17.20
Price to earnings ratio, diluted (4)	21.33x	12.86x	16.31x	11.03x	5.65x	7.92x	11.13x
Price to book value ratio (5)	1.97x	1.46x	1.75x	1.28x	0.52x	0.50x	0.47x
Dividend payout ratio	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
Weighted average shares outstanding, basic	5,394,870	4,563,349	4,968,970	4,509,884	4,456,002	4,433,875	4,440,750
Weighted average shares outstanding, diluted	5,409,046	4,607,533	5,004,751	4,547,906	4,495,013	4,433,875	4,416,000
_______________
(1)
Efficiency ratio is the result of noninterest expense divided by the sum of net interest income and noninterest income excluding gains or losses on investment securities.
(2)
Share and per share data has been adjusted to reflect the 125-for-1 stock split effective June 23, 2014.
(3)
Paragon common stock has been listed on NASDAQ since June 16, 2016. From April 16, 2015 through June 16, 2016, Paragon’s common stock was quoted on the OTCQX marketplace. Prior to that, Paragon’s common stock was traded in privately negotiated transactions.
(4)
The diluted price to earnings ratio is calculated by dividing the period’s closing market price per share by the diluted earnings per share for the period.
(5)
The price to book ratio is calculated by dividing the period’s closing market price per share by the period’s book value per share.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information combines the historical consolidated financial position and results of operations of TowneBank and Paragon, as an acquisition by TowneBank of Paragon using the acquisition method of accounting and giving effect to the related pro forma adjustments described in the accompanying notes. Under the acquisition method of accounting, the assets and liabilities of Paragon will be recorded by TowneBank at their respective fair values as of the date the merger is completed. The pro forma financial information should be read in conjunction with the Annual Report on Form 10-K and the Annual Report to Stockholders for the year ended December 31, 2016 of TowneBank, and the Annual Report on Form 10-K for the year ended December 31, 2016 for Paragon, which are incorporated by reference herein. See “Selected Historical Financial Data of TowneBank” on page [●], “Selected Historical Financial Data of Paragon” on page [●], “Information About TowneBank” on page [●], “Information About Paragon Commercial Corporation” on page [●] and “Where You Can Find More Information” on page [●].

The merger was announced on April 27, 2017. As a result of the merger, the holders of shares of Paragon common stock will receive 1.7250 shares of TowneBank common stock for each share of Paragon common stock held immediately prior to the effective date of the merger. Each share of TowneBank common stock outstanding immediately prior to the merger will continue to be outstanding after the merger. In the merger, each outstanding option to purchase shares of Paragon common stock will be converted into an option to acquire, on the same terms and conditions (except as otherwise described herein) as were in effect immediately prior to the completion of the merger, shares of TowneBank common stock. The number of shares underlying the stock options and the exercise price per share will be adjusted based on the exchange ratio. Similarly, all outstanding Paragon restricted stock awards which are unvested or contingent will be converted into TowneBank restricted stock awards, with the same terms and conditions (except as otherwise described herein) as were in effect immediately prior to the completion of the merger, subject to any accelerated vesting as a result of the merger to the extent provided by the terms of the applicable plan or agreements under such plans. The number of shares subject to the restricted stock awards will be adjusted based on the exchange ratio.

The merger of Paragon with and into Merger Sub is intended to be treated as a “reorganization” for federal income tax purposes; TowneBank and Paragon stockholders are not expected to recognize, for federal income tax purposes, any gain or loss on the merger or the receipt of shares of TowneBank common stock, except with respect to any cash received in lieu of fractional shares of TowneBank common stock. For more information, see “Material U.S. Federal Income Tax Consequences” on page [●].

The unaudited pro forma condensed combined balance sheet gives effect to the merger as if the transaction had occurred on June 30, 2017. The unaudited pro forma condensed combined income statements for the six months ended June 30, 2017 and the year ended December 31, 2016 give effect to the merger as if the transaction had occurred on January 1, 2016.

The unaudited pro forma condensed combined financial information included herein is presented for informational purposes only and does not necessarily reflect the financial results of the combined companies had the companies actually been combined at the beginning of the periods presented. The adjustments included in this unaudited pro forma condensed combined financial information are preliminary and may be revised and may not agree to actual amounts recorded by TowneBank upon consummation of the merger. This financial information does not reflect the benefits of the expected cost savings and expense efficiencies, opportunities to earn additional revenue, potential impacts of current market conditions on revenues or asset dispositions, among other factors, and includes various preliminary estimates and may not necessarily be indicative of the financial position or results of operations that would have occurred if the merger had been consummated on the date or at the beginning of the period indicated or which may be attained in the future. The unaudited pro forma condensed combined financial information should be read in conjunction with and is qualified in its entirety by reference to the historical consolidated financial statements and related notes thereto of TowneBank and its subsidiaries, which are incorporated in this document by reference, and the historical consolidated financial statements and related notes thereto of Paragon and its subsidiaries, which are also incorporated by reference.

TOWNEBANK AND PARAGON
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of June 30, 2017

(Dollars in thousands)

			Merger
	TowneBank	Paragon	Pro Forma		Pro Forma
	(As Reported)	(As Reported)	Adjustments		Combined
ASSETS
Cash and due from banks	$468,455	$4,184	$(4,278)	(a)	$468,361
Interest bearing deposits in financial institutions	5,071	13,380	-		18,451
Total Cash and Cash Equivalents	473,526	17,564	(4,278)		486,812
Securities available-for-sale, at fair value	700,354	203,544	-		903,898
Securities held-to-maturity, at amortized cost	63,937	-	-		63,937
Federal Home Loan Bank stock, at amortized cost	29,586	12,828	-		42,414
Total Securities	793,877	216,372	-		1,010,249
Mortgage loans held for sale	388,523	-	-		388,523
Loans, net of unearned income and deferred costs:	5,949,061	1,339,860	(26,699)	(b)	7,262,222
Less: Allowance for loan losses	(44,131)	(8,921)	8,921	(c)	(44,131)
Net Loans	5,904,930	1,330,939	(17,778)		7,218,091
Premises and equipment, net	199,926	15,233	-		215,159
Goodwill	268,246	-	181,070	(d)	449,316
Other intangible assets, net	40,066	-	15,090	(e)	55,156
Bank-owned life insurance policies	192,339	34,703	-		227,042
Other assets	165,609	20,756	(728)	(f)	185,637
TOTAL ASSETS	$8,427,042	$1,635,567	$173,376		$10,235,985

LIABILITIES AND EQUITY
Liabilities
Deposits:
Noninterest-bearing demand	$2,219,406	$200,944	$-		$2,420,350
Interest-bearing	4,376,363	973,786	176	(g)	5,350,325
Total Deposits	6,595,769	1,174,730	176		7,770,675
Subordinated debt	-	18,558	(4,945)	(h)	$13,613
Advances from the Federal Home Loan Bank	527,219	270,000	-		797,219
Repurchase agreements and other borrowings	28,571	21,256	-		49,827
Total Borrowings	555,790	309,814	(4,945)		860,659
Other liabilities	152,485	5,730	-		158,215
TOTAL LIABILITIES	7,304,044	1,490,274	(4,769)		8,789,549
Shareholders' Equity
Preferred stock	-	-	-		-
Common stock	104,386	44	15,652	(i)(j)	120,082
Capital Surplus	747,867	80,721	227,021	(i)(j)	1,055,609
Retained earnings	260,783	65,387	(65,387)	(i)	260,783
Accumulated other comprehensive income (loss)	(2,355)	(859)	859	(i)	(2,355)
TOTAL SHAREHOLDERS' EQUITY	1,110,681	145,293	178,145		1,434,119
Noncontrolling interest	12,317	-	-		12,317
TOTAL EQUITY	1,122,998	145,293	178,145		1,446,436
TOTAL LIABILITIES AND EQUITY	$8,427,042	$1,635,567	$173,376		$10,235,985

See accompanying notes to condensed consolidated financial statements.

TOWNEBANK AND PARAGON
UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENTS OF INCOME
For the Six Months Ended June 30, 2017
(Dollars and shares in thousands, except per share amounts)

	TowneBank	Paragon	Merger Pro Forma		Pro Forma
	(As Reported)	(As Reported)	Adjustments		Combined

Interest and dividend income:
Interest and fees on loans	$135,698	$27,084	$2,220	(k)	$165,002
Other interest income	13,069	3,098	-		16,167
Total interest and dividend income	148,767	30,182	2,220		181,169

Interest expense:
Interest on deposits	12,879	3,170	(22)	(l)	16,028
Other interest expense	6,355	1,675	-		8,030
Total interest expense	19,234	4,845	(22)		24,058

Net interest income	129,533	25,337	2,242		157,112
Provision for loan losses	3,861	809	-		4,670
Net interest income after provision for loan losses	125,672	24,528	2,242		152,442

Noninterest income:
Residential mortgage banking income,net	39,226	77	-		39,303
Real estate brokerage and property management income,net	12,623	-	-		12,623
Insurance commissions and other title fees and income,net	27,702	-	-		27,702
Service charges on deposit accounts	5,115	130	-		5,245
Credit card merchant fees, net	2,416	-	-		2,416
Bank-owned life insurance	2,896	513	-		3,409
Other operating income	5,250	277	-		5,527
Total noninterest income	95,228	997	-		96,225

Noninterest expenses:
Salaries and benefits	85,042	8,772	-		93,814
Occupancy expenses	13,342	732	-		14,074
Furniture and equipment expenses	6,906	953	-		7,859
Other expenses	43,077	5,012	1,716	(m)	49,805
Total noninterest expenses	148,367	15,469	1,716		165,552

Income before income taxes	72,533	10,056	526		83,115
Income tax expense	21,626	3,419	184	(n)	25,229
Net income	$50,907	$6,637	$342		$57,886
Net income attributable to noncontrolling interest	(2,727)	-	-		(2,727)
Net income attributable to TowneBank	$48,180	$6,637	$342		$55,159
Net income available to common shareholders	$48,180	$6,637	$342		$55,159
Earnings per common share, basic	$0.78	$1.23			$0.77
Earnings per common share, diluted	$0.77	$1.23			$0.77

Weighted average common shares outstanding, basic	62,111	5,395	9,306	(o)	71,417
Weighted average common shares outstanding, diluted	62,351	5,409	9,331	(o)	71,682

See accompanying notes to condensed consolidated financial statements.

TOWNEBANK AND PARAGON
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME
(Dollars and shares in thousands, except per share amounts)

	Twelve Months	Twelve Months
	Ended	Ended
	December 31, 2016	December 31, 2016	Merger
	TowneBank	Paragon	Pro Forma		Pro Forma
	(As Reported)	(As Reported)	Adjustments		Combined

Interest and dividend income:
Interest and fees on loans	$231,464	$48,835	$6,448	(k)	$286,747
Other interest income	23,152	5,332	-		28,484
Total interest and dividend income	254,616	54,167	6,448		315,231

Interest expense:
Interest on deposits	22,316	5,994	(100)	(l)	28,210
Other interest expense	13,424	2,135	-		15,559
Total interest expense	35,740	8,129	(100)		43,769

Net interest income	218,876	46,038	6,548		271,462
Provision for loan losses	5,357	591	-		5,948
Net interest income after provision for loan losses	213,519	45,447	6,548		265,514

Noninterest income:
Residential mortgage banking income, net	58,792	172	-		58,964
Real estate brokerage and property management income, net	20,515	-	-		20,515
Insurance commissions and other title fees and income, net	46,741	-	-		46,741
Service charges on deposit accounts	9,547	243	-		9,790
Bank owned life insurance	5,993	916	-		6,909
Credit card merchant fees, net	4,508	-	-		4,508
Other operating income	9,126	(37)	-		9,089
Total noninterest income	155,222	1,294	-		156,516
					-
Noninterest expenses:
Salaries and benefits	143,847	15,604	-		159,451
Occupancy expenses	23,717	1,441	-		25,158
Furniture and equipment expenses	11,315	2,010	-		13,325
Other expenses	88,949	7,819	4,071	(m)	100,839
Total noninterest expenses	267,828	26,874	4,071		298,773
					-
Income before income taxes	100,913	19,867	2,477		123,257
Income tax expense	28,698	6,477	867	(n)	36,042
Net income	$72,215	$13,390	$1,610		$87,215
Net income attributable to noncontrolling interest	(4,965)	-	-		(4,965)
Net income attributable to TowneBank	$67,250	$13,390	$1,610		$82,250
Preferred stock dividends	-	-	-		-
Net income available to common shareholders	$67,250	$13,390	$1,610		$82,250
Earnings per common share, basic	$1.18	$2.69			$1.26
Earnings per common share, diluted	$1.18	$2.68			$1.25

Weighted average common shares outstanding, basic	56,837	4,969	8,572	(o)	65,409
Weighted average common shares outstanding, diluted	56,983	5,005	8,634	(o)	65,617

See accompanying notes to condensed consolidated financial statements.

NOTE A – BASIS OF PRESENTATION

On April 26, 2017, TowneBank entered into the merger agreement with Paragon and Paragon Bank. The merger agreement provides that at the effective date of the merger, each outstanding share of common stock of Paragon will be converted into the right to receive 1.725 shares of TowneBank common stock, par value $1.667 per share.

The unaudited pro forma condensed combined financial information of TowneBank’s financial condition and results of operations, including per share data, are presented after giving effect to the merger. The pro forma financial information assumes that the merger with Paragon was consummated on January 1, 2016 for purposes of the unaudited pro forma condensed combined statements of income and on June 30, 2017 for purposes of the unaudited pro forma condensed combined balance sheet and gives effect to the merger, for purposes of the unaudited pro forma condensed combined statement of income, as if it had been effective during the entire period presented.

The merger will be accounted for using the acquisition method of accounting; accordingly, the difference between the purchase price over the estimated fair value of the assets acquired (including identifiable intangible assets) and liabilities assumed will be recorded as goodwill.

The pro forma financial information includes estimated adjustments to record the assets and liabilities of Paragon at their respective fair values and represents management’s estimates based on available information. The pro forma adjustments included herein will be revised as additional information becomes available and as additional analysis is performed at different time periods. The final allocation of the purchase price will be determined after the merger is completed and after completion of a final analysis to determine the fair values of Paragon’s tangible, and identifiable intangible, assets and liabilities as of the effective date of the merger, and could be materially different than the preliminary amounts.

NOTE B – PRO FORMA ADJUSTMENTS

The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined financial information. All adjustments are based on current valuations, estimates and assumptions. Subsequent to the completion of the merger, TowneBank will engage an independent third party valuation firm to determine the fair value of the assets acquired and liabilities assumed, which could significantly change the amount of the estimated fair values used in the pro forma financial information presented.

(a)
Adjustment reflects cash consideration for a fee to be paid at closing by Paragon of $4.3 million to a financial advisor, which represents approximately 1.4% of the aggregate merger consideration.

(b)
Estimated fair value adjustment of $26.7 million, to reflect credit deterioration, liquidity, and interest estimates of the acquired portfolio which represented a discount of 2% on Paragon’s outstanding loan portfolio. Of the $26.7 million credit mark, approximately $21.4 million is estimated to be an accretable adjustment.

(c)
Elimination of Paragon’s allowance for loan losses. Purchased loans acquired in a business combination are recorded at fair value and the recorded allowance of the acquired company is not carried over.

(d)
The addition of goodwill generated as a result of the total purchase price and the fair value of assets acquired exceeding the fair value of liabilities assumed ($181.0 million).

(e)
Estimated fair value of the core deposit intangible asset.

(f)
Adjustment of $728,000 for deferred tax assets associated with the adjustments to record the assets and liabilities of Paragon at fair value based on TowneBank’s statutory rate of 35%.

(g)
Estimated fair value adjustment on deposits at current market rates and spreads for similar products.

(h)
Estimated fair value adjustment on the subordinated debt at current market rates and spreads for similar products.

(i)
Elimination of Paragon’s shareholders’ equity representing conversion of all of Paragon’s common stock into TowneBank common stock.

(j)
Recognition of the equity portion of the merger consideration. The adjustment to common stock represents the $1.667 par value of TowneBank’s common stock issued to effect the transaction. The adjustment to surplus represents the amount of equity consideration above the par value of TowneBank’s common stock issued.

(k)
Represents the net amortization and accretion of accounting adjustments on acquired loans.

(l)
Represents premium amortization on deposits assumed as part of the merger assuming the merger closed on January 1, 2016. Premium will be amortized over 5 years using the effective interest method.

(m)
Represents amortization of the core deposit premium assuming the merger closed on January 1, 2016. The premium will be amortized over 6.8 years using the sum-of-years method.

(n)
Represents the income tax effect of pro forma adjustments at TowneBank’s statutory tax rate of 35%.

(o)
Weighted average basic and diluted shares outstanding were adjusted to effect the transaction.

NOTE C – PRO FORMA ALLOCATION OF PURCHASE PRICE

The following table shows the pro forma allocation of the consideration paid for Paragon’s common equity to the acquired identifiable assets and liabilities assumed and the pro forma goodwill generated from the transaction (unaudited, dollars in thousands):

Purchase Price:
TowneBank common shares issued		9,415,961(1)
Purchase price per share of TowneBank common stock		$34.35
TowneBank common stock issued and cash exchanged for fractional shares		$323,438
Cash consideration for stock options paid		$-
Fair value of total consideration transferred		$323,438

Fair value of assets acquired:
Cash and cash equivalents	$13,286
Securities available for sale	203,544
Loans held for sale	-
Net loans	1,313,161
Bank premises and equipment	15,233
OREO, net of valuation allowance	4,690
Core deposit intangible	15,090
Other assets	62,869
Total assets	1,627,873

Fair value of liabilities assumed:
Deposits	1,174,906
Long-term borrowings	283,613
Other liabilities	26,986
Total liabilities	1,485,505

Net assets acquired		$142,368
Preliminary pro forma goodwill		$181,070

(1) Based on actual shares outstanding at June 30, 2017 of 5,458,528 .

NOTE D – ESTIMATED AMORTIZATION/ACCRETION OF ACQUISITION ACCOUNTING ADJUSTMENTS

The following table sets forth a preliminary estimate of the expected effects of the estimated aggregate acquisition accounting adjustments reflected in the unaudited pro forma condensed combined financial statements on the future pre-tax net income of TowneBank after the merger with Paragon (unaudited, dollars in thousands):

	Discount Accretion (Premium Amortization)
	For the Years Ended December 31,
	2018	2019	2020	2021	2022 and thereafter	Total

Loans	6,448	4,440	3,818	2,812	4,478	21,996
Core deposit intangible	(4,071)	(3,432)	(2,794)	(2,155)	(2,638)	(15,090)
Deposits	(100)	(43)	(21)	(9)	(3)	(176)

The actual effect of purchase accounting adjustments on the future pre-tax income of TowneBank will differ from these estimates based on the closing date estimates of fair values and the use of different amortization methods than assumed above, and could be materially different.

COMPARATIVE HISTORICAL AND PRO FORMA UNAUDITED SHARE DATA

Summarized below is historical unaudited per share information for TowneBank and Paragon and additional information as if the companies had been combined for the periods shown, which is referred to as “pro forma” information.

The Paragon pro forma equivalent per share amounts are calculated by multiplying the TowneBank pro forma combined book value per share and net income per share by the exchange ratio of 1.7250 so that the per share amounts equate to the respective values for one share of Paragon common stock.

It is expected that both TowneBank and Paragon will incur merger and integration charges as a result of the merger. Also anticipated is that the merger will provide the combined company with financial benefits that may include reduced operating expenses. The information set forth below, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, may not reflect all of these anticipated financial expenses and does not reflect all of these anticipated financial benefits or consider any potential impacts of current market conditions or the merger on revenues, expense efficiencies, asset dispositions, and share repurchases, among other factors, and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had the companies been combined during the periods presented.

In addition, the information set forth below has been prepared based on preliminary estimates of merger consideration and fair values attributable to the merger; the actual amounts recorded for the merger may differ from the information presented. The estimation and allocations of merger consideration are subject to change pending further review of the fair value of the assets acquired and liabilities assumed and actual transaction costs. A final determination of fair value will be based on the actual net tangible and intangible assets and liabilities of Paragon that will exist on the date of completion of the merger.

The information in the following table is based on, and should be read together with, the historical financial information and the notes thereto for TowneBank and Paragon incorporated by reference into, or contained in, this proxy statement/prospectus.

	Historical		Pro Forma		Pro Forma Equivalent
	TowneBank	Paragon	Combined		Paragon Share
Basic Earnings Per Common Share
For the year ended December 31, 2016	$1.18	$2.69	$1.26	(1)	$2.17	(2)
For the six months ended June 30, 2017	$0.78	$1.23	$0.77	(1)	$1.33	(2)

Diluted Earnings Per Common Share
For the year ended December 31, 2016	$1.18	$2.68	$1.25	(1)	$2.16	(2)
For the six months ended June 30, 2017	$0.77	$1.23	$0.77	(1)	$1.33	(2)

Cash Dividends Per Common Share
For the year ended December 31, 2016	$0.51	$—	$0.42	(3)	$0.73	(2)
For the six months ended June 30, 2017	$0.27	$—	$0.23	(3)	$0.40	(2)

Book Value Per Common Share
For the year ended December 31, 2016	$17.20	$24.97	$19.45	(4)	$33.55	(2)
For the six months ended June 30, 2017	$17.74	$26.62	$19.91	(4)	$34.34	(2)

(1)
Pro forma earnings per share is based on pro forma combined net income and pro forma combined shares outstanding at the end of the period.
(2)
Calculated based on pro forma combined multiplied by 1.7250 exchange ratio.
(3)
Pro forma dividends per share represent TowneBank’s historical dividends per share.
(4)
Calculated based on pro forma combined equity and pro forma combined shares outstanding at the end of the period.

RISK FACTORS

In addition to general investment risks and the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the heading “Cautionary Statement Regarding Forward-Looking Statements” on page [●], you should consider carefully the following risk factors in deciding how to vote on the proposals presented in this proxy statement/prospectus. Certain risks can also be found in the documents incorporated by reference into this proxy statement/prospectus by TowneBank and Paragon, including TowneBank’s Annual Report on Form 10-K for the year ended December 31, 2016 and Paragon’s Annual Report on Form 10-K for the year ended December 31, 2016. See “Additional Information” on page i and “Where You Can Find More Information” on page [●].

Risks Relating to the Merger

Because of the fixed exchange ratio and the fluctuation of the market price of TowneBank common stock, stockholders of Paragon will not know at the time of the special meeting the market value of the merger consideration to be paid by TowneBank to Paragon stockholders, which will only be determined at the effective date of the merger.

In the merger, each share of Paragon common stock will be converted into the right to receive 1.7250 shares of TowneBank common stock, the value of which will depend upon the price of TowneBank common stock at the effective date of the merger. This exchange ratio is fixed and will not be adjusted based upon changes in the market prices of TowneBank common stock and Paragon common stock prior to the effective date of the merger. The market prices of TowneBank common stock and Paragon common stock are likely to change between the date of the proxy statement/prospectus and the date the merger is completed, and have changed since the date of the merger agreement. Such future variations in the price of TowneBank common stock may result from changes in TowneBank’s business, operations or prospects, regulatory considerations, general market and economic conditions, and other factors. Many of these factors are beyond the control of TowneBank and Paragon. As TowneBank’s and Paragon’s market share prices fluctuate, the value of the shares of TowneBank common stock that a Paragon stockholder will receive will correspondingly fluctuate. Accordingly, at the time of the special meeting, stockholders of Paragon will not know the exact value of the consideration to be paid by TowneBank when the merger is completed. We are working to complete the transaction promptly and expect to complete the merger early in the first quarter of 2018. However, there is no way to predict how long it will take to satisfy the conditions to closing the merger and to complete the transaction. You should obtain current market quotations for shares of TowneBank common stock before you vote.

While the exchange ratio is fixed and will not be adjusted based upon changes in the market prices of TowneBank common stock and Paragon common stock prior to the effective date of the merger, the Paragon board of directors may terminate the merger agreement if the price of TowneBank common stock has declined by more than 20% over a designated measurement period on an actual basis and declined by more than 20% relative to the NASDAQ Bank Index during the same period, unless TowneBank elects to increase the number of shares of TowneBank common stock to be issued to Paragon stockholders (which it is not obligated to do). See “The Merger Agreement – Termination of the Merger Agreement.” In the event TowneBank’s common stock declines such that the above conditions are met, there can be no assurance that TowneBank would increase the exchange ratio or that the merger otherwise would be completed.

The market price of TowneBank common stock after the merger may be affected by factors different from those affecting the shares of TowneBank or Paragon currently.

Upon completion of the merger, Paragon stockholders are expected to own approximately [●]% of the combined company’s outstanding common stock, on a fully diluted basis. TowneBank’s business differs in important respects from that of Paragon, and, accordingly, the results of operations of the combined company and the market price of TowneBank common stock after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations of each of TowneBank and Paragon. For a discussion of the businesses of TowneBank and Paragon and of certain factors to consider in connection with those businesses, see the information described elsewhere in this proxy statement/prospectus and the documents incorporated herein by reference.

Future results of the combined company may be materially different from those reflected in the unaudited pro forma condensed combined financial statements included in this document because such financial statements do not reflect actual merger-related expenses and restructuring charges.

The unaudited pro forma condensed combined financial statements included in this proxy statement/prospectus are presented for illustrative purposes only and do not necessarily indicate the future financial condition or operating results of the combined company. The pro forma financial data reflect adjustments, which are based on preliminary estimates, to record Paragon’s identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. Additionally, TowneBank estimates that the combined company will record an aggregate of approximately $22.3 million, on a pre-tax basis, in merger-related expenses and restructuring charges. The actual charges may be higher or lower than estimated, depending upon how costly or difficult it is to integrate the two companies. These charges will decrease the capital of the combined company available for future profitable, income-earning investments.

Regulatory approvals and non-objections may not be received, may take longer than expected or may impose conditions that are not presently anticipated or that could have an adverse effect on the combined company following the merger.

Before the merger may be completed, TowneBank and Paragon must obtain approvals and non-objections from the FDIC, the Virginia SCC and the NCCOB, and must obtain a waiver from the Reserve Bank. Other approvals, non-objections, waivers or consents from bank regulators may also be required. These regulators may impose conditions on the completion of the merger or require changes to the terms of the merger. Such conditions or changes could have the effect of delaying or preventing completion of the merger or imposing additional costs on or limiting the revenues of the combined company following the merger, any of which might have an adverse effect on the combined company following the merger. See “The Merger — Regulatory Approvals.”

The merger may distract management of TowneBank and Paragon from their other responsibilities.

During the pendency of the merger, the respective management groups of TowneBank and Paragon may need to focus their time and energies on matters related to the transaction that otherwise would be directed to their business and operations. Any such distraction on the part of either company’s management could affect its ability to service existing business and develop new business and adversely affect the business and earnings of TowneBank or Paragon before the merger, or the business and earnings of TowneBank after the merger.

Failure to complete the merger or a significant delay in the completion of the merger could negatively impact TowneBank or Paragon.

If the merger is not completed for any reason, TowneBank’s or Paragon’s business may be impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. Additionally, if the merger agreement is terminated, the market price of TowneBank’s or Paragon’s common stock could decline to the extent that the current market prices reflect a market assumption that the merger will be completed. Furthermore, costs relating to the merger, such as legal, accounting and certain financial advisory fees, must be paid even if the merger is not completed. If the merger agreement is terminated under certain circumstances, including circumstances involving a change in recommendation by Paragon’s board of directors, Paragon may be required to pay to TowneBank a termination fee of $12.0 million. See “The Merger Agreement – Termination Fee” on page [●].

Any of the foregoing, or other risks arising in connection with the failure of or a delay in completing the merger, including the constraints in the merger agreement on the ability to make significant changes to each company’s ongoing business during the pendency of the merger, the incurrence of additional merger-related expenses, and other market and economic factors could have a material adverse effect on each company’s business, financial condition and results of operations.

The fairness opinion received by Paragon in connection with the merger has not been updated to reflect changes in circumstances since the signing of the merger agreement, and it likely will not be updated before completion of the merger.

The opinion rendered by Raymond James, financial advisor to Paragon, on April 26, 2017, was based upon information available as of such date. The opinion has not been updated to reflect changes that may occur or may have occurred after the date on which it was delivered, including changes to the operations and prospects of TowneBank or Paragon, changes in general market and economic conditions, or other changes. Any such changes may alter the relative value of TowneBank or Paragon or the prices of shares of TowneBank common stock or Paragon common stock by the time the merger is completed. The opinion does not speak as of the date the merger will be completed or as of any date other than the date of such opinion. Paragon does not currently anticipate asking Raymond James to update the opinion prior to the time the merger is completed. For a description of the opinion that Paragon received from its financial advisor, please see “The Merger – Opinion of Paragon’s Financial Advisor,” beginning on page [●].

Paragon’s directors and executive officers have interests in the merger that differ from the interests of Paragon’s other stockholders.

Paragon stockholders, in deciding how to vote on the merger proposal, should be aware that Paragon’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of Paragon stockholders generally. These interests exist because of, among other things:

●
new employment and other agreements between TowneBank and certain executive officers of Paragon pursuant to which such individuals will serve in senior officer positions at TowneBank upon completion of the merger and will receive annual base salaries and other compensation and benefits;

●
new change in control agreements between TowneBank and certain executive officers of Paragon, which will only become effective in the event of a change in control of TowneBank and pursuant to which such individuals may receive severance payments and other benefits in connection with a change in control of TowneBank;

●
the potential receipt by certain executive officers of Paragon of change in control, severance or termination payments in the event such officers do not continue their employment with TowneBank after the merger as contemplated under the new employment agreements with TowneBank;

●
the appointment of Paragon directors to the board of directors of TowneBank effective at the effective date of the merger, and the expected compensation for such service;

●
the accelerated vesting of unvested outstanding restricted stock awards held by executive officers and directors of Paragon, with an aggregate value of approximately $[●] as of the record date for the special meeting, assuming a value of $54.46 per share of Paragon common stock (the average closing market price of Paragon common stock over the first five business days following the first public announcement of the merger); and

●
the agreement by TowneBank to indemnify the officers and directors of Paragon against certain liabilities arising before the effective date of the merger and TowneBank’s purchase of a six year “tail” prepaid policy for the current officers and directors of Paragon, subject to a cap on the cost of such policy equal to 250% of Paragon’s current annual premium.

These interests may cause directors and executive officers of Paragon to view the merger proposal differently than other Paragon stockholders view the proposal. See “The Merger – Interests of Certain Paragon Directors and Executive Officers in the Merger” on page [●].

The merger agreement limits the ability of Paragon to pursue alternatives to the merger and might discourage competing offers for a higher price or premium.

The merger agreement contains “no-shop” provisions that, subject to certain exceptions, limit the ability of Paragon to discuss, facilitate or commit to competing third-party proposals to acquire all or a significant part of Paragon. In addition, under certain circumstances, if the merger agreement is terminated and Paragon, subject to certain restrictions, enters into an agreement with respect to or consummates a business combination or similar transaction other than the merger within 12 months thereafter, Paragon must pay to TowneBank a termination fee of $12.0 million. These provisions might discourage a potential competing acquiror that might have an interest in acquiring all or a significant percentage of ownership of Paragon from considering or proposing the acquisition even if it were prepared to pay consideration, with respect to Paragon, with a higher per share market price than that proposed in the merger. See “The Merger Agreement – Termination Fee” on page [●].

If the merger is not completed, TowneBank and Paragon will have incurred substantial expenses without realizing the expected benefits of the merger.

Each of TowneBank and Paragon has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement, as well as the costs and expenses of filing, printing and mailing this proxy statement/prospectus and all filing and other fees paid to the bank regulatory agencies in connection with the merger. If the merger is not completed, TowneBank and Paragon would have to incur these expenses without realizing the expected benefits of the merger.

The shares of TowneBank common stock to be received by Paragon stockholders as a result of the merger will have different rights than shares of Paragon common stock.

Upon completion of the merger, Paragon stockholders will become TowneBank stockholders and their rights as stockholders will be governed by Virginia law and the TowneBank articles of incorporation and bylaws. The rights associated with Paragon common stock are different from the rights associated with TowneBank common stock. See “Comparative Rights of Stockholders” beginning on page [●] for a discussion of the different rights associated with TowneBank common stock.

Risks Relating to Combined Operations Following the Merger

Combining TowneBank and Paragon may be more difficult, costly or time-consuming than we expect.

The success of the merger will depend, in part, on TowneBank’s ability to realize the anticipated benefits and cost savings from combining the businesses of TowneBank and Paragon and to combine the businesses of TowneBank and Paragon in a manner that permits growth opportunities and cost savings to be realized without materially disrupting the existing customer relationships of TowneBank or Paragon or decreasing revenues due to loss of customers. However, to realize these anticipated benefits and cost savings, TowneBank must successfully combine the businesses of TowneBank and Paragon. If TowneBank is not able to achieve these objectives, the anticipated benefits and cost savings of the merger may not be realized fully, or at all, or may take longer to realize than expected.

TowneBank and Paragon have operated, and, until the completion of the merger, will continue to operate, independently. The success of the merger will depend, in part, on TowneBank’s ability to successfully combine the businesses of TowneBank and Paragon. After the completion of the merger, TowneBank will integrate Paragon’s business into its own. The integration process in the merger could result in the loss of key employees, the disruption of each party’s ongoing business, and inconsistencies in standards, controls, procedures and policies that affect adversely either party’s ability to maintain relationships with customers and employees or achieve the anticipated benefits of the merger. The loss of key employees could adversely affect TowneBank’s ability to successfully conduct its business after the merger, which could have an adverse effect on TowneBank’s financial results and the value of its common stock. If TowneBank experiences difficulties with the integration process, the anticipated benefits of the merger may not be realized, fully or at all, or may take longer to realize than expected. As with any merger of financial institutions, there also may be disruptions that cause TowneBank and Paragon to lose customers or cause customers to withdraw their deposits from TowneBank’s or Paragon’s banking operations, or other unintended consequences that could have a material adverse effect on TowneBank’s results of operations or financial condition after the merger. These integration matters could have an adverse effect on each of TowneBank and Paragon during this transition period and for an undetermined period after consummation of the merger.

TowneBank may not be able to effectively integrate the operations of Paragon Bank into TowneBank.

The future operating performance of TowneBank will depend, in part, on the success of the merger. The success of the merger will, in turn, depend on a number of factors, including TowneBank’s ability to: (i) integrate the operations of Paragon Bank and TowneBank; (ii) retain the deposits and customers of Paragon Bank and TowneBank; (iii) control the incremental increase in noninterest expense arising from the merger in a manner that enables the combined company to improve its overall operating efficiencies; and (iv) retain and integrate the appropriate personnel of Paragon Bank into the operations of TowneBank, as well as reducing overlapping bank personnel. The integration of Paragon Bank and TowneBank following the merger will require the dedication of the time and resources of the banks’ managements and may temporarily distract managements’ attention from the day-to-day business of the banks. If TowneBank is unable to successfully integrate Paragon Bank, TowneBank may not be able to realize expected operating efficiencies and eliminate redundant costs.

Current holders of TowneBank and Paragon common stock will have less influence as holders of TowneBank common stock after the merger.

It is expected that the current holders of TowneBank common stock will own approximately [●]% of the outstanding common stock of TowneBank, on a fully diluted basis, after the merger. As a group, the current holders of common stock of Paragon will own approximately [●]% of the outstanding common stock of TowneBank, on a fully diluted basis, after the merger. Each current holder of TowneBank and Paragon common stock will own a smaller percentage of TowneBank after the merger than they currently own of TowneBank or Paragon, respectively. As a result of the merger, holders of TowneBank and Paragon common stock will have less influence on the management and policies of TowneBank than they currently have on the management and policies of TowneBank or Paragon, respectively.

TowneBank is not obligated to pay cash dividends on its common stock.

TowneBank is currently paying a quarterly cash dividend to holders of its common stock at a rate of $0.14 per share. However, TowneBank is not obligated to pay dividends in any particular amounts or at any particular times. TowneBank’s decision to pay dividends in the future will depend on a number of factors, including its capital and the availability of funds from which dividends may be paid. See “Description of TowneBank Capital Stock” on page [●] and “Market for Common Stock and Dividends” on page [●].

TowneBank will be subject to additional regulatory scrutiny if its total assets exceed $10 billion.

As of June 30, 2017, TowneBank had approximately $8.43 billion in total consolidated assets and Paragon had approximately $1.64 billion in total consolidated assets. Accordingly, TowneBank expects to exceed $10 billion in total assets upon completion of the merger. The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and its implementing regulations impose various additional requirements on banks with $10 billion or more in total assets, including compliance with portions of the Board of Governors of the Federal Reserve System’s enhanced prudential oversight requirements and annual stress testing requirements. In addition, banks with $10 billion or more in total assets are primarily examined by the Consumer Financial Protection Bureau (“CFPB”) with respect to various federal consumer financial protection laws and regulations. Currently, TowneBank is subject to regulations adopted by the CFPB, but the FDIC is primarily responsible for examining TowneBank’s compliance with consumer protection laws and those CFPB regulations.

Under the Dodd-Frank Act, the minimum ratio of net worth to insured deposits of the Deposit Insurance Fund was increased from 1.15% to 1.35% and the FDIC is required, in setting deposit insurance assessments, to offset the effect of the increase on institutions with assets of less than $10 billion, which results in institutions with assets greater than $10 billion paying higher assessments. In addition, institutions with assets greater than $10 billion are subject to a deposit assessment based on a new scorecard issued by the FDIC. The scorecard method uses a performance score and a loss severity score, which are combined and converted into an initial base assessment rate. The performance score is based on measures of the bank’s ability to withstand asset-related stress and funding-related stress and weighted CAMELS (Capital adequacy, Asset quality, Management, Earnings, Liquidity and Sensitivity to market risk) ratings, which are ratings ascribed under the CAMELS supervisory rating system and assigned based on a supervisory authority’s analysis of a bank’s financial statements and on-site examinations. The loss severity score is a measure of potential losses to the FDIC in the event of the bank’s failure. Under a formula, the performance score and loss severity score are combined and converted to a total score that determines the bank’s initial base assessment rate. The FDIC has the discretion to alter the total score based on factors not captured by the scorecard. The resulting initial base assessment rate is also subject to adjustment downward based on long term unsecured debt issued by the bank, to adjustment upward based on long term unsecured debt held by the bank that is issued by other FDIC-insured institutions, and to further adjustment upward if the bank’s brokered deposits exceed 10% of its domestic deposits.

In addition, once TowneBank’s assets exceed $10 billion, it will be subject to the Durbin Amendment promulgated under the Dodd-Frank Act. Under the Durbin Amendment, interchange fees for debit card transactions are capped at $0.21 plus five basis points. This limitation on interchange fees will adversely impact TowneBank’s results of operations.

Compliance with these requirements may necessitate that TowneBank hire additional compliance or other personnel, design and implement additional internal controls, or incur other significant expenses, any of which could have a material adverse effect on TowneBank’s business, financial condition or results of operations. Compliance with the annual stress testing requirements, part of which must be publicly disclosed, may also be misinterpreted by the market generally or TowneBank’s customers and, as a result, may adversely affect TowneBank’s stock price or its ability to retain customers or effectively compete for new business opportunities. To ensure compliance with these heightened requirements when effective, TowneBank’s regulators may require TowneBank to fully comply with these requirements or take actions to prepare for compliance even before its total consolidated assets equal or exceed $10 billion. As a result, TowneBank may incur compliance-related costs before it might otherwise be required. TowneBank’s regulators may also consider its preparation for compliance with these regulatory requirements when examining TowneBank’s operations generally or when considering TowneBank’s requests for regulatory approval for various matters, including for approval of the merger.

Risks Relating to TowneBank’s Common Stock

The trading volume of TowneBank’s common stock has been relatively low, and market conditions and other factors may affect the value of its common stock, which may make it difficult for TowneBank stockholders to sell their shares at times, volumes or prices they find attractive.

While TowneBank’s common stock is traded on the NASDAQ Global Select Market, the shares are thinly traded and the common stock has less liquidity than the average trading market for many other publicly traded financial institutions of similar size. Thinly traded stocks can be more volatile than stock traded in an active public market. As such, TowneBank’s stock price could fluctuate significantly in the future, with such fluctuations being unrelated to its performance. General market declines or market volatility in the future, especially in the financial institutions sector of the economy, could adversely affect the price of TowneBank common stock, and the current market price may not be indicative of future market prices. Therefore, TowneBank stockholders may not be able to sell their shares at the volume, prices or times that they desire.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information, so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed in the statement. TowneBank and Paragon desire to take advantage of these “safe harbor” provisions with regard to the forward-looking statements in this proxy statement/prospectus and in the documents that are incorporated herein by reference. These forward-looking statements reflect the current views of TowneBank and Paragon with respect to future events and financial performance. Specifically, forward-looking statements may include:

●
statements relating to the ability of TowneBank and Paragon to timely complete the merger and the benefits thereof, including anticipated efficiencies, opportunities, synergies and cost savings estimated to result from the merger;

●
projections of revenues, expenses, income, net income per share, net interest margins, asset growth, loan production, asset quality, deposit growth and other performance measures;

●
statements regarding expansion of operations, including branch openings, entrance into new markets, development of products and services, and execution of strategic initiatives;

●
discussions of the future state of the economy, competition, regulation, taxation, our business strategies, subsidiaries, investment risk and policies; and

●
statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions.

These forward-looking statements express the best judgment of TowneBank and Paragon based on currently available information and we believe that the expectations reflected in our forward-looking statements are reasonable.

By their nature, however, forward-looking statements often involve assumptions about the future. Such assumptions are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. As such, TowneBank and Paragon cannot guarantee you that the expectations reflected in our forward-looking statements actually will be achieved. Actual results may differ materially from those in the forward-looking statements due to, among other things, the following factors:

●
the businesses of TowneBank and Paragon may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected;

●
expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected timeframe;

●
revenues following the merger may be lower than expected;

●
customer and employee relationships and business operations may be disrupted by the merger;

●
the ability to obtain required regulatory and stockholder approvals, and the ability to complete the merger within the expected timeframe, may be more difficult, time-consuming or costly than expected;

●
changes in general business, economic and market conditions;

●
changes in fiscal and monetary policies, and laws and regulations;

●
changes in interest rates, deposit flows, loan demand and real estate values;

●
a deterioration in asset quality and/or a reduced demand for, or supply of, credit;

●
increased cybersecurity risk, including potential business disruptions or financial losses;

●
volatility in the securities markets generally or in the market price of TowneBank’s stock specifically; and

●
the risks outlined in “Risk Factors” beginning on page [●].

We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date of this proxy statement/prospectus or, in the case of a document incorporated herein by reference, as of the date of that document. Except as required by law, neither TowneBank nor Paragon undertakes any obligation to publicly update or release any revisions to these forward-looking statements to reflect any events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in reports filed with the FDIC by TowneBank or the SEC by Paragon. See “Where You Can Find More Information” beginning on page [●] for a list of the documents incorporated herein by reference.

THE SPECIAL MEETING

Date, Place and Time

This proxy statement/prospectus is first being mailed on or about [●], 2017 to Paragon stockholders who held shares of Paragon common stock, par value $0.008 per share, on the record date for the special meeting of stockholders. This proxy statement/prospectus is accompanied by the notice of the special meeting and a form of proxy that is solicited by the board of directors of Paragon for use at the special meeting to be held on January 10, 2018 at 3:00 p.m. local time, at Paragon Bank, located at 3535 Glenwood Avenue, Raleigh, North Carolina 27612, and at any adjournments of that meeting.

Purposes of the Special meeting

At the special meeting, the stockholders of Paragon will be asked:

●
to approve the merger proposal as more fully described in this proxy statement/prospectus; and

●
to approve the adjournment proposal as more fully described in this proxy statement/prospectus.

Recommendation of Paragon’s Board of Directors

The Paragon board believes that the proposed merger with TowneBank is fair to and is in the best interests of Paragon and its stockholders and unanimously recommends that Paragon stockholders vote “FOR” each of the proposals that will be presented at the special meeting as described in this proxy statement/prospectus.

Record Date and Voting Rights; Quorum

The Paragon board of directors has fixed the close of business on [●], 2017 as the record date for determining the stockholders of Paragon entitled to notice of and to vote at the special meeting or any adjournments thereof. Accordingly, you are only entitled to notice of and to vote at the special meeting if you were a record holder of Paragon common stock at the close of business on the record date. At that date, [●] shares of Paragon common stock were outstanding and entitled to vote.

To have a quorum that permits Paragon to conduct business at the special meeting, the presence, whether in person or by proxy, of the holders of Paragon’s common stock representing a majority of the voting shares outstanding on the record date is required. You are entitled to one vote for each outstanding share of Paragon common stock you held as of the close of business on the record date.

Holders of shares of Paragon common stock present in person at the special meeting but not voting, and shares of the common stock for which proxy cards, Internet votes or telephone votes are received indicating that their holders have abstained, will be counted as present at the special meeting for purposes of determining whether there is a quorum for transacting business. Shares held in “street name” that have been designated by brokers on proxies as not voted will not be counted as votes cast for or against any proposal. These broker non-votes will, however, be counted for purposes of determining whether a quorum exists.

Votes Required

Vote Required for Approval of the Merger Proposal. The approval of the merger proposal requires the affirmative vote of at least a majority of the shares of common stock outstanding on the record date for the special meeting.

Failures to vote, abstentions and broker non-votes will not count as votes cast. Because, however, approval of the merger proposal requires the affirmative vote of at least a majority of the shares of Paragon common stock outstanding on the record date, failures to vote, abstentions and broker non-votes will have the same effect as votes against the merger proposal.

Vote Required for Approval of the Adjournment Proposal. The approval of the adjournment proposal requires the affirmative vote of a majority of the shares of Paragon common stock cast and entitled to vote on the proposal, whether or not a quorum is present.

Failures to vote, abstentions and broker non-votes will not count as votes cast and will have no effect for purposes of determining whether the adjournment proposal has been approved.

Stock Ownership of Paragon Executive Officers and Directors

Each of the directors and executive officers of Paragon, and each holder of 10% or more of Paragon’s common stock, has entered into an agreement with TowneBank and Paragon pursuant to which such individual or entity has agreed, subject to several conditions and exceptions, to vote all of the Paragon shares over which such individual or entity has voting authority in favor of the merger agreement and against any competing acquisition proposal, respectively, subject to certain exceptions, including that certain shares held in a fiduciary capacity are not covered by the agreement. As of [●], 2017, the record date for the special meeting, directors and executive officers of Paragon are entitled to vote [●] shares of Paragon common stock, or approximately [●]% of the total voting power of the shares of Paragon common stock outstanding on that date.

Voting at the Special Meeting

Record Holders. If your shares of Paragon common stock are held of record in your name, your shares can be voted at the special meeting in any of the following ways:

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By Mail. You can vote your shares by using the proxy card which is enclosed for your use in connection with the special meeting. If you complete and sign the proxy card and return it in the enclosed postage-paid envelope, you will be appointing the “proxies” named in the proxy card to vote your shares for you at the meeting. The authority you will be giving the proxies is described in the proxy card. When your proxy card is returned properly executed, the shares of Paragon common stock represented by it will be voted at the special meeting in accordance with the instructions contained in the proxy card.

If proxy cards are returned properly executed without an indication as to how the proxies should vote, the Paragon common stock represented by each such proxy card will be considered to be voted (i) “FOR” the merger proposal and (ii) “FOR” the adjournment proposal.

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By the Internet or Telephone. You can appoint the proxies to vote your shares for you by going to the Internet website https://www.iproxydirect.com/PBNC or by calling 1-866-752-VOTE (8683). When you are prompted for your “control number,” enter the number printed just above your name on the enclosed proxy card, and then follow the instructions provided. You may vote by the Internet or telephone only until 11:59 p.m. Eastern Time on January 9, 2018, which is the day before the special meeting. If you vote by the Internet or telephone, you need not sign and return a proxy card. Under North Carolina law, you will be appointing the proxies to vote your shares on the same terms as are described above and with the same authority as if you completed, signed and returned a proxy card. The authority you will be giving the proxies is described in the proxy card.

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In Person. You can attend the special meeting and vote in person. A ballot will be provided for your use at the meeting.

Your vote is important. Accordingly, please sign, date and return the enclosed proxy card, or follow the instructions above to vote by the Internet or telephone, whether or not you plan to attend the special meeting in person.

Shares Held in “Street Name.” Only the record holders of shares of Paragon common stock, or their appointed proxies, may vote those shares. As a result, if your shares of Paragon common stock are held for you in “street name” by a broker or other nominee, such as a bank or custodian, then only your broker or nominee (i.e., the record holder) may vote them for you, or appoint the proxies to vote them for you, unless you previously have made arrangements for your broker or nominee to assign its voting rights to you or for you to be recognized as the person entitled to vote your shares. You will need to follow the directions your broker or nominee provides you and give it instructions as to how it should vote your shares by following the instructions you received from your broker or nominee with your copy of this proxy statement/prospectus. Brokers and other nominees who hold shares in “street name” for their clients typically have the discretionary authority to vote those shares on “routine” proposals when they have not received instructions from beneficial owners of the shares. However, they may not vote those shares on non-routine matters, such as the proposals that will be presented at the special meeting, unless their clients give them voting instructions. To ensure that your shares are represented at the special meeting and voted in the manner you desire, it is important that you instruct your broker or nominee as to how it should vote your shares.

If your shares are held in “street name” and you wish to vote them in person at the special meeting, you must obtain a proxy, executed in your favor, from the holder of record.

Revocation of Proxies

Record Holders. If you are the record holder of shares of Paragon common stock and you sign and return a proxy card or appoint the proxies by the Internet or by telephone and you later wish to revoke the authority or change the voting instructions you gave the proxies, you can do so at any time before the voting takes place at the special meeting by taking the appropriate action described below.

To change the voting instructions you gave the proxies:

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you can complete, sign and submit a new proxy card, dated after the date of your original proxy card, which contains your new instructions, and submit it so that it is received before the special meeting or, if hand delivered, before the voting takes place at the special meeting; or

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if you appointed the proxies by the Internet or telephone, you can go to the same Internet website https://www.iproxydirect.com/PBNC or use the same telephone number 1-866-752-VOTE (8683) before 11:59 p.m. Eastern Time on January 9, 2018 (the day before the special meeting), enter the same control number (printed just above your name on the enclosed proxy card) that you previously used to appoint the proxies, and then change your voting instructions.

The proxies will follow the last voting instructions received from you before the special meeting.

To revoke your proxy card or your appointment of the proxies by the Internet or telephone:

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you can give Paragon’s corporate secretary a written notice, before the special meeting or, if hand delivered, before the voting takes place at the special meeting, that you want to revoke your proxy card or Internet or telephone appointment; or

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you can attend the special meeting and vote in person or notify Paragon’s corporate secretary, before the voting takes place, that you want to revoke your proxy card or Internet or telephone appointment. Simply attending the special meeting alone, without voting in person or notifying Paragon’s corporate secretary, will not revoke your proxy card or Internet or telephone appointment.

If you submit your new proxy card or notice of revocation by mail, it should be addressed to Paragon’s corporate secretary at Paragon Commercial Corporation, Attention: Corporate Secretary, 3535 Glenwood Avenue, Raleigh, North Carolina 27612, and must be received no later than the beginning of the special meeting or, if the special meeting is adjourned, before the adjourned meeting is actually held. If hand delivered, your new proxy card or notice of revocation must be received by Paragon’s corporate secretary before the voting takes place at the special meeting or at any adjourned meeting.

If you need assistance in changing or revoking your proxy, please contact:

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Paragon’s corporate secretary by calling (919) 788-7770 or by writing to Paragon Commercial Corporation, 3535 Glenwood Avenue, Raleigh, North Carolina 27612, Attention: Corporate Secretary; or

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Regan & Associates, Inc. by calling, toll-free, 1-800-737-3426 or by writing to Regan & Associates, Inc., 505 Eighth Avenue, Suite 800, New York, New York 10018.

Shares Held in “Street Name.” If your shares are held in “street name” and you want to change or revoke voting instructions you have given to the record holder of your shares, you must follow the directions given by your bank, broker, custodian or nominee.

Solicitation of Proxies

This solicitation is made on behalf of the Paragon board of directors, and Paragon will pay the costs of soliciting and obtaining proxies, including the cost of reimbursing banks and brokers for forwarding proxy materials to stockholders. Proxies may be solicited, without extra compensation, by Paragon’s officers and employees by mail, electronic mail, telephone, fax or personal interviews. Paragon has engaged Regan & Associates, Inc. to assist it in the distribution and solicitation of proxies for a fee of $10,000, excluding certain customary out-of-pocket expenses. Paragon will reimburse brokers and other custodians, nominees and fiduciaries for their expenses in sending these materials to you and getting your voting instructions.

PROPOSALS TO BE CONSIDERED AT THE SPECIAL MEETING

Approval of the Merger Proposal (Proposal No. 1)

At the special meeting, stockholders of Paragon will be asked to approve the merger proposal providing for the merger of Paragon with and into Merger Sub. Stockholders of Paragon should read this proxy statement/prospectus carefully and in its entirety, including the appendices, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this proxy statement/prospectus as Appendix A.

After careful consideration, the Paragon board of directors, by a unanimous vote of all directors, approved the merger agreement and the merger and deemed them to be advisable and in the best interests of Paragon and the stockholders of Paragon. See “The Merger – Paragon’s Reasons for the Merger; Recommendation of Paragon’s Board of Directors” included elsewhere in this proxy statement/prospectus for a more detailed discussion of the Paragon board of directors’ recommendation.

The Paragon board of directors unanimously recommends that Paragon stockholders vote “FOR” the merger proposal.

Approval of the Adjournment Proposal (Proposal No. 2)

If there are not sufficient votes to approve the merger proposal at the special meeting, the meeting may be adjourned to a later date or dates, if necessary or appropriate, to permit further solicitation of proxies to approve the merger proposal. In that event, Paragon stockholders will be asked to vote on the adjournment proposal and will not be asked to vote on the merger proposal if there are insufficient votes to approve such proposal at the special meeting until such adjournment, if any.

In order to allow proxies that have been received by Paragon at the time of the special meeting to be voted for the adjournment proposal, Paragon is submitting the adjournment proposal to its stockholders as a separate matter for their consideration. This proposal asks Paragon stockholders to authorize the holder of any proxy solicited by the Paragon board of directors on a discretionary basis to vote in favor of adjourning the special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from Paragon stockholders who have previously voted.

If it is necessary to adjourn the special meeting, then, unless the meeting will have been adjourned for a total of more than 120 days, no notice of such adjourned meeting is required to be given to stockholders, other than an announcement at the special meeting of the place, date and time to which the special meeting is adjourned. Even if a quorum is not present, stockholders who are represented at a meeting may approve an adjournment of the meeting.

The Paragon board of directors unanimously recommends that Paragon stockholders vote “FOR” the adjournment proposal.

THE MERGER

The following discussion contains certain information about the merger. The discussion is subject to and is qualified in its entirety by reference to the merger agreement, which is attached as Appendix A to this proxy statement/prospectus and incorporated herein by reference. We urge you to read carefully this proxy statement/prospectus, including the merger agreement attached as Appendix A, for a more complete understanding of the merger.

General

The TowneBank board of directors and the Paragon board of directors have each approved the merger agreement and the merger, which provides for the merger of Paragon with and into Merger Sub and, immediately thereafter, Paragon Bank with and into TowneBank.

Pursuant to the terms of the merger agreement, as a result of the merger, each share of Paragon common stock issued and outstanding before the merger will be converted into the right to receive 1.7250 shares of TowneBank common stock. We sometimes refer to this as the “exchange ratio.” This exchange ratio is fixed and will not be adjusted based upon changes in the market prices of TowneBank common stock and Paragon common stock prior to the effective date of the merger. No fractional shares will be issued. Instead, cash will be paid in lieu of issuing fractional shares.

As of the date of this proxy statement/prospectus, TowneBank expects that it will issue approximately [●] shares of TowneBank common stock to the holders of Paragon common stock in the merger, based on the 1.7250 exchange ratio and the number of shares of Paragon common stock outstanding and reserved for issuance under equity compensation plans and agreements. At the completion of the merger, it is expected that there will be issued and outstanding approximately [●] shares of TowneBank common stock, with current TowneBank stockholders owning approximately [●]% of TowneBank’s outstanding common stock, on a fully diluted basis, and former holders of Paragon common stock owning approximately [●]% of TowneBank’s outstanding common stock, on a fully diluted basis.

Background of the Merger

As part of its ongoing consideration and evaluation of Paragon’s long-term prospects and strategy, the Paragon board of directors and senior management periodically reviewed and assessed its business strategy and objectives, including strategic opportunities and challenges facing Paragon. These strategic reviews have included, among other things, the business and regulatory environment in which Paragon and other similar community banks operate, as well as market and other conditions in the financial services industry generally. Potential transactions that could further its strategic objectives and the potential benefits and risks of any such transactions were also discussed. In addition, Paragon periodically has received inquiries from third parties regarding potential business combination transactions.

TowneBank’s management strategically reviews opportunities to acquire banks and other financial services companies to build its financial services platform and expand its customer base and market areas. During the past four years, TowneBank, as part of its growth strategy, has made one out-of-market bank acquisition to expand its market area to the Richmond, Virginia market through the acquisition of Franklin Financial Corporation and its wholly owned thrift subsidiary, Franklin Federal Savings Bank, with total assets of approximately $1.1 billion. During this period, TowneBank also acquired eight insurance and real estate brokerage companies. Effective June 24, 2016, TowneBank completed its acquisition of Monarch Financial Holdings, Inc., and its wholly owned bank subsidiary, Monarch Bank, headquartered in Chesapeake, Virginia, with total assets of approximately $1.2 billion.

As part of management’s efforts to promote the Paragon brand outside of North Carolina, Paragon’s President and Chief Executive Officer, Robert C. Hatley, began a dialogue with TowneBank’s Chairman and Chief Executive Officer, G. Robert Aston, approximately four years ago. At that time, TowneBank was not looking to expand its banking operations outside of its Hampton Roads market area in Virginia. Messrs. Hatley and Aston stayed in touch informally over the succeeding years. During that time, Paragon was approached by six other financial institutions with an interest in completing a strategic transaction with Paragon. For various reasons, the Paragon board of directors chose not to pursue any of these potential transactions. At the time Paragon and TowneBank began to explore the possibility of a combination in late 2016, Paragon was having similar discussions with two other out-of-state financial institutions, which we refer to as Bank A and Bank B. Mr. Hatley met with representatives of Bank A during the fourth quarter of 2016 and with representatives of Bank B early in the first quarter of 2017. These discussions were preliminary and general in nature. Paragon did not enter into confidentiality agreements with either Bank A or Bank B.

Initial conversations between Paragon and TowneBank executives regarding a potential business combination began in the autumn of 2016. On October 12, 2016, Mr. Aston, J. Morgan Davis, President and Chief Banking Officer of TowneBank, William B. Littreal, Senior Executive Vice President and Chief Strategy and Investor Relations Officer of TowneBank, and Brad E. Schwartz, Chief Operating Officer of TowneBank, met in-person with Mr. Hatley and Howard Jung, Chairman of the board of directors of Paragon, to share perspectives on the respective markets, operations and strategies of TowneBank and Paragon.  Mr. Aston discussed the Towne business model and recent successful integrations.  Mr. Hatley outlined the Paragon business model and the attractive markets in which they operate.  No financial or other terms of a merger transaction were discussed.

On November 29, 2016, Mr. Schwartz, who was the President and Chief Executive Officer of Monarch Financial Holdings, Inc. prior to its acquisition by TowneBank, met with Mr. Hatley to discuss his experience partnering with TowneBank to enhance shareholder value.  Mr. Schwartz shared his perspectives on the integration process, improved products and services, and post-closing operations.

During December 2016 and January 2017, senior members of management of TowneBank and Paragon, respectively, had telephone conversations further exploring the potential for a combination of the two companies. Their discussions remained general in nature, and the parties agreed that the next step would be to begin a more detailed due diligence process.

On February 13, 2017, Paragon entered into a confidentiality agreement with TowneBank. Under the terms of the confidentiality agreement, TowneBank agreed not to disclose any of Paragon’s confidential information and also agreed not to solicit to employ any current officer or employee of Paragon or Paragon Bank for a period of two years from the date of the confidentiality agreement without Paragon’s prior written consent. TowneBank also agreed not to employ or otherwise engage any such officers or employees during the two-year period following the date of the confidentiality agreement. The confidentiality agreement also contained a “standstill” provision whereby TowneBank agreed that for a period of three years from the date of the confidentiality agreement, it would not, without Paragon’s prior written consent, among other things, acquire or offer to acquire more than five percent of Paragon’s outstanding common stock, make a shareholder proposal or participate in any solicitation of proxies to vote any voting securities of Paragon against any proposal supported by Paragon’s management, seek or propose a business combination with Paragon or its subsidiaries, or otherwise seek to control Paragon.

At a regularly scheduled meeting of the TowneBank board of directors on February 22, 2017, Mr. Aston reviewed with the board the nature of the preliminary discussions with Paragon.  He advised the board that Paragon had entered into a confidentiality agreement with TowneBank and that he expected Paragon would agree to an exclusivity agreement with TowneBank which would allow TowneBank to launch the acquisition due diligence process.

On February 23, 2017, Paragon entered into an exclusivity agreement with TowneBank and suspended its discussions with Bank A and Bank B. The exclusivity period began on February 23, 2017, and was to end on the earlier of (i) execution of a definitive merger agreement between Paragon and TowneBank or (ii) March 14, 2017, unless extended in writing by Paragon and TowneBank. Paragon also agreed to terminate any and all existing activities, discussions, and negotiation with any third parties conducted prior to the date of the exclusivity agreement with respect to any potential transaction between Paragon and such third parties. Paragon elected to suspend its discussions with Bank A and Bank B at this time because it believed the potential transaction with TowneBank would provide better value for the Paragon shareholders and was a better long-term strategic fit for Paragon.

On March 3, 2017, Messrs. Aston, Littreal, Hatley and Jung, along with a representative of Raymond James, Paragon’s financial advisor, met in person to further discuss the potential transaction in broad overview. Their discussion concerned the potential combined company’s operations, strategy, leadership team, and organizational structure.

On March 7, 2017, representatives of Raymond James spoke by telephone with Mr. Littreal regarding TowneBank’s due diligence review of Paragon and the scope of TowneBank’s information and document requests. On March 9, 2017, Mr. Littreal and George P. Whitley, TowneBank’s Senior Executive Vice President and Chief Legal Officer, traveled to Raymond James’s offices in Raleigh, North Carolina, and met with Paragon’s senior leadership team. The purpose of this meeting was to further discuss a potential transaction and its structure and to compare the business models, market areas, and corporate cultures of Paragon and TowneBank.

On March 11, 2017, a representative of Williams Mullen, TowneBank’s outside legal counsel, and a representative of Wyrick Robbins Yates & Ponton LLP, Paragon’s outside legal counsel, spoke by telephone to discuss a potential transaction between TowneBank and Paragon. The attorneys discussed the potential structure and timing of the transaction.

On March 15, 2017, TowneBank and Paragon agreed to a one-week extension of the exclusivity agreement in order to allow TowneBank to conduct additional due diligence review of Paragon.

On March 20, 2017, TowneBank delivered a non-binding letter of interest outlining a proposed business combination transaction between TowneBank and Paragon. The financial terms provided for an all-stock transaction at an indicated price of $57.35 per share based on a fixed exchange ratio of 1.7500 shares of TowneBank common stock for each share of Paragon common stock, which was derived from TowneBank’s twenty-day average closing stock price, subject to further due diligence. TowneBank’s proposal also indicated, among other things, that TowneBank would offer board positions to Messrs. Hatley and Jung. TowneBank stated that, as a condition of the proposed merger and prior to public announcement, it would plan to enter into new employment contracts with Mr. Hatley and the members of Paragon’s “leadership team,” which was defined to include Paragon’s Executive Vice President and Chief Operating Officer, Matthew C. Davis, Senior Vice President and Chief Credit Officer, James M. Fielding, Charlotte Market President, Phillip R. Jurney, and Triangle Market President, Brian K. Reid. The letter of interest further stated that, after announcement and prior to closing of the proposed merger, TowneBank would plan to offer employment agreements to certain other individuals listed on a schedule attached to the letter of interest. The letter also served to confirm the parties’ agreement to extend the exclusivity period to give the parties additional time to complete a definitive merger agreement and announce a transaction. The extended exclusivity period ran through and included April 11, 2017.

On March 21, 2017, Paragon’s board of directors held a regular meeting to discuss the terms of TowneBank’s non-binding letter of interest and to have senior management report on the status of the merger discussions. Representatives from Raymond James also attended the meeting. Raymond James provided an overview of the bank merger and acquisition market and reviewed with the board comparable merger and acquisition transactions. Raymond James also presented to the board a detailed summary of TowneBank’s March 20 non-binding letter of interest and an analysis of the financial terms of the proposed merger based on the exchange ratio provided in TowneBank’s letter.

On March 22, 2017, TowneBank’s board of directors held a regular meeting at which the management reviewed with the board the proposed terms of the transaction and the status of the due diligence review process.  Management also advised the board that they were prepared to deliver to Paragon a draft merger agreement later that same day.  Mr. Aston informed the TowneBank board that its indication of interest was received favorably by the Paragon board, and that Paragon was interested in moving forward with the merger discussions.  Mr. Aston reported to the board that Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”) had been engaged to advise the board on the proposed transaction and to obtain from Sandler O’Neill a preliminary financial analysis of an acquisition of Paragon.

Also on March 22, 2017, Williams Mullen provided Wyrick Robbins with a draft merger agreement.

From March 22, 2017 until April 6, 2017, TowneBank, Paragon, and their respective legal counsel and financial advisors negotiated the provisions of the merger agreement and ancillary documents. Key terms negotiated between the first draft of the merger agreement delivered on March 22, 2017 and the draft of the merger agreement presented to the board of directors of Paragon on April 6 included: (i) covenants regarding the conduct of Paragon’s business prior to the closing of the merger, (ii) the amount of the termination fee payable by Paragon if the merger agreement was terminated under certain circumstances, (iii) the circumstances in which the merger agreement may be terminated, and (iv) the representations and warranties of Paragon and TowneBank.

On March 29, 2017, members of Paragon’s senior leadership team traveled to Virginia for an in-person meeting with members of TowneBank’s senior leadership team. The purpose of the meeting was for the leadership teams to become more familiar with one another and to further discuss plans for the combined organization.

During this time, the parties also continued to conduct due diligence regarding their organizations. On the morning of April 6, 2017, representatives of Paragon, Raymond James, and Wyrick Robbins conducted a due diligence interview by conference call with representatives of TowneBank. Representatives of Williams Mullen also participated in this call.

On the afternoon of April 6, 2017, the boards of directors of Paragon and Paragon Bank held a joint meeting at which the potential merger transaction with TowneBank was discussed. Chairman Jung noted at the outset that the purpose of the meeting was solely informational and to provide the boards with an opportunity to review, consider, and discuss the proposed transaction and that the boards would not be voting on the transaction at this meeting. Representatives from Raymond James and Wyrick Robbins were also present at the meeting and provided an update on the status of the merger discussions and a summary of Paragon’s due diligence review of TowneBank. Raymond James presented a financial analysis of the proposed merger and a description and analysis of the price protection features of the merger agreement.

Wyrick Robbins reviewed the merger agreement and ancillary agreements in detail with the boards. The boards, with the assistance of Raymond James and Wyrick Robbins, engaged in extensive discussion of the proposed transaction with TowneBank. After a brief recess, the boards were joined by Messrs. Aston and Davis from TowneBank. Messrs. Aston and Davis reviewed TowneBank’s history, corporate structure, corporate culture, loan policies, deposit policies, and overall banking philosophy. They also explained their goals with respect to the proposed merger and engaged in a question-and-answer session with the Paragon and Paragon Bank board members. The boards of Paragon and Paragon Bank planned to reconvene on April 10, 2017, to further consider the proposed transaction.

On April 7, 2017, Williams Mullen provided a revised draft of the merger agreement, drafts of proposed amendments to Paragon’s salary continuation agreements, and a draft of TowneBank’s disclosure schedule to the merger agreement. The most recent changes to the merger agreement related the termination and termination fee provisions of the agreement, along with provisions concerning the expected tax treatment of the transaction. Legal counsel for Paragon, TowneBank, and certain Paragon employees continued their analysis and discussions regarding tax and executive compensation matters in connection with the proposed transaction.

In late March and early April 2017, TowneBank prepared and delivered to Paragon draft agreements to be entered into with certain officers of Paragon concerning their employment with TowneBank after the proposed transaction. TowneBank wished to enter into employment agreements with each of Messrs. Hatley, Davis, Fielding, Jurney, and Reid, along with 13 of Paragon’s Client Development Officers, prior to signing the merger agreement. These individuals engaged legal counsel to review the draft agreements and to negotiate with TowneBank on their behalf. The Paragon board postponed its previously scheduled April 10, 2017 board meeting in order to give the affected Paragon officers time to review and consider the proposed employment agreements with TowneBank.

On April 20, 2017, members of TowneBank’s senior leadership team met with Mr. Jung and certain Paragon Client Development Officers in Greensboro, North Carolina, to discuss proposed employment arrangements.

On April 22, 2017, Williams Mullen provided a revised draft of the merger agreement to Wyrick Robbins. The revised draft of the merger agreement reflected a change in the structure of the transaction to include a merger subsidiary, which the parties believed would allow the transaction to be effected under Virginia and North Carolina law in an efficient manner while preserving the tax-free nature of the transaction.

Williams Mullen circulated another revised version of the merger agreement to Wyrick Robbins at midday on April 25, 2017. This revised agreement included minor changes to bring the document closer to final form. Wyrick Robbins provided this updated draft of the merger agreement to the Paragon and Paragon Bank boards via email. During the afternoon of April 25, Sandler O’Neill contacted Raymond James and communicated a proposal on behalf of TowneBank to decrease the exchange ratio in the merger agreement from 1.7500 shares of TowneBank common stock to 1.7250 shares of TowneBank common stock for each share of Paragon common stock. Williams Mullen also circulated an updated version of the merger agreement that included the proposed new exchange ratio of 1.7250. TowneBank’s advisors communicated that this reduction was needed in order to achieve the desired level of earnings accretion as a result of the merger. Messrs. Hatley and Aston spoke by telephone late in the evening of April 25 and discussed the proposed new exchange ratio.

During the afternoon of April 26, 2017, the boards of directors of Paragon and Paragon Bank met and further considered the proposed merger and reviewed the latest draft of the merger agreement. Chairman Jung provided an update on personnel matters, noting that 13 Paragon Client Development Officers had agreed to enter into employment agreements with TowneBank and that as a result, the key business producers in all of Paragon’s markets had agreed to become part of the combined company. Mr. Jung also updated the board on the proposed reduction in the exchange ratio. Mr. Hatley provided additional detail on his discussions with TowneBank’s management regarding the proposed reduction in the exchange ratio. The board also discussed the price protection features of the merger agreement. Representatives of Wyrick Robbins reviewed with the boards of directors the legal standards applicable to their decisions and actions with respect to the proposed merger and reviewed in detail the definitive merger agreement and all related documents, copies of which were delivered to each director before the meeting. Representatives of Raymond James reviewed their financial analysis of the terms of the merger, including the exchange ratio set forth in the merger agreement presented at the meeting, and delivered to Paragon’s board of directors, and described in detail, a written opinion to the effect that, as of April 26, 2017 and based on and subject to various assumptions and limitations described in the opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to Paragon’s shareholders. On April 26, 2017, the value of the proposed merger consideration was approximately $59.25 per share, based on TowneBank’s closing price that day. The closing price of Paragon common stock on that day was $51.51.

Following extensive review and discussion, including consideration of the factors described under “— Paragon’s Reasons for the Merger; Recommendation of Paragon’s Board of Directors” beginning on page [●], and consideration of the above referenced presentations, the boards of directors of Paragon and Paragon Bank unanimously voted to approve the merger and the merger agreement, and directed Paragon’s management to finalize and execute a definitive merger agreement on the terms presented at the meeting.

On the afternoon of April 26, 2017, TowneBank’s board of directors held a special meeting to consider the proposed merger and the merger agreement.  At the meeting, TowneBank’s board of directors received an update from TowneBank’s senior management on the status of the negotiations with Paragon, including senior management’s recommendation of an adjusted proposed exchange ratio of 1.7250 shares of TowneBank common stock for each share of Paragon common stock, as reflected in the draft merger agreement presented at the meeting.  The results of TowneBank’s due diligence on Paragon were also provided.  TowneBank’s senior management and board discussed the proposed representation that Paragon would have on the TowneBank board after the merger, as well as the officer positions proposed to certain members of Paragon’s senior management and the general terms of employment for such individuals. Also at the meeting, representatives of Sandler O’Neill, which had been formally engaged by TowneBank on March 22, 2017, reviewed its financial analysis of the terms of the merger, including the exchange ratio in the merger agreement presented to the board.  Legal counsel discussed with TowneBank’s board of directors the legal standards applicable to its decisions and actions with respect to the proposed transaction and reviewed in detail the proposed merger agreement and related agreements.  Following these discussions, including consideration of the factors described under “— TowneBank’s Reasons for the Merger; Recommendation of TowneBank’s Board of Directors” beginning on page [●], and consideration of the above referenced presentations, TowneBank’s board of directors determined to approve the merger, the merger agreement and the related plan of merger and the employment related agreements, and directed TowneBank’s management to finalize and execute a definitive merger agreement and the employment related agreements on the terms presented at the meeting.

TowneBank and Paragon executed the merger agreement after their respective board meetings on April 26, 2017 and, before the financial markets opened on the morning on April 27, 2017, issued a joint press release announcing the execution of the merger agreement and the terms of the merger.

Paragon’s Reasons for the Merger; Recommendation of Paragon’s Board of Directors

After extensive review and discussion and careful consideration, Paragon’s board of directors, at a meeting held on April 26, 2017, unanimously determined that the merger agreement is in the best interests of Paragon and its stockholders. Accordingly, Paragon’s board of directors adopted and approved the merger agreement and unanimously recommends that Paragon stockholders vote “FOR” the approval of the merger proposal and “FOR” the approval of the adjournment proposal.

In reaching its decision to adopt and approve the merger agreement and to recommend that its stockholders approve the merger agreement, the Paragon board of directors consulted with Paragon management, as well as its financial and legal advisors, and considered a number of factors, including, without limitation, the following material factors:

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the business strategy and strategic plan of Paragon, its prospects for the future, projected financial results and expectations relating to the proposed merger with TowneBank;

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a review of the prospects, challenges and risks of Paragon remaining independent versus merging with TowneBank given the current and prospective environment in the financial services industry, including national and local economic conditions, competition and consolidation in the financial services industry, and the regulatory and compliance environment;

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the ability of Paragon’s stockholders to benefit from the combined bank’s potential growth and stock appreciation, and the expectation that the combined entity will have superior future earnings and prospects compared to Paragon’s earnings and prospects on an independent basis;

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the expected cash dividend payments to be received by Paragon’s stockholders, as stockholders of TowneBank following the merger, due to the quarterly cash dividend paid by TowneBank (currently $0.14 per share), although TowneBank has no obligation to pay dividends in any particular amounts or at any particular times;

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the advantages of being part of a larger entity, including the expectation of cost savings and operating efficiencies and the ability of a larger institution to compete in the banking environment and to leverage overhead costs, including the cost of financial technology, which the Paragon board believes is likely to continue to increase in the future;

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the financial and other terms of the merger, including the fixed exchange ratio, expected tax treatment, and deal protection provisions, which Paragon reviewed with its outside financial and legal advisors;

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the attractive transaction multiples of the merger consideration to Paragon’s tangible book value and earnings and the premium over Paragon’s prevailing stock price to be received by Paragon stockholders;

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the financial analyses and other information presented by Raymond James to the board of directors of Paragon with respect to the merger and the opinion delivered to the board by Raymond James on April 26, 2017 to the effect that, as of the date of that opinion, the exchange ratio was fair to the holders of Paragon common stock from a financial point of view;

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TowneBank’s history of superior financial results, and the previous experience of TowneBank’s management in completing acquisition transactions;

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the value of TowneBank common stock and information concerning the financial performance and condition, business operations, capital levels, asset quality, loan portfolio breakdown, and prospects of TowneBank, taking into account the results of Paragon’s due diligence investigation of TowneBank;

●
the greater potential for increased liquidity in the market for common stock of the combined institution, versus an institution of Paragon’s size;

●
the familiarity of Paragon’s board of directors and management team with TowneBank and its business, operations, culture, customers, directors, executive officers and employees;

●
the compatibility of Paragon’s business, operations and culture with those of TowneBank;

●
the possible effects of the proposed merger on Paragon’s employees and customers;

●
Paragon’s and TowneBank’s similar commitment to their communities; and

●
the likelihood that the merger will be completed on a timely basis, including the likelihood that the merger will receive all necessary regulatory approvals in a timely manner.

The Paragon board also considered the risks and potential negative factors outlined below, but concluded that the anticipated benefits of combining with TowneBank were likely to outweigh substantially these risks and factors. These risks included:

●
the fact that certain of Paragon’s directors and officers have interests in the merger that are in addition to their interests generally as Paragon stockholders, which have the potential to influence such directors’ and officers’ views and actions in connection with the merger;

●
the challenges of integrating Paragon’s business, operations and employees with those of TowneBank;

●
the risk that the benefits and cost savings sought in the merger would not be fully realized;

●
the risk that the merger would not be consummated;

●
the effect of the public announcement of the merger on Paragon’s customer relationships, its ability to retain employees and the potential for disruption of Paragon’s ongoing business;

●
the potential risk of diverting management attention and resources from the operation of Paragon’s business and towards the completion of the merger;

●
that while the merger is pending, Paragon will be subject to restrictions on how it conducts business that could delay or prevent Paragon from pursuing business opportunities or preclude it from taking actions that would be advisable if it was to remain independent; and

●
the termination fee payable, under certain circumstances, by Paragon to TowneBank, including the risk that the termination fee might discourage third parties from offering to acquire Paragon by increasing the cost of a third party acquisition.

The foregoing discussion of the information and factors considered by Paragon’s board of directors is not exhaustive, but includes the material factors that the board of directors considered and discussed in approving and recommending the merger. In view of the wide variety of factors considered and discussed by Paragon’s board of directors in connection with its evaluation of the merger and the complexity of these factors, the board of directors did not quantify, rank or assign any relative or specific weight to the foregoing factors. Rather, it considered all of the factors as a whole. The board of directors discussed the foregoing factors, including asking questions of Paragon’s management and legal and financial advisors, and reached general consensus that the merger was in the best interests of Paragon and its stockholders. In considering the foregoing factors, individual directors may have assigned different weights to different factors. The board of directors did not undertake to make any specific determination as to whether any factor, or particular aspect of any factor, supported or did not support its ultimate decision to approve the merger agreement and the merger.

The foregoing explanation of Paragon’s board of directors’ reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

TowneBank’s Reasons for the Merger

After careful consideration, TowneBank’s board of directors, at a meeting held on April 26, 2017, unanimously determined that the merger agreement is in the best interests of TowneBank and its stockholders.

In reaching its decision to adopt and approve the merger agreement, TowneBank’s board of directors consulted with TowneBank’s management, as well as TowneBank’s financial and legal advisors, and considered a number of factors, including, but not limited to, the following material factors:

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Paragon’s financial condition, earnings, business, operations, asset quality and prospects, taking into account the results of TowneBank’s due diligence investigation of Paragon;

●
the attractiveness and growth potential of the North Carolina markets from a banking perspective, and the fact that it is a natural strategic expansion of TowneBank’s banking franchise that currently covers a large portion of Virginia and the Outer Banks in eastern North Carolina;

●
the opportunity to enter the two biggest markets in North Carolina with an acquisition of significant scale, involving a well-respected, high-quality and locally-based financial institution;

●
the current and prospective environment in the financial services industry, including national and local economic conditions, competition and consolidation in the financial services industry, the regulatory and compliance environment, and the likely effect of the foregoing factors on TowneBank with and without the merger;

●
TowneBank’s expectations and analyses, and its financial advisor’s analyses, of the financial metrics, including expected immediate earnings per share accretion and low single-digit tangible book value dilution projected to be earned back in approximately two years;

●
TowneBank’s belief that the merger will accelerate TowneBank’s achievement of its financial performance goals;

●
the significant experience in the financial services industry of the members of Paragon’s senior management team who will become members of TowneBank’s management team and continue TowneBank’s tradition of local management and decision-making;

●
the market for alternative merger or acquisition transactions in the financial services industry, particularly in the larger markets in North Carolina, and the likelihood and timing of other transactions;

●
the regulatory and other approvals required in connection with the merger and the expectation that the approvals will be received in a timely manner and without imposition of unacceptable conditions; and

●
the financial and other terms of the transaction, including the fixed exchange ratio, expected tax treatment, deal protection and termination fee provisions, which it reviewed with its outside financial and legal advisors.

The TowneBank board also considered the risks and potential negative factors outlined below, but concluded that the anticipated benefits of combining with Paragon were likely to outweigh substantially these risks and factors. The risks and factors included:

●
the potential for an initial negative impact on the market price of TowneBank common stock;

●
the possibility that the merger and related integration process could result in the loss of key employees, the disruption of TowneBank’s on-going business and the loss of customers;

●
the potential risks and costs associated with integrating Paragon’s business, operations and workforce with those of TowneBank;

●
the potential risks of diverting management attention and resources from the operation of TowneBank’s business and towards the completion of the merger;

●
the substantial merger and integration related expenses, estimated at approximately $22.0 million on a pre-tax basis; and

●
the risks of the type and nature described under “Cautionary Statement Regarding Forward-Looking Statements,” “Risk Factors,” and in filings of TowneBank incorporated in this proxy statement/prospectus by reference.

The foregoing discussion of the information and factors considered by TowneBank’s board of directors is not intended to be exhaustive but includes the material factors considered by TowneBank’s board of directors. In view of the wide variety of the factors considered in connection with its evaluation of the merger and the complexity of these matters, TowneBank’s board of directors did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, the individual members of TowneBank’s board of directors may have given different weight to different factors. TowneBank’s board of directors conducted an overall analysis of the factors described above including thorough discussions with, and questioning of, TowneBank management and TowneBank’s legal and financial advisors, and considered the factors overall to be favorable to, and to support, its determination.

The foregoing explanation of TowneBank’s board of directors’ reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Certain Paragon Unaudited Prospective Financial Information

Paragon does not as a matter of course make public projections as to future performance, revenues, earnings or other financial results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, Paragon is including in this proxy statement/prospectus certain unaudited prospective financial information that was made available to Raymond James, Paragon’s financial advisor, and Sandler O’Neill, TowneBank’s financial advisor, in connection with the merger. The inclusion of this information should not be regarded as an indication that any of Paragon, TowneBank, Raymond James, Sandler O’Neill, their respective representatives or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results, or that it should be construed as financial guidance, and it should not be relied on as such.

Paragon’s management approved the use of the following unaudited prospective financial information. This information was prepared solely for internal use and is subjective in many respects. While presented with numeric specificity, the unaudited prospective financial information reflects numerous estimates and assumptions made with respect to business, economic, market, competition, regulatory and financial conditions and matters specific to Paragon’s business, all of which are difficult to predict and many of which are beyond Paragon’s control. The unaudited prospective financial information reflects both assumptions as to certain business decisions that are subject to change and, in many respects, subjective judgment, and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. Paragon can give no assurance that the unaudited prospective financial information and the underlying estimates and assumptions will be realized. In addition, since the unaudited prospective financial information covers multiple years, such information by its nature becomes less predictive with each successive year. Actual results may differ materially from those set forth below, and important factors that may affect actual results and cause the unaudited prospective financial information to be inaccurate include, but are not limited to, risks and uncertainties relating to Paragon’s business, industry performance, general business and economic conditions, competition and adverse changes in applicable laws, regulations or rules, and the various risks set forth in Paragon’s reports filed with the SEC.

The unaudited prospective financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. In addition, the unaudited prospective financial information requires significant estimates and assumptions that make it inherently less comparable to the similarly titled GAAP measures in Paragon’s historical GAAP financial statements. Neither Paragon’s independent public accountants, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability. Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the date it was prepared. Paragon can give no assurance that, had the unaudited prospective financial information been prepared either as of the date of the merger agreement or as of the date of this proxy statement/prospectus, similar estimates and assumptions would be used. Paragon does not intend to, and disclaims any obligation to, make publicly available any update or other revision to the unaudited prospective financial information to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions. The unaudited prospective financial information does not take into account the possible financial and other effects on either Paragon or TowneBank, as applicable, of the merger and does not attempt to predict or suggest future results of the surviving company. The unaudited prospective financial information does not give effect to the merger, including the impact of negotiating or executing the merger agreement, the expenses that may be incurred in connection with completing the merger, the potential synergies that may be achieved by the surviving company as a result of the merger, the effect on either Paragon or TowneBank, as applicable, of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions that would likely have been taken if the merger agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the merger. Further, the unaudited prospective financial information does not take into account the effect on either Paragon or TowneBank, as applicable, of any possible failure of the merger to occur. None of Paragon, TowneBank, Raymond James, Sandler O’Neill or their respective affiliates, officers, directors, advisors or other representatives has made, makes or is authorized in the future to make any representation to any Paragon or TowneBank stockholder or other person regarding Paragon’s ultimate performance compared to the information contained in the unaudited prospective financial information or that the projected results will be achieved. The inclusion of the unaudited prospective financial information in this proxy statement/prospectus should not be deemed an admission or representation by Paragon or TowneBank that it is viewed as material information of Paragon, particularly in light of the inherent risks and uncertainties associated with such forecasts. The summary of the unaudited prospective financial information included below is not being included to influence your decision whether to vote for the merger proposal, but is being provided solely because it was made available to the respective financial advisors to Paragon and TowneBank in connection with the merger.

In light of the foregoing, and considering that the special meeting will be held many months after the unaudited prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, stockholders of Paragon are cautioned not to place unwarranted reliance on such information, and Paragon urges all Paragon stockholders to review Paragon’s financial statements and other information contained elsewhere in this proxy statement/prospectus for a description of Paragon’s business and reported financial results.

The following table presents a summary of selected Paragon unaudited prospective financial data for the years 2017 through 2019 (dollars in thousands, except per share amounts):

	2017	2018	2019

Balance Sheet
Total assets	$1,728,820	$1,969,215	$2,209,447
Total loans	1,399,074	1,608,935	1,818,097
Total deposits	1,325,364	1,521,453	1,735,835
Total stockholders’ equity	151,027	168,724	189,400

Income Statement
Net interest income	$52,684	$59,916	$67,782
Provision for loan losses	1,626	1,894	2,589
Noninterest income	1,606	1,554	1,748
Noninterest expense	30,263	32,948	35,694
Tax expense	7,475	8,933	10,571
Net income	14,926	17,697	20,676
Earnings per share	$2.75	$3.24	$3.77

Opinion of Paragon’s Financial Advisor

Paragon retained Raymond James as financial advisor on May 21, 2013. Pursuant to that engagement, the Paragon board of directors requested that Raymond James deliver its opinion as to the fairness, from a financial point of view, to the holders of Paragon’s outstanding common stock of the exchange ratio to be received by such holders pursuant to the merger agreement.

At the April 26, 2017 meeting of the Paragon board of directors, representatives of Raymond James rendered its written opinion to the board, dated April 26, 2017, as to the fairness, as of such date, from a financial point of view, to the holders of Paragon’s outstanding common stock of the exchange ratio to be received by such holders in the merger pursuant to the merger agreement, based upon and subject to the qualifications, assumptions and other matters considered in connection with the preparation of its opinion.

The full text of the written opinion of Raymond James is attached as Appendix B to this proxy statement/prospectus. The summary of the opinion of Raymond James set forth in this section is qualified in its entirety by reference to the full text of such written opinion. Holders of Paragon common stock are urged to read the opinion in its entirety.

Raymond James provided its opinion for the information of the Paragon board of directors (solely in each director’s capacity as such) in connection with, and for purposes of, its consideration of the merger and its opinion only addresses whether the exchange ratio to be received by holders of Paragon common stock in the merger pursuant to the merger agreement was fair, from a financial point of view, to such holders. The opinion of Raymond James did not address any other term or aspect of the merger agreement or the merger contemplated thereby. The Raymond James opinion did not constitute a recommendation to the Paragon board or to any holder of Paragon common stock as to how the Board, such stockholder or any other person should vote or otherwise act with respect to the merger or any other matter. Raymond James does not express any opinion as to the likely trading range of Paragon or TowneBank common stock following the date of the opinion, which may vary depending on numerous factors that generally impact the price of securities or on the financial condition of Paragon and TowneBank at that time. Raymond James also does not express any opinion as to the trading price of Paragon or TowneBank common stock relative to their historical or future financial condition or results of operations.

In connection with its review of the proposed merger and the preparation of its opinion, Raymond James, among other things:

●
reviewed the financial terms and conditions as stated in the draft of the merger agreement;

●
reviewed certain information related to the historical, current and future operations, financial condition and prospects of Paragon and Paragon Bank made available to Raymond James by Paragon, including, but not limited to, financial projections prepared by the management of Paragon and Paragon Bank relating to Paragon for the period ending December 31, 2022, as approved for Raymond James’ use by Paragon, which is referred to in this section as the “Projections;”

●
reviewed Paragon’s, Paragon Bank’s and TowneBank’s recent public filings and certain other publicly available information regarding Paragon, Paragon Bank and TowneBank;

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reviewed financial, operating and other information regarding Paragon, Paragon Bank and TowneBank and the industry in which they operate;

●
reviewed the financial and operating performance of Paragon, Paragon Bank and those of other selected public companies that Raymond James deemed to be relevant;

●
considered the publicly available financial terms of certain transactions that Raymond James deemed to be relevant;

●
reviewed the current and historical market prices and trading volume for Paragon’s common stock, and the current market prices of the publicly traded securities of certain other companies that Raymond James deemed to be relevant;

●
conducted such other financial studies, analyses and inquiries and considered such other information and factors, as Raymond James deemed appropriate; and

●
discussed with members of the senior management of Paragon and Paragon Bank certain information relating to the aforementioned and any other matters which Raymond James deemed relevant to its inquiry.

With Paragon’s consent, Raymond James assumed and relied upon the accuracy and completeness of all information supplied by or on behalf of Paragon or Paragon Bank, or otherwise reviewed by or discussed with Raymond James, and Raymond James did not undertake any duty or responsibility to, nor did Raymond James, independently verify any of such information. Raymond James did not make or obtain an independent appraisal of the assets or liabilities (contingent or otherwise) of Paragon or Paragon Bank. Raymond James is not an expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for loan losses; accordingly, it assumed that such allowances for losses are in the aggregate adequate to cover such losses. With respect to the Projections and any other information and data provided to or otherwise reviewed by or discussed with Raymond James, Raymond James, with Paragon’s consent, assumed that the Projections and such other information and data were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management of Paragon and Paragon Bank and Raymond James relied upon Paragon and Paragon Bank to advise Raymond James promptly if any information previously provided became inaccurate or was required to be updated during the period of its review. Raymond James expressed no opinion with respect to the Projections or the assumptions on which they were based. Raymond James relied upon, without independent verification, Paragon’s assessment of its management and its legal, tax, accounting and regulatory advisors with respect to all legal, tax, accounting and regulatory matters, including without limitation that the merger will qualify as a reorganization under the provisions of Section 368(a) of the Code. Raymond James assumed that the final form of the merger agreement would be substantially similar to the draft merger agreement reviewed by Raymond James and that the merger would be consummated in accordance with the terms of the merger agreement without waiver of or amendment to any of the conditions thereto and without adjustment to the exchange ratio. Furthermore, Raymond James assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the merger agreement were true and correct and that each party will perform all of the covenants and agreements required to be performed by it under the merger agreement without being waived. Raymond James also relied upon and assumed, without independent verification, that (i) the merger would be consummated in a manner that complies in all respects with all applicable international, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory or other consents and approvals necessary for the consummation of the merger would be obtained and that no delay, limitations, restrictions or conditions would be imposed or amendments, modifications or waivers made that would have an effect on the merger, Paragon or Paragon Bank that would be material to its analysis or opinion.

Raymond James expressed no opinion as to the underlying business decision to effect the merger, the structure or tax consequences of the merger, or the availability or advisability of any alternatives to the merger. The Raymond James opinion is limited to the fairness, from a financial point of view, of the exchange ratio to be received by the holders of Paragon common stock. Raymond James expressed no opinion with respect to any other reasons (legal, business, or otherwise) that may support the decision of Paragon’s board of directors to approve or consummate the merger. Furthermore, no opinion, counsel or interpretation was intended by Raymond James on matters that require legal, accounting or tax advice. Raymond James assumed that such opinions, counsel or interpretations had been or would be obtained from appropriate professional sources. Furthermore, Raymond James relied, with the consent of Paragon, on the fact that Paragon was assisted by legal, accounting and tax advisors, and, with the consent of Paragon relied upon and assumed the accuracy and completeness of the assessments by Paragon, Paragon Bank and their advisors, as to all legal, accounting and tax matters with respect to Paragon and the merger.

In formulating its opinion, Raymond James considered only the exchange ratio to be received by the holders of common stock of Paragon, and Raymond James did not consider, and its opinion did not address, the fairness of the amount or nature of any compensation to be paid or payable to any of Paragon’s or Paragon Bank’s officers, directors or employees, or such class of persons, in connection with the merger whether relative to the exchange ratio or otherwise. Raymond James was not requested to opine as to, and its opinion did not express an opinion as to or otherwise address, among other things: (1) the fairness of the merger to the holders of any class of securities, creditors or other constituencies of Paragon or Paragon Bank, or to any other party, except and only to the extent expressly set forth in the last sentence of its opinion or (2) the fairness of the merger to any one class or group of Paragon’s or any other party’s security holders or other constituents vis-à-vis any other class or group of Paragon’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration to be received in the merger amongst or within such classes or groups of security holders or other constituents). Raymond James expressed no opinion as to the impact of the merger on the solvency or viability of Paragon, Paragon Bank or TowneBank or the ability of Paragon, Paragon Bank or TowneBank to pay their respective obligations when they come due.

Material Financial Analyses. The following summarizes the material financial analyses reviewed by Raymond James with the Paragon board of directors at its meeting on April 26, 2017, which material was considered by Raymond James in rendering its opinion. No company or transaction used in the analyses described below is identical or directly comparable to Paragon, TowneBank or the contemplated merger.

Selected Companies Analysis. Raymond James analyzed the relative valuation multiples of 12 publicly-traded bank holding companies, banks, and thrifts headquartered in the Southeast (Alabama, Arkansas, Florida, Georgia, Mississippi, North Carolina, South Carolina, Tennessee, Virginia and West Virginia) with the following characteristics: (i) listed on either the NASDAQ, NYSE, or NYSE MKT exchanges; (ii) total assets between $1.0 billion and $2.0 billion; and (iii) nonperforming assets to total assets ratio (NPAs / Assets) less than 2.00%. The aforementioned financial characteristics were shown for the bank subsidiary if consolidated data was unavailable, and the financial characteristics were based on the most recent last twelve month (“LTM”) period reported as of April 25, 2017. Raymond James excluded mutual holding companies, targets of announced mergers, and the four following companies: (i) Access National Corporation, which was the subject of a recently completed merger of equals transaction; (ii) Southern National Bancorp of Virginia, Inc., which was the subject of an announced merger of equals transaction; (iii) Live Oak Bancshares, Inc., which was not comparable due to its unique business model; and (iv) C&F Financial Corporation, which was not comparable due to its unique business model. The selected companies that Raymond James deemed relevant included the following:

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First Bancshares, Inc.

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American National Bankshares Inc.

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Southern First Bancshares, Inc.

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Charter Financial Corporation

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Entegra Financial Corp.

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CapStar Financial Holdings, Inc.

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Community Bankers Trust Corporation

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National Bankshares, Inc.

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Peoples Bancorp of North Carolina, Inc.

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SmartFinancial, Inc.

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Citizens Holding Company

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First South Bancorp, Inc.

Raymond James calculated various financial multiples for each company, including: price per share at close on April 25, 2017 compared to (i) tangible book value (“TBV”) per share at the later of December 31, 2016 and March 31, 2017 as reported; (ii) LTM earnings per share (“EPS”) for the most recent LTM period reported; (iii) consensus forward operating EPS for the 2017 calendar year based on FactSet Research Systems Inc. data and as shown by S&P Global Market Intelligence; and (iv) consensus forward operating EPS for the 2018 calendar year based on FactSet Research Systems Inc. data and as shown by S&P Global Market Intelligence. The estimates published by Wall Street research analysts were not prepared in connection with the merger or at the request of Raymond James and may or may not prove to be accurate. All financial multiples—TBV per share, LTM EPS, 2017 forward EPS, and 2018 forward EPS—greater than two standard deviations away from the unadjusted mean were considered not meaningful. Raymond James reviewed the 75th percentile, mean, median and 25th percentile relative valuation multiples of the selected public companies. The results of the selected public companies analysis are summarized below:

	Price /
	TBV per Share	LTM EPS	2017E EPS	2018E EPS
75th Percentile	178%	22.2x	20.1x	16.0x
Mean	164%	20.0x	18.0x	15.0x
Median	159%	20.1x	17.2x	15.5x
25th Percentile	148%	17.6x	16.4x	13.8x

Implied Transaction Metric	223%	20.7x	20.2x	17.1x

Furthermore, Raymond James applied the 75th percentile, mean, median and 25th percentile relative valuation multiples for each of the metrics to Paragon’s actual and projected financial results and then divided those values by TowneBank’s 10-day average closing price of $32.21 as of April 25, 2017 to derive an implied exchange ratio for shares of common stock of Paragon. Raymond James then compared those implied exchange ratios to the exchange ratio of 1.7250. The results of this are summarized below:

	Price /
	TBV per Share	LTM EPS	2017E EPS	2018E EPS
75th Percentile	1.3773	1.8472	1.7149	1.6124
Mean	1.2688	1.6620	1.5375	1.5098
Median	1.2290	1.6718	1.4634	1.5573
25th Percentile	1.1494	1.4661	1.3959	1.3864

Exchange Ratio	1.7250	1.7250	1.7250	1.7250

Selected Transaction Analysis. Raymond James analyzed publicly available information relating to selected regional transactions announced since January 1, 2015 involving targets headquartered in the Southeast with total assets between $1.0 billion and $2.0 billion. Raymond James also analyzed publicly available information relating to selected national transactions announced since the U.S. presidential election on November 8, 2016 involving targets headquartered in the United States with total assets between $1.0 billion and $2.0 billion. Total assets for the selected targets were based on the most recent quarterly period reported as of April 25, 2017. Both regional and national selected transaction analyses excluded (i) transactions without publicly disclosed deal value or key financial information; (ii) transactions with cumulative equity ownership acquired less than 100%; (iii) investor recapitalizations; and (iv) mergers of equals transactions. The selected transactions (with respective transaction announcement dates shown) used in the analyses included:

Regional:

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Acquisition of Metropolitan BancGroup, Inc. by Renasant Corporation (01/17/17)

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Acquisition of Southeastern Bank Financial Corporation by South State Corporation (06/17/16)

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Acquisition of Avenue Financial Holdings, Inc. by Pinnacle Financial Partners, Inc. (01/28/16)

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Acquisition of Monarch Financial Holdings, Inc. by TowneBank (12/17/15)

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Acquisition of C1 Financial, Inc. by Bank of the Ozarks, Inc. (11/09/15)

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Acquisition of CNLBancshares, Inc. by Valley National Bancorp (05/27/15)

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Acquisition of Palmetto Bancshares, Inc. by United Community Banks, Inc. (04/22/15)

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Acquisition of First Security Group, Inc. by Atlantic Capital Bancshares, Inc. (03/25/15)

National:

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Acquisition of Independent Alliance Banks, Inc. by First Merchants Corporation (02/17/17)

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Acquisition of Citywide Banks of Colorado, Inc. by Heartland Financial USA, Inc. (02/13/17)

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Acquisition of First Community Financial Partners, Inc. by First Busey Corporation (02/06/17)

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Acquisition of Centrue Financial Corporation by Midland States Bancorp, Inc. (01/26/17)

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Acquisition of Metropolitan BancGroup, Inc. by Renasant Corporation (01/17/17)

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Acquisition of Sovereign Bancshares, Inc. by Veritex Holdings, Inc. (12/14/16)

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Acquisition of Heritage Oaks Bancorp by Pacific Premier Bancorp, Inc. (12/13/16)

Raymond James examined valuation multiples of transaction value compared to the target companies’ (i) most recent quarter TBV per share; (ii) most recent LTM EPS; (iii) forward operating EPS; and (iv) core deposits (total deposits less time deposits greater than $100,000). Where available, forward operating EPS multiples for the next four fiscal quarters (NTM EPS) were based on mean analyst estimates per FactSet Research Systems Inc.; otherwise, EPS estimates for the 2017 calendar year per public filings were used. The estimates published by Wall Street research analysts and the companies involved in the selected transaction analysis were not prepared in connection with the merger or at the request of Raymond James and may or may not prove to be accurate. All financial multiples—TBV, LTM EPS, NTM EPS and core deposits—greater than two standard deviations away from the unadjusted mean were considered not meaningful. TBV per share, LTM EPS and NTM EPS transaction valuation multiples were shown on a per share basis where possible, and if per share valuation metrics were unavailable, aggregate pricing multiples were used. Valuation multiples based on core deposits were based on aggregate transaction values. Raymond James reviewed the 75th percentile, mean, median and 25th percentile relative valuation multiples of the selected transactions. Furthermore, Raymond James applied the 75th percentile, mean, median and 25th percentile relative valuation multiples to Paragon’s actual TBV per share, LTM EPS and core deposits and projected NTM EPS and divided those values by TowneBank’s 10-day average closing price of $32.21 as of April 25, 2017 to determine the implied exchange ratio for shares of common stock of Paragon. Raymond James then compared those implied exchange ratios to the exchange ratio of 1.7250. The results of the selected transactions analysis are summarized below:

Regional:

	Deal Value per Share /
	TBV per Share	Implied Exchange Ratio
75th Percentile	204%	1.5832
Mean	190%	1.4719
Median	189%	1.4668
25th Percentile	175%	1.3545

Implied Transaction Metric	223%	1.7250

	Deal Value per Share /
	LTM EPS	Implied Exchange Ratio
75th Percentile	27.4x	2.2768
Mean	23.7x	1.9760
Median	24.4x	2.0281
25th Percentile	20.4x	1.6947

Implied Transaction Metric	20.7x	1.7250

	Deal Value per Share /
	NTM EPS	Implied Exchange Ratio
75th Percentile	21.1x	1.7956
Mean	19.8x	1.6917
Median	20.0x	1.7059
25th Percentile	18.0x	1.5335

Implied Transaction Metric	20.2x	1.7250

	Premium /
	Core Deposits	Implied Exchange Ratio
75th Percentile	13.9%	1.6040
Mean	12.4%	1.5122
Median	12.2%	1.5014
25th Percentile	10.3%	1.3858

Implied Transaction Metric	16.0%	1.7250

National:

	Deal Value per Share /
	TBV per Share	Implied Exchange Ratio
75th Percentile	215%	1.6637
Mean	198%	1.5371
Median	199%	1.5395
25th Percentile	184%	1.4272

Implied Transaction Metric	223%	1.7250

	Deal Value per Share /
	LTM EPS	Implied Exchange Ratio
75th Percentile	26.5x	2.2014
Mean	25.1x	2.0895
Median	25.9x	2.1586
25th Percentile	21.0x	1.7466

Implied Transaction Metric	20.7x	1.7250

	Deal Value per Share /
	NTM EPS	Implied Exchange Ratio
75th Percentile	21.9x	1.8679
Mean	20.2x	1.7188
Median	19.4x	1.6546
25th Percentile	15.8x	1.3478

Implied Transaction Metric	20.2x	1.7250

	Premium /
	Core Deposits	Implied Exchange Ratio
75th Percentile	16.2%	1.7417
Mean	14.1%	1.6165
Median	15.4%	1.6916
25th Percentile	11.2%	1.4450

Implied Transaction Metric	16.0%	1.7250

Discounted Cash Flow Analysis. Raymond James analyzed the discounted present value of Paragon’s projected free cash flows for the years ending December 31, 2017 through December 31, 2022 on a stand-alone basis. Raymond James used tangible common equity in excess of a target ratio of 8.0% at the end of each projection period for free cash flow.

The discounted cash flow analysis was based on the Projections. Consistent with the periods included in the Projections, Raymond James used calendar year 2022 as the final year for the analysis and applied multiples, ranging from 13.0x to 17.0x, to calendar year 2022 adjusted net income in order to derive a range of terminal values for Paragon in 2022. Raymond James selected the range of terminal price-to-earnings multiples based upon the long-term average of the price-to-earnings multiple of selected banking indexes and current multiples for similar public companies.

The projected free cash flows and terminal values were discounted using rates ranging from 10.5% to 12.5%. The resulting range of equity values was adjusted for options outstanding and divided by the number of diluted shares outstanding in order to arrive at a range of present values per Paragon share. The aforementioned present values were divided by TowneBank’s 10-day average closing price of $32.21 as of April 25, 2017 to derive a range of implied exchange ratios. Raymond James reviewed the range of exchange ratios derived in the discounted cash flow analysis and compared them to the exchange ratio. The results of the discounted cash flow analysis are summarized below:
Implied Exchange Ratio
Maximum	1.9716
Minimum	1.4197

Exchange Ratio	1.7250

Additional Considerations. The preparation of a fairness opinion is a complex process and is not susceptible to a partial analysis or summary description. Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying its opinion. In addition, Raymond James considered the results of all such analyses and did not assign relative weights to any of the analyses, but rather made qualitative judgments as to significance and relevance of each analysis and factor, so the ranges of valuations resulting from any particular analysis described above should not be taken to be the view of Raymond James as to the actual value of Paragon.

In performing its analyses, Raymond James made numerous assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond the control of Paragon. The analyses performed by Raymond James are not necessarily indicative of actual values, trading values or actual future results which might be achieved, all of which may be significantly more or less favorable than suggested by such analyses. Such analyses were provided to the Paragon board of directors (solely in each director’s capacity as such) and were prepared solely as part of the analysis of Raymond James of the fairness, from a financial point of view, to the holders of common stock of Paragon of the exchange ratio to be received by such holders in connection with the proposed merger pursuant to the merger agreement. The analyses do not purport to be appraisals or to reflect the prices at which companies may actually be sold, and such estimates are inherently subject to uncertainty. The opinion of Raymond James was one of many factors taken into account by the Paragon board in making its determination to approve the merger. Neither Raymond James’ opinion, nor the analyses described above should be viewed as determinative of the Paragon board of directors’ or Paragon management’s views with respect to Paragon, TowneBank, or the merger. Raymond James provided advice to Paragon with respect to the proposed transaction. Raymond James did not, however, recommend any specific amount of consideration to the Paragon board or that any specific exchange ratio constituted the only appropriate exchange ratio for the merger. Paragon placed no limits on the scope of the analysis performed, or opinion expressed, by Raymond James.

The Raymond James opinion was necessarily based upon market, economic, financial and other circumstances and conditions existing and disclosed to it as of April 25, 2017, and any material change in such circumstances and conditions may affect the opinion of Raymond James, but Raymond James does not have any obligation to update, revise or reaffirm that opinion. Raymond James relied upon and assumed, without independent verification, that there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of Paragon or Paragon Bank since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Raymond James that would be material to its analyses or its opinion, and that there was no information or any facts that would make any of the information reviewed by Raymond James incomplete or misleading in any material respect.

During the two years preceding the date of Raymond James’ written opinion, Raymond James has been engaged by or otherwise performed services for Paragon for which it was paid an aggregate of $1,490,022 in fees and expense reimbursements (separately from any amounts that were paid to Raymond James under the engagement letter described in this proxy statement pursuant to which Raymond James was retained as a financial advisor to the Company to assist in reviewing strategic alternatives).

For its services as financial advisor to Paragon in connection with the proposed merger, Raymond James will receive a transaction fee equal to 1.40% of the aggregate transaction value of the proposed merger, a substantial portion of which is contingent upon completion of the merger. Upon the rendering of its opinion, Raymond James became entitled to a fee of $250,000, which is creditable against the transaction fee and which is not contingent upon the completion of the proposed merger or the conclusion reached in the opinion. Paragon paid to Raymond James a retainer of $35,000 upon execution of the Raymond James engagement letter. Paragon also agreed to reimburse Raymond James for its expenses incurred in connection with its services up to a limit of $25,000, including the fees and expenses of its counsel, and will indemnify Raymond James against certain liabilities arising out of its engagement.

Raymond James is actively involved in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. In the ordinary course of business, Raymond James may trade in the securities of Paragon and TowneBank for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Raymond James may provide investment banking, financial advisory and other financial services to Paragon and/or TowneBank or other participants in the merger in the future, for which Raymond James may receive compensation.

Interests of Certain Paragon Directors and Executive Officers in the Merger

In considering the recommendations of the Paragon board of directors that Paragon stockholders vote in favor of the merger proposal, Paragon stockholders should be aware that Paragon directors and executive officers may have interests in the merger that differ from, or are in addition to, their interests as stockholders of Paragon. The Paragon board of directors was aware of these interests and took them into account in its decision to approve the merger agreement and the merger.

Indemnification and Insurance. TowneBank has agreed to indemnify the officers and directors of Paragon against certain liabilities arising before the effective date of the merger. TowneBank has also agreed to purchase a six-year “tail” prepaid policy, on the same terms as Paragon’s existing directors’ and officers’ liability insurance, for the current officers and directors of Paragon, subject to a cap on the cost of such policy equal to 250% of Paragon’s last annual premium.

Director Appointments and Compensation. Pursuant to the merger agreement, TowneBank will appoint two Paragon directors to the TowneBank board of directors effective upon consummation of the merger. Each of Robert C. Hatley and Howard Jung will be appointed to TowneBank’s board of directors to serve in such capacity until the next annual meeting of the stockholders of TowneBank after the effective date of the merger, and, subject to the good faith consideration by the Nominating Committee of TowneBank’s board of the selection criteria set forth in its charter, such persons are to be nominated to sit for election at such annual meeting. Subject to the good faith approval of TowneBank’s board of directors, Messrs. Hatley and Jung will also be appointed to the Executive Committee of TowneBank’s board.

At the effective date of the merger, TowneBank will establish a TowneBank Raleigh board of directors, a TowneBank Cary board of directors, and a TowneBank Charlotte board of directors. We refer to these boards collectively as the “TowneBank NC Boards.” The TowneBank NC Boards will initially be composed of the current members of each of the advisory boards of directors established by Paragon for each of these regions, together with representatives from the boards of directors of Paragon and Paragon Bank, as appropriate for each geographical region.

Each of the Paragon directors that will serve on the board of directors of TowneBank and the TowneBank NC Boards has signed an agreement providing that such individual will not engage in activities competitive with TowneBank until the later of the date that is one year following the merger or the date on which he or she ceases to be a member of such board.

Mr. Jung will be compensated in accordance with TowneBank’s director compensation policy for non-executive officers as then in effect. Mr. Hatley will not be separately compensated for his service on the TowneBank board of directors while he is receiving compensation as an employee or consultant of TowneBank. Each non-executive officer member of the board of directors of TowneBank currently receives $300 for attending each board meeting. In addition, standing committee members receive $175 for each committee meeting attended. As compensation for their services during 2017, each member of the TowneBank board of directors received an annual retainer of $22,000. The non-employee directors of Paragon that will serve on the TowneBank NC Boards will receive $300 for attending each board meeting.

Information about each Paragon director to be appointed to the board of directors of TowneBank is provided in Paragon’s Annual Report on Form 10-K for the year ended December 31, 2016, as amended, which information is incorporated by reference into this proxy statement/prospectus.

Officer Positions. As set forth below, TowneBank will appoint certain named executive officers of Paragon to officer positions with TowneBank, effective upon consummation of the merger. As defined by the SEC, the phrase “named executive officer” refers to Paragon’s principal executive officer and the two other most highly compensated executive officers.

●
Robert C. Hatley, President and Chief Executive Officer of Paragon, will be appointed President of TowneBank North Carolina.

●
Matthew C. Davis, Executive Vice President and Chief Operating Officer of Paragon Bank, will be appointed Executive Vice President and Chief Operating Officer of TowneBank North Carolina.

In connection with entering into the merger agreement, TowneBank has entered into certain employment-related agreements with these officers concerning their employment with TowneBank following consummation of the merger. The agreements are summarized below. TowneBank has also entered into employment-related agreements with numerous other officers of Paragon and Paragon Bank pursuant to which such officers will serve as officers of TowneBank after consummation of the merger.

Employment-Related Agreements for Paragon Named Executive Officers. Paragon currently has an employment agreement with Mr. Hatley, change in control agreements with Mr. Davis and with Steven E. Crouse, Executive Vice President and Chief Financial Officer of Paragon and Paragon Bank, and salary continuation agreements with Messrs. Hatley, Davis and Crouse. Messrs. Hatley, Davis, and Crouse are “named executive officers” of Paragon. These officers are entitled to certain benefits under their agreements with Paragon that are expected to be triggered by the consummation of the merger. In addition, in connection with entering into the merger agreement, TowneBank has entered into an employment and consulting agreement with Mr. Hatley and an employment agreement with Mr. Davis that will, upon the consummation of the merger, supersede their agreements with Paragon. These benefits and agreements are described in further detail below.

Robert C. Hatley.

Paragon Employment Agreement with Mr. Hatley. Paragon and Paragon Bank entered into an employment agreement, dated September 1, 2013 and amended on October 27, 2015 and December 29, 2016, with Mr. Hatley. The employment agreement automatically extends for one year on December 31st of each year, unless the Paragon and Paragon Bank boards determine not to extend the term. The employment agreement establishes the terms and conditions of Mr. Hatley’s employment relationship, including his initial base salary, and also provides for certain fringe benefits, such as use of an automobile, payment of certain club dues and reimbursement of reasonable business expenses. Mr. Hatley’s annual base salary for 2017 is set at $455,000. Mr. Hatley is also entitled to participate in any and all officer or employee compensation, bonus, incentive, and benefit plans, including plans providing pension, medical, dental, disability, and group life benefits.

Pursuant to his employment agreement, if a change in control of Paragon or Paragon Bank occurs while Mr. Hatley’s employment agreement is in effect, Mr. Hatley is entitled to receive a lump-sum cash payment equal to 2.99 times the sum of (i) his annual base salary in effect as of the time of the change in control and (ii) any bonuses or incentive compensation earned for the calendar year ended immediately before the year in which the change in control occurs. In connection with the merger, Mr. Hatley entered into an excess parachute payment agreement, dated April 26, 2017, with Paragon and Paragon Bank pursuant to which he has agreed to waive any portion of this change in control payment that, when aggregated with any other payments in the nature of compensation that are contingent on a change in control of Paragon or Paragon Bank, would cause Mr. Hatley to receive an “excess parachute payment” (as defined in Section 280G of the Code) in connection with the proposed merger with TowneBank. The receipt of an “excess parachute payment” would subject Mr. Hatley to excise taxes under Section 4999 of the Code and the payment of an “excess parachute payment” would cause Paragon and Paragon Bank (or TowneBank as the successor in the merger) to lose tax deductions associated with certain compensation paid to Mr. Hatley. Assuming the merger closes in January 2018, the change in control payment owed to Mr. Hatley under his employment agreement, as reduced as set forth in the excess parachute payment agreement, would be approximately $1,790,000.

Paragon Salary Continuation Agreement with Mr. Hatley. Paragon Bank has entered into a restated salary continuation agreement with Mr. Hatley. Mr. Hatley is fully vested in the accrued benefit under the restated agreement. TowneBank has agreed to assume Mr. Hatley’s restated salary continuation agreement in the merger.

TowneBank Employment and Consulting Agreement with Mr. Hatley. TowneBank has entered into an employment and consulting agreement, dated April 26, 2017, with Mr. Hatley to serve as President, TowneBank North Carolina, and also to provide consulting services to TowneBank. The agreement becomes effective upon the closing of the merger and will continue until the fifth anniversary of the closing of the merger. Mr. Hatley’s employment under the agreement will continue until December 31, 2018, subject to extension by TowneBank. In no event will Mr. Hatley’s employment extend beyond December 21, 2020. Immediately following the end of Mr. Hatley’s employment under the agreement, he will begin providing services as a special consultant to TowneBank. He will continue providing these services until the earlier of (i) the fifth anniversary of the merger closing or (ii) the termination of the consulting arrangement by either TowneBank or Mr. Hatley as described in the agreement.

During the employment period, Mr. Hatley will receive an annual base salary of $455,000. During this period, he will also be entitled to receive annual incentive payments and stock awards in such amounts and at such times as may be determined by TowneBank pursuant to its incentive plans and programs.

Subject to the approval of the TowneBank board and as soon as practicable after the merger closing, TowneBank will make a restricted stock grant to Mr. Hatley covering shares of TowneBank common stock with a market value of $400,000 as of the grant date. The restricted shares will vest in five equal annual increments beginning on the first anniversary of the date of grant, provided that Mr. Hatley remains employed by TowneBank on such anniversary date or is providing consulting services to TowneBank on such anniversary date.

During the employment period, Mr. Hatley will have access to TowneBank’s family health, dental, and supplemental disability insurance benefits on the same basis as other similarly situated officers of TowneBank. He will also be entitled to participate in all incentive, savings, retirement, life insurance, medical, sick leave, vacation, and other employee benefits plans and programs of TowneBank. TowneBank will pay or reimburse Mr. Hatley for reasonable expenses incurred by him in the performance of his duties pursuant to the employment and consulting agreement. During both the employment and consulting periods, TowneBank will provide Mr. Hatley with an automobile or automobile allowance, including insurance coverage, fuel, and maintenance expenses in accordance with TowneBank policies.

If Mr. Hatley dies while employed by TowneBank, TowneBank will pay his beneficiary or estate his “accrued obligations” through the end of the calendar month in which his death occurs. The agreement defines “accrued obligations” as the sum of (i) annual base salary through the termination date at the rate in effect just prior to the time a notice of termination is given, (ii) the amount of any incentive or bonus earned but unpaid at the time of termination, and (iii) any benefits or awards earned but unpaid at the time of termination.

If Mr. Hatley becomes disabled while employed by TowneBank, TowneBank may give him written notice of its intention to terminate his employment, in which event his employment would terminate on the 30th day after receipt of such notice. If Mr. Hatley’s employment is terminated due to disability, he will receive his accrued obligations (as described above) through the date of termination. Mr. Hatley will be considered “disabled” if he is entitled to receive long-term disability benefits under TowneBank’s long-term disability plan, or, if there is no such plan, if he is unable to perform any of his essential job functions and the disability lasts for an uninterrupted period of at least 180 days or a total of at least 240 days out of any consecutive 360-day period as a result of his incapacity due to physical or mental illness (as determined by an independent physician).

TowneBank may terminate Mr. Hatley’s employment at any time for “cause.” If Mr. Hatley’s employment is terminated for cause, he will have no right to render services or to receive compensation or other benefits from TowneBank following termination. The following constitute “cause” for termination: (i) willful misconduct or deliberate neglect in the performance of Mr. Hatley’s duties and responsibilities or willful failure to follow reasonable instructions or policies, after being advised in writing and being given a period of at least 10 days to remedy such misconduct; (ii) conviction of or entering of a guilty plea or plea of no contest with respect to a felony, crime of moral turpitude, or any other crime with respect to which imprisonment is a possible punishment, or committing fraud or embezzlement against TowneBank or its affiliates; (iii) breach of a material term of the employment and consulting agreement, or material violation of any code or standard of behavior applicable to officers of TowneBank, after being advised in writing of such breach and being given a period of at least 10 days to remedy such breach; or (iv) willful engagement in misconduct that is reasonably likely to result, or has resulted, in material injury to TowneBank, reputational or otherwise.

If Mr. Hatley terminates his employment without “good reason,” then he will have no right to render services or to receive compensation or other benefits following such termination. Mr. Hatley will have “good reason” to terminate his employment if any of the following actions occur without his written consent: (i) any action taken by TowneBank that results in a substantial reduction in Mr. Hatley’s status with TowneBank, including a material diminution in base salary, position, authority, duties, or responsibilities; (ii) relocation of Mr. Hatley’s primary office by more than 35 miles from its location in Raleigh, North Carolina; or (iii) TowneBank’s failure to comply with the compensation provisions of the employment and consulting agreement or a material breach by TowneBank of any other provision of the employment and consulting agreement or any other written agreement between Mr. Hatley and TowneBank.

If TowneBank terminates Mr. Hatley’s employment without cause before the end of the employment period or if Mr. Hatley terminates his employment for good reason, he will receive the accrued obligations through the date of termination. In addition, he will receive the benefits described below if he signs a release and waiver of claims in favor of TowneBank: (i) continuation of base salary until the end of his employment period; (ii) if Mr. Hatley elects continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), TowneBank will reimburse the difference between Mr. Hatley’s monthly COBRA premium and the monthly amount paid by similarly situated active employees until the earliest of (a) 18 months after termination, (b) the date Mr. Hatley is no longer eligible for COBRA coverage, or (c) the date Mr. Hatley becomes eligible to receive similar coverage from another employer; (iii) if the 18-month period referenced above is not sufficient to cover the period between termination of employment and the end of the employment period and TowneBank is not permitted to extend COBRA coverage until the end of the employment period, TowneBank will pay Mr. Hatley a lump sum equal to the number of months between the end of COBRA coverage and the end of the employment period multiplied by the COBRA subsidy described in (ii) above; (iv) TowneBank will pay to Mr. Hatley the consulting fees that would have been payable during the consulting period had it commenced at the end of his employment period. The consulting fees are described below.

During the consulting period, Mr. Hatley will provide consulting services as reasonably requested in the nature of customer and community relations, business development, employee relations, and general advice and assistance relating to TowneBank’s customers and employees and to the growth and development of TowneBank’s business in North Carolina and surrounding areas. Mr. Hatley will not be required to maintain records of hours worked or to work in accordance with any fixed schedule during the consulting period. During this period, Mr. Hatley will be an independent contractor and not an employee or officer of TowneBank. As such, he will not be entitled to participate in any of TowneBank’s employee benefit plans.

TowneBank will pay Mr. Hatley $20,833.33 per month for the first two years of the consulting period and $8,333.33 per month thereafter.

If TowneBank terminates the consulting relationship, it will continue to pay Mr. Hatley as described above until the end of the consulting period. If (i) Mr. Hatley terminates the consulting relationship, (ii) Mr. Hatley fails to render the consulting services as requested, or (iii) Mr. Hatley violates the covenants in the employment and consulting agreement, then the consulting relationship will end and Mr. Hatley will not be entitled to any further consulting payments from TowneBank.

Mr. Hatley will be subject to a covenant not to compete and a covenant not to solicit customers or employees of TowneBank. These restrictions apply during the employment period and for the longer of (i) two years following the expiration of the employment period or, if sooner, termination of employment for any reason, or (ii) the consulting period. In the event of a change in control of TowneBank, (i) the non-competition restrictions will not apply after Mr. Hatley ceases to be employed by TowneBank and (ii) the non-solicitation restrictions will only apply for one year following termination of employment.

Steven E. Crouse.

Paragon Change in Control Agreement with Mr. Crouse. Paragon and Paragon Bank entered into a change in control agreement, dated March 28, 2013 and amended on May 20, 2014, with Mr. Crouse. The agreement automatically extends for one year on March 31st of each year, unless the Paragon and Paragon Bank boards determine not to extend the term.

The change in control agreement provides that if a “change in control” (as defined in the change in control agreement) occurs during the term of the agreement and, within one year of such change in control, Mr. Crouse is terminated involuntarily without “cause” (as defined in the change in control agreement) or voluntarily with “good reason” (as defined in the change in control agreement), then Mr. Crouse will be entitled to certain severance benefits, including a payment (paid in 18 equal monthly installments) of 2.0 times the sum of (i) his annual base salary in effect as of the time of the change in control or at the time of termination, whichever is greater, and (ii) any bonuses or incentive compensation earned for the calendar year ended immediately before the year in which the change in control occurs or in which the termination occurs, whichever is greater. Assuming the merger closes in January 2018, this change in control payment would be approximately $792,000. He will also be entitled to continued life, health and disability insurance coverage for him and his family for the year following the termination unless he becomes employed by another employer first, and a cash bonus equal to any contribution that would have been made under any 401(k), retirement or profit-sharing plan had the termination not occurred before the end of the plan year. Mr. Crouse will not be entitled to severance benefits if he (a) dies or becomes “totally disabled” (as defined in the change in control agreement) while actively employed by Paragon or Paragon Bank or (b) is terminated for cause.

Paragon Salary Continuation Agreement with Mr. Crouse. Paragon Bank entered into an amended and restated salary continuation agreement with Mr. Crouse effective January 1, 2017. Under the salary continuation agreement, assuming Mr. Crouse remains employed through his normal retirement age, which is 65 years old under the agreement, he will be entitled to an annual benefit, paid in equal monthly installments, of $132,000 for a period of 20 years. If Mr. Crouse has a “separation from service” that is a “voluntary termination with good reason” within 24 months after a “change in control” of Paragon or Paragon Bank (as such terms are defined in the salary continuation agreement), he will be fully-vested in this benefit and will be entitled to receive a lump sum payment equal to the present value of the full benefit amount. Assuming the merger closes in January 2018, the lump sum payment would be approximately $1,163,000 using a 4% discount rate. A “voluntary termination with good reason” is considered to have occurred if any of the following occur without Mr. Crouse’s advance written consent: (i) a material diminution of base salary; (ii) a material diminution of authority, duties, or responsibilities; (iii) a material diminution in the authority, duties, or responsibilities of the supervisor to whom Mr. Crouse is required to report; (iv) a material diminution in the budget over which Mr. Crouse retains authority; (v) a material change in the geographic location at which Mr. Crouse must perform services for Paragon Bank; or (vi) any other action or inaction that constitutes a material breach by Paragon Bank of the agreement under which Mr. Crouse provides services to Paragon Bank. Mr. Crouse is expected to have grounds to assert a “voluntary termination with good reason” as a result of the merger.

Matthew C. Davis.

Paragon Change in Control Agreement with Mr. Davis. Paragon and Paragon Bank entered into a change in control agreement, dated March 28, 2013 and amended May 20, 2014, with Mr. Davis. The terms of Mr. Davis’s change in control agreement are identical to Mr. Crouse’s change in control agreement with Paragon and Paragon Bank. As described below, Mr. Davis has entered into an employment agreement with TowneBank that will supersede his change in control agreement with Paragon and Paragon Bank as of the effective date of the merger, and he will not be entitled to severance benefits in connection with the merger pursuant to his change in control agreement with Paragon and Paragon Bank. Paragon intends to pay to Mr. Davis a retention bonus of $396,000 immediately prior to the consummation of the merger, provided that he remains employed by Paragon as of such date, which will partially offset the severance benefits to which Mr. Davis would be entitled under his change in control agreement with Paragon and Paragon Bank had he not entered into an employment agreement with TowneBank.

TowneBank Employment Agreement with Mr. Davis. TowneBank has entered into an employment agreement, dated April 26, 2017, with Mr. Davis to serve as Executive Vice President and Chief Operating Officer, TowneBank of North Carolina. Paragon Bank is a party to the agreement solely with respect to the restrictive covenants so that such covenants are enforceable by Paragon Bank prior to consummation of the merger. The agreement became effective on April 26, 2017 and will expire on the third anniversary of the closing of the merger. In the event the merger agreement is terminated, the employment agreement will expire and be of no further force or effect.

During the employment period, Mr. Davis will receive an annual base salary in an amount to be determined by TowneBank, but in no event less than $350,000. He will also be entitled to receive annual incentive payments and stock awards in such amounts and at such times as may be determined by TowneBank pursuant to its incentive plans and programs.

Subject to the approval of the TowneBank board and as soon as practicable after the merger closing, TowneBank will make a restricted stock grant to Mr. Davis covering shares of TowneBank common stock with a market value of $400,000 as of the grant date. The restricted shares will vest in four equal annual increments beginning on the first anniversary of the date of grant, provided that Mr. Davis remains employed by TowneBank on such anniversary date or is providing consulting services to TowneBank on such anniversary date.

During the employment period, Mr. Davis will have access to TowneBank’s family health, dental, and supplemental disability insurance benefits on the same basis as other similarly situated officers of TowneBank. He will also be entitled to participate in all incentive, savings, retirement, life insurance, medical, sick leave, vacation, and other employee benefits plans and programs of TowneBank. TowneBank will pay or reimburse Mr. Davis for reasonable expenses incurred by him in the performance of his duties pursuant to the employment agreement. During the employment period, TowneBank will provide Mr. Davis with an automobile or automobile allowance, including insurance coverage, fuel, and maintenance expenses in accordance with TowneBank policies.

The provisions of Mr. Davis’s employment agreement with respect to termination as a consequence of death or disability, termination for cause, and termination without good reason, and termination for good reason are substantially the same as those included Mr. Hatley’s employment and consulting agreement with TowneBank described above. In the event Mr. Davis’s employment is terminated by TowneBank without cause, Mr. Davis will receive the same benefits as Mr. Hatley, except (i) his base salary will be continued until the third anniversary of the merger and (ii) Mr. Davis is not entitled to any consulting fees.

Mr. Davis will be subject to a covenant not to compete and a covenant not to solicit customers of employees of TowneBank. The non-competition restrictions apply during the term of the employment agreement and until after the third anniversary of the merger. The non-solicitation restrictions apply (i) during the term of the employment agreement; (ii) until the later of (a) the second anniversary of the termination of employment or (b) the third anniversary of the merger if Mr. Davis’s employment is terminated for any reason prior to the third anniversary of the merger; or (iii) until after the fifth anniversary of the merger if Mr. Davis’s employment is terminated for any reason after the third anniversary of the merger.

Paragon Salary Continuation Agreements with Mr. Davis. Paragon Bank entered into a salary continuation agreement and an amended and restated salary continuation agreement with Mr. Davis, each of which became effective on January 1, 2017. Under the salary continuation agreements, assuming Mr. Davis remains employed through his normal retirement age, which is 65 years old under the agreements, he will be entitled to an aggregate annual benefit, paid in equal monthly installments, of $132,000 for a period of 20 years. The terms of Mr. Davis’s salary continuation agreements are identical to the terms of Mr. Crouse’s salary continuation agreement with Paragon Bank. If Mr. Davis has a “separation from service” that is a “voluntary termination with good reason” within 24 months after a “change in control” of Paragon or Paragon Bank (as such terms are defined in the salary continuation agreement), assuming the merger closes in January 2018, the lump sum payment would be approximately $1,055,000 using a 4% discount rate. In connection with the merger, on April 26, 2017, Paragon Bank and Mr. Davis amended Mr. Davis’s salary continuation agreements effective as of the effective date of the merger. Pursuant to the amendments, Mr. Davis and Paragon Bank agreed that Mr. Davis’s entering into an employment agreement with TowneBank constitutes advance written consent to any diminution or change in Mr. Davis’s position, title, supervisor, or duties that would otherwise give Mr. Davis the right to assert a “voluntary termination with good reason” as a result of the merger and receive the lump sum payment. TowneBank has agreed to assume Mr. Davis’s amended salary continuation agreements in the merger.

TowneBank Supplemental Executive Retirement Plan with Mr. Davis. TowneBank has agreed to enter into a supplemental executive retirement plan (“SERP”) with Mr. Davis that will provide, if applicable, an enhanced annual retirement benefit equal to the difference between (i) Mr. Davis’s retirement benefit as provided under his salary continuation agreements with Paragon Bank (assuming 100% vesting of such benefit) and (ii) if greater, 30% of his initial base salary with TowneBank for 2017, assuming an annual 4% increase in base salary, until age 65, payable for 20 years beginning at age 65 or until separation from service after age 65. The enhanced benefit will vest on an annual basis over the number of years from the effective date of the SERP through Mr. Davis’s attainment of age 65, subject to earlier vesting in some circumstances.

Restricted Shares of Paragon Common Stock. As of the record date for the special meeting, the Paragon and Paragon Bank directors and executive officers owned, in the aggregate, [●] restricted shares of Paragon common stock granted under a Paragon equity compensation plan. On the effective date of the merger, all of such restricted shares owned by executive officers and directors of Paragon and Paragon Bank that are outstanding immediately prior to the merger will vest under the terms of the restricted stock agreements pursuant to which these restricted shares were granted and will be freely transferable. Once vested, these shares will be converted into shares of TowneBank common stock upon consummation of the merger in accordance with the exchange ratio.

Employee Benefit Plans. At its election, TowneBank will either (i) provide generally to officers and employees of Paragon who become employees of TowneBank employee benefits under TowneBank’s benefit plans (with no break in coverage) on terms and conditions which are the same as for similarly situated officers and employees of TowneBank or (ii) maintain for the benefit of such employees the benefit plans maintained by Paragon immediately prior to the effective date of the merger. Subject to certain exceptions, these employees will receive credit for their years of service to Paragon for participation, vesting and benefit accrual purposes.

Employee Severance Benefits. A Paragon employee whose employment is involuntarily terminated other than for cause within six months from the effective date of the merger, excluding any employee who has a contract providing for severance, will receive severance pay equal to two weeks of pay, at his or her rate of pay in effect at the time of termination, for each full year of continuous service with Paragon and TowneBank, subject to a minimum of four weeks and a maximum of 26 weeks of pay. Such severance payments will be in lieu of any payment under any severance pay plans that may be in effect at Paragon prior to the effective date of the merger.

Regulatory Approvals

TowneBank, Paragon and Paragon Bank cannot complete the merger without prior approval from the FDIC, the Virginia SCC and the NCCOB. TowneBank will also seek a waiver from the Reserve Bank of the requirement to file an application under Section 3 of the Bank Holding Company Act of 1956, as amended, for approval of the merger. On August 25, 2017, TowneBank filed applications with the FDIC, Virginia SCC and NCCOB seeking their approval of the merger, and filed a waiver request with the Reserve Bank.

As of the date of this proxy statement/prospectus, we have not yet received the required approvals from the FDIC, Virginia SCC and NCCOB, and we have not been granted a waiver from the Reserve Bank. While we do not know of any reason why we would not be able to obtain such approvals and waiver in a timely manner, we cannot be certain when or if we will receive them.

Appraisal or Dissenters’ Rights in the Merger

Under North Carolina law, the stockholders of Paragon are not entitled to dissenters’ or appraisal rights in connection with the merger.

Certain Differences in Rights of Stockholders

TowneBank is a Virginia corporation governed by the Virginia SCA. Paragon is a North Carolina corporation governed by the North Carolina BCA. In addition, the rights of TowneBank and Paragon stockholders are governed by their respective articles of incorporation and bylaws. Upon completion of the merger, Paragon stockholders will become stockholders of TowneBank, and as such their stockholder rights will then be governed by the articles of incorporation and bylaws of TowneBank, each as amended, and by the Virginia SCA. The rights of stockholders of TowneBank differ in certain respects from the rights of stockholders of Paragon.

A summary of the material differences between the rights of a Paragon stockholder under the North Carolina BCA and Paragon’s articles of incorporation and bylaws, on the one hand, and the rights of a TowneBank stockholder under the Virginia SCA and the articles of incorporation and bylaws of TowneBank, on the other hand, is provided in this proxy statement/prospectus in the section “Comparative Rights of Stockholders” on page [●].

Accounting Treatment

The merger will be accounted for under the acquisition method of accounting pursuant to GAAP. Under the acquisition method of accounting, the assets and liabilities, including identifiable intangible assets arising from the transaction, of Paragon and Paragon Bank will be recorded, as of completion of the merger, at their respective fair values and added to those of TowneBank. Any excess of purchase price over the fair values is recorded as goodwill. Financial statements and reported results of operations of TowneBank issued after completion of the merger will reflect these values, but will not be restated retroactively to reflect the historical financial position or results of operations of Paragon and Paragon Bank. See also “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page [●].

THE MERGER AGREEMENT

The following is a summary description of the material provisions of the merger agreement. It is subject to and is qualified in its entirety by reference to the merger agreement, which is attached as Appendix A to this proxy statement/prospectus and incorporated herein by reference. We urge you to read the merger agreement in its entirety as it is the legal document governing the merger.

Structure of the Merger

The TowneBank board of directors and the Paragon board of directors have each approved the merger agreement. Pursuant to the merger agreement, Paragon will merge with and into Merger Sub, with Merger Sub as the surviving entity, and, immediately thereafter, Paragon Bank will merge with and into TowneBank, with TowneBank as the surviving entity.

Merger Consideration

General. In the proposed merger, holders of Paragon common stock will receive 1.7250 shares of common stock of TowneBank for each share of Paragon common stock outstanding immediately before the effective date of the merger. This exchange ratio is fixed and will not be adjusted based upon changes in the market price of TowneBank common stock and Paragon common stock prior to the effective date of the merger. Based on the closing sale price for TowneBank common stock on the NASDAQ Global Select Market on April 26, 2017 ($34.35), the last trading day before public announcement of the merger, the 1.7250 exchange ratio represented approximately $59.25 in value for each share of Paragon common stock, or approximately $323.6 million in the aggregate based on the number of shares of Paragon common stock outstanding on such date. Based on the closing sale price for TowneBank common stock on the NASDAQ Global Select Market on [●], 2017, the last trading day before the date of this proxy statement/prospectus, the 1.7250 exchange ratio represented approximately $[●] in value for each share of Paragon common stock, or approximately $[●] million in the aggregate based on the number of shares of Paragon common stock outstanding on such date.

If the number of shares of TowneBank common stock changes before the merger is completed because of a reclassification, recapitalization, stock dividend, stock split, reverse stock split or similar event, then a proportionate adjustment will be made to the exchange ratio.

TowneBank’s stockholders will continue to own their existing shares of TowneBank common stock. Each share of TowneBank common stock will continue to represent one share of TowneBank common stock following the merger.

Fractional Shares. TowneBank will not issue any fractional shares of common stock. Instead, a Paragon stockholder who would otherwise have received a fraction of a share of TowneBank common stock will receive an amount of cash equal to the fraction of a share of TowneBank common stock to which such holder would otherwise be entitled multiplied by the average closing price per share of TowneBank common stock, as reported on the NASDAQ Global Select Market, for the ten (10) consecutive trading days ending on and including the fifth trading day prior to the effective date of the merger.

Treatment of Paragon Stock Options and Restricted Stock Awards

Stock Options. In the merger, each outstanding option to purchase shares of Paragon common stock will be converted into an option to acquire, on the same terms and conditions (except as otherwise described herein) as were applicable under such Paragon stock option, the number of shares of TowneBank common stock equal to the product of (i) 1.7250 multiplied by (ii) the number of shares of Paragon common stock subject to the Paragon stock option. Such product shall be rounded down to the nearest whole number. The exercise price per share (rounded up to the next whole cent) of such replacement TowneBank stock option shall equal (i) the exercise price per share of shares of Paragon common stock that were purchasable pursuant to the Paragon stock option divided by (ii) 1.7250. As of the date of this proxy statement/prospectus, there were [●] options outstanding to purchase shares of Paragon common stock.

Restricted Stock. In the merger, all outstanding Paragon restricted stock awards that are unvested or contingent will be converted into TowneBank restricted stock awards, with the same terms and conditions (except as otherwise described herein) as were in effect immediately prior to the completion of the merger, subject to any accelerated vesting as a result of the merger to the extent provided by the terms of the applicable plan or agreements under such plans. The number of shares subject to the restricted stock awards will be adjusted based on the exchange ratio. As of the date of this proxy statement/prospectus, there were [●] shares subject to unvested restricted stock awards granted under Paragon’s equity compensation plans.

Effective Date and Time; Closing

Pursuant to the merger agreement, the effective date and the effective time of the merger shall be the date and time set forth in the articles of merger filed with the Virginia SCC and North Carolina SOS. Subject to the satisfaction or waiver of the closing conditions in the merger agreement, including the receipt of all necessary stockholder and regulatory approvals, and taking into consideration the date Paragon Bank’s data processing systems are expected to be integrated with TowneBank’s operating systems, the parties will use their commercially reasonable efforts to cause the effective date to occur in January 2018. See “— Conditions to Completion of the Merger” at page [●].

There can be no assurances as to if or when the stockholder and regulatory approvals will be obtained or that the merger will be completed within the expected timeframe, or at all.

Exchange of Paragon Shares for TowneBank Shares in the Merger

TowneBank Common Stock. Each share of TowneBank common stock issued and outstanding immediately before the effective date of the merger will remain issued and outstanding immediately after completion of the merger as a share of TowneBank common stock. As a result, there is no need for TowneBank stockholders to submit their stock certificates to TowneBank, the exchange agent or to any other person in connection with the merger, or otherwise take any action as a result of the completion of the merger.

Paragon Common Stock. On or before the closing date of the merger, TowneBank will cause to be deposited with its transfer agent, Computershare, Inc. (the “exchange agent”), certificates or book-entry shares, or a combination thereof, representing shares of TowneBank common stock for the benefit of the holders of certificates or book-entry shares representing shares of Paragon common stock, and cash in lieu of any fractional shares that would otherwise be issued to Paragon stockholders in the merger.

Promptly after the completion of the merger, the exchange agent will send transmittal materials to each holder of a certificate and/or book-entry share for Paragon common stock for use in exchanging Paragon stock certificates and Paragon book-entry shares for certificates or book-entry shares representing shares of TowneBank common stock, and cash in lieu of fractional shares, if applicable. The exchange agent will deliver certificates and/or book-entry shares representing TowneBank common stock and a check in lieu of any fractional shares, once it receives the properly completed transmittal materials together with certificates and/or book-entry shares representing a holder’s Paragon common stock.

Paragon stock certificates or Paragon book-entry shares should NOT be returned with the enclosed proxy card. They also should NOT be forwarded to the exchange agent until you receive a transmittal letter following completion of the merger.

Paragon stock certificates and book-entry shares may be exchanged for new TowneBank stock certificates and/or TowneBank book-entry shares with the exchange agent for up to 12 months after the completion of the merger. At the end of that period, any TowneBank stock certificates, book-entry shares and cash in lieu of fractional shares will be returned to TowneBank. Any holders of Paragon stock certificates or Paragon book-entry shares who have not exchanged their certificates or book-entry shares will be entitled to look only to TowneBank for new stock certificates or book-entry shares and any cash to be received in lieu of fractional shares of TowneBank common stock.

Until you exchange your Paragon stock certificates or Paragon book-entry shares for new TowneBank shares, you will not receive any dividends or other distributions in respect of shares of TowneBank common stock. Once you exchange your Paragon stock certificates or Paragon book-entry shares for new TowneBank shares, you will receive, without interest, any dividends or distributions with a record date after the effective date of the merger and payable with respect to your shares.

If you own Paragon common stock in book-entry form or through a broker, bank or other holder of record, you will not need to obtain Paragon stock certificates to surrender to the exchange agent.

If your Paragon stock certificate has been lost, stolen or destroyed, you may receive a new stock certificate upon the making of an affidavit of that fact. TowneBank may require you to post a bond in a reasonable amount as an indemnity against any claim that may be made against TowneBank with respect to the lost, stolen or destroyed Paragon stock certificate.

Neither TowneBank nor Paragon, nor any other person, will be liable to any former holder of Paragon stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

Corporate Governance

At the effective date of the merger, the articles of incorporation of TowneBank in effect immediately prior to the effective date of the merger will be the articles of incorporation of TowneBank after completion of the merger until thereafter amended in accordance with their terms and applicable law.

TowneBank has agreed to amend its bylaws prior to the effective date of the bank merger to increase the number of directors that serve on TowneBank’s board of directors to the extent necessary to accommodate the current directors of Paragon that will be appointed as directors of TowneBank as of the effective date of the bank merger. Pursuant to the merger agreement, TowneBank will appoint each of Robert C. Hatley and Howard Jung to TowneBank’s board of directors to serve in such capacity until the next annual meeting of the stockholders of TowneBank after the effective date of the bank merger, and, subject to the good faith consideration by the Nominating Committee of TowneBank’s board of the selection criteria set forth in its charter, such persons are to be nominated to sit for election at such annual meeting.

At the effective date of the bank merger, the bylaws of TowneBank in effect immediately prior to the effective date of the bank merger (with the amendment described above) will be the bylaws of TowneBank after completion of the bank merger until thereafter amended in accordance with their respective terms and applicable law.

At the effective date of the bank merger, TowneBank will establish a TowneBank Cary board of directors, a TowneBank Charlotte board of directors, and a TowneBank Raleigh board of directors (collectively, the “TowneBank NC Boards”).  The TowneBank NC Boards shall initially be composed of the current members of each of the advisory boards of directors maintained by Paragon Bank for each of these regions, together with representatives from the boards of directors of Paragon and Paragon Bank, as appropriate for each geographical region, and other business and community leaders chosen by TowneBank after consultation with Paragon.

Each of the Paragon directors that will serve on the board of directors of TowneBank and the TowneBank NC Boards has signed an agreement providing that such individual will not engage in activities competitive with TowneBank until the later of the date that is two years following the bank merger or the date on which he or she ceases to be a member on such board.

Representations and Warranties

The merger agreement contains representations and warranties relating to TowneBank and Paragon’s respective businesses, including:

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corporate organization, standing and power, and subsidiaries;

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requisite corporate authority to enter into the merger agreement and to complete the contemplated transactions;

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absence of conflicts with or breaches of organizational documents or other obligations as a result of entering into the merger agreement;

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required governmental filings and consents;

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capital structure;

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TowneBank’s FDIC filings or Paragon’s SEC filings, financial statements included in certain of those filings and accounting controls;

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regulatory reports filed with governmental agencies and other regulatory matters;

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absence of certain changes or events and absence of certain undisclosed liabilities;

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material contracts;

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legal proceedings and compliance with applicable laws;

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tax matters and tax treatment of merger;

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employee benefit plans;

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insurance;

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allowance for loan losses;

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environmental matters;

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books and records;

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required stockholder vote to approve the merger agreement; and

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engagement of financial advisors and receipt of fairness opinions.

In addition, the merger agreement contains representations and warranties relating to Paragon’s business specifically, such as:

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ownership and leasehold interests in properties;

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loan portfolio and mortgage loan buy-backs;

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intellectual property;

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derivative instruments;

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brokered deposits;

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investment securities; and

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transactions with affiliates.

With the exception of specified representations and warranties relating to corporate authority, that must be true and correct in all material respects, and representations and warranties relating to absence of conflict with organizational documents, capitalization (except de minimis in amount and effect) and absence of certain changes reasonably likely to have a material adverse effect, which must be true and correct in all respects, no representation or warranty will be deemed untrue or incorrect as a consequence of the existence or absence of any fact, event or circumstance unless that fact, event or circumstance, individually or taken together with all other facts, events or circumstances, has had or is reasonably likely to have a material adverse effect (as such term is defined in the merger agreement) on the party making the representation or warranty, disregarding for these purposes (i) any qualification or exception for, or reference to, materiality in any such representation or warranty and (ii) any use of the terms “material,” “materially,” “in all material respects,” “material adverse effect” or similar terms or phrases in any such representation or warranty.

The representations and warranties described above and included in the merger agreement were made for purposes of the merger agreement and are subject to qualifications and limitations agreed to by the parties in connection with negotiating the terms of the merger agreement, including being qualified by confidential disclosures, and were made for the purposes of allocating contractual risk between TowneBank and Paragon instead of establishing these matters as facts. In addition, certain representations and warranties were made as of a specific date and may be subject to a contractual standard of materiality different from what might be viewed as material to stockholders. The representations and warranties and other provisions of the merger agreement should not be read alone, but instead should only be read together with the information provided elsewhere in this proxy statement/prospectus, in the documents incorporated by reference into this proxy statement/prospectus by TowneBank and Paragon, and in the periodic and current reports and statements that TowneBank files with the FDIC and Paragon files with the SEC. See “Where You Can Find More Information” beginning on page [●].

Business Pending the Merger

TowneBank, Paragon and Paragon Bank have made customary agreements that place restrictions on them until the completion of the merger. In general, TowneBank, Paragon and Paragon Bank are required to (i) conduct their respective businesses in the ordinary and usual course consistent with past practice, (ii) take no action that would adversely affect or delay the ability to obtain the required approvals and consents for the merger, perform the covenants and agreements under the merger agreement or complete the merger on a timely basis, (iii) take no action that would prevent the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code and (iv) take no action that would make any of its representation or warranties untrue, taking into account the material adverse effect standard set forth in the merger agreement.

Paragon and Paragon Bank also agreed that, until the effective date of the merger and with certain exceptions, it will not, and will not permit any of its subsidiaries to, without the prior written consent of TowneBank (which may not to be unreasonably withheld or delayed):

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amend, repeal or modify any articles of incorporation, bylaws or other similar governing instruments;

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issue or sell any additional shares of capital stock, other than pursuant to stock options outstanding as of the date of the merger agreement, or grant any stock options, restricted shares or other stock-based awards;

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enter into or amend or renew any employment or severance agreement or similar arrangement with any of its directors, officers or employees, or grant any salary or wage increase or increase any employee benefit, except for normal individual merit increases in the ordinary course of business consistent with past practice that do not exceed 5% on an individual basis and except for incentive or bonus payments that do not exceed 15% on an individual basis, provided that such merit increases, incentive payments and bonus payments shall not exceed $500,000 in the aggregate;

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enter into, establish, adopt, amend, terminate or make any contributions to (except as required by law, to satisfy contractual obligations as previously disclosed to TowneBank or to comply with the requirements of the merger agreement), any pension, retirement, stock option, restricted stock, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any director, officer or employee or take any action to accelerate the vesting or exercise of any benefits payable thereunder;

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hire any person as an employee or promote any employee, except (i) to satisfy contractual obligations as previously disclosed to TowneBank and (ii) persons whose employment is terminable at will and who are not contractually entitled to any severance or similar benefits or payments that would become payable as a result of the merger or bank merger, or the completion thereof, except as otherwise set forth in the merger agreement;

●
make, declare, pay any dividend on, or redeem, purchase or otherwise acquire any shares of capital stock, or adjust, split, combine or reclassify any shares of capital stock, except Paragon Bank may declare and pay dividends to Paragon in the ordinary course of business consistent with past practice;

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make any capital expenditures, other than capital expenditures in the ordinary course of business consistent with past practice, in amounts not exceeding $25,000 individually or $100,000 in the aggregate;

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implement, or adopt, any change in its tax or financial accounting principles, practices or methods, including reserving methodologies, other than as may be required by generally accepted accounting principles in the U.S., regulatory accounting guidelines or applicable law;

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sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except for (i) other real estate owned properties sold in the ordinary course of business consistent with past practice and (ii) transactions in the ordinary course of business consistent with past practice in amounts that do not exceed $25,000 individually or $50,000 in the aggregate;

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acquire all or any portion of the assets, business, securities (excluding investment securities in the ordinary course of business consistent with past practice), deposits or properties of any other person, except for acquisitions (i) by way of foreclosures or of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith and in amounts that do not exceed $500,000 individually or $1,000,000 in the aggregate, and (ii) in the ordinary course of business consistent with past practice in amounts that do not exceed $25,000 individually or $50,000 in the aggregate;

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enter into, amend, modify, cancel, fail to renew or terminate any agreement, contract, lease, license, arrangement, commitment or understanding that is identified under the material contract representation and warranty in the merger agreement;

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enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which it is or becomes a party after the date of the merger agreement, which settlement, agreement or action involves payment of an amount that exceeds $50,000 and/or would impose any material restriction on the business of Paragon;

●
enter into any new material line of business; introduce any material new products or services; make any material change to deposit products or deposit gathering or retention policies or strategies; change its material lending, investment, underwriting, pricing, servicing, risk and asset liability management and other material banking, operating or board policies or otherwise fail to follow such policies, except as required by applicable law, regulation or policies imposed by any governmental authority, or the manner in which its investment securities or loan portfolio is classified or reported; invest in any mortgage-backed or mortgage-related security that would be considered “high risk” under applicable regulatory guidance; or file any application or enter into any contract with respect to the opening, relocation or closing of, or open, relocate or close, any branch, office, service center or other facility;

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introduce any material marketing campaigns or any material new sales compensation or incentive programs or arrangements (except those the material terms of which have been fully disclosed in writing to, and approved by, TowneBank prior to the date of the merger agreement);

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(i) make, renew, restructure or otherwise modify any loan to be held in its loan portfolio other than loans made or acquired in the ordinary course of business consistent with past practice and that have (a) in the case of unsecured loans, a principal balance not in excess of $1,000,000 in total, (b) in the case of new secured loans, a principal balance not in excess of $10,000,000 in total, or (c) in the case of renewal of existing loans, total corporate exposure to such borrower not in excess of $10,000,000, (ii) except in the ordinary course of business, take any action that would result in any discretionary release of collateral or guarantees or otherwise restructure the respective amounts set forth in subsection (i) above, or (iii) enter into any loan securitization or create any special purpose funding entity (TowneBank will have observation rights in connection with the consideration by Paragon Bank’s Management Loan Committee of any new loan with total corporate exposure to a borrower in excess of $5,000,000);

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incur any indebtedness for borrowed money, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, other than with respect to (i) borrowings from the Federal Home Loan Bank of Atlanta or existing federal funds accommodation lines of credit with correspondent banks in the ordinary course of business consistent with past practice, or (ii) the collection of checks and other negotiable instruments in the ordinary course of business consistent with past practice;

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acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, or otherwise in accordance with the existing investment policy of Paragon Bank, in each case in the ordinary course of business consistent with past practice) any debt security or equity investment other than federal funds or U.S. Government securities or U.S. Government agency securities, in each case with a term of three years or less, or dispose of any debt security or equity investment;

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enter into or settle any derivative contract, except for contracts used to hedge mortgage rate risk in the ordinary course of business as currently conducted;

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other than as a loan or in connection with a debt previously contracted and in order to protect Paragon Bank from loss, make any investment or commitment to invest in real estate or in any real estate development project, other than as a loan (and other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice);

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make or change any material tax election in a manner inconsistent with past practice, settle or compromise any material tax liability, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of a material amount of taxes, enter into any closing agreement with respect to any material amount of taxes or surrender any right to claim a material tax refund, adopt or change any method of accounting in a manner inconsistent with past practice, with respect to taxes or file any amended tax return; or

●
agree to take any of the actions prohibited by the preceding bullet points.

TowneBank also agreed that until the effective date of the merger it will not, without the prior written consent of Paragon (which may not to be unreasonably withheld or delayed), amend, repeal or modify its articles of incorporation, bylaws or other similar governing instruments in a manner which would have a material adverse effect on Paragon or its stockholders or the transactions contemplated by the merger agreement.

Assumption of Trust Preferred Capital Securities

TowneBank, Merger Sub and Paragon will take all actions necessary for Paragon and either or both of TowneBank or Merger Sub to enter into supplemental indentures with the trustees of Paragon’s $18,558,000 trust preferred capital securities to evidence the succession of either or both of TowneBank or Merger Sub as the obligor on those securities as of the effective date of the merger. TowneBank will assume, on its own or through Merger Sub, Paragon’s obligations under the indentures as well as under the other agreements related to the trust preferred capital securities. Subject to the receipt of any required regulatory approvals, TowneBank intends to redeem the trust preferred capital securities as soon as practicable after consummation of the merger and bank merger.

Employee Matters

TowneBank, at its election, will provide to employees of Paragon and Paragon Bank that become employees of TowneBank after the merger (i) employee benefits under TowneBank’s benefit plans (with no break in coverage), on terms and conditions that are the same for similarly situated employees of TowneBank, or (ii) continued benefits under the existing Paragon and Paragon Bank benefit plans, provided that TowneBank may amend the Paragon and Paragon Bank benefit plans as necessary to comply with any law or as necessary and appropriate for other business reasons. For purposes of participation, vesting and benefit accrual, service with Paragon and Paragon Bank will be treated as service with TowneBank.

Paragon has agreed to terminate its 401(k) plan effective immediately prior to the effective date of the merger. Employees of Paragon and Paragon Bank that will be employed by TowneBank after the merger will be eligible to participate in TowneBank’s 401(k) plan as soon as practicable following the effective date of the merger. Plan balances in the Paragon 401(k) plan at the time of the merger will be eligible for distribution or rollover.

TowneBank has entered into employment agreements, change in control agreements and other arrangements with certain officers and employees of Paragon and Paragon Bank providing for their continued service with TowneBank following the merger and bank merger (see “The Merger – Interests of Certain Paragon Directors and Executive Officers in the Merger”). In addition, TowneBank has agreed, for any Paragon or Paragon Bank employee who does not have an agreement that provides for severance payments in connection with a termination of employment or a change in control, and who, within six months after the effective date, is involuntarily terminated other than for cause by TowneBank, to pay such employee severance pay equal to two weeks of such employee’s base salary or rate of pay for each year of service to Paragon or Paragon Bank (with a minimum of four weeks and a maximum of 26 weeks of severance pay). Such severance pay will be in lieu of any payment provided for under any Paragon or Paragon Bank severance plans.

Regulatory Matters

TowneBank, Paragon and Paragon Bank have each agreed to cooperate and use their commercially reasonable efforts to prepare as promptly as possible all documentation, to effect all filings, and to obtain all regulatory approvals necessary to consummate the merger. On August 25, 2017, TowneBank filed the required applications with the FDIC, Virginia SCC and NCCOB seeking their approval of the merger and bank merger. On the same day, TowneBank also requested a waiver from the Reserve Bank of the requirement to file an application under Section 3 of the Bank Holding Company Act of 1956, as amended, for approval of the merger.

As of the date of this proxy statement/prospectus, we have not yet received the required approvals from the FDIC, Virginia SCC and NCCOB, and we have not yet been granted a waiver from the Reserve Bank. While TowneBank, Paragon and Paragon Bank do not know of any reason why they would not be able to obtain such approvals and waiver in a timely manner, or why they would be received with conditions unacceptable to TowneBank, they cannot be certain when or if they will receive them or the nature of any conditions imposed.

Required Stockholder Approval

Paragon has agreed to call a meeting of stockholders as soon as reasonably practicable for the purpose of obtaining the required stockholder vote in favor of the merger agreement, provided that the merger agreement has not been terminated in accordance with its terms. Pursuant to the merger agreement, Paragon is permitted to adjourn or postpone the meeting (i) with the consent of TowneBank, (ii) for the absence of a quorum, (iii) to the extent necessary to ensure that any required supplement or amendment to the proxy statement is provided to the stockholders of Paragon within a reasonable period of time in advance of the meeting, (iv) to allow reasonable additional time to solicit additional proxies as necessary to obtain the Paragon stockholder approval, or (v) if required by applicable law.

In addition, Paragon’s board of directors has agreed to support and recommend approval of the merger agreement to its stockholders and to use commercially reasonable efforts to obtain from its stockholders the required stockholder votes in favor of the merger agreement. However, Paragon’s board of directors may (i) withhold, withdraw, modify or amend its recommendation to approve the merger agreement, or (ii) authorize, adopt, approve, recommend or otherwise declare advisable a “superior proposal” as described and under the circumstances set forth in the next section (“— No Solicitation”), in each case if the board of directors of Paragon determines in good faith (after consultation with its outside legal counsel) that failure to do so would be more likely than not to result in a violation of its fiduciary obligations under applicable law.

No Solicitation

Paragon has agreed that, while the merger agreement is in effect, it will not directly or indirectly:

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initiate, solicit or encourage any inquiries or proposals with respect to any “acquisition proposal” (as defined below); or

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engage or participate in any negotiations or discussions concerning, or provide any confidential or nonpublic information relating to, an acquisition proposal.

For purposes of the merger agreement, an “acquisition proposal” means, other than the transactions contemplated by the merger agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, any of the following transactions involving Paragon or Paragon Bank:

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a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction;

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any acquisition or purchase, direct or indirect, of 15% or more of the consolidated assets of Paragon or 15% or more of any class of equity or voting securities of Paragon or its subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated assets of Paragon; or

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any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in a third party beneficially owning 10% or more of any class of equity or voting securities of Paragon or its subsidiaries whose assets, individually or in the aggregate, constitute more than 10% of the consolidated assets of Paragon.

Under the merger agreement, however, if Paragon receives an unsolicited bona fide written acquisition proposal, it may engage in negotiations or discussions with or provide nonpublic information to the person or entity making the acquisition proposal if:

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the Paragon board of directors receives the proposal prior to receipt of stockholder approval of the merger agreement;

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the Paragon board concludes in good faith, after consultation with and based upon the advice of outside legal counsel, that the failure to take such actions would more likely than not result in a violation of its fiduciary duties to stockholders under North Carolina law;

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the Paragon board also concludes in good faith, after consultation with outside legal counsel and financial advisors, that the acquisition proposal constitutes or is reasonably likely to result in a superior proposal (as defined below); and

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Paragon receives from the person or entity making the proposal an executed confidentiality agreement, which confidentiality agreement does not provide such person or entity with any exclusive right to negotiate with Paragon.

Paragon has agreed to advise TowneBank, within 24 hours of reaching the conclusions set forth in the second and third bullet points immediately above, of the receipt of any such acquisition proposal, including a description of the material terms and conditions of the proposal (including the identity of the proposing party), and to keep TowneBank apprised of any material related developments, discussions and negotiations on a current basis.

For purposes of the merger agreement, a “superior proposal” means an unsolicited, bona fide written acquisition proposal made by a person or entity that the board of directors of Paragon concludes in good faith, after consultation with its financial and outside legal advisors, taking into account all legal, financial, regulatory and other aspects of the acquisition proposal and including the terms and conditions of the merger agreement:

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is more favorable to the stockholders of Paragon from a financial point of view, than the transactions contemplated by the merger agreement; and

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is reasonably capable of being completed on the terms proposed and in a timely manner.

For the purposes of the definition of “superior proposal,” the term “acquisition proposal” has the same meaning as described above, except the reference to “15% or more” is changed to be a reference to “a majority” and an “acquisition proposal” can only refer to a transaction involving Paragon or Paragon Bank.

Conditions to Completion of the Merger

The respective obligations of the parties to complete the merger are subject to the satisfaction or waiver of certain conditions, including the following:

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approval of the merger proposal by the Paragon stockholders;

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approval of the merger by the necessary federal and state regulatory authorities, provided that no such approvals contain any conditions, restrictions or requirements that would, after the merger, (i) have or be reasonably likely to have a material adverse effect on TowneBank, in the reasonable opinion of TowneBank, or (ii) be unduly burdensome, in the reasonable opinion of TowneBank;

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clearance of the proxy statement/prospectus by the SEC for use in definitive form, provided it is not subject to any stop order or any threatened stop order (or an order, demand, request or other action with similar effect) of the SEC;

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approval from the NASDAQ Stock Market for the listing on the NASDAQ Global Select Market of the shares of TowneBank common stock to be issued in the merger;

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the absence of any statute, rule, regulation, judgment, decree, injunction or other order of a court, regulatory agency or other governmental authority that prohibits the completion of the merger;

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the accuracy of the other parties’ representations and warranties in the merger agreement, subject to the material adverse effect standard in the merger agreement;

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each party’s performance in all material respects of its obligations under the merger agreement;

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the receipt by TowneBank from Williams Mullen, TowneBank’s outside legal counsel, of a written legal opinion to the effect that the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code and the receipt by Paragon from Wyrick Robbins Yates & Ponton LLP, Paragon’s outside legal counsel, of a written legal opinion to the effect that the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code; and

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the execution and delivery of certain agreements by key employees of Paragon and Paragon Bank concerning their employment with TowneBank and related matters after the effective date of the merger, such agreements not being breached or terminated, and such employees continuing to be employed by Paragon or Paragon Bank.

Where the merger agreement and law permits, TowneBank or Paragon and Paragon Bank could choose to waive a condition to the obligation to complete the merger even if that condition has not been satisfied. We cannot be certain when, or if, the conditions to the merger will be satisfied or waived or that the merger will be completed.

Termination of the Merger Agreement

Termination by TowneBank, Merger Sub, Paragon and Paragon Bank. The merger agreement may be terminated and the merger abandoned by TowneBank, Merger Sub, Paragon and Paragon Bank, at any time before the merger is completed, by mutual consent of the parties.

Termination by TowneBank and Merger Sub or Paragon and Paragon Bank. The merger agreement may be terminated and the merger abandoned by TowneBank and Merger Sub or Paragon and Paragon Bank if:

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the merger and bank merger have not been completed by March 31, 2018, unless the failure to complete the merger and bank merger by such time was caused by a breach or failure to perform an obligation under the merger agreement by the terminating party; or

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the Paragon stockholders do not approve the merger agreement.

Termination by TowneBank and Merger Sub. TowneBank and Merger Sub may terminate the merger agreement at any time before the merger is completed if:

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there is a breach or inaccuracy of any representation or warranty of Paragon or Paragon Bank contained in the merger agreement that would cause the failure of the closing conditions to be met by Paragon and Paragon Bank described above, and the breach is not cured within 30 days following written notice to Paragon or by its nature cannot be cured within such time period, unless TowneBank is in breach of any representation, warranty, covenant or agreement;

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there is a material breach by Paragon or Paragon Bank of any covenant or agreement contained in the merger agreement, and the breach is not cured within 30 days following written notice to Paragon or by its nature cannot be cured within such time period, unless TowneBank is in breach of any representation, warranty, covenant or agreement;

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any of the conditions precedent to the obligations of TowneBank to consummate the merger set forth in the merger agreement cannot be satisfied or fulfilled by March 31, 2018, unless TowneBank is in breach of any representation, warranty, covenant or agreement;

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without TowneBank’s prior consent, Paragon or Paragon Bank enters into an agreement with respect to a business combination transaction or an acquisition directly from Paragon of securities representing 15% or more of Paragon common stock;

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a tender offer or exchange offer for 15% or more of the outstanding shares of Paragon common stock is commenced, and the Paragon board recommends that Paragon stockholders tender their shares in the offer or otherwise fails to recommend that they reject the offer; or

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at any time before the special meeting, (i) Paragon materially breaches its agreement regarding the non-solicitation of other business combination offers, (ii) the board of directors of Paragon fails to recommend approval of the merger agreement to its stockholders, withdraws, modifies or changes such recommendation, or authorizes, adopts, approves, recommends or otherwise declares advisable a superior proposal, in each case in a manner that is adverse in any respect to the interests of TowneBank, or (iii) Paragon materially breaches its covenants in the merger agreement requiring the calling and holding of a meeting of stockholders to consider the merger agreement.

Termination by Paragon and Paragon Bank. Paragon and Paragon Bank may terminate the merger agreement at any time before the merger is completed if:

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there is a breach or inaccuracy of any representation or warranty of TowneBank contained in the merger agreement that would cause the failure of the closing conditions to be met by TowneBank described above, and the breach is not cured within 30 days following written notice to TowneBank or by its nature cannot be cured within such time period, unless Paragon or Paragon Bank is in breach of any representation, warranty, covenant or agreement;

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there is a material breach by TowneBank of any covenant or agreement contained in the merger agreement, and the breach is not cured within 30 days following written notice to TowneBank or by its nature cannot be cured within such time period, unless Paragon or Paragon Bank is in breach of any representation, warranty, covenant or agreement;

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any of the conditions precedent to the obligations of Paragon and Paragon Bank to consummate the merger set forth in the merger agreement cannot be satisfied or fulfilled by March 31, 2018, unless Paragon or Paragon Bank is in breach of any representation, warranty, covenant or agreement;

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at any time before the special meeting, the board of directors of Paragon determines to enter into an agreement with respect to an unsolicited “superior proposal” (as defined in the merger agreement and described above) which has been received and considered by Paragon in material compliance with the merger agreement, provided that (i) Paragon has notified TowneBank at least three business days in advance of its intent to accept such superior proposal, (ii) Paragon has, upon TowneBank’s request, discussed with TowneBank the circumstances giving rise to the decision to accept the superior proposal and negotiated in good faith with TowneBank to facilitate TowneBank’s evaluation of whether to improve the terms and conditions of the merger agreement, (iii) if TowneBank has made an offer to improve the terms of the merger agreement, Paragon’s board of directors has determined in good faith, after consultation with its financial and outside legal advisors, and taking into account TowneBank’s improved offer, that the superior proposal would continue to constitute a superior proposal under the merger agreement, and (iv) if the terms of the superior proposal change materially, Paragon has continued to provide the same notice and opportunity for TowneBank to improve its offer at least two business days in advance of accepting the superior proposal; or

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the Paragon board of directors so determines, at any time during the five-day period beginning on the later of (i) the date on which the last approval, consent or waiver of any governmental authority required to complete the merger is received and all statutory waiting periods have expired, or (ii) the date on which the Paragon stockholders approve the merger agreement, if the price of TowneBank common stock has declined by more than 20% over a designated measurement period on an actual basis and declined by more than 20% relative to the NASDAQ Bank Index during the same period, unless TowneBank elects to increase the consideration to be paid to Paragon stockholders (which it is not obligated to do).

In the event of termination, the merger agreement will become null and void, except that certain provisions thereof relating to fees and expenses (including the obligation to pay the termination fee described below in certain circumstances) and confidentiality of information exchanged between the parties will survive any such termination.

Termination Fee

The merger agreement provides that Paragon must pay TowneBank a $12.0 million termination fee under the circumstances and in the manner described below:

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if the merger agreement is terminated (i) by TowneBank and Merger Sub for any of the reasons described in the fourth, fifth and sixth bullet points under “– Termination of the Merger Agreement – Termination by TowneBank and Merger Sub” beginning on page [●] or by Paragon for the reason described in the fourth bullet point under “– Termination of the Merger Agreement – Termination by Paragon and Paragon Bank” beginning on page [●], Paragon must pay the termination fee to TowneBank concurrently with the termination of the merger agreement; or

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if the merger agreement is terminated (i) by TowneBank and Merger Sub for any of the reasons described in the first, second or third bullet points under “– Termination of the Merger Agreement – Termination by TowneBank and Merger Sub” beginning on page [●], (ii) by either TowneBank and Merger Sub or Paragon and Paragon Bank because the merger has not been completed by March 31, 2018, or (iii) by either TowneBank and Merger Sub or Paragon and Paragon Bank because the merger was not approved by the stockholders of Paragon, and in the case of termination pursuant to clauses (i), (ii) and (iii) above an acquisition proposal (as described under “– No Solicitation” beginning on page [●]) has been publicly announced or otherwise communicated or made known to the stockholders, senior management or the board of directors of Paragon (or any person has publicly announced, communicated or made known an intention, whether or not conditional, to make an acquisition proposal) prior to the taking of the vote of the stockholders of Paragon contemplated by the merger agreement, in the case of clause (iii) above, or prior to the date of termination, in the case of clauses (i) or (ii) above, then (a) if within 12 months after such termination Paragon enters into an agreement or consummates a transaction with respect to an acquisition proposal (whether or not the same acquisition proposal as that referred to above), then Paragon must pay to TowneBank the termination fee on the date of execution of such agreement (regardless of whether such transaction is consummated before or after the termination of this agreement) or the consummation of such transaction, or (b) if a transaction with respect to an acquisition proposal (whether or not the same acquisition proposal as that referred to above) is consummated otherwise than pursuant to an agreement with Paragon within 12 months after the termination of the merger agreement, then Paragon must pay to TowneBank the termination fee on the date when such transaction is consummated.

Any termination fee that becomes payable to TowneBank pursuant to the merger agreement will be paid by wire transfer of immediately available funds to an account designated by TowneBank. If Paragon fails to timely pay the termination fee to TowneBank, Paragon also will be obligated to pay the costs and expenses incurred by TowneBank to collect such payment, together with interest.

Indemnification and Insurance

TowneBank has agreed to indemnify the directors and officers of Paragon against certain liabilities arising before the effective date of the merger. TowneBank has also agreed to purchase a six year “tail” prepaid policy, on the same terms as Paragon’s existing directors’ and officers’ liability insurance, for the current directors and officers of Paragon, subject to a cap on the cost of such policy equal to 250% of the last annual premium paid by Paragon.

Expenses

In general, whether or not the merger is completed, TowneBank and Paragon will each pay its respective expenses incident to preparing, entering into and carrying out the terms of the merger agreement. The parties will share the costs of all filing fees paid to the SEC and other governmental authorities.

Waiver and Amendment

At any time on or before the effective date of the merger, any term or provision of the merger agreement, other than the merger consideration, may be waived by the party which is entitled to the benefits thereof, without stockholder approval, to the extent permitted under applicable law. The terms of the merger agreement may be amended at any time before the merger by agreement of the parties, whether before or after the date of the special meeting, except with respect to statutory requirements and requisite stockholder and regulatory authority approvals.

Affiliate Agreements

Each of the directors and executive officers of Paragon, and each holder of 10% or more of Paragon’s common stock, has entered into an agreement with TowneBank and Paragon pursuant to which such individual or entity has agreed, subject to several conditions and exceptions, to vote all of the Paragon shares over which such individual or entity has voting authority in favor of the merger agreement and against any competing acquisition proposal, respectively, subject to certain exceptions, including that certain shares held in a fiduciary capacity are not covered by the agreement.

The affiliate agreements prohibit, subject to limited exceptions, selling, transferring, pledging, encumbering or otherwise disposing of any shares of Paragon common stock subject to the agreement. The affiliate agreements terminate upon the earlier to occur of the completion of the merger or the termination of the merger agreement in accordance with its terms.

Possible Alternative Merger Structure

The merger agreement provides that TowneBank and Paragon may mutually agree to change the method or structure of the merger. However, no change may be made that:

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alters or changes the exchange ratio or the amount of cash to be received by Paragon stockholders in exchange for each share of Paragon common stock;

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adversely affects the tax treatment of the merger to TowneBank or Paragon pursuant to the merger agreement; or

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materially impedes or delays completion of the merger in a timely manner.

Resales of TowneBank Common Stock

The shares of TowneBank common stock to be issued to Paragon stockholders under the merger agreement may be freely traded without restriction by holders after the merger. TowneBank is a “bank” as defined in the Securities Act of 1933, as amended (the “Securities Act”), and as such is exempt from registering its shares of common stock for sale or exchange under Section 3(a)(2) of the Securities Act. TowneBank’s common stock is listed on the NASDAQ Global Select Market.

TowneBank is subject to reporting requirements under the Exchange Act, and as such files reports, proxy statements and other information with the FDIC. Such filings can be obtained at the FDIC’s Internet website at http://www2.fdic.gov/efr and at TowneBank’s Internet website at https://www.townebank.com under “Investor Relations.” The information contained on the websites of the FDIC and TowneBank is expressly not incorporated by reference into this proxy statement/prospectus.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The material U.S. federal income tax consequences of the merger of Paragon with and into Merger Sub to “U.S. holders” (as defined below) of Paragon common stock that exchange their shares of Paragon common stock for shares of TowneBank common stock in the merger are as described below. The following discussion is based upon the Code, Treasury regulations, judicial authorities, published positions of the Internal Revenue Service (the “IRS”) and other applicable authorities, all as currently in effect and all of which are subject to change or differing interpretations (possibly with retroactive effect).

This discussion does not address the tax consequences of the merger under state, local or foreign tax laws, nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to Section 1411 of the Code. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.

This discussion is limited to U.S. holders (as defined below) that hold their shares of Paragon common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Furthermore, this discussion does not address all of the tax consequences that may be relevant to a particular Paragon stockholder or to Paragon stockholders that are subject to special rules under U.S. federal income tax laws, such as: stockholders that are not U.S. holders; financial institutions; insurance companies; mutual funds; tax-exempt organizations; S corporations or other pass-through entities (or investors in such entities); regulated investment companies; real estate investment trusts; brokers or dealers in securities or currencies; persons subject to the alternative minimum tax provisions of the Code; former citizens or residents of the United States; persons whose functional currency is not the U.S. dollar; traders in securities that elect to use a mark-to-market method of accounting; persons who own more than 5% of the outstanding common stock of Paragon; persons who hold Paragon common stock as part of a straddle, hedge, constructive sale or conversion transaction; and U.S. holders who acquired their shares of Paragon common stock through the exercise of an employee stock option or otherwise as compensation.

For purposes of this section, the term “U.S. holder” means a beneficial owner of Paragon common stock that for United States federal income tax purposes is: an individual citizen or resident of the United States; a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; an estate that is subject to U.S. federal income tax on its income regardless of its source; or a trust, the substantial decisions of which are controlled by one or more U.S. persons and that is subject to the primary supervision of a U.S. court, or a trust that validly has elected under applicable Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes.

If a partnership or other entity taxed as a partnership holds Paragon common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships and partners in such a partnership should consult their tax advisers about the tax consequences of the merger to them.

Holders of Paragon common stock are urged to consult with their own tax advisors as to the tax consequences of the merger in their particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws and of any changes in those laws.

General Tax Consequences of the Merger

Subject to the limitations, assumptions and qualifications described herein, the merger of Paragon with and into Merger Sub will be treated as a reorganization within the meaning of Section 368(a) of the Code. Accordingly, and as described in greater detail below, no gain or loss will be recognized for U.S. federal income tax purposes in respect of the receipt of shares of TowneBank common stock, except for any gain or loss that may result from the receipt of cash in lieu of fractional shares of TowneBank common stock. Consummation of the merger is conditioned upon TowneBank and Paragon each receiving a written tax opinion, dated the closing date of the merger, from Williams Mullen and Wyrick Robbins Yates & Ponton LLP, respectively, to the effect that, based upon facts, representations and assumptions set forth in such opinions, the merger of Paragon with and into Merger Sub will be treated as a reorganization within the meaning of Section 368(a) of the Code. The issuance of the opinions is conditioned on, among other things, such tax counsel’s receipt of representation letters from each of TowneBank and Paragon, in each case in form and substance reasonably satisfactory to such counsel, and on customary factual assumptions. The opinions of counsel are not binding on the IRS or the courts and no ruling has been, or will be, sought from the IRS as to the U.S. federal income tax consequences of the merger of Paragon with and into Merger Sub. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to the consequences set forth below. In addition, if any of the representations or assumptions upon which the opinions are based are inconsistent with the actual facts, the U.S. federal income tax consequences of the merger of Paragon with and into Merger Sub could be adversely affected. Accordingly, each Paragon stockholder should consult its tax advisor with respect to the particular tax consequences of the merger to such holder.

Tax Consequences to TowneBank, Paragon and Paragon Bank

Each of TowneBank and Paragon will be a party to the merger within the meaning of Section 368(b) of the Code, and neither TowneBank nor Paragon will recognize any gain or loss as a result of the merger.

Tax Consequences to Paragon Stockholders

Exchange of Paragon Common Stock for TowneBank Common Stock. U.S. holders of Paragon common stock that exchange all of their Paragon common stock for TowneBank common stock will not recognize income, gain or loss for U.S. federal income tax purposes, except, as discussed below, with respect to cash received in lieu of fractional shares of TowneBank common stock.

Cash Received in Lieu of Fractional Shares. Generally, a U.S. holder that receives cash in lieu of a fractional share of TowneBank common stock in the merger will be treated as if the fractional share of TowneBank common stock had been distributed to the U.S. holder as part of the merger, and then redeemed by TowneBank in exchange for the cash actually distributed in lieu of the fractional share, with the redemption generally qualifying as an “exchange” under Section 302 of the Code for holders that do not own, directly or by attribution, a material amount of TowneBank stock before the merger. Consequently, those holders generally will recognize capital gain or loss with respect to the cash payments they receive in lieu of fractional shares measured by the difference between the amount of cash received and the portion of the holder’s aggregate tax basis in the Paragon common stock surrendered allocable to the fractional shares. Such gain or loss generally will be long-term capital gain or loss if, as of the effective date of the merger, the holding period of such shares is greater than one year. For holders of Paragon common stock that are noncorporate holders, long-term capital gain generally will be taxed at a U.S. federal income tax rate that is lower than the rate for ordinary income or for short-term capital gains. The deductibility of capital losses is subject to limitations. Paragon stockholder that own a material amount of TowneBank stock before the merger, however, should consult their own tax advisors regarding the possible taxation of cash paid in lieu of a fractional share as a dividend.

TowneBank Common Stock Tax Basis and Holding Period. A U.S. holder’s aggregate tax basis in the TowneBank common stock received in the merger of Paragon with and into Merger Sub will be equal to such stockholder’s aggregate tax basis in the Paragon common stock surrendered in the merger, reduced by any amount allocable to a fractional share of TowneBank common stock for which cash is received and gain or loss is recognized as described above. The holding period of TowneBank common stock received by a U.S. holder in the merger will include the holding period of the Paragon common stock exchanged in the merger if the Paragon common stock exchanged is held as a capital asset at the time of the merger. If a U.S. holder acquired different blocks of Paragon common stock at different times or at different prices, the TowneBank common stock such holder receives will be allocated pro rata to each block of Paragon common stock, and the basis and holding period of each block of TowneBank common stock such holder receives will be determined on a block-for-block basis depending on the basis and holding period of the blocks of Paragon common stock exchanged for such block of TowneBank common stock.

Information Reporting and Backup Withholding

U.S. holders of Paragon common stock, other than certain exempt recipients, may be subject to backup withholding at a rate of 28% with respect to any cash payment received in the merger in lieu of fractional shares. However, backup withholding will not apply to any U.S. holder that either (a) furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding or (b) otherwise proves to TowneBank and its exchange agent that the U.S. holder is exempt from backup withholding. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or credit against the holder’s U.S. federal income tax liability, provided the holder timely furnishes the required information to the IRS.

In addition, U.S. holders of Paragon common stock are required to retain permanent records and make such records available to any authorized IRS officers and employees. The records should include the number of shares of Paragon stock exchanged, the number of shares of TowneBank stock received, the fair market value and tax basis of Paragon shares exchanged and the U.S. holder’s tax basis in the TowneBank common stock received.

If a U.S. holder of Paragon common stock that exchanges such stock for TowneBank common stock is a “significant holder” with respect to Paragon, the U.S. holder is required to include a statement with respect to the exchange on or with the federal income tax return of the U.S. holder for the year of the exchange. A U.S. holder of Paragon common stock will be treated as a significant holder in Paragon if the U.S. holder’s ownership interest in Paragon is five percent (5%) or more of Paragon’s issued and outstanding common stock or if the U.S. holder’s basis in securities of Paragon immediately before the merger is one million dollars ($1,000,000) or more. The statement must be prepared in accordance with Treasury regulations Section 1.368-3 and must be entitled “STATEMENT PURSUANT TO §1.368-3(b) BY [INSERT NAME AND TAXPAYER IDENTIFICATION NUMBER (IF ANY) OF TAXPAYER], A SIGNIFICANT HOLDER”. The statement must include the names and employer identification numbers of Paragon and TowneBank, the date of the merger, and the fair market value and tax basis of Paragon shares exchanged (determined immediately before the merger).

This discussion of the material U.S. federal income tax consequences does not purport to be a complete analysis or listing of all potential tax effects that may apply to a holder of Paragon common stock. It does not address any non-income tax or any foreign, state or local tax consequences of the merger, or any tax consequences to Paragon stockholders that are not U.S. holders. Further, it is not intended to be, and should not be construed as, tax advice. Holders of Paragon common stock are urged to consult their independent tax advisors with respect to the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences arising under the U.S. federal estate, gift or other tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

DESCRIPTION OF TOWNEBANK CAPITAL STOCK

The following summary description of the material features of the capital stock of TowneBank is qualified in its entirety by reference to TowneBank’s articles of incorporation and bylaws, each as amended.

As a result of the merger, Paragon stockholders who receive shares of TowneBank common stock in the merger will become stockholders of TowneBank. The rights of stockholders of TowneBank are governed by Virginia law and the articles of incorporation and the bylaws of TowneBank, each as amended. We urge you to read the applicable provisions of the Virginia SCA, TowneBank’s articles of incorporation and bylaws and federal laws governing banks carefully and in their entirety. Copies of TowneBank’s and Paragon’s governing documents have been filed with the FDIC and SEC, respectively. To find out where copies of these documents can be obtained, see “Where You Can Find More Information.”

Authorized and Outstanding Capital Stock

The authorized capital stock of TowneBank consists of 90,000,000 shares of common stock, par value $1.667 per share, and 2,000,000 shares of preferred stock, par value $5.00 per share. As of [●], 2017, there were [●] shares of common stock issued and outstanding held by approximately [●] holders of record. As of [●], 2017, there were options outstanding to purchase [●] shares of TowneBank common stock and [●] shares were subject to unvested restricted stock awards, all granted under TowneBank’s equity compensation plans.  As of the date of this proxy statement/prospectus, no shares of TowneBank preferred stock were issued and outstanding.

Common Stock

General. Each share of TowneBank common stock has the same relative rights as, and is identical in all respects to, each other share of its common stock. TowneBank’s common stock is traded on the NASDAQ Global Select Market under the symbol “TOWN.” The transfer agent for TowneBank’s common stock is Computershare, Inc., 250 Royall Street, Canton, Massachusetts 02021.

Dividends.  TowneBank’s stockholders are entitled to receive dividends or distributions that its board of directors may declare out of funds legally available for those payments. The payment of distributions by TowneBank is subject to the restrictions of Virginia law applicable to the declaration of distributions by a Virginia banking corporation. Under Virginia law, TowneBank’s board of directors may declare a dividend out of the net undivided profits of the bank, after providing for all expenses, losses, interest and taxes accrued or due. No dividend may be declared or paid by TowneBank that would impair its paid-in capital. To determine the net undivided profits, all debts due to TowneBank on which interest is past due and unpaid for a period of 12 months, unless well secured and in process of collection by law, are deducted from the undivided profits in addition to all expenses, losses, interest and taxes accrued. In addition, the payment of distributions to stockholders is subject to any prior rights of outstanding preferred stock. The ability of TowneBank to pay dividends in the future is, and could be further, influenced by bank regulatory requirements and capital guidelines.

Liquidation Rights. In the event of any liquidation, dissolution or winding up of TowneBank, the holders of shares of its common stock will be entitled to receive, after payment of all debts and liabilities of TowneBank and after satisfaction of all liquidation preferences applicable to any preferred stock, all remaining assets of TowneBank available for distribution in cash or in kind.

Voting Rights. The holders of TowneBank common stock are entitled to one vote per share and, in general, a majority of votes cast with respect to a matter is sufficient to authorize action upon routine matters. Directors are elected by a plurality of the votes cast, and stockholders do not have the right to accumulate their votes in the election of directors.

Directors and Classes of Directors. TowneBank’s board of directors is divided into three classes, apportioned as evenly as possible, with directors serving staggered three-year terms. Currently, the TowneBank board consists of 33 directors. Under TowneBank’s articles of incorporation, directors may be removed only for cause and only if the number of votes cast to remove the director constitutes a majority of the votes entitled to be cast at an election of directors of the voting group or voting groups by which the director was elected.

No Preemptive Rights; Redemption and Assessment. Holders of shares of TowneBank common stock are not entitled to preemptive rights with respect to any shares that may be issued. TowneBank common stock is not subject to redemption or any sinking fund and the outstanding shares are fully paid and nonassessable.

For more information regarding the rights of holders of TowneBank common stock, see “Comparative Rights of Stockholders.”

Preferred Stock

The board of directors of TowneBank is empowered to authorize the issuance, in one or more series, of shares of preferred stock at such times, for such purposes and for such consideration as it may deem advisable without stockholder approval. The TowneBank board is also authorized to fix the designations, voting, conversion, preference and other relative rights, qualifications and limitations of any such series of preferred stock.

The TowneBank board of directors, without stockholder approval, may authorize the issuance of one or more series of preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of TowneBank common stock and, under certain circumstances, discourage an attempt by others to gain control of TowneBank.

The creation and issuance of any series of preferred stock, and the relative rights, designations and preferences of such series, if and when established, will depend upon, among other things, the future capital needs of TowneBank, then existing market conditions and other factors that, in the judgment of the TowneBank board, might warrant the issuance of preferred stock.

Liability and Indemnification of Directors and Officers

As permitted by the Virginia SCA, TowneBank’s articles of incorporation contain provisions that indemnify its directors and officers to the full extent permitted by Virginia law and eliminate the personal liability of directors and officers for monetary damages to the company or its stockholders for breach of their fiduciary duties, except to the extent such indemnification or elimination of liability is prohibited by the act. These provisions do not limit or eliminate the rights of TowneBank or any stockholder to seek an injunction or any other non-monetary relief in the event of a breach of a director’s or officer’s fiduciary duty. In addition, these provisions apply only to claims against a director or officer arising out of his role as a director or officer and do not relieve a director or officer from liability if he engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law.

In addition, TowneBank’s articles of incorporation provide for the indemnification of both directors and officers for expenses incurred by them in connection with the defense or settlement of claims asserted against them in their capacities as directors and officers. This right of indemnification extends to judgments or penalties assessed against them. TowneBank has limited its exposure to liability for indemnification of directors and officers by purchasing directors’ and officers’ liability insurance coverage.

TowneBank Common Stock is Not Insured by the FDIC

TowneBank’s common stock is not a deposit or a savings account and is not insured or guaranteed by the FDIC or any other government agency.

COMPARATIVE RIGHTS OF STOCKHOLDERS

TowneBank is a Virginia corporation subject to the provisions of the Virginia SCA and Paragon is a North Carolina corporation governed by the North Carolina BCA. The rights of stockholders of TowneBank and Paragon are governed by their respective articles of incorporation and bylaws. Upon completion of the proposed merger, Paragon stockholders will become stockholders of TowneBank and, as such, their stockholder rights will be governed by the articles of incorporation and bylaws of TowneBank and the Virginia SCA. Because TowneBank is organized under the laws of the Commonwealth of Virginia and Paragon is organized under the laws of the State of North Carolina, differences in the rights of holders of TowneBank common stock and those of holders of Paragon common stock arise from differing provisions of the Virginia SCA and the North Carolina BCA, in addition to differing provisions of their respective articles of incorporation and bylaws.

The following is a summary of the material differences in the rights of stockholders of TowneBank and Paragon, but is not a complete statement of all those differences. Stockholders should read carefully the relevant provisions of the Virginia SCA and the North Carolina BCA and the respective articles of incorporation and bylaws of TowneBank and Paragon. This summary is qualified in its entirety by reference to the articles of incorporation and bylaws of TowneBank and Paragon, and to the provisions of the Virginia SCA and the North Carolina BCA.

Authorized Capital Stock

TowneBank. TowneBank is authorized to issue 90,000,000 shares of common stock, par value $1.667 per share, of which [●] shares were issued and outstanding as of the date of this proxy statement/prospectus, and 2,000,000 shares of preferred stock, par value $5.00 per share, of which no shares were issued and outstanding as of the date of this proxy statement/prospectus.

TowneBank’s articles of incorporation permit its board of directors, without stockholder approval, to fix the preferences, limitations and relative rights of its preferred stock and to establish classes or series of such preferred stock and determine the variations between each class or series. Holders of TowneBank stock of any class do not have any preemptive or preferential right to subscribe for, purchase or acquire (i) any shares of any class of capital stock of TowneBank, (ii) any options, warrants or rights to subscribe for, purchase or acquire any of such shares, or (iii) any securities or obligations convertible into, or exchangeable for, any such shares or warrants, rights or options to purchase any such shares.

Paragon. Paragon is authorized to issue 20,000,000 shares of common stock, par value $0.008 per share, of which [●] shares were issued and outstanding as of the record date for the special meeting, and 2,000,000 shares of preferred stock, with no par value per share, of which no shares were issued and outstanding as of the record date for the special meeting.

Paragon’s articles of incorporation permit its board of directors, without stockholder approval, to fix the preferences, limitations and relative rights of its preferred stock and to establish classes or series of such preferred stock and determine the variations between each class or series. Holders of Paragon stock of any class do not have any preemptive or preferential right to subscribe for, purchase or acquire (i) any shares of any class of capital stock of Paragon, (ii) any options, warrants or rights to subscribe for, purchase or acquire any of such shares, or (iii) any securities or obligations convertible into, or exchangeable for, any such shares or warrants, rights or options to purchase any such shares.

Dividend Rights

The holders of TowneBank common stock and Paragon common stock are entitled to share ratably in dividends when and as declared by their respective boards of directors out of funds legally available therefor. TowneBank’s and Paragon’s articles of incorporation permit their boards to issue preferred stock with terms set by their boards, which terms may include the right to receive dividends ahead of the holders of their common stock. As of the date of this proxy statement/prospectus, TowneBank and Paragon do not have any outstanding shares of preferred stock.

Voting Rights

TowneBank. The holders of TowneBank common stock have one vote for each share held on any matter presented for consideration by the holders of common stock at a stockholder meeting. Holders of TowneBank common stock are not entitled to cumulative voting in the election of directors.

Paragon. The holders of Paragon common stock have one vote for each share held on any matter presented for consideration by the holders of common stock at a stockholder meeting. Holders of Paragon common stock are not entitled to cumulative voting in the election of directors.

Directors and Classes of Directors

TowneBank. The TowneBank board of directors is divided into three classes, apportioned as evenly as possible, with directors serving staggered three-year terms. Subject to amendment as discussed below, TowneBank’s bylaws provide that the TowneBank board of directors will consist of 33 directors. As of the date of this proxy statement/prospectus, the TowneBank board consists of 33 directors. TowneBank has agreed to amend its bylaws prior to the effective date of the bank merger to increase the number of directors that serve on TowneBank’s board of directors to the extent necessary to accommodate the two current directors of Paragon that will be appointed as directors of TowneBank as of the effective date of the bank merger.

Paragon. The Paragon board of directors is divided into three classes, apportioned as evenly as possible, with directors serving staggered three-year terms. The board of directors of Paragon may consist of up to seven members, or such lesser number as may be determined by the board of directors or the holders of Paragon’s common stock. As of the date of this proxy statement/prospectus, the Paragon board consists of seven directors.

Anti-takeover Provisions

Certain provisions of the Virginia SCA or the North Carolina BCA, as applicable, and the articles of incorporation and bylaws of TowneBank and Paragon may discourage attempts to acquire control of TowneBank or Paragon, respectively, that the majority of either company’s stockholders may determine was in their best interests. These provisions also may render the removal of one or all directors more difficult or deter or delay corporate changes of control that the TowneBank or Paragon boards did not approve.

Classified Board of Directors. The provisions of TowneBank’s and Paragon’s articles of incorporation providing for classification of their respective boards of directors into three separate classes may have certain anti-takeover effects. For example, at least two annual meetings of stockholders may be required for the stockholders to replace a majority of the directors serving on each company’s board of directors.

Authorized Preferred Stock. The articles of incorporation of both TowneBank and Paragon authorize the issuance of preferred stock. The TowneBank and Paragon boards may, subject to application of Virginia or North Carolina law, as applicable, and federal banking regulations, authorize the issuance of preferred stock at such times, for such purposes and for such consideration as either board may deem advisable without further stockholder approval. The issuance of preferred stock under certain circumstances may have the effect of discouraging an attempt by a third party to acquire control of TowneBank or Paragon by, for example, authorizing the issuance of a series of preferred stock with rights and preferences designed to impede the proposed transaction.

Supermajority Voting Provisions.

TowneBank. The Virginia SCA provides that, unless a corporation’s articles of incorporation provide for a greater or lesser vote, certain significant corporate actions must be approved by the affirmative vote of more than two-thirds of all the votes entitled to be cast on the matter. Certain corporate actions requiring a more than two-thirds vote include:

●
adoption of plans of merger or share exchange;

●
sales of all or substantially all of a corporation’s assets other than in the ordinary course of business; and

●
adoption of plans of dissolution.

The Virginia SCA provides that a corporation’s articles may either increase the vote required to approve those actions or may decrease the vote required to not less than a majority of all the votes cast by each voting group entitled to vote at a meeting at which a quorum of the voting group exists.

The articles of incorporation of TowneBank state that the actions set out above must be approved by a majority of all the votes entitled to be cast on the transaction by each voting group entitled to vote at a meeting at which a quorum of the voting group is present, provided that the transaction has been approved and recommended by at least two-thirds of the directors in office at the time of such approval and recommendation. If the transaction is not so approved and recommended by two-thirds of the directors in office, then the transaction must be approved by the affirmative vote of 80% or more of all of the votes entitled to be cast on such transaction by each voting group entitled to vote.

Paragon. The North Carolina BCA provides that, generally, any merger or share exchange may be submitted to the stockholders of a corporation only if approved by the board of directors. If submitted to the stockholders, such action generally must be approved by each voting group entitled to vote separately on the action by a majority of all the votes entitled to be cast by the voting group. The North Carolina BCA permits a corporation to modify the default approval requirements in its articles of incorporation or bylaws.

The articles of incorporation of Paragon provide that any agreement, plan, or arrangement providing for the merger, consolidation, or exchange of shares of Paragon with another corporation, or the sale, lease, or exchange of all or substantially all of Paragon’s assets that require stockholder approval under the North Carolina BCA shall only be effected after the approval of the holders of at least two-thirds of the outstanding shares of all classes of capital stock of Paragon, voting together as a single class, unless class voting rights are specifically permitted for any class of capital stock. However, the articles of incorporation also provide that only a simple majority vote shall be required if any such transaction has been approved by a majority of the members of the board of directors unaffiliated with any other party to the proposed transaction.

Removal of Directors. The articles of incorporation of TowneBank provide that any director may be removed by stockholders only for cause and only if the number of votes cast to remove the director constitutes a majority of the votes entitled to be cast at an election of directors of the voting group or voting groups by which the director was elected. Absent this provision, under Virginia law, a director may be removed with or without cause by a majority vote of the holders of the corporation’s outstanding voting stock. The articles of incorporation of Paragon provide that any director may be removed by stockholders only for cause by the stockholders represented by a majority of all shares entitled to vote at an annual or special meeting of Paragon. Absent this provision, under North Carolina law, a director may be removed with or without cause by a majority vote of the holders of the corporation’s outstanding voting stock.

The requirement that directors may only be removed for cause may provide anti-takeover protection through perpetuating the terms of incumbent directors by making it more difficult for stockholders to remove directors and replace them with their own nominees.

Cumulative Voting. The articles of incorporation of both TowneBank and Paragon do not provide for cumulative voting for any purpose. The absence of cumulative voting may afford anti-takeover protection by making it more difficult for stockholders of TowneBank and Paragon to elect nominees opposed by the board of directors of TowneBank and Paragon, respectively.

Special Meetings of Stockholders. The bylaws of TowneBank contain a provision pursuant to which special meetings of the stockholders of TowneBank may only be called by the chairman of the board, the chief executive officer, the president or by a majority of the board of directors. The bylaws of Paragon contain a provision pursuant to which special meetings of the stockholders of Paragon may only be called by the president or by the board of directors. Both of these provisions are designed to afford anti-takeover protection by ensuring that only the board of directors and certain members of management of each company may call a special meeting of stockholders to consider a proposed merger or other business combination.

Evaluation of Offer. The articles of incorporation of Paragon provide that its board of directors, when evaluating a business combination or a proposal to make a business combination or a tender or exchange offer or any other proposal relating to a potential change of control of Paragon, shall consider, among any other factors the board deems relevant, the following enumerated factors: the business and financial condition and earnings prospects of the acquiring person or persons, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the acquisition, and other likely financial obligations of the acquiring person or persons, and the possible effect of such conditions upon Paragon and its subsidiaries and the communities in which they operate or are located; the competence, experience, and integrity of the acquiring person or persons and its or their management; and the prospects for successful conclusion of the business combination, offer, or proposal.

This provision is designed to afford anti-takeover protection by providing the board of directors of Paragon the latitude to consider additional factors, aside from the price of a proposed merger or other business combination, in determining whether the transaction is in the best interests of Paragon and its stockholders.

The articles of incorporation of TowneBank do not include a similar provision pertaining to the evaluation of business combination offers.

Stockholder Nominations and Proposals. The bylaws of TowneBank require a stockholder who intends to nominate a candidate for election to the board of directors, or to raise new business at a stockholder meeting, to deliver written notice to the Secretary of TowneBank not fewer than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, if the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the stockholder must be delivered not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting if first made. The bylaws of Paragon only permit stockholders to nominate candidates to serve on the board of directors and require any stockholder who intends to nominate a candidate for election to the board of directors to deliver written notice to the Secretary of Paragon at least 120 days prior to the meeting at which directors will be elected.

The notice provision in the TowneBank bylaws requires TowneBank’s stockholders who desire to raise new business to provide certain information to the corporation concerning the nature of the new business, the stockholder and the stockholder’s interest in the business matter. Similarly, a TowneBank stockholder wishing to nominate any person for election as a director must provide the TowneBank with certain information concerning the nominee and the proposing stockholder.

These requirements may discourage TowneBank’s stockholders from submitting director nominations and proposals and Paragon’s stockholders from submitting director nominations.

Anti-takeover Statutes.

TowneBank. Virginia has two anti-takeover statutes in force, the Affiliated Transactions Statute and the Control Share Acquisitions Statute.

The Virginia SCA’s Affiliated Transaction Statute contains provisions governing “affiliated transactions.” These include various transactions such as mergers, share exchanges, sales, leases, or other dispositions of material assets, issuances of securities, dissolutions, and similar transactions with an “interested stockholder.” An interested stockholder is generally the beneficial owner of more than 10% of any class of a corporation’s outstanding voting shares. During the three years following the date a stockholder becomes an interested stockholder, any affiliated transaction with the interested stockholder must be approved by both a majority (but not less than two) of the “disinterested directors” (those directors who were directors before the interested stockholder became an interested stockholder or who were recommended for election by a majority of the disinterested directors) and by the affirmative vote of the holders of two-thirds of the corporation’s voting shares other than shares beneficially owned by the interested stockholder. These requirements do not apply to affiliated transactions if, among other things, a majority of the disinterested directors approve the interested stockholder’s acquisition of voting shares making such a person an interested stockholder before such acquisition. Beginning three years after the stockholder becomes an interested stockholder, the corporation may engage in an affiliated transaction with the interested stockholder if:

●
the transaction is approved by the holders of two-thirds of the corporation’s voting shares, other than shares beneficially owned by the interested stockholder;

●
the affiliated transaction has been approved by a majority of the disinterested directors; or

●
subject to certain additional requirements, in the affiliated transaction the holders of each class or series of voting shares will receive consideration meeting specified fair price and other requirements designed to ensure that all stockholders receive fair and equivalent consideration, regardless of when they tendered their shares.

Under the Virginia SCA’s Control Share Acquisitions Statute, voting rights of shares of stock of a Virginia corporation acquired by an acquiring person or other entity at ownership levels of 20%, 33 1/3%, and 50% of the outstanding shares may, under certain circumstances, be denied. The voting rights may be denied:

●
unless conferred by a special stockholder vote of a majority of the outstanding shares entitled to vote for directors, other than shares held by the acquiring person and officers and directors of the corporation; or

●
among other exceptions, such acquisition of shares is made pursuant to a merger agreement with the corporation or the corporation’s articles of incorporation or bylaws permit the acquisition of such shares before the acquiring person’s acquisition thereof.

If authorized in the corporation’s articles of incorporation or bylaws, the statute also permits the corporation to redeem the acquired shares at the average per share price paid for such shares if the voting rights are not approved or if the acquiring person does not file a “control share acquisition statement” with the corporation within 60 days of the last acquisition of such shares. If voting rights are approved for control shares comprising more than 50% of the corporation’s outstanding stock, objecting stockholders may have the right to have their shares repurchased by the corporation for “fair value.”

The provisions of the Virginia SCA’s Affiliated Transactions Statute and the Control Share Acquisitions Statute are only applicable to public corporations that have more than 300 stockholders of record. Corporations may opt out of the Affiliated Transactions Statute and/or the Control Share Acquisitions Statute in their articles of incorporation or bylaws. TowneBank has not opted-out of the Affiliated Transactions Statute or Control Share Acquisitions Statute.

Paragon. North Carolina has two anti-takeover statutes in force, the Shareholder Protection Act and the Control Share Acquisition Act.

The North Carolina BCA’s Shareholder Protection Act generally requires that, unless certain “fair price” and procedural requirements are satisfied, the affirmative vote of the holders of 95% of the outstanding shares of a corporation’s common stock (excluding shares owned by an “interested stockholder”) is required to approve certain business combination transactions with another entity that currently is the beneficial owner of more than 20% of the corporation’s voting shares or that is an affiliate of the corporation and previously has been a 20% beneficial holder of such shares.

The North Carolina BCA’s Control Share Acquisition Act is substantially the same as the Virginia SCA’s Control Share Acquisition Act.

Through its bylaws, Paragon has opted out of the Shareholder Protection Act and the Control Share Acquisition Act.

Amendments to Articles of Incorporation and Bylaws

TowneBank. The Virginia SCA generally requires that in order for an amendment to the articles of incorporation to be adopted it must be approved by each voting group entitled to vote on the proposed amendment by more than two-thirds of all the votes entitled to be cast by that voting group, unless the Virginia SCA otherwise requires a greater vote, or the articles of incorporation provide for a greater or lesser vote, or a vote by separate voting groups. However, under the Virginia SCA, no amendment to the articles of incorporation may be approved by a vote that is less than a majority of all the votes cast on the amendment by each voting group entitled to vote at a meeting at which a quorum of the voting group exists.

Under the Virginia SCA, unless another process is set forth in the articles of incorporation or bylaws, a majority of the directors or, if a quorum exists, a majority of the stockholders present and entitled to vote may adopt, amend or repeal the bylaws.

TowneBank’s articles of incorporation state that an amendment to the articles of incorporation must be approved by a majority of all the votes entitled to be cast on the amendment by each voting group entitled to vote at a meeting at which a quorum of the voting group is present, provided that the amendment has been approved and recommended by at least two-thirds of the directors in office at the time of such approval and recommendation. If the amendment is not so approved and recommended by two-thirds of the directors in office, then the amendment must be approved by the affirmative vote of at least 80% of all of the votes entitled to be cast on such amendment by each voting group entitled to vote.

TowneBank’s bylaws may be amended, altered or repealed by the board of directors at any time. TowneBank’s stockholders have the power to rescind, alter, amend or repeal any bylaw and to enact bylaws which, if so expressed by the stockholders, may not be altered, amended, or repealed by TowneBank’s board of directors.

Paragon. The North Carolina BCA generally requires that in order for an amendment to the articles of incorporation to be adopted it must be approved by a majority of each voting group entitled to vote on the proposed amendment, unless the articles of incorporation, a bylaw adopted by the stockholders, or, in certain circumstances, the board of directors provide for a greater vote or a vote by separate voting groups.

The articles of incorporation and bylaws of Paragon are silent on the voting requirements to amend its articles. Accordingly, any amendment must be approved by the affirmative vote of a majority of votes cast within each voting group entitled to vote.

Paragon’s board of directors may amend or repeal the bylaws, except to the extent otherwise provided by applicable law, and except that a bylaw adopted, amended or repealed by the stockholders may not be readopted, amended or repealed by the board of directors unless a bylaw adopted by the stockholders authorizes the board of directors to adopt, amend or repeal that particular bylaw or the bylaws generally.

Appraisal Rights

TowneBank. The Virginia SCA provides that appraisal rights are not available to holders of shares of any class or series of shares of a Virginia corporation in a merger when the stock is either listed on a national securities exchange, such as the NASDAQ Global Select Market or the NASDAQ Capital Market, or is held by at least 2,000 stockholders of record and has a public float of at least $20 million. Despite this exception, appraisal rights will be available to holders of common stock of a Virginia corporation in a merger if:

●
the articles of incorporation provide for appraisal rights regardless of an available exception (although TowneBank’s articles of incorporation do not authorize such special appraisal rights);

●
in the case of a merger or share exchange, stockholders are required by the terms of the merger to accept anything for their shares other than cash, shares of the surviving or acquiring corporation, or shares of another corporation that are either listed on a national securities exchange or held by more than 2,000 stockholders of record having a public float of at least $20 million, or a combination of cash and such shares; or

●
the merger is an “affiliated transaction,” as described under “– Anti-takeover Provisions” above, and it has not been approved by a majority of the disinterested directors.

TowneBank common stock is listed on the NASDAQ Global Select Market. Therefore, unless one of the exceptions outlined above applies to a given transaction, stockholders of TowneBank will not be entitled to appraisal rights. Stockholders of TowneBank are not entitled to appraisal rights in connection with the merger.

Paragon. The North Carolina BCA provides that appraisal rights are not available to holders of shares of any class or series of shares of a corporation in a merger when the stock is either listed on a national securities exchange, such as the NASDAQ Global Select Market or the NASDAQ Capital Market, or is held by at least 2,000 stockholders of record. Despite this exception, appraisal rights will be available to holders of common stock of a corporation in a merger if:

●
the articles of incorporation provide for appraisal rights regardless of an available exception (although Paragon’s articles of incorporation do not authorize such special appraisal rights); or

●
in the case of a merger or share exchange, stockholders are required by the terms of the merger to accept anything for their shares other than cash, shares of the surviving or acquiring corporation, or shares of another corporation that are either listed on a national securities exchange or held by more than 2,000 stockholders of record, or a combination of cash and such shares.

Paragon common stock is listed on the NASDAQ Capital Market. Therefore, unless one of the exceptions outlined above applies to a given transaction, stockholders of Paragon will not be entitled to appraisal rights. Stockholders of Paragon are not entitled to appraisal rights in connection with the merger.

Director and Officer Exculpation

TowneBank. The Virginia SCA provides that in any proceeding brought by or in the right of a corporation or brought by or on behalf of stockholders of the corporation, the damages assessed against an officer or director arising out of a single transaction, occurrence or course of conduct may not exceed the lesser of (a) the monetary amount, including the elimination of liability, specified in the articles of incorporation or, if approved by the stockholders, in the bylaws as a limitation on or elimination of the liability of the officer or director, or (b) the greater of (i) $100,000 or (ii) the amount of cash compensation received by the officer or director from the corporation during the twelve months immediately preceding the act or omission for which liability was imposed. The liability of an officer or director is not limited under the Virginia SCA or a corporation’s articles of incorporation and bylaws if the officer or director engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law.

The articles of incorporation of TowneBank provide that, to the fullest extent that the Virginia SCA permits the limitation or elimination of liability of directors or officers, a director or officer TowneBank is not liable to TowneBank or its stockholders for monetary damages.

Paragon. The North Carolina BCA provides that the articles of incorporation may limit or eliminate the personal liability of any director arising out of an action, whether by or in the right of the corporation or otherwise, for monetary damages for breach of any duty as a director, except that no limitation of liability is permitted with respect to (i) acts or omissions that the director at the time of such breach knew or believed were clearly in conflict with the best interests of the corporation, (ii) unlawful distributions, and (iii) any transaction from which the director derived an improper personal benefit.

The articles of incorporation of Paragon provide that, to the fullest extent permitted by the North Carolina BCA, no person who is serving or who has served as a director of Paragon may be personally liable to Paragon or any of its stockholders or otherwise for monetary damages for breach of any duty as director.

Indemnification

TowneBank. The articles of incorporation of TowneBank provide that, to the fullest extent permitted by the Virginia SCA, TowneBank is required to indemnify a director or officer against liability incurred by him or her (i) in connection with his or her service as a director of officer of TowneBank or (ii) in connection with his or her service at the request of TowneBank as a director, trustee, partner or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, except in relation to matters as to which he or she is liable by reason of his or her willful misconduct or knowing violation of criminal law.

Paragon. Paragon’s articles of incorporation provide for indemnification, to the fullest extent permitted by the North Carolina BCA, of any person who at any time serves or has served as a director, officer, agent or employee of Paragon, or in such capacity at the request of Paragon for any other corporation, partnership, joint venture, trust or other enterprise, or as a trustee or administrator under an employee benefit plan, against (a) reasonable expenses, including reasonable attorneys’ fees, actually incurred by him or her in connection with any threatened, pending or completed action, suit or proceeding (and any appeal thereof), whether civil, criminal, administrative, investigative or arbitrative, and whether or not brought by or on behalf of the corporation, seeking to hold him or her liable by reason of the fact that he or she is or was acting in such capacity, and (b) reasonable payments made by him or her in satisfaction of any judgment, money decree, fine (including, without limitation, an excise tax assessed with respect to an employee benefit plan), penalty or settlement for which he or she may have become liable in any such action, suit or proceeding. The North Carolina BCA prohibits a corporation from indemnifying a director, officer, employee, or agent from liability in circumstances in which the indemnitee knew or believed his or her actions to be clearly in conflict with the best interests of the corporation.

MARKET FOR COMMON STOCK AND DIVIDENDS

TowneBank common stock is traded on the NASDAQ Global Select Market under the symbol “TOWN.” Paragon common stock is traded on the NASDAQ Capital Market under the symbol “PBNC.”

As of [●], 2017, there were [●] shares of TowneBank common stock outstanding, which were held by approximately [●] holders of record. As of the record date for the special meeting, there were [●] shares of Paragon common stock outstanding, which were held by approximately [●] holders of record. Such numbers of stockholders do not reflect the number of individuals or institutional investors holding stock in nominee name through banks, brokerage firms and others.

The following table sets forth during the periods indicated the high and low sales prices of TowneBank common stock as reported on the NASDAQ Global Select Market and Paragon common stock as reported on the NASDAQ Capital Market, and the dividends declared per share of TowneBank common stock and Paragon common stock. Paragon common stock has been listed on NASDAQ since June 16, 2016. From April 16, 2015 through June 16, 2016, Paragon common stock was quoted on the OTCQX marketplace. Prior to that, Paragon common stock was traded in privately negotiated transactions.

	TowneBank Common Stock			Paragon Common Stock
			Dividends			Dividends
	Sales Price		Declared	Sales Price		Declared
	High	Low	Per Share	High	Low	Per Share
2017
First Quarter	$33.85	$30.35	$0.13	$54.20	$43.50	$—
Second Quarter	34.40	28.55	0.14	57.05	49.01	—
Third Quarter	33.90	29.43	0.14	56.99	50.49	—
Fourth Quarter (through October 25, 2017)	35.30	33.24	—	59.95	56.19	—

2016
First Quarter	$21.15	$16.50	$0.12	$27.40	$26.25	$—
Second Quarter	22.75	18.90	0.13	36.00	26.97	—
Third Quarter	24.14	21.41	0.13	39.99	34.50	—
Fourth Quarter	34.55	23.10	0.13	44.30	35.99	—

2015
First Quarter	$16.47	$14.25	$0.11	$22.50	$16.00	$—
Second Quarter	17.03	15.47	0.12	25.00	20.00	—
Third Quarter	19.55	16.00	0.12	25.00	21.00	—
Fourth Quarter	22.64	18.34	0.12	28.50	24.20	—

The following table sets forth the closing sale prices per share of TowneBank common stock as reported on the NASDAQ Global Select Market and Paragon common stock as reported on the NASDAQ Capital Market on April 26, 2017, the last trading day before we announced the signing of the merger agreement, and on [●], 2017, the last practicable trading day before the date of this proxy statement/prospectus. The following table also includes the equivalent price per share of Paragon common stock on those dates. The equivalent per share price reflects the value on each date of the TowneBank common stock that would have been received by Paragon stockholders if the merger had been completed on those dates, based on an assumed exchange ratio of 1.7250 shares of TowneBank common stock for each share of Paragon common stock and the closing sales prices of TowneBank’s common stock.

	TowneBank Common Stock	Paragon Common Stock	Equivalent Market Value Per Share of Paragon

April 26, 2017	$34.35	$51.51	$59.25
[●], 2017	$ [●]	$ [●]	$ [●]

You are advised to obtain current market quotations for TowneBank common stock and Paragon common stock. The market price of TowneBank common stock at the effective date of the merger or at the time former stockholders of Paragon receive certificates evidencing shares of TowneBank common stock after the merger is completed may be higher or lower than the market price at the time the merger agreement was executed, at the date of mailing of this proxy statement/prospectus or at the time of the special meeting.

Paragon is a legal entity separate and distinct from its subsidiaries, and its revenues depend primarily on the payment of dividends from Paragon Bank. Therefore, one of Paragon’s principal sources of funds with which to pay dividends on its stock and their other separate expenses are dividends it receives from Paragon Bank. Paragon Bank is subject to certain regulatory and other legal restrictions on the amount of dividends it is permitted to pay to Paragon.

TowneBank, as a Virginia chartered bank, is also subject to certain regulatory and other legal restrictions on the amount of dividends that it is permitted to pay to stockholders. TowneBank currently pays dividends on its common stock on a quarterly basis, and it anticipates declaring and paying quarterly dividends after completion of the merger. TowneBank does not intend to change its dividend strategy, but has and will continue to evaluate that decision on a quarterly basis. After the merger, the final determination of the timing, amount and payment of dividends on TowneBank common stock will be at the discretion of its board of directors and will depend upon the earnings of TowneBank, the financial condition of TowneBank and other factors, including general economic conditions and applicable governmental regulations and policies. See “Description of TowneBank Capital Stock – Common Stock – Dividends” on page [●].

INFORMATION ABOUT TOWNEBANK

TowneBank is a commercial bank organized under the laws of the Commonwealth of Virginia and headquartered in Portsmouth, Virginia. TowneBank provides a full range of diversified financial services through its banking and its non-banking divisions and subsidiaries. TowneBank currently operates 37 banking offices throughout Richmond, Virginia, the Greater Hampton Roads area in southeastern Virginia and in northeastern North Carolina. The common stock of TowneBank is traded on the NASDAQ Global Select Market under the symbol “TOWN.”

As of June 30, 2017, TowneBank had total consolidated assets of approximately $8.43 billion, total consolidated loans, net of unearned income, of approximately $5.90 billion, total consolidated deposits of approximately $6.60 billion and consolidated stockholders’ equity of approximately $1.11 billion.

The principal executive offices of TowneBank are located at 5716 High Street, Portsmouth, Virginia 23703, and its telephone number is (757) 638-7500. TowneBank’s website can be accessed at https://www.townebank.com. Information contained in TowneBank’s website does not constitute part of, and is not incorporated into, this proxy statement/prospectus.

For more information about TowneBank, see “Where You Can Find More Information” beginning on page [●].

INFORMATION ABOUT PARAGON COMMERCIAL CORPORATION

Paragon is a bank holding company headquartered in Raleigh, North Carolina that provides a wide range of financial services through its wholly-owned North Carolina chartered bank subsidiary, Paragon Bank. Paragon Bank currently operates three banking offices located in Cary, Charlotte and Raleigh, North Carolina. The common stock of Paragon is traded on the NASDAQ Capital Market under the symbol “PBNC.”

As of June 30, 2017, Paragon had total consolidated assets of approximately $1.64 billion, total consolidated loans, net of unearned income, of approximately $1.33 billion, total consolidated deposits through Paragon Bank of approximately $1.17 billion and consolidated stockholders’ equity of approximately $145.3 million.

The principal executive offices of Paragon are located at 3535 Glenwood Avenue, Raleigh, North Carolina 27612, and its telephone number is (919) 788-7770. Paragon’s website can be accessed at https://www.paragonbank.com. Information contained on Paragon’s website does not constitute part of, and is not incorporated into, this proxy statement/prospectus.

For more information about Paragon, see “Where You Can Find More Information” beginning on page [●].

CERTAIN BENEFICIAL OWNERSHIP OF PARAGON COMMON STOCK

The following table sets forth, as of October 13, 2017, certain information with respect to the beneficial ownership of Paragon common stock held by each of Paragon’s named executive officers; each of Paragon’s directors; all of Paragon’s named executive officers and directors as a group; and each person, or group of affiliated persons, known by Paragon to be the beneficial owner of more than 5% of the outstanding shares of Paragon’s common stock.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Shares of Paragon common stock that may be acquired by an individual or group within 60 days of October 13, 2017 pursuant to the exercise of options, warrants or other rights, are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. The table below calculates the percentage of beneficial ownership of Paragon’s common stock based on 5,460,447 shares of common stock outstanding as of October 13, 2017.

Except as indicated in footnotes to this table, Paragon believes that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them, based on information provided to us by such stockholders. The address for each director and executive officer listed is: c/o Paragon Commercial Corporation, 3535 Glenwood Avenue, Raleigh, NC 27612.

Name	Shares Beneficially Owned	%
Directors and named executive officers:
Curtis C. Brewer III	45,019(1)	*
Steven E. Crouse	14,100(2)	*
Matthew C. Davis	22,517(3)	*
Roy L. Harmon, Jr.	855,250(4)	15.66
Robert C. Hatley	113,717(5)	2.08
K. Wesley M. Jones	54,125(6)	*
Howard Jung	107,010(7)	1.96
Thomas B. Oxholm	30,825(8)	*
F. Alton Russell	31,400(9)	*
All directors and named executive officers as a group (9 persons)	1,273,963	23.29

Greater than 5% stockholders
BancTenn Corp(10)	800,125	14.65
Banc Fund VI L.P.(11)	363,911	6.66
_________________
*
Represents less than 1% of the shares outstanding.
(1)
Mr. Brewer’s ownership includes (i) 43,644 shares held by Mr. Brewer personally and (ii) 1,375 shares owned by Mr. Brewer’s spouse, as to which Mr. Brewer disclaims beneficial ownership. Excludes 500 shares of restricted stock with respect to which Mr. Brewer has no voting or investment power and is not expected to acquire voting or investment power within 60 days of October 13, 2017.
(2)
Mr. Crouse’s ownership includes (i) 11,225 shares held by Mr. Crouse personally and (ii) 2,875 shares that may be acquired within 60 days of October 13, 2017 by exercising stock options. Excludes 1,955 shares of restricted stock with respect to which Mr. Crouse has no voting or investment power and is not expected to acquire voting or investment power within 60 days of October 13, 2017.
(3)
Mr. Davis’s ownership includes (i) 19,517 shares held by Mr. Davis personally; (ii) 250 shares held jointly with Mr. Davis’s spouse; and (iii) 2,750 shares that may be acquired within 60 days of October 13, 2017 by exercising stock options. Excludes 1,955 shares of restricted stock with respect to which Mr. Davis has no voting or investment power and is not expected to acquire voting or investment power within 60 days of October 13, 2017.
(4)
Mr. Harmon’s ownership includes (i) 42,875 shares held by Mr. Harmon personally; (ii) 12,250 shares owned by Mr. Harmon’s spouse, as to which Mr. Harmon disclaims beneficial ownership; and (iii) 800,125 shares held by BancTenn Corp. Mr. Harmon is an officer and member of the board of directors of BancTenn Corp and disclaims beneficial ownership of the shares owned by BancTenn Corp except to the extent of his pecuniary interest therein. Excludes 500 shares of restricted stock with respect to which Mr. Harmon has no voting or investment power and is not expected to acquire voting or investment power within 60 days of October 13, 2017.
(5)
Mr. Hatley’s ownership includes (i) 104,217 shares held by Mr. Hatley personally; (ii) 250 shares held jointly with Mr. Hatley’s spouse; (iii) 4,500 shares owned by Mr. Hatley’s spouse, as to which Mr. Hatley disclaims beneficial ownership; (iv) 5,000 shares that may be acquired within 60 days of October 13, 2017 by exercising stock options; and (v) 38,375 shares pledged as collateral. Excludes 5,063 shares of restricted stock with respect to which Mr. Hatley has no voting or investment power and is not expected to acquire voting or investment power within 60 days of October 13, 2017.
(6)
Mr. Jones’s ownership includes (i) 54,125 shares held by Mr. Jones personally and (ii) 47,875 shares pledged as collateral. Excludes 500 shares of restricted stock with respect to which Mr. Jones has no voting or investment power and is not expected to acquire voting or investment power within 60 days of October 13, 2017.
(7)
Mr. Jung’s ownership includes (i) 66,425 shares held by Mr. Jung personally and (ii) 40,585 shares owned by Mr. Jung’s spouse, as to which Mr. Jung disclaims beneficial ownership. Excludes 500 shares of restricted stock with respect to which Mr. Jung has no voting or investment power and is not expected to acquire voting or investment power within 60 days of October 13, 2017.
(8)
Mr. Oxholm’s ownership includes (i) 26,825 shares held by Mr. Oxholm personally and (ii) 4,000 shares held jointly with Mr. Oxholm’s spouse. Excludes 500 shares of restricted stock with respect to which Mr. Oxholm has no voting or investment power and is not expected to acquire voting or investment power within 60 days of October 13, 2017.
(9)
Mr. Russell’s ownership includes (i) 5,675 shares held by Mr. Russell personally; (ii) 14,500 shares held jointly with Mr. Russell’s spouse; and (iii) 11,225 shares owned by Mr. Russell’s spouse, as to which Mr. Russell disclaims beneficial ownership. Excludes 500 shares of restricted stock with respect to which Mr. Russell has no voting or investment power and is not expected to acquire voting or investment power within 60 days of October 13, 2017.
(10)
As reported on a Schedule 13G filed on February 13, 2017. The mailing address for BancTenn Corp is P.O. Box 4980, Johnson City, Tennessee 37602-4980.
(11)
As reported on a Schedule 13G filed on February 15, 2017, includes 106,171 shares held by Banc Fund VII L.P.; 116,250 shares held by Banc Fund VIII L.P.; and 141,490 shares held by Banc Fund IX L.P. The mailing address for all of these entities is 20 North Wacker Drive, Suite 3300, Chicago, IL 60606.

LEGAL MATTERS

Williams Mullen and Wyrick Robbins Yates & Ponton LLP will each opine as to the qualification of the merger as a reorganization under the Code.

EXPERTS

The consolidated financial statements and the effectiveness of internal control over financial reporting of TowneBank incorporated in this proxy statement/prospectus by reference to its Annual Report to Stockholders for the year ended December 31, 2016, have been audited by Dixon Hughes Goodman LLP, independent registered public accountants as indicated in their reports thereto, and have been so incorporated in reliance upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Paragon included in its Annual Report on Form 10-K for the year ended December 31, 2016, incorporated by reference in this proxy statement/prospectus, have been so incorporated by reference in reliance upon the report of Elliott Davis Decosimo, PLLC, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said report.

HOUSEHOLDING MATTERS

The SEC has adopted rules that permit companies to deliver a single copy of proxy materials to multiple stockholders sharing an address unless a company has received contrary instructions from one or more of the stockholders at that address. This means that only one copy of the proxy materials may have been sent to multiple stockholders in your household. If you would prefer to receive separate copies of the proxy materials either now or in the future, please contact Paragon’s corporate secretary at 3535 Glenwood Avenue, Raleigh, North Carolina 27612 or (919) 788-7770. Upon written or oral request to the corporate secretary, Paragon will provide a separate copy of the proxy materials. In addition, stockholders at a shared address who receive multiple copies of proxy materials may request to receive a single copy of proxy materials in the future in the same manner as described above.

FUTURE STOCKHOLDER PROPOSALS

Paragon will hold a 2018 annual meeting of stockholders only if the merger is not completed. In the event that the 2018 annual meeting occurs, any stockholder wishing to submit a proposal for consideration at that meeting, and wishing for the proposal to be included in Paragon’s proxy statement, must have followed the procedures required by SEC Rule 14a-8 and must have submitted the proposal in writing to Paragon’s corporate secretary at 3535 Glenwood Avenue, Raleigh, North Carolina 27612 in a timely manner. If the 2018 annual meeting is held on a date that is more than 30 calendar days before or after the anniversary of the 2017 annual meeting, the stockholder proposal must be received a reasonable time before Paragon begins to print and mail its proxy solicitation materials for the 2018 annual meeting. If the 2018 annual meeting is held within 30 calendar days of the anniversary of the 2017 annual meeting, the proposal must be submitted within 120 days before the anniversary of the 2017 annual meeting. Any such stockholder proposals will be subject to the requirements of the proxy rules adopted by the SEC.

Paragon’s bylaws permit any holder of common stock to nominate directors. Stockholders wishing to nominate a director must deliver written notice of the nomination to our corporate secretary at least 120 days prior to the meeting at which directors will be elected.

OTHER MATTERS

In accordance with North Carolina law, no business may be brought before the special meeting unless it is described in the applicable notice of meeting that accompanies this proxy statement/prospectus. As of the date of this proxy statement/prospectus, the Paragon board knows of no matters that will be presented for consideration at the special meeting other than those specifically set forth in the notices for the meetings. If, however, any other matters properly come before the special meeting, or any adjournments thereof, and are voted upon, it is the intention of the proxy holders to vote such proxies in accordance with the recommendation of the management of Paragon.

WHERE YOU CAN FIND MORE INFORMATION

TowneBank files reports, proxy statements and other information with the Federal Deposit Insurance Corporation. Such reports, statements or other information are available for inspection without charge at the Federal Deposit Insurance Corporation, Accounting and Securities Disclosure Section, Division of Risk Management Supervision, 550 17th Street, NW, Washington, D.C. In addition, copies of such documents filed by TowneBank under the Exchange Act may be obtained by sending a written request to the FDIC at the preceding address, along with payment of the fees prescribed by the FDIC. The FDIC filings made by TowneBank are also available to the public from commercial document retrieval services and at the FDIC’s Internet website at http://www2.fdic.gov/efr. The information contained on the FDIC’s website is expressly not incorporated by reference into this proxy statement/prospectus.

Paragon files reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that Paragon files with the SEC at the SEC’s public reference room in Washington, D.C., which is located at the following address: Public Reference Room, 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC filings made by Paragon are also available to the public from commercial document retrieval services and at the SEC’s Internet website at http://www.sec.gov. The information contained on the SEC’s website is expressly not incorporated by reference into this proxy statement/prospectus.

This document constitutes a prospectus of TowneBank and a proxy statement of Paragon for its special meeting of stockholders.

The FDIC and SEC allow TowneBank and Paragon to “incorporate by reference” information into this proxy statement/prospectus, which means that the companies can disclose important information to you by referring you to another document filed separately with the FDIC and SEC. The information incorporated by reference is deemed to be a part of this proxy statement/prospectus, except for any information superseded by information contained directly in this proxy statement/prospectus or incorporated by reference subsequent to the date of this proxy statement/prospectus as described below.

This proxy statement/prospectus incorporates by reference the documents set forth below that TowneBank and Paragon have previously filed with the FDIC or SEC, as the case may be (except Items 2.02 and 7.01 of any Current Report on Form 8-K, unless otherwise indicated in the Form 8-K). These documents contain important business information about the companies and their financial condition.

TowneBank FDIC Filings

●
Annual Report on Form 10-K for the year ended December 31, 2016, filed on March 1, 2017.

●
Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, filed on May 10, 2017.

●
Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, filed on August 8, 2017.

●
Current Reports on Form 8-K filed on February 22, 2017, February 27, 2017, April 27, 2017, May 2, 2017, May 24, 2017, May 25, 2017, July 11, 2017, July 14, 2017, July 17, 2017 and August 23, 2017.

●
The description of TowneBank common stock contained in TowneBank’s registration statement on Form 8-A, as filed with the FDIC on September 17, 2007 pursuant to Section 12 of the Exchange Act, including any subsequently filed amendments and reports updating such description.

Paragon SEC Filings (File No. 001-37802)

●
Annual Report on Form 10-K for the year ended December 31, 2016, filed on March 21, 2017, as amended by Amendment No. 1, filed on April 28, 2017.

●
Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, filed on May 9, 2017.

●
Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, filed on August 8, 2017.

●
Current Reports on Form 8-K filed on January 5, 2017; May 1, 2017 (only as it pertains to Items 1.01 and 9.01) and May 2, 2017.

●
The description of Paragon common stock contained in Paragon’s Registration Statement on Form S-1, as amended (File No. 333-211627), which description is incorporated by reference into the Form 8-A filed with the SEC on June 14, 2016, pursuant to Section 12 of the Exchange Act, including any subsequently filed amendments and reports updating such description.

In addition, TowneBank and Paragon incorporate by reference any future filings each company makes with the FDIC or SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and before the date of the Paragon special meeting of stockholders, provided that TowneBank and Paragon are not incorporating by reference any information furnished to, but not filed with, the SEC or FDIC. Those documents are considered to be a part of this proxy statement/prospectus, effective as of the date they are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

Documents contained in or incorporated by reference in this document by TowneBank and Paragon are available through the FDIC or SEC as set forth above or from TowneBank and Paragon. You may also obtain such documents by requesting them in writing or by telephone from TowneBank and Paragon as follows:

TowneBank 6001 Harbour View Boulevard Suffolk, Virginia 23435 Attention: Karen R. Minkoff Vice President and Corporate Secretary Telephone: (757) 638-6780
Paragon Commercial Corporation
3535 Glenwood Avenue
Raleigh, North Carolina 27612
Attention:   Carol A. Isaac
                   Senior Vice President
Telephone:  (919) 788-7770

Regan & Associates, Inc.
505 Eighth Avenue, Suite 800
New York, New York 10018
Attention:   James M. Dougan
                    Executive Vice President
Telephone:  1-800-737-3426

These documents are available from TowneBank or Paragon, as the case may be, without charge, excluding any exhibits to them. You can also find information about TowneBank at its Internet website at https://www.townebank.com under “Investor Relations” and Paragon at its Internet website at https://www.paragonbank.com under “Investors.” Information contained on the websites of TowneBank and Paragon does not constitute part of this proxy statement/prospectus and shall not be incorporated into other filings either company makes with the FDIC or SEC.

If you would like to request documents from TowneBank or Paragon, please do so by [●] in order to receive timely delivery of the documents before the special meeting.

TowneBank has supplied all information contained or incorporated by reference in this document relating to TowneBank, and Paragon has supplied all such information relating to Paragon.

You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus. TowneBank and Paragon have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. TowneBank is not making an offer to sell or soliciting an offer to buy any securities other than the TowneBank common stock to be issued by TowneBank in the merger, and TowneBank is not making an offer of such securities in any state where the offer is not permitted. This proxy statement/prospectus is dated [●], 2017. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. Neither the mailing of this proxy statement/prospectus to you nor the issuance of TowneBank common stock in the merger creates any implication to the contrary.

Appendix A

  ____________________________

Agreement and Plan of Reorganization
  ____________________________

[Execution Copy]

AGREEMENT AND PLAN OF REORGANIZATION

by and among

TOWNEBANK,

TB ACQUISITION, LLC,

PARAGON COMMERCIAL CORPORATION

and

PARAGON COMMERCIAL BANK

____________________________

April 26, 2017
____________________________

A-i

5.13	Employment and Other Arrangements	A-51
5.14	Notice of Deadlines	A-51
5.15	Takeover Laws	A-51
5.16	Change of Method	A-51
5.17	Certain Policies	A-52
5.18	Assumption of Trust Preferred Capital Securities	A-52
ARTICLE 6	CONDITIONS TO THE TRANSACTION	A-52
6.1	General Conditions	A-52
6.2	Conditions to Obligations of Towne and Towne Merger Sub	A-53
6.3	Conditions to Obligations of Holding Company and Bank Subsidiary	A-54
ARTICLE 7	TERMINATION	A-55
7.1	Termination	A-55
7.2	Effect of Termination	A-59
7.3	Non-Survival of Representations, Warranties and Covenants	A-59
7.4	Fees and Expenses	A-59
ARTICLE 8	GENERAL PROVISIONS	A-61
8.1	Entire Agreement	A-61
8.2	Binding Effect; No Third Party Rights	A-61
8.3	Waiver and Amendment	A-61
8.4	Governing Law	A-61
8.5	Notices	A-61
8.6	Counterparts	A-63
8.7	Waiver of Jury Trial	A-63
8.8	Severability	A-63
8.9	Interpretation; Global Terms	A-63

LIST OF EXHIBITS

EXHIBIT 1.1	Plan of Merger
EXHIBIT 1.2	Bank Plan of Merger
EXHIBIT 5.8	Form of Affiliate Agreement
EXHIBIT 5.9	Form of Noncompetition Agreement

A-ii

INDEX OF DEFINED TERMS

Acquisition Proposal	Section 5.5(c)
Agreement	Recitals
Average Closing Price	Section 7.1(j)
Bank Merger	Recitals
Bank Merger Effective Date	Section 1.2
Bank Plan of Merger	Section 1.2
Bank Reports	Section 3.3(f)
Bank Subsidiary	Recitals
Change of Recommendation	Section 5.5(e)
Closing Date	Section 1.2(b)
Code	Recitals
CRA	Section 3.3(y)
Derivative Contract	Section 3.3(t)
Determination Date	Section 7.1(j)
Disclosure Schedule	Section 3.1
ERISA	Section 3.3(m)(iii)
Effective Date	Section 1.3(a)
Environmental Claim	Section 3.3(q)(v)(A)
Environmental Laws	Section 3.3(q)(v)(B)
Exchange Act	Section 3.3(c)(iii)
Exchange Agent	Section 2.2(a)
Exchange Fund	Section 2.2(a)
Exchange Ratio	Section 2.1(b)
FDIC	Section 3.3(a)(ii)
Final Index Price	Section 7.1(j)
Financial Statements	Section 3.3(e)(ii)
GAAP	Section 3.3(e)(ii)
Governmental Authority	Section 3.3(c)(iii)
Holding Company	Recitals
Holding Company Benefit Plans	Section 3.3(m)(i)
Holding Company Book-Entry Shares	Section 2.1(c)
Holding Company Common Certificate	Section 2.1(c)
Holding Company Common Stock	Section 2.1(b)
Holding Company Contract(s)	Section 3.3(i)(i)
Holding Company Continuing Employees	Section 5.10(a)
Holding Company Recommendation	Section 5.3(a)
Holding Company Stock Award	Section 2.3(b)
Holding Company Stock Option	Section 2.3(a)
Holding Company Stock Plan	Section 2.3(a)
Holding Company Stockholder Approval	Section 3.3(c)(i)
Holding Company Stockholders Meeting	Section 5.3(a)
Holding Company Subsidiary(ies)	Section 3.3(b)
Holding Company Technology Systems	Section 3.3(s)
Index Group	Section 7.1(j)

A-iii

Index Price	Section 7.1(j)
Index Ratio	Section 7.1(j)(ii)
Intellectual Property	Section 3.3(s)
IRS	Section 3.3(m)(ii)
Knowledge	Section 3.2(c)
Loan	Section 3.3(p)
Loan Loss Allowance	Section 3.3(o)(ii)
Material Adverse Effect	Section 3.2(b)
Materials of Environmental Concern	Section 3.3(q)(v)(C)
Merger	Recitals
Merger Consideration	Section 2.1(b)
NCBCA	Section 1.1
OREO	Section 3.3(o)(iii)
Organizational Documents	Section 3.3(a)(i)
Permitted Liens	Section 3.3(l)(ii)
Plan of Merger	Section 1.1
Proxy Statement	Section 5.4(a)
Qualified Group	Section 3.4(u)
Real Property	Section 3.3(l)(i)
Regulatory Approvals	Section 3.3(c)(iii)
Regulatory Agencies	Section 3.3(f)
Replacement Option	Section 2.3(a)
Replacement Stock Award	Section 2.3(b)
Rights	Section 3.3(d)
Sarbanes-Oxley Act	Section 3.3(e)(v)
SEC	Section 3.3(e)(i)
Securities Act	Section 3.3(c)(iii)
Securities Documents	Section 3.3(e)(i)
Starting Date	Section 7.1(j)
Starting Price	Section 7.1(j)
Superior Proposal	Section 5.5(d)
Tax Return	Section 3.3(k)(i)
Tax(es)	Section 3.3(k)(i)
Termination Fee	Section 7.4(b)
Towne	Recitals
Towne Benefit Plan	Section 3.4(l)(i)
Towne Common Stock	Section 2.1(a)
Towne Contract	Section 3.4(i)(i)
Towne Merger Sub	Recitals
Towne Ratio	Section 7.1(j)(i)
Towne Subsidiary(ies)	Section 3.4(b)
TowneBank NC Boards	Section 1.5(b)
Transaction	Recitals
Treasury Regulations	Section 1.6
VSCA	Section 1.2
VLLCA	Section 1.1

A-iv

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”) is made and entered into as of April 26, 2017, by and among TowneBank, a Virginia banking corporation (“Towne”), TB Acquisition, LLC, a Virginia limited liability company and wholly owned subsidiary of Towne (“Towne Merger Sub”), Paragon Commercial Corporation, a North Carolina business corporation (“Holding Company”), and Paragon Commercial Bank, a North Carolina banking corporation and wholly owned subsidiary of Holding Company (“Bank Subsidiary”).

WHEREAS, the Boards of Directors of Towne, Holding Company and Bank Subsidiary have approved, and deem it advisable and in the best interests of their respective stockholders to consummate, the business combination transactions provided for herein, including the merger of Holding Company with and into Towne Merger Sub (the “Merger”), and the merger of Bank Subsidiary with and into Towne immediately after the Merger (the “Bank Merger” and, together with the Merger, the “Transaction”);

WHEREAS, the Boards of Directors of Towne, Holding Company and Bank Subsidiary have each determined that the Transaction is consistent with, and will further, their respective business strategies and goals; and

WHEREAS, it is the intention of the parties to this Agreement that, for federal income tax purposes, the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall constitute, and is adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE 1
The Transaction and Related Matters

1.1
The Merger.

Subject to the terms and conditions of this Agreement, at the Effective Date (as defined in Section 1.3(a), Holding Company will be merged with and into Towne Merger Sub pursuant to the Plan of Merger in the form attached hereto as Exhibit 1.1 and made a part hereof (the “Plan of Merger”). The separate corporate existence of Holding Company thereupon shall cease, and Towne Merger Sub will be the surviving entity in the Merger and continue its existence after the Merger as a Virginia limited liability company. The Merger will have the effects set forth in Section 13.1-1070 of the Virginia Limited Liability Company Act (the “VLLCA”) and Sections 55-11-10(e) and 55-11-10(e1) of the North Carolina Business Corporation Act (the “NCBCA”).

1.2
The Bank Merger.

Subject to the terms and conditions of this Agreement, immediately after the Effective Date, Bank Subsidiary will be merged with and into Towne pursuant to the Bank Plan of Merger in the form attached hereto as Exhibit 1.2 and made a part hereof (the “Bank Plan of Merger”). The separate corporate existence of Bank Subsidiary thereupon shall cease, and Towne will be the surviving corporation in the Bank Merger. The Bank Merger will have the effects set forth in Section 13.1-721 of the Virginia Stock Corporation Act (the “VSCA”) and Section 55-11-06 of the NCBCA. The Bank Merger will become effective on the date and at the time shown on the Articles of Merger required to be filed with the office of the Virginia State Corporation Commission, as provided in Section 13.1-720 of the VSCA, and with the office of the North Carolina Secretary of State, as provided in Section 55-11-05 of the NCBCA, effecting the Bank Merger (the “Bank Merger Effective Date”).

1.3
Effective Date; Closing.

(a)            The Merger will become effective on the date and at the time shown on the Articles of Merger required to be filed with the office of the Virginia State Corporation Commission, as provided in Section 13.1-1072 of the VLLCA, and with the office of the North Carolina Secretary of State, as provided in Section 55-11-10(d) of the NCBCA, effecting the Merger (the “Effective Date”). Subject to the satisfaction or waiver of the conditions set forth in Article 6, the parties will use their commercially reasonable efforts to cause the Effective Date to occur as soon as reasonably practicable after all required regulatory and stockholder approvals to consummate the Merger have been received, taking into consideration the date that Bank Subsidiary’s data processing systems are expected to be integrated with Towne’s data processing systems. At or after the Closing Date (as defined below), (i) to effect the Merger, Towne Merger Sub and Holding Company will execute and deliver Articles of Merger containing the Plan of Merger to the Virginia State Corporation Commission and the North Carolina Secretary of State, and (ii) to effect the Bank Merger, Towne and Bank Subsidiary will execute and deliver Articles of Merger containing the Bank Plan of Merger to the Virginia State Corporation Commission and the North Carolina Secretary of State.

(b)            Subject to the terms and conditions of this Agreement, the closing of the Transaction will take place at 10:00 a.m. Eastern Time at the corporate office headquarters of Towne on a date mutually agreed to by the parties and which shall be held at or before the Effective Date (the “Closing Date”). All documents required by this Agreement to be delivered at or before the Effective Date will be exchanged by the parties on the Closing Date.

1.4
Articles of Incorporation and Bylaws of Towne.

(a)            The Articles of Incorporation of Towne as in effect immediately prior to the Bank Merger Effective Date will be the Articles of Incorporation of Towne at and after the Bank Merger Effective Date until thereafter amended in accordance with applicable law.

(b)            Prior to the Bank Merger Effective Date, Towne shall take all appropriate actions to adopt an amendment to the Bylaws of Towne to increase the number of directors that may serve on the Board of Directors of Towne to the extent necessary to accommodate the current directors of Holding Company that will be appointed as directors of Towne as of the Bank Merger Effective Date as contemplated by Section 1.5(a). The Bylaws of Towne as may be amended pursuant to this Section 1.4(b) and in effect immediately prior to the Bank Merger Effective Date will be the Bylaws of Towne at and after the Bank Merger Effective Date until thereafter amended in accordance with applicable law.

1.5
Corporate Governance.

(a)            At the Bank Merger Effective Date, Towne shall cause each of Robert C. Hatley and Howard Jung to be appointed to the Board of Directors of Towne to serve in such capacity until the next annual meeting of the stockholders of Towne following the Bank Merger Effective Date, and, subject to the good faith consideration by the Nominating Committee of Towne’s Board of Directors of the selection criteria set forth in its charter, such persons shall be nominated to sit for election by Towne’s stockholders at such annual meeting of stockholders.

(b)            At the Bank Merger Effective Date, Towne shall establish a TowneBank Cary Board of Directors, a TowneBank Charlotte Board of Directors, and a TowneBank Raleigh Board of Directors (collectively, the “TowneBank NC Boards”).  The TowneBank NC Boards shall initially be composed of the current members of each of the advisory Boards of Directors established by Holding Company for each of these regions, together with representatives from the Boards of Directors of Holding Company and Bank Subsidiary, as appropriate for each geographical region, and other business and community leaders chosen by Towne after consultation with Holding Company.  Membership on the TowneBank NC Boards shall be conditional upon execution of an agreement providing that such person will not engage in activities competitive with Towne until the later of the date that is two (2) years following the Bank Merger Effective Date or the date on which he or she ceases to be a member of any of the TowneBank NC Boards.

1.6           Tax Treatment of the Transaction.

The parties to this Agreement intend that the Merger constitute a “reorganization” within the meaning of Section 368(a) of the Code. Such parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the final regulations promulgated under the Code by the United States Department of the Treasury (the “Treasury Regulations”). All parties hereto agree to cooperate and use their best efforts in order to qualify the transactions contemplated herein as a reorganization under Section 368(a)(1) of the Code, to not take any action that could reasonably be expected to cause the Merger to fail to so qualify, and to report the Merger for federal, state, and any local income Tax (as defined herein) purposes in a manner consistent with such characterization.

ARTICLE 2
Merger Consideration; Exchange Procedures

2.1           Conversion of Shares.

At the Effective Date, by virtue of the Merger and without any action on the part of Towne or Holding Company or their respective stockholders:

(a)           Each share of common stock, par value $1.667 per share, of Towne (“Towne Common Stock”) that is issued and outstanding immediately before the Effective Date shall remain issued and outstanding and shall remain unchanged by the Merger.

(b)            Each share of common stock, par value $0.008 per share, of Holding Company (“Holding Company Common Stock”) that is issued and outstanding immediately before the Effective Date shall be converted into and exchanged for the right to receive 1.7250 shares (the “Exchange Ratio”) of Towne Common Stock, plus cash in lieu of any fractional shares pursuant to Section 2.4 (collectively, the “Merger Consideration”). All shares of Holding Company Common Stock converted pursuant to this Section 2.1 shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist as of the Effective Date.

(c)            Each certificate previously representing shares of Holding Company Common Stock (a “Holding Company Common Certificate”) and the non-certificated shares of Holding Company Common Stock (the “Holding Company Book-Entry Shares”) shall cease to represent any rights except the right to receive with respect to each share of Holding Company Common Stock (i) the Merger Consideration upon the surrender of such Holding Company Common Certificate or Holding Company Book-Entry Shares in accordance with Section 2.2, and (ii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.6.

(d)            Each share of Holding Company Common Stock held by any party hereto and each share of Towne Common Stock held by Holding Company or any of the Holding Company Subsidiaries (as defined herein) prior to the Effective Date (in each case other than in a fiduciary or agency capacity or on behalf of third parties as a result of debts previously contracted) shall be cancelled and retired and shall cease to exist at the Effective Date and no consideration shall be issued in exchange therefor; provided, that such shares of Towne Common Stock shall resume the status of authorized and unissued shares of Towne Common Stock.

2.2           Exchange Procedures.

(a)            On or before the Closing Date, Towne shall deposit, or shall cause to be deposited, with its transfer agent or such other transfer agent or depository or trust institution of recognized standing approved by Towne (in such capacity, the “Exchange Agent”), for the benefit of the holders of the Holding Company Common Certificates and the holders of Holding Company Book-Entry Shares, at the election of Towne, either certificates representing the shares of Towne Common Stock or noncertificated shares of Towne Common Stock (or a combination) issuable pursuant to this Article 2, together with any dividends or distributions with respect thereto and any cash to be paid in lieu of fractional shares without any interest thereon (the “Exchange Fund”), in exchange for the Holding Company Common Certificates and Holding Company Book-Entry Shares.

(b)            As promptly as practicable after the Effective Date, Towne shall cause the Exchange Agent to send to each former stockholder of record of Holding Company immediately before the Effective Date transmittal materials for use in exchanging such stockholder’s Holding Company Common Certificates or Holding Company Book-Entry Shares for the Merger Consideration, as provided for herein.

(c)            Towne shall cause the Merger Consideration into which shares of Holding Company Common Stock are converted at the Effective Date, and dividends or distributions that a Holding Company stockholder shall be entitled to receive, to be issued and paid to such Holding Company stockholder upon proper surrender to the Exchange Agent of Holding Company Common Certificates and Holding Company Book-Entry Shares representing such shares of Holding Company Common Stock, together with the transmittal materials duly executed and completed in accordance with the instructions thereto. No interest will accrue or be paid on any such cash to be paid pursuant to Sections 2.4 or 2.6.

(d)            Any Holding Company stockholder whose Holding Company Common Certificates or Holding Company Book-Entry Shares have been lost, destroyed, stolen or are otherwise missing shall be entitled to the Merger Consideration and dividends or distributions to which such stockholder shall be entitled upon compliance with reasonable conditions imposed by Towne pursuant to applicable law and as required in accordance with Towne’s standard policy (including the requirement that the stockholder furnish customary indemnity).

(e)            Any portion of the Exchange Fund that remains unclaimed by the stockholders of Holding Company for twelve (12) months after the Effective Date shall be returned to Towne (together with any earnings in respect thereof). Any stockholders of Holding Company who have not complied with this Article 2 shall thereafter be entitled to look only to Towne, and only as a general creditor thereof, for payment of the consideration deliverable in respect of each share of Holding Company Common Stock such stockholder held as of the close of business on the Effective Date as determined pursuant to this Agreement, without any interest thereon.

(f)            None of the Exchange Agent, the parties hereto, the Towne Subsidiaries (as defined herein) nor the Holding Company Subsidiaries (as defined herein) shall be liable to any stockholder of Holding Company for any amount of property delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

2.3
Holding Company Stock Options and Other Equity-Based Awards.

(a)            At the Effective Date, each option (to the extent any are outstanding), whether vested or unvested, to purchase shares of Holding Company Common Stock (a “Holding Company Stock Option”) granted under an equity or equity-based compensation plan of Holding Company (a “Holding Company Stock Plan”) or otherwise granted shall be converted into an option (each, a “Replacement Option”) to acquire, on the same terms and conditions as were applicable under such Holding Company Stock Option (except as provided otherwise in this Section 2.3(a)), the number of shares of Towne Common Stock equal to the product of (i) the number of shares of Holding Company Common Stock subject to the Holding Company Stock Option multiplied by (ii) the Exchange Ratio. Such product shall be rounded down to the nearest whole number. The exercise price per share (rounded up to the next whole cent) of each Replacement Option shall equal (y) the exercise price per share of shares of Holding Company Common Stock that were purchasable pursuant to such Holding Company Stock Option divided by (z) the Exchange Ratio. Notwithstanding the foregoing, each Holding Company Stock Option that is intended to be an “incentive stock option” (as defined in Section 422 of the Code) shall be adjusted if necessary in accordance with the requirements of Section 424 of the Code, and all other options shall be adjusted if necessary in a manner that maintains the option’s exemption from Section 409A of the Code.

(b)            At the Effective Date, each restricted stock award granted under a Holding Company Stock Plan (a “Holding Company Stock Award”) that is unvested or contingent and outstanding immediately prior to the Effective Date shall cease, at the Effective Date, to represent any rights with respect to shares of Holding Company Common Stock and shall be converted without any action on the part of the holder thereof, into a restricted stock award of Towne (a “Replacement Stock Award”), on the same terms and conditions as were applicable under the Holding Company Stock Awards (but taking into account any changes thereto, including any acceleration of vesting thereof, provided for in the Holding Company Stock Plan or in the related award document by reason of the Merger). The number of shares of Towne Common Stock subject to each such Replacement Stock Award shall be equal to the number of shares of Holding Company Common Stock subject to the Holding Company Stock Award multiplied by the Exchange Ratio, rounded, if necessary, to the nearest whole share of Towne Common Stock.

(c)            At the Effective Date, Towne shall assume the Holding Company Stock Plans; provided that such assumption shall only be with respect to the Replacement Options and Replacement Stock Awards, and Towne shall have no obligation to make any additional grants or awards under the Holding Company Stock Plans. The provisions of any such Holding Company Stock Plan will be unchanged, except that (i) all references to Holding Company (other than any references relating to a “change in control” (or similar term) of Holding Company) in the Holding Company Stock Plan and in each agreement evidencing any award thereunder shall be deemed to refer to Towne, unless Towne reasonably determines otherwise, and (ii) the number of shares of Towne Common Stock available for issuance pursuant to the Holding Company Stock Plan following the Effective Date shall be equal to the number of shares of Holding Company Common Stock so available immediately prior to the Effective Date multiplied by the Exchange Ratio, rounded, if necessary, down to the nearest whole share of Towne Common Stock.

(d)            As soon as practicable after the Effective Date, Towne will deliver to the holders of Replacement Options and Replacement Stock Awards any required notices setting forth such holders’ rights pursuant to the respective Holding Company Stock Plan and award documents and stating that such Replacement Options and Replacement Stock Awards have been issued by Towne and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.3 after giving effect to the Merger and the terms of the Holding Company Stock Plan).

2.4           No Fractional Shares.

Each holder of shares of Holding Company Common Stock exchanged pursuant to the Merger that would otherwise have been entitled to receive a fraction of a share of Towne Common Stock shall receive, in lieu thereof, cash (without interest and rounded to the nearest cent) in an amount equal to such fractional part of a share of Towne Common Stock multiplied by the average closing price per share of Towne Common Stock, as reported on the NASDAQ Global Select Market, for the ten (10) consecutive trading days ending on and including the fifth trading day prior to the Effective Date.

2.5
Anti-Dilution.

In the event Towne changes (or establishes a record date for changing) the number of shares of Towne Common Stock issued and outstanding before the Effective Date as a result of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction, appropriate and proportional adjustments will be made to the Exchange Ratio.

2.6
Dividends.

No dividend or other distribution payable to the holders of record of Holding Company Common Stock at, or as of, any time after the Effective Date will be paid to the holder of any Holding Company Common Certificate or Holding Company Book-Entry Share until such holder properly surrenders such shares (or furnishes customary indemnity that the Holding Company Common Certificate or Holding Company Book-Entry Share is lost, destroyed, stolen or otherwise missing as provided in Section 2.2(d)) for exchange as provided in Section 2.2 of this Agreement, promptly after which time all such dividends or distributions will be paid (without interest).

2.7
Withholding Rights.

The Exchange Agent will be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any person such amounts, if any, it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax (as defined herein) law. To the extent that amounts are so withheld and remitted to the appropriate Governmental Authority (as defined herein) by the Exchange Agent, such amounts withheld will be treated for all purposes of this Agreement as having been paid to such person in respect of which such deduction and withholding was made by the Exchange Agent.

2.8
No Appraisal Rights.

In accordance with Section 55-13-02 of the NCBCA, no appraisal rights shall be available to the holders of Holding Company Common Stock in connection with the Merger or the other transactions contemplated by this Agreement.

ARTICLE 3
Representations and Warranties

3.1
Disclosure Schedule.

On or before the date of this Agreement, Holding Company has delivered to Towne a schedule and Towne has delivered to Holding Company a schedule (each respectively, its “Disclosure Schedule”) setting forth, among other things, the disclosure of items that are necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Sections 3.3 or 3.4 or to one or more covenants or agreements contained in Articles 4 or 5; provided that, (i) no such item is required to be set forth in a Disclosure Schedule as an exception to any representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 3.2, and (ii) the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that, absent such inclusion in the Disclosure Schedule, such item is reasonably likely to result in a Material Adverse Effect (as defined herein).

3.2
Standard.

(a)            No representation or warranty of Holding Company or Bank Subsidiary on the one hand or Towne on the other hand contained in Article 3 (other than the representations and warranties contained in (i) Section 3.3(c)(i) for Holding Company and Bank Subsidiary, and Section 3.4(c)(i) for Towne, which shall be true in all material respects to it, and (ii) Sections 3.3(c)(ii)(A), 3.3(d) (other than inaccuracies that are de minimis in amount and effect) and 3.3(g)(ii) for Holding Company and Bank Subsidiary, and Sections 3.4(c)(ii)(A), 3.4(d) (other than inaccuracies that are de minimis in amount and effect) and 3.4(g)(ii) for Towne, which shall be true and correct in all respects) will be deemed untrue or incorrect, and no party will be deemed to have breached a representation or warranty, as a consequence of the existence or absence of any fact, event or circumstance unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 3.3 or Section 3.4, has had or is reasonably likely to have a Material Adverse Effect on such party, disregarding for these purposes (i) any qualification or exception for, or reference to, materiality in any such representation or warranty and (ii) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty.

(b)            The term “Material Adverse Effect,” as used with respect to a party, means an event, change, effect or occurrence which, individually or together with any other event, change, effect or occurrence, (i) is materially adverse to the business, properties, financial condition or results of operations of such party and its subsidiaries (meaning the “Holding Company Subsidiaries” as defined in Section 3.3(b) or the “Towne Subsidiaries” as defined in Section 3.4(b), as the case may be), taken as a whole, or (ii) materially impairs the ability of such party to perform its obligations under this Agreement or to consummate the Transaction and the other transactions contemplated by this Agreement on a timely basis; provided that a Material Adverse Effect shall not be deemed to include the impact of (A) changes after the date of this Agreement in laws or regulations generally affecting the banking and bank holding company businesses and the interpretation of such laws and regulations by courts or governmental authorities, (B) changes after the date of this Agreement in generally accepted accounting principles or regulatory accounting requirements generally affecting the banking and bank holding company businesses, (C) changes or events after the date of this Agreement generally affecting the banking and bank holding company businesses, including changes in prevailing interest rates, and not specifically relating to Towne, the Towne Subsidiaries, Holding Company or the Holding Company Subsidiaries, (D) the effects of the actions expressly permitted or required by this Agreement or that are taken with the prior informed consent of the other party in contemplation of the transactions contemplated hereby, (E) the public disclosure of this Agreement and the transactions contemplated hereby, (F) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including the underlying causes thereof, and (G) any outbreak or escalation of major hostilities or acts of terrorism which involves the United States; except, with respect to clauses (A), (B), (C) or (G), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, financial condition or results of operations such party hereto and its subsidiaries, taken as a whole, as compared to other comparable companies in the commercial banking industry.

(c)            The term “Knowledge” when used with respect to a party means the actual knowledge and belief of such party’s executive officers. For the purpose of the term Knowledge, “executive officer” shall mean (y) with respect to Towne, those individuals set forth on Section 3.2(c) of Towne’s Disclosure Schedule, and (z) with respect to Holding Company and Bank Subsidiary, those individuals set forth on Section 3.2(c) of Holding Company’s Disclosure Schedule.

3.3
Representations and Warranties of Holding Company and Bank Subsidiary.

Subject to and giving effect to Sections 3.1 and 3.2 and except as set forth in Holding Company’s Disclosure Schedule, Holding Company and Bank Subsidiary hereby jointly and severally represent and warrant to Towne as follows:

(a)
Organization, Standing and Power.

(i)            Holding Company is a North Carolina corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina. Holding Company has all requisite corporate power and authority to carry on its business as now conducted and to own and operate its assets, properties and business. Holding Company is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. True and complete copies of the articles of incorporation, articles of organization, bylaws or other similar governing instruments (“Organizational Documents”) of Holding Company, in each case as amended to the date hereof and as in full force and effect as of the date hereof, are set forth in Section 3.3(a)(i) of Holding Company’s Disclosure Schedule.

(ii)            Bank Subsidiary, a wholly owned subsidiary of Holding Company, is a North Carolina state chartered bank duly organized, validly existing and in good standing under the laws of the State of North Carolina, and has all requisite corporate power and authority to carry on a commercial banking business as now being conducted and to own and operate its assets, properties and business. Bank Subsidiary’s deposits are insured by the Deposit Insurance Fund of the Federal Deposit Insurance Corporation (“FDIC”) to the maximum extent permitted by law.  True and complete copies of the Organizational Documents of Bank Subsidiary, in each case as amended to the date hereof and as in full force and effect as of the date hereof, are set forth in Section 3.3(a)(ii) of Holding Company’s Disclosure Schedule.

(b) Subsidiaries. Holding Company does not own, directly or indirectly, five percent (5%) or more of the outstanding capital stock or other equity interests of any corporation, bank or other organization actively engaged in business except as set forth in Section 3.3(b) of Holding Company’s Disclosure Schedule (each individually a “Holding Company Subsidiary” and collectively the “Holding Company Subsidiaries”). Each Holding Company Subsidiary (i) is a duly organized bank, corporation, limited liability company or statutory trust, validly existing and in good standing under applicable laws, (ii) has full corporate or other applicable power and authority to carry on its business as now conducted and (iii) is duly qualified to do business in the states where its ownership or leasing of property or the conduct of its business requires such qualification and where the failure to so qualify would have a Material Adverse Effect on Holding Company on a consolidated basis. The outstanding shares of capital stock or equity interests of each Holding Company Subsidiary have been duly authorized and are validly issued and outstanding, fully paid and nonassessable and all such shares are directly or indirectly owned by Holding Company free and clear of all liens, claims and encumbrances or preemptive rights of any person. No rights are authorized, issued or outstanding with respect to the capital stock or equity interests of any Holding Company Subsidiary and there are no agreements, understandings or commitments relating to the right of Holding Company to vote or to dispose of the capital stock or equity interests of any Holding Company Subsidiary. A true and complete list of each direct and indirect Holding Company Subsidiary as of the date hereof is set forth in Section 3.3(b) of Holding Company’s Disclosure Schedule that shows the jurisdiction of organization of each Holding Company Subsidiary, its form of organization (corporate, partnership, joint venture, etc.), and lists the owner(s) and percentage ownership (direct or indirect) of each Holding Company Subsidiary.

(c)
Authority; No Breach of the Agreement.

(i)            Each of Holding Company and Bank Subsidiary has the corporate power and authority to execute, deliver and perform its obligations under this Agreement, and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Holding Company and Bank Subsidiary, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of Holding Company and Bank Subsidiary, respectively, subject only to the receipt of (i) the approval of this Agreement and the Plan of Merger by the holders of a majority of the outstanding shares of Holding Company Common Stock (the “Holding Company Stockholder Approval”) and (ii) the approval of this Agreement and the Bank Plan of Merger by the sole stockholder of Bank Subsidiary. This Agreement is a valid and legally binding obligation of Holding Company and Bank Subsidiary, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting the enforcement of rights of creditors or by general principles of equity).

(ii)            Neither the execution and delivery of this Agreement by Holding Company and Bank Subsidiary, nor the consummation by Holding Company and Bank Subsidiary of the transactions contemplated hereby, nor compliance by Holding Company and Bank Subsidiary with any of the provisions hereof will: (A) conflict with or result in a breach of any provision of the Organizational Documents of Holding Company or Bank Subsidiary; (B) constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon, any property or asset of Holding Company or any Holding Company Subsidiary pursuant to any (1) note, bond, mortgage, indenture, or (2) any material license, agreement or other instrument or obligation, to which Holding Company or any Holding Company Subsidiary is a party or by which Holding Company or any Holding Company Subsidiary or any of their properties or assets may be bound; or (C) subject to the receipt of all required stockholder approvals and the receipt, or the making, of the consents, approvals, waivers and filings referred to in subsection 3.3(c)(iii) and the expiration of related waiting periods, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Holding Company or any Holding Company Subsidiary.

(iii)            Except for (A) the filing of any required applications, filings or notices with the Governmental Authorities (as defined herein) and the receipt of any permits, consents, approvals and authorizations of the Governmental Authorities and all third parties necessary to consummate the transactions contemplated by this Agreement (the “Regulatory Approvals”), (B) compliance with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including the filing with the SEC of the Proxy Statement in definitive form relating to the Holding Company Stockholders Meeting (as such terms are defined herein) and the transactions contemplated by this Agreement, (C) the filing of separate Articles of Merger with the Virginia State Corporation Commission and North Carolina Secretary of State to effect the Transaction, (D) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of the various states in connection with the issuance of shares of Towne Common Stock pursuant to this Agreement, (E) approval of listing the shares of Towne Common Stock to be issued pursuant to this Agreement on the NASDAQ Global Select Market, and (F) the consents and approvals of third parties that are not Governmental Authorities required to consummate the Transaction, no consents or approvals of or notices to or filings with any Governmental Authority or other third party are necessary in connection with the execution and delivery of this Agreement and the consummation by Holding Company of the Merger and Bank Subsidiary of the Bank Merger and the other transactions contemplated by this Agreement. As of the date hereof, neither Holding Company nor Bank Subsidiary is aware of any reason why the necessary Regulatory Approvals and consents will not be received in order to permit consummation of the Transaction. For the purposes of this Agreement, a “Governmental Authority” means any court, administrative agency or commission or other governmental authority, agency or instrumentality, domestic or foreign, or any industry self-regulatory authority.

(d)            Holding Company Capital Stock. The authorized capital stock of Holding Company consists of 1,000,000 shares of preferred stock, no par value per share, of which no shares are issued and outstanding, and 20,000,000 shares of Holding Company Common Stock, of which 5,453,963 shares are issued and outstanding as of the date of this Agreement. All outstanding shares of Holding Company Common Stock have been duly authorized and validly issued, are fully paid and nonassessable and have not been issued in violation of the preemptive rights of any person. As of the date of this Agreement, 58,487 shares of Holding Company Common Stock are subject to unvested Holding Company Stock Awards granted under a Holding Company Stock Plan. As of the date of this Agreement, 41,625 shares of Holding Company Common Stock are subject to Holding Company Stock Options, all of which were granted under a Holding Company Stock Plan. As of the date of this Agreement, there are no shares of capital stock of Holding Company reserved for issuance, or any outstanding or authorized options, warrants, rights, agreements, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to its capital stock pursuant to which Holding Company is or may become obligated to issue shares of capital stock or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of its capital stock (collectively, “Rights”), except as contemplated by a Holding Company Stock Plan and as set forth in Section 3.3(d) of Holding Company’s Disclosure Schedule.

(e)            SEC Filings; Financial Statements; Accounting Controls.

(i)            Holding Company has filed all reports, registration statements, proxy statements, offering circulars, schedules and other documents required to be filed by it (collectively, the “Securities Documents”) with the Securities and Exchange Commission (the “SEC”) since June 15, 2016 under the Securities Act and the Exchange Act, and, to the extent such Securities Documents are not available on the SEC’s Electronic Data Gathering Analysis and Retrieval system, made available to Towne copies of such Securities Documents. Holding Company’s Securities Documents, including the financial statements, exhibits and schedules contained therein, (A) at the time filed, complied (and any Securities Documents filed after the date of this Agreement will comply) in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and (B) at the time they were filed (or if amended or superseded by one or more Securities Documents filed prior to the date of this Agreement, then on the date of such filing), did not (and any Securities Documents filed after the date of this Agreement will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Securities Documents or necessary in order to make the statements made in such Securities Documents, in light of the circumstances under which they were made, not misleading.

(ii)            Each of Holding Company’s financial statements contained in or incorporated by reference into any Securities Documents (including any Securities Documents filed after the date of this Agreement) (the “Financial Statements”) complied (or, in the case of Securities Documents filed after the date of this Agreement, will comply) in all material respects with the applicable requirements of the Securities Act and the Exchange Act with respect thereto, fairly presented (or, in the case of Securities Documents filed after the date of this Agreement, will fairly present) the consolidated financial position of Holding Company and the Holding Company Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, in each case in accordance with generally accepted accounting principles in the United States of America (“GAAP”) consistently applied during the periods indicated, except in each case as may be noted therein, and subject to normal year-end audit adjustments and as permitted by Form 10-Q in the case of unaudited financial statements.

(iii)            Holding Company and Bank Subsidiary have devised and maintain a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with general or specific authorization of their respective Board of Directors and duly authorized executive officers, (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP consistently applied with respect to institutions such as Holding Company and Bank Subsidiary or other criteria applicable to such financial statements, and to maintain proper accountability for items therein, (iii) access to its properties and assets is permitted only in accordance with general or specific authorization of their respective Board of Directors and duly authorized executive officers, and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate actions taken with respect to any differences.

(iv)            Holding Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all information required to be disclosed by it in its Securities Documents is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and that all such information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of its chief executive officer and chief financial officer required under the Exchange Act with respect to such reports. Holding Company has disclosed, to its auditors and the audit committee of its Board of Directors and on Section 3.3(e)(iv) of Holding Company’s Disclosure Schedule (i) based on the evaluation of such controls in conjunction with its Annual Report on Form 10-K filed with the SEC for the period ended December 31, 2016, any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that could adversely affect in any material respect its ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meaning assigned to them in Public Company Accounting Oversight Board Auditing Standard 2, as of the date hereof.

(v)            Each of Holding Company’s principal executive officer and principal financial officer (or each former principal executive officer and each former principal financial officer, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, the “Sarbanes-Oxley Act”) with respect to its Securities Documents, and the statements contained in such certifications are true and accurate in all material respects. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Holding Company is in compliance with all applicable provisions of the Sarbanes-Oxley Act, except for any non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Holding Company.

(f)            Bank Reports. Holding Company and each of the Holding Company Subsidiaries has filed all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto (the “Bank Reports”), that they were required to file since December 31, 2013 with the Board of Governors of the Federal Reserve System, the North Carolina Commissioner of Banks, the FDIC, and any other federal, state or foreign governmental or regulatory agency or authority having jurisdiction over Holding Company and each of the Holding Company Subsidiaries (collectively, the “Regulatory Agencies”), including any Bank Report required to be filed pursuant to the laws of the United States, any state or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such Bank Report or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on it. Any such Bank Report regarding Holding Company or any of the Holding Company Subsidiaries filed with or otherwise submitted to any Regulatory Agency complied in all material respects with relevant legal requirements, including as to content. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of Holding Company’s and each of the Holding Company Subsidiaries’ business, there is no pending proceeding before, or, to its Knowledge, examination or investigation by, any Regulatory Agency into the business or operations of Holding Company or any of the Holding Company Subsidiaries. Except as disclosed in the Bank Reports, there is no unresolved violation cited by any Regulatory Agency with respect to any Bank Report or relating to any examination or inspection of Holding Company or any of the Holding Company Subsidiaries, and there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Holding Company or any of the Holding Company Subsidiaries since December 31, 2013, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Holding Company.

(g)            Absence of Certain Changes or Events. Since December 31, 2016, except as disclosed in its Securities Documents, Financial Statements or Bank Reports filed prior to the date of this Agreement, (i) Holding Company and the Holding Company Subsidiaries have conducted their respective businesses and incurred liabilities only in the ordinary course consistent with past practices, and (ii) there have been no events, changes, developments or occurrences which, individually or in the aggregate, have had or are reasonably likely to have a Material Adverse Effect on Holding Company.

(h)            Absence of Undisclosed Liabilities. Except for (i) those liabilities that are fully reflected or reserved for in its financial statements contained in its Securities Documents, Financial Statements or Bank Reports filed prior to the date of this Agreement, (ii) liabilities incurred since December 31, 2016 in the ordinary course of business consistent with past practice, (iii) liabilities that arise out of executory obligations under contracts, (iv) liabilities which would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect and (v) liabilities incurred in connection with the transactions contemplated by this Agreement, neither Holding Company nor any Holding Company Subsidiary has, and since December 31, 2016 neither has incurred (except as permitted by Section 4.1), any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise and whether or not required to be reflected in its Securities Documents or Bank Reports) and except as disclosed in Section 3.3(h) of Holding Company’s Disclosure Schedule.

(i)
Material Contracts; Defaults.

(i)            Set forth in Section 3.3(i)(i) of Holding Company’s Disclosure Schedule is a list that includes each of the following agreements, contracts, arrangements, commitments or understandings (whether written or oral) that Holding Company or any Holding Company Subsidiary is a party to, bound by or subject to (each, a “Holding Company Contract” and collectively, “Holding Company Contracts”): (A) with respect to the employment of any of its directors, officers, employees or consultants, (B) which would entitle any present or former director, officer, employee or agent of Holding Company or a Holding Company Subsidiary to indemnification from Holding Company or a Holding Company Subsidiary, (C) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC), (D) which is an agreement (including data processing, software programming, consulting and licensing contracts) not terminable on sixty (60) days or less notice and involving the payment or value of more than $50,000 per year and/or has a termination fee, (E) which relates to the incurrence of indebtedness by Holding Company or Bank Subsidiary (other than deposit liabilities, advances and loans from the Federal Home Loan Bank of Atlanta, and sales of securities subject to repurchase, in each case, in the ordinary course of business), (F) which grants any person a right of first refusal, right of first offer or similar right with respect to any material properties, rights, assets or businesses of Holding Company or a Holding Company Subsidiary, (G) which involves the purchase or sale of assets with a purchase price of $100,000 or more in any single case or $250,000 in all such cases, other than purchases and sales of investment securities and loans in the ordinary course of business consistent with past practice, (H) which provides for the payment by Holding Company or a Holding Company Subsidiary of payments upon a change in control thereof, (I) which is a lease for any real or material personal property owned or presently used by Holding Company or a Holding Company Subsidiary, (J) which materially restricts the conduct of any business by Holding Company or a Holding Company Subsidiary or limits the freedom of Holding Company or a Holding Company Subsidiary to engage in any line of business in any geographic area (or would so restrict Towne or any of its affiliates after consummation of the Transaction) or which requires exclusive referrals of business or requires Holding Company or a Holding Company Subsidiary to offer specified products or services to their customers or depositors on a priority or exclusive basis, or (K) which is with respect to, or otherwise commits Holding Company or a Holding Company Subsidiary to do, any of the foregoing.

(ii)            Each Holding Company Contract is valid and binding on Holding Company or the respective Holding Company Subsidiary and is in full force and effect (other than due to the ordinary expiration thereof) and, to the Knowledge of Holding Company, is valid and binding on the other parties thereto. Holding Company and each Holding Company Subsidiary is not, and to the Knowledge of Holding Company and Bank Subsidiary, no other party thereto, is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business or operations may be bound or affected, or under which it or its respective assets, business or operations receives benefits which is reasonably likely to have a Material Adverse Effect, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. Except as provided in this Agreement, no power of attorney or similar authorization given directly or indirectly by Holding Company or a Holding Company Subsidiary is currently outstanding.

(j)            Legal Proceedings; Compliance with Laws. Except as set forth in Section 3.3(j) of Holding Company’s Disclosure Schedule, there are no actions, suits or proceedings instituted or pending or, to the Knowledge of Holding Company and Bank Subsidiary, threatened against Holding Company or any of the Holding Company Subsidiaries or against any of Holding Company’s or the Holding Company Subsidiaries’ properties, assets, interests or rights, or against any of Holding Company’s or Holding Company Subsidiaries’ officers, directors or employees in their capacities as such. Except as set forth in Section 3.3(j) of Holding Company’s Disclosure Schedule, neither Holding Company nor any of the Holding Company Subsidiaries is a party to or subject to any agreement, order, memorandum of understanding, enforcement action, or supervisory or commitment letter by or with any Governmental Authority restricting the operations of Holding Company or the operations of any of the Holding Company Subsidiaries and neither Holding Company nor any of the Holding Company Subsidiaries has been advised by any Governmental Authority or otherwise become aware that any Governmental Authority is investigating, inquiring or otherwise contemplating issuing or requesting the issuance of any such agreement, order, memorandum, action or letter in the future. Since January 1, 2014, Holding Company and each of the Holding Company Subsidiaries have complied in all material respects with all laws, ordinances, requirements, regulations or orders applicable to its business.

(k)
Tax Matters.

(i)           Holding Company and each of the Holding Company Subsidiaries have filed all federal, state and local returns and reports relating to Taxes required to be filed with a Governmental Authority (each, a “Tax Return”), and all such Tax Returns were correct and complete in all material respects. All Taxes (as defined herein) owed by Holding Company or any of the Holding Company Subsidiaries have been paid, are reflected as a liability in its Securities Documents or Bank Reports, or are being contested in good faith as set forth in Holding Company’s Disclosure Schedule. Except as set forth in Section 3.3(k)(i) of Holding Company’s Disclosure Schedule, no Tax Return filed by Holding Company or any of the Holding Company Subsidiaries is the subject of any administrative or judicial proceeding, no unpaid Tax deficiency has been asserted against Holding Company or any of the Holding Company Subsidiaries by any Governmental Authority, and to the Knowledge of Holding Company and the Holding Company Subsidiaries, no Tax Return filed by Holding Company or any of the Holding Company Subsidiaries is under examination by any Governmental Authority. For the purposes of this Agreement, “Tax” or “Taxes” mean any and all taxes, charges, fees, levies or other assessments in the nature of a tax imposed by a Governmental Authority, including, without limitation, all income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Authority.

(ii)           Holding Company and each of the Holding Company Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, stockholder, independent contractor or other third party. Holding Company and each of the Holding Company Subsidiaries have complied in all material respects with all Tax information reporting and backup withholding provisions of applicable law.

(iii)           There are no liens for Taxes (other than statutory liens for Taxes not yet due and payable) upon any of the assets of Holding Company or any of the Holding Company Subsidiaries. Neither Holding Company nor any of the Holding Company Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Holding Company and the Holding Company Subsidiaries). Neither Holding Company nor any of the Holding Company Subsidiaries has been, within the past two years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Transaction is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(iv)           Neither Holding Company nor any of the Holding Company Subsidiaries is or has been a party to any “listed transaction,” as defined in Code Section 6707A(c)(2) and Section 1.6011-4(b)(2) of the Treasury Regulations. Holding Company and each of the Holding Company Subsidiaries have disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. Holding Company is not and has not been a “United States real property holding company” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(v)           Neither Holding Company nor Bank Subsidiary is aware of any reason why the Merger will fail to qualify as a reorganization under Section 368(a) of the Code.

(l)
Property.

(i)           Except as set forth in Section 3.3(l)(i) of Holding Company’s Disclosure Schedule or reserved against as disclosed in its Securities Documents or Bank Reports, Holding Company and each of the Holding Company Subsidiaries have good and marketable title in fee simple absolute free and clear of all material liens, encumbrances, charges, defaults or equitable interests, other than Permitted Liens (as defined herein), to all of the properties and assets, real and personal, reflected in the balance sheet included in its Securities Documents or Bank Reports as of December 31, 2016 or acquired after such date. All buildings, and all fixtures, equipment, and other property and assets that are material to Holding Company’s or any of the Holding Company Subsidiaries’ business, held under leases, subleases or licenses, are held under valid instruments, and to Holding Company’s Knowledge, enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws. Other than real estate that was acquired by foreclosure or voluntary deed in lieu of foreclosure, all buildings, structures, and appurtenances owned, leased, or occupied by Holding Company and each of the Holding Company Subsidiaries (the “Real Property”) are in good operating condition and in a state of good maintenance and repair and comply with applicable zoning and other municipal laws and regulations, and there are no latent defects therein. With regard to the Real Property, there are no eminent domain or similar proceedings pending or, to the Knowledge of Holding Company or Bank Subsidiary, threatened affecting all or any material portion of such Real Property, and further, there is no writ, injunction, decree, order or judgement outstanding, nor any action, claim suit or proceeding pending or, to the Knowledge of Holding Company or Bank Subsidiary, threatened, relating to the ownership, lease, use, occupancy or operation of such Real Property.

(ii)           Section 3.3(l)(ii) of Holding Company’s Disclosure Schedule identifies and sets forth the address of each parcel of real estate or interest therein, leased, licensed or subleased by Holding Company and each of the Holding Company Subsidiaries or in which Holding Company or any of the Holding Company Subsidiaries has any leasehold interest. Holding Company has made available to Towne true and complete copies of all lease, license and sublease agreements, including without limitation every amendment thereto, for each parcel of real estate or interest therein to which Holding Company or any of the Holding Company Subsidiaries is a party.

For purposes of this Section 3.3(l), “Permitted Liens” shall mean: (a) liens arising by operation of law for taxes or other governmental charges not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings; (b) liens arising by operation of law, including liens arising by virtue of the rights of customers, suppliers and subcontractors in the ordinary course of business under general principles of commercial law, that do not, individually or in the aggregate, materially impair the value of the assets to which they relate and that are for current obligations; (c) imperfections of title that do not, individually or in the aggregate, materially impair the continued ownership, use and operation of the assets to which they relate in the business of Holding Company or the Holding Company Subsidiaries as currently conducted, including (i) the standard or printed exclusions under a standard form of ALTA owner’s policy of title insurance, (ii) the lien for taxes on Real Property not due and payable on or before the Closing Date, (iii) zoning ordinances affecting the Real Property, (iv) all easements, covenants, restrictions, reservations, rights-of-way and other similar matters of record as of the date of Holding Company’s execution of this Agreement, and (v) such matters as would be disclosed by a current and accurate survey and inspection of the Real Property; and (d) security interests granted in connection with either (i) the lease of equipment in the ordinary course of business, or (ii) an existing mortgage agreement encumbering Real Property as set forth on Schedule 3.3(l)(i).

(m)           Employee Benefit Plans.

(i)           Section 3.3(m)(i) of Holding Company’s Disclosure Schedule sets forth a complete and accurate list of all employee benefit plans and programs of Holding Company and the Holding Company Subsidiaries, including without limitation: (A) all retirement, savings and other pension plans; (B) all health, severance, insurance, disability and other employee welfare plans; (C) all employment, vacation and other similar plans; and (D) all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other employee and director benefit plans, programs or arrangements, and all employment or compensation arrangements, in each case for the benefit of or relating to its current and former employees and directors (individually, a “Holding Company Benefit Plan” and collectively, the “Holding Company Benefit Plans”). Neither Holding Company nor any Holding Company Subsidiary is subject to or obligated under any oral or unwritten Holding Company Benefit Plan.

(ii)          Holding Company has, with respect to each Holding Company Benefit Plan, previously delivered or made available to Towne true and complete copies of: (A) all current Holding Company Benefit Plan agreements and documents and related trust agreements or annuity contracts and any amendments thereto; (B) all current summary plan descriptions and material communications to employees and Holding Company Benefit Plan participants and beneficiaries; (C) the Form 5500 filed in each of the most recent three plan years (including all schedules thereto and the opinions of independent accountants); (D) the most recent actuarial valuation (if any); (E) the most recent annual and periodic accounting of plan assets; (F) if the Holding Company Benefit Plan is intended to qualify under Sections 401(a) or 403(a) of the Code, the most recent determination letter or opinion letter, as applicable, received from the Internal Revenue Service (the “IRS”); and (G) copies of the most recent nondiscrimination tests for all Holding Company Benefit Plans, as applicable.

(iii)            None of the Holding Company Benefit Plans is a “multi-employer plan” as defined in Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

(iv)           All of the Holding Company Benefit Plans are in compliance in all material respects with applicable laws and regulations, and Holding Company has administered the Holding Company Benefit Plans in accordance with applicable laws and regulations in all material respects.

(v)            Each Holding Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified, as reflected in a current favorable determination letter (based on IRS permitted determination request procedures), or opinion letter, as applicable, or a filing for the same has been made with the IRS seeking such a determination letter and that request is still awaiting decision by the IRS (based on IRS permitted determination request procedures). Nothing has occurred since the date of any such determination that is reasonably likely to affect adversely such qualification or exemption, or result in the imposition of excise Taxes or income Taxes on unrelated business income under the Code or ERISA with respect to any Tax-qualified plan. To the Knowledge of Holding Company and Bank Subsidiary, there have been no “terminations,” “partial terminations” or “discontinuances of contributions,” as such terms are used in Section 411 of the Code and the Treasury Regulations thereunder, to any Tax-qualified plan during the preceding five years without required notice to and approval by the IRS and payment of all obligations and liabilities attributable to such Tax-qualified plans.

(vi)            All required contributions (including all employer contributions and employee salary reduction contributions), premiums and other payments due for the current plan year or any plan year ending on or before the Closing Date, under all benefit arrangements have been made or properly accrued. All contributions to any Holding Company Benefit Plan have been contributed within the time specified in ERISA and the Code and the respective regulations thereunder. There are no “accumulated funding deficiencies,” as defined in Section 412 of the Code or Section 302 of ERISA, with respect to any “employee pension benefit plan,” as defined in Section 3(2) of ERISA, of Holding Company or any Holding Company Subsidiary, and no request for a waiver from the IRS with respect to any minimum funding requirement under Section 412 of the Code.

(vii)           To Holding Company’s and Bank Subsidiary’s Knowledge, neither Holding Company nor Bank Subsidiary has engaged in any prohibited transactions, as defined in Section 4975 of the Code or Section 406 of ERISA, with respect to any Holding Company Benefit Plan that is a pension plan as defined in Section 3(2) of ERISA. To Holding Company’s and Bank Subsidiary’s Knowledge, no “fiduciary,” as defined in Section 3(21) of ERISA, of any Holding Company Benefit Plan has any liability for breach of fiduciary duty under ERISA.

(viii)          There are no actions, suits, investigations or claims (other than routine claims for benefits) pending, threatened or, to the Knowledge of Holding Company and Bank Subsidiary, anticipated with respect to any of the Holding Company Benefit Plans. None of the Holding Company Benefit Plans is the subject of a pending or, to the Knowledge of Holding Company and Bank Subsidiary, threatened investigation or audit by the IRS, the U.S. Department of Labor, or the Pension Benefit Guaranty Corporation.

(ix)            Except as set forth in Section 3.3(m)(ix) of Holding Company’s Disclosure Schedule (A) no compensation or benefit that is or will be payable in connection with the transactions contemplated by this Agreement will be characterized as an “excess parachute payment” within the meaning of Section 280G of the Code, (B) no Holding Company Benefit Plan contains any provision that would give rise to any severance, termination or other payments or liabilities as a result of the transactions contemplated by this Agreement, and (C) no Holding Company Benefit Plan contains any provision that would materially increase any benefits otherwise payable under any Holding Company Benefit Plan or result in any acceleration of the time of payment or vesting of any such benefits to any material extent as a result of the transactions contemplated by this Agreement.

(x)            Holding Company has not established and does not maintain a welfare plan, as defined in Section 3(1) of ERISA, that provides benefits to an employee at its expense after a termination of employment, except as required by the Consolidated Omnibus Budget Reconciliation Act of 1985.

(xi)           Except as set forth in Section 3.3(m)(xi) of Holding Company’s Disclosure Schedule, Holding Company and the Holding Company Subsidiaries have made all bonus and commission payments to which they were required to make prior to the date hereof to any employee under any Holding Company Benefit Plan for calendar years 2015 and 2016.

(xii)         All “group health plans,” as defined in Section 5000(b)(1) of the Code, covering the employees of Holding Company or any Holding Company Subsidiary have been maintained in timely compliance with the notice and healthcare continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

(xiii)        Except as set forth in Section 3.3(m)(xiii) of Holding Company’s Disclosure Schedule, each Holding Company Benefit Plan that is a “nonqualified deferred compensation plan,” as defined in Section 409A(d)(1) of the Code, and any award thereunder, in each case that is subject to Section 409A of the Code, has (A) since January 1, 2005, been maintained and operated in good faith compliance with Section 409A of the Code, as determined under applicable guidance of the U.S. Department of the Treasury and the IRS, and (B) since January 1, 2009, been in documentary and operational compliance with Section 409A of the Code.

(xiv)        Section 3.3(m)(xiv) of Holding Company’s Disclosure Schedule accurately reflects the timing and the maximum amounts for the payments that would be payable under the applicable Salary Continuation Agreements for the respective individuals set forth therein in the event the respective individuals were to have a Separation from Service immediately following a Change in Control (as such terms are defined in the applicable Salary Continuation Agreements) occurring on the assumed date and under the circumstances specified in such Section of the Holding Company’s Disclosure Schedule. Upon a Separation from Service following a Change in Control occurring on a date other than the date assumed in such Section of the Holding Company’s Disclosure Schedule, the timing and maximum amounts of the payments under such Salary Continuation Agreements are determined in a manner consistent with such Section of the Holding Company’s Disclosure Schedule. The four percent (4%) per annum effective interest rate and discount rate used to compute such payments in Section 3.3(m)(xiv) of the Holding Company’s Disclosure Schedule is equal to the discount rate and interest rate used by the Holding Company and Holding Company Subsidiaries for the most recent five (5) years for accounting purposes and for purposes of determining any payment obligations with regard to all Salary Continuation Agreements (and similar agreements) of the Holding Company and Holding Company Subsidiaries. The amount of the monthly payments of the “Accrued Benefit” (as defined in the Salary Continuation Agreements) under the respective Salary Continuation Agreements is equal to the “Accrual Balance” (as defined in the Salary Continuation Agreements) projected to a lump sum amount at Normal Retirement at a rate of four percent (4%) per annum, and then converted to the monthly payments commencing at Normal Retirement also based on a rate of four percent (4%) per annum.

(n)            Insurance. Set forth in Section 3.3(n) of Holding Company’s Disclosure Schedule is a list of all insurance policies or bonds currently maintained by Holding Company or each Holding Company Subsidiary. Holding Company and the Holding Company Subsidiaries are insured with reputable insurers against such risks and in such amounts as management of Holding Company reasonably has determined to be prudent in accordance with industry practices. Since December 31, 2016, neither Holding Company nor any of the Holding Company Subsidiaries has received any notice of cancellation or a failure to renew with respect to any insurance policy or bond or, within the last three (3) calendar years, and since January 1, 2017, has been refused any insurance coverage sought or applied for, and Holding Company has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums or unavailability of coverage that do not result from any extraordinary loss experience on the part of Holding Company or the Holding Company Subsidiaries.

(o)            Loan Portfolio; Allowance for Loan Losses; Mortgage Loan Buy-Backs. Except as set forth in Section 3.3(o) of Holding Company’s Disclosure Schedule:

(i)            All evidences of indebtedness reflected as assets by each of Holding Company or any of the Holding Company Subsidiaries in its Securities Documents, Financial Statements or Bank Reports as of December 31, 2016 were as of such date: (A) evidenced by notes, agreements or evidences of indebtedness which are true, genuine and what they purport to be; (B) to the extent secured, secured by valid liens and security interests which to its Knowledge have been perfected; (C) the legal, valid and binding obligation of the obligor and any guarantor, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and no defense, offset or counterclaim has been asserted with respect to any such loan which if successful could have a Material Adverse Effect on Holding Company; and (D) in all material respects made in accordance with its standard loan policies except for workout credits and approved policy exceptions.

(ii)            The allowance for possible loan losses (the “Loan Loss Allowance”) shown by each of Holding Company or any of the Holding Company Subsidiaries in its Securities Documents, Financial Statements or Bank Reports as of December 31, 2016 was, and the Loan Loss Allowance to be shown in its Securities Documents, Financial Statements or Bank Reports as of any date subsequent to the date of this Agreement will be, as of such dates, adequate to provide for possible losses, net of recoveries relating to loans previously charged off, in respect of loans outstanding (not including letter of credit or commitments to make loans or extend credit which are included in “other liabilities”).

(iii)            Any reserve for losses with respect to other real estate owned (“OREO”) and any reserve for repossession with respect to mortgage loans to be shown on its Securities Documents, Financial Statements or Bank Reports as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate to provide for losses relating to the OREO or mortgage loan portfolio, as the case may be, of Holding Company and any of the Holding Company Subsidiaries as of the dates thereof.

(iv)            The Loan Loss Allowance has been established in accordance with GAAP and applicable regulatory requirements and guidelines.

(v)            Section 3.3(o)(v) of Holding Company’s Disclosure Schedule sets forth all residential or commercial mortgage loans originated on or after January 1, 2013 by it or any of the Holding Company Subsidiaries (i) that were sold in the secondary mortgage market and have been re-purchased by it or any of the Holding Company Subsidiaries or (ii) that the institutions to whom such loans were sold (or their successors or assigns) have asked it or any of the Holding Company Subsidiaries to purchase back (but have not been purchased back).

(p)            Certain Loans and Related Matters. Except as set forth in Section 3.3(p) of Holding Company’s Disclosure Schedule, as of March 1, 2017, neither Holding Company nor any of the Holding Company Subsidiaries was a party to any written or oral: (i) loan, loan agreement, loan commitment, letter of credit, note, borrowing arrangement or other extension of credit (a “Loan”), under the terms of which the obligor was sixty (60) days delinquent in payment of principal or interest or in default of any other provision as of the date hereof; (ii) Loan which had been classified by any bank examiner (whether regulatory, internal or by external consultant) as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch List,” or any comparable classifications by such persons; (iii) Loan, including any loan guaranty, with any of its directors or executive officers or directors or executive officers of any of the Holding Company Subsidiaries; or (iv) Loan in violation of any law, regulation or rule applicable to Holding Company or any of the Holding Company Subsidiaries including, but not limited to, those promulgated, interpreted or enforced by any Governmental Authority.

(q)            Environmental Matters.

(i)           Except as described in Section 3.3(q) of Holding Company’s Disclosure Schedule, Holding Company and each of the Holding Company Subsidiaries are in compliance with all Environmental Laws (as defined herein). Neither Holding Company nor any of the Holding Company Subsidiaries has received any communication alleging that Holding Company or such Holding Company Subsidiary is not in such compliance, and, to its Knowledge, there are no present circumstances that would prevent or interfere with the continuation of such compliance.

(ii)           Neither Holding Company nor any of the Holding Company Subsidiaries has received notice of pending, and to their Knowledge there are no threatened, legal, administrative, arbitral or other proceedings, asserting Environmental Claims (as defined herein) or other claims, causes of action or governmental investigations of any nature, seeking to impose, or that could result in the imposition of, any material liability arising under any Environmental Laws upon (A) Holding Company or such Holding Company Subsidiary, (B) any person or entity whose liability for any Environmental Claim Holding Company or any Holding Company Subsidiary has or may have retained either contractually or by operation of law, (C) any real or personal property owned or leased by Holding Company or any Holding Company Subsidiary, or any real or personal property which Holding Company or any Holding Company Subsidiary has been, or is, judged to have managed or to have supervised or to have participated in the management of, or (D) any real or personal property in which Holding Company or a Holding Company Subsidiary holds a security interest securing a loan recorded on the books of Holding Company or such Holding Company Subsidiary. Neither Holding Company nor any of the Holding Company Subsidiaries is subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

(iii)           With respect to all real and personal property owned or leased by Holding Company or any of the Holding Company Subsidiaries, or all real and personal property which Holding Company or any of the Holding Company Subsidiaries has been, or is, judged to have managed or to have supervised or to have participated in the management of, Holding Company will promptly provide Towne with access to copies of any environmental audits, analyses and surveys that have been prepared relating to such properties (a list of which is included in Holding Company’s Disclosure Schedule). Holding Company and all of the Holding Company Subsidiaries are in compliance in all material respects with all recommendations contained in any such environmental audits, analyses and surveys.

(iv)           To the Knowledge of Holding Company, there are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Laws against Holding Company or any of the Holding Company Subsidiaries or against any person or entity whose liability for any Environmental Claim Holding Company or any of the Holding Company Subsidiaries has or may have retained or assumed either contractually or by operation of law.

(v)           For purposes of this Agreement, the following terms shall have the following meanings:

(A)           “Environmental Claim” means any written notice from any governmental authority or third party alleging potential liability (including, without limitation, potential liability for investigatory costs, clean-up, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based upon, or resulting from the presence, or release into the environment, of any Materials of Environmental Concern (as defined herein).

(B)           “Environmental Laws” means all applicable federal, state and local laws and regulations, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, that relate to pollution or protection of human health or the environment.

(C)           “Materials of Environmental Concern” means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, underground storage tanks and any other materials regulated under Environmental Laws.

(vi)           Notwithstanding any other provision contained herein, the representations and warranties contained in this Section 3.3(q) constitute the sole representations and warranties of Holding Company and Bank Subsidiary regarding the existence of Environmental Claims, compliance with or liability under Environmental Laws, or the presence of Materials of Environmental Concern.

(r)            Books and Records. The books and records of Holding Company and those of the Holding Company Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

(s)           Intellectual Property. Holding Company and the Holding Company Subsidiaries own, or are licensed or otherwise possess sufficient legally enforceable rights to use, all Intellectual Property and the Holding Company Technology Systems (as such terms are defined herein) that are used by Holding Company and the Holding Company Subsidiaries in their respective businesses as currently conducted. Holding Company and the Holding Company Subsidiaries, to their Knowledge, have not infringed or otherwise violated the Intellectual Property rights of any other person, and there is no claim asserted, or to the Knowledge of Holding Company or Bank Subsidiary threatened, against Holding Company or any of the Holding Company Subsidiaries concerning the ownership, validity, registerability, enforceability, infringement, use or licensed right to use any Intellectual Property. “Intellectual Property” means all trademarks, trade names, service marks, patents, domain names, database rights, copyrights, and any applications therefor, technology, know-how, trade secrets, processes, computer software programs or applications, and tangible or intangible proprietary information or material. The term “Holding Company Technology Systems” means the electronic data processing, information, record keeping, communications, telecommunications, hardware, third party software, networks, peripherals and computer systems, including any outsourced systems and processes, and Intellectual Property used by Holding Company and the Holding Company Subsidiaries or by a third party.

(t)            Derivative Instruments. Except as set forth in Section 3.3(t) of Holding Company’s Disclosure Schedule, all derivative instruments, including, swaps, caps, floors and option agreements, whether entered into for Holding Company’s own account, or for the account of one or more of the Holding Company Subsidiaries or its or their customers (each a “Derivative Contract”), were entered into (i) only in the ordinary course of business, (ii) in accordance with prudent practices and in all material respects with all applicable laws, rules, regulations and regulatory policies and (iii) with counterparties believed to be financially responsible at the time; and each of such instruments constitutes the valid and legally binding obligation of Holding Company or one of the Holding Company Subsidiaries, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws. Neither Holding Company nor any of the Holding Company Subsidiaries, nor, to the Knowledge of Holding Company or any of the Holding Company Subsidiaries, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement, except as set forth in Section 3.3(t) of Holding Company’s Disclosure Schedule.

(u)            Deposits. Except as set forth in Section 3.3(u) of Holding Company’s Disclosure Schedule, as of December 31, 2016, none of Holding Company’s deposits or the deposits of any of the Holding Company Subsidiaries are “brokered” deposits or are subject to any legal restraint or other legal process (other than garnishments, pledges, liens, levies, subpoenas, set off rights, escrow limitations and similar actions taken in the ordinary course of business), and no portion of such deposits represents a deposit of Holding Company or any of the Holding Company Subsidiaries.

(v)            Investment Securities.

(i)            Holding Company and each of the Holding Company Subsidiaries has good and marketable title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity) free and clear of any lien, encumbrance or security interest, except to the extent that such securities are pledged in the ordinary course of business consistent with prudent business practices to secure obligations of Holding Company or the Holding Company Subsidiaries and except for such defects in title or liens, encumbrances or security interests that would not be material to it. Such securities are valued on the books of Holding Company and each of the Holding Company Subsidiaries in accordance with GAAP.

(ii)            Holding Company and each of the Holding Company Subsidiaries employs investment, securities risk management and other policies, practices and procedures that Holding Company and each of the Holding Company Subsidiaries believes are prudent and reasonable in the context of such businesses.

(w)            Takeover Laws and Provisions. The Board of Directors of Holding Company has approved the Transaction, this Agreement, the Plan of Merger, the Bank Plan of Merger and the transactions contemplated hereby and thereby. Holding Company has taken all action required to be taken by Holding Company in order to make this Agreement, the Plan of Merger, the Bank Plan of Merger and the transactions contemplated hereby and thereby comply with, and this Agreement, the Plan of Merger, the Bank Plan of Merger and the transactions contemplated hereby and thereby do comply with, the requirements of the Organizational Documents of Holding Company and Bank Subsidiary.

(x)            Transactions With Affiliates. All “covered transactions” between Holding Company and an “affiliate,” within the meaning of Sections 23A and 23B of the Federal Reserve Act and regulations promulgated thereunder, have been in compliance with such provisions.

(y)            CRA, Anti-Money Laundering, OFAC and Customer Information Security. Bank Subsidiary has received a rating of “Satisfactory” or better in its most recent examination or interim review with respect to the Community Reinvestment Act of 1997 (the “CRA”). Neither Holding Company nor Bank Subsidiary has Knowledge of any facts or circumstances that would cause Bank Subsidiary: (i) to be deemed not to be in satisfactory compliance in any material respect with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal bank regulators of lower than “Satisfactory”; or (ii) to be deemed to be operating in violation in any material respect of the Bank Secrecy Act, the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance in any material respect with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by Bank Subsidiary. To the Knowledge of Holding Company and Bank Subsidiary, no non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner which would cause either Holding Company or any Holding Company Subsidiaries to undertake any remedial action. The Board of Directors of Bank Subsidiary (or where appropriate of any other Holding Company Subsidiary) has adopted, and Bank Subsidiary (or such other Holding Company Subsidiary) has implemented, an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the USA PATRIOT Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the USA PATRIOT Act and the regulations thereunder, and Bank Subsidiary (or such other Holding Company Subsidiary) has complied in all material respects with any requirements to file reports and other necessary documents as required by the USA PATRIOT Act and the regulations thereunder.

(z)            Required Vote. The affirmative vote of the holders of a majority of the outstanding shares of Holding Company Common Stock is necessary to approve this Agreement and the Merger on behalf of Holding Company. The affirmative vote of the holders of a majority of the outstanding shares of common stock of Bank Subsidiary is necessary to approve this Agreement and the Bank Merger on behalf of Bank Subsidiary. No other vote of the stockholders of Holding Company or Bank Subsidiary is required by the NCBCA, Holding Company’s Organizational Documents, Bank Subsidiary’s Organizational Documents or otherwise to approve this Agreement and the Transaction.

(aa)            Financial Advisors. None of Holding Company, any of the Holding Company Subsidiaries or any of their respective officers, directors or employees has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with transactions contemplated herein, except that, in connection with this Agreement, Holding Company has retained Raymond James & Associates, Inc. as its financial advisor (pursuant to an engagement letter, a true and complete copy of which is included in Section 3.3(aa) of Holding Company’s Disclosure Schedule and under which such firm will be entitled to certain fees in connection with this Agreement).

(bb)           Fairness Opinion. Prior to the execution of this Agreement, the Board of Directors of Holding Company has received the opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of Raymond James & Associates, Inc. to the effect that, as of the date thereof and based upon and subject to the matters set forth therein, the Exchange Ratio is fair, from a financial point of view, to the stockholders of Holding Company. Such opinion has not been amended or rescinded as of the date of this Agreement.

3.4
Representations and Warranties of Towne.

Subject to and giving effect to Sections 3.1 and 3.2, Towne hereby represents and warrants to Holding Company and Bank Subsidiary as follows:

(a)            Organization, Standing and Power. Towne is a Virginia state chartered bank duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. Towne has all requisite corporate power and authority to carry on a commercial banking business as now being conducted and to own and operate its assets, properties and business. Towne’s deposits are insured by the Deposit Insurance Fund of the FDIC to the maximum extent permitted by law. True and complete copies of the Organizational Documents of Towne, in each case as amended to the date hereof and as in full force and effect as of the date hereof, are set forth in Section 3.4(a) of Towne’s Disclosure Schedule.

(b)            Subsidiaries. Each subsidiary of Towne is identified, collectively, in Exhibit 21 to Towne’s Annual Report on Form 10-K for the year ended December 31, 2016 filed with the FDIC, or in Section 3.4(b) of Towne’s Disclosure Schedule (each individually a “Towne Subsidiary” and collectively the “Towne Subsidiaries”). Each Towne Subsidiary (i) is a duly organized corporation, limited liability company or statutory trust validly existing and in good standing under applicable laws, (ii) has full corporate or other applicable power and authority to carry on its business as now conducted and (iii) is duly qualified to do business in the states where its ownership or leasing of property or the conduct of its business requires such qualification and where the failure to so qualify would have a Material Adverse Effect on Towne on a consolidated basis. The outstanding shares of capital stock or equity interests of each Towne Subsidiary have been duly authorized and are validly issued and outstanding, fully paid and nonassessable and all such shares are directly or indirectly owned by Towne free and clear of all liens, claims and encumbrances or preemptive rights of any person.

(c)            Authority; No Breach of the Agreement.

(i)            Towne has the corporate power and authority to execute, deliver and perform its obligations under this Agreement, and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Towne, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of Towne. This Agreement is a valid and legally binding obligation of Towne, enforceable in accordance its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting the enforcement of rights of creditors or by general principles of equity).

(ii)            Neither the execution and delivery of this Agreement by Towne, nor the consummation by Towne of the transactions contemplated hereby, nor compliance by Towne with any of the provisions hereof will: (A) conflict with or result in a breach of any provision of the Organizational Documents of Towne; (B) constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon, any property or asset of Towne or any Towne Subsidiary pursuant to any (1) note, bond, mortgage or indenture, or (2) material license, agreement or other instrument or obligation, to which Towne or any Towne Subsidiary is a party or by which Towne or any Towne Subsidiary or any of their properties or assets may be bound; or (C) subject to the receipt of all required regulatory and stockholder approvals, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Towne or any Towne Subsidiary.

(iii)            Except for (A) the necessary Regulatory Approvals, (B) compliance with the applicable requirements of the Exchange Act and the Securities Act, (C) the separate filing of Articles of Merger with the Virginia State Corporation Commission and North Carolina Secretary of State to effect the Transaction, (D) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of the various states in connection with the issuance of shares of Towne Common Stock pursuant to this Agreement, (E) approval of listing the shares of Towne Common Stock to be issued pursuant to this Agreement on the NASDAQ Global Select Market, and (F) the consents and approvals of third parties that are not Governmental Authorities required to consummate the Transaction, no consents or approvals of or notices to or filings with any Governmental Authority or other third party are necessary in connection with the execution and delivery of this Agreement and the consummation by Towne Merger Sub of the Merger and Towne of the Bank Merger and the other transactions contemplated by this Agreement. As of the date hereof, Towne is not aware of any reason why the necessary Regulatory Approvals and consents will not be received in order to permit consummation of the Transaction.

(d)            Towne Capital Stock. The authorized capital stock of Towne consists of 2,000,000 shares of preferred stock, par value $5.00 per share, of which none are issued and outstanding as of the date hereof, and 90,000,000 shares of Towne Common Stock, of which 62,572,033 shares were issued and outstanding as of the date of this Agreement. All outstanding shares of Towne Common Stock have been duly authorized and validly issued, are fully paid and nonassessable and have not been issued in violation of the preemptive rights of any person.  As of the date of this Agreement, there are no shares of capital stock reserved for issuance, or any outstanding Rights with respect to any capital stock of Towne, except as contemplated by a Towne stock option or other equity-based compensation plan, by Towne’s Member Stock Purchase and Dividend Reinvestment Plan or by Towne’s Securities Documents.

(e)            Securities Filings; Financial Statements; Accounting Controls.

(i)            Towne has filed all Securities Documents with the FDIC since December 31, 2013 under the Securities Act and the Exchange Act and, to the extent such Securities Documents are not available through the web site maintained by the FDIC, has made copies of such Securities Documents available to Holding Company and Bank Subsidiary. Towne’s Securities Documents, including the financial statements, exhibits and schedules contained therein, (A) at the time filed, complied (and any Securities Documents filed after the date of this Agreement will comply) in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and (B) at the time filed (or if amended or superseded by one or more Securities Documents filed prior to the date of this Agreement, then on the date of such filing), did not (and any Securities Documents filed after the date of this Agreement will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Securities Documents or necessary in order to make the statements made in such Securities Documents, in light of the circumstances under which they were made, not misleading.

(ii)            Each of the financial statements of Towne contained in or incorporated by reference into any Securities Documents (including any Securities Documents filed after the date of this Agreement) complied (or, in the case of Securities Documents filed after the date of this Agreement, will comply) in all material respects with the applicable requirements of the Securities Act and the Exchange Act with respect thereto, fairly presented (or, in the case of Securities Documents filed after the date of this Agreement, will fairly present) the consolidated financial position of Towne and the Towne Subsidiaries as at the respective dates and the consolidated results of Towne’s operations and cash flows for the periods indicated, in each case in accordance with GAAP consistently applied during the periods indicated, except in each case as may be noted therein, and subject to normal year-end audit adjustments and as permitted by Form 10-Q in the case of unaudited financial statements.

(iii)           Towne has devised and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with general or specific authorization of its Board of Directors and duly authorized executive officers, (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP consistently applied with respect to institutions such as Towne or other criteria applicable to such financial statements, and to maintain proper accountability for items therein, (iii) access to its properties and assets is permitted only in accordance with general or specific authorization of its Board of Directors and duly authorized executive officers, and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate actions taken with respect to any differences.

(iv)            Towne’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all information required to be disclosed by it in its Securities Documents is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms as adopted by the FDIC, and that all such information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of its chief executive officer and chief financial officer required under the Exchange Act with respect to such reports. Towne has disclosed, to its auditors and the audit committee of its Board of Directors and on Section 3.4(e)(iv) of Towne’s Disclosure Schedule (i) based on the evaluation of such controls in conjunction with its Annual Report on Form 10-K filed with the FDIC for the period ended December 31, 2016, any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that could adversely affect in any material respect its ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting.

(v)            Each of Towne’s principal executive officer and principal financial officer (or each former principal executive officer and each former principal financial officer, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to its Securities Documents, and the statements contained in such certifications are true and accurate in all material respects. Towne is in compliance with all applicable provisions of the Sarbanes-Oxley Act, except for any non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Towne.

(f)            Bank Reports. Towne and each of the Towne Subsidiaries has filed all Bank Reports that they were required to file since December 31, 2013 with the Regulatory Agencies, including any Bank Report required to be filed pursuant to the laws of the United States, any state or any Regulatory Agency. Any such Bank Report regarding Towne and each of the Towne Subsidiaries filed with or otherwise submitted to any Regulatory Agency complied in all material respects with relevant legal requirements, including as to content. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of Towne’s and each of the Towne Subsidiaries’ business, there is no pending proceeding before, or, to its Knowledge, examination or investigation by, any Regulatory Agency into the business or operations of Towne or any of the Towne Subsidiaries and no enforcement action, to its Knowledge, threatened by any Regulatory Agency.

(g)            Absence of Certain Changes or Events. Since December 31, 2016, except as disclosed in its Securities Documents or Bank Reports filed prior to the date of this Agreement, (i) Towne and the Towne Subsidiaries have conducted their respective businesses and incurred liabilities only in the ordinary course consistent with past practices, and (ii) there have been no events, changes, developments or occurrences which, individually or in the aggregate, have had or are reasonably likely to have a Material Adverse Effect on Towne.

(h)            Absence of Undisclosed Liabilities. Except for (i) those liabilities that are fully reflected or reserved for in its financial statements contained in its Securities Documents or Bank Reports filed prior to the date of this Agreement, (ii) liabilities incurred since December 31, 2016 in the ordinary course of business consistent with past practice, (iii) liabilities that arise out of executory obligations under contracts, (iv) liabilities which would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect, and (v) liabilities incurred in connection with the transactions contemplated by this Agreement, neither Towne nor any Towne Subsidiary has, and since December 31, 2016 has not incurred (except as permitted by Section 4.2), any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise and whether or not required to be reflected in its financial statements contained in its Securities Documents or Bank Reports).

(i)            Material Contracts.

(i)            Neither Towne nor any of the Towne Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Towne Securities Documents filed prior to the date hereof. Each contract, arrangement, commitment or understanding of the type described in this Section 3.4(i)(i) is referred to herein as a “Towne Contract.”

(ii)            Each Towne Contract is valid and binding on Towne or the respective Towne Subsidiary and is in full force and effect (other than due to the ordinary expiration thereof) and, to the Knowledge of Towne, is valid and binding on the other parties thereto. Towne and each Towne Subsidiary is not, and to the Knowledge of Towne, no other party thereto, is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business or operations may be bound or affected, or under which it or its respective assets, business or operations receives benefits which is reasonably likely to have a Material Adverse Effect, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. Except as provided in this Agreement, no power of attorney or similar authorization given directly or indirectly by Towne or a Towne Subsidiary is currently outstanding.

(j)            Legal Proceedings; Compliance with Laws. There are no actions, suits or proceedings instituted or pending or, to its Knowledge, threatened against Towne or any of the Towne Subsidiaries or against any of Towne’s or the Towne Subsidiaries’ properties, assets, interests or rights, or against any of Towne’s or Towne Subsidiaries’ officers, directors or employees in their capacities as such. Neither Towne nor any of the Towne Subsidiaries is a party to or subject to any agreement, order, memorandum of understanding, enforcement action, or supervisory or commitment letter by or with any Governmental Authority restricting the operations of Towne or the operations of any of the Towne Subsidiaries and neither Towne nor any of the Towne Subsidiaries has been advised by any Governmental Authority or otherwise become aware that any Governmental Authority is investigating, inquiring or otherwise contemplating issuing or requesting the issuance of any such agreement, order, memorandum, action or letter in the future. Since January 1, 2014, Towne and each of the Towne Subsidiaries have complied in all material respects with all laws, ordinances, requirements, regulations or orders applicable to its business.

(k)            Tax Matters. Towne and each of the Towne Subsidiaries have filed all Tax Returns required to be filed, and all such Tax Returns were correct and complete in all material respects. All Taxes owed by Towne or any of the Towne Subsidiaries have been paid, are reflected as a liability in Towne’s Securities Documents or Bank Reports, or are being contested in good faith as set forth in Towne’s Disclosure Schedule. No Tax Return filed by Towne or any of the Towne Subsidiaries is the subject of any administrative or judicial proceeding, no unpaid tax deficiency has been asserted against Towne or any of the Towne Subsidiaries by any Governmental Authority, and to the Knowledge of Towne and any of the Towne Subsidiaries, no Tax Return filed by Towne or any of the Towne Subsidiaries is under examination by any Governmental Authority. There are no liens for Taxes (other than statutory liens for Taxes not yet due and payable) upon any of the assets of Towne or any of the Towne Subsidiaries. Towne is not and has not been a “United States real property holding company” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Towne is not aware of any reason why the Merger will fail to qualify as a reorganization under Section 368(a) of the Code. At all times since its formation and through the end of the day of the Effective Date and of the Bank Merger Effective Date, Towne Merger Sub has been and will be a “disregarded entity” (within the meaning of Treasury Regulations Sections 1.368-2(b)(1) and 301.7701-3) with respect to Towne, and neither Towne nor Towne Merger Sub has filed or will cause to be filed any Tax-related election or Tax Return to the contrary that is effective or applicable for any period before or including the later of the day of the Effective Date and the day of the Bank Merger Effective Date.

(l)           Employee Benefit Plans.

(i)            All of the Towne Benefit Plans (as defined herein) are in compliance in all material respects with applicable laws and regulations, and Towne has administered such benefit plans in accordance with applicable laws and regulations in all material respects. For the purposes of this Agreement, a “Towne Benefit Plan” means an employee benefit plan and program of Towne and the Towne Subsidiaries, including without limitation: (A) all retirement, savings and other pension plans; (B) all health, severance, insurance, disability and other employee welfare plans; and (C) all employment, vacation and other similar plans, all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other employee and director benefit plans, programs or arrangements, and all employment or compensation arrangements, in each case for the benefit of or relating to its current and former employees and directors (collectively, the “Towne Benefit Plans”).

(ii)            Each Towne Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified, as reflected in a current favorable determination letter (based on IRS permitted determination request procedures), or a filing for the same has been made with the IRS seeking such a determination letter and that request is still awaiting decision by the IRS (based on IRS permitted determination request procedures). Nothing has occurred since the date of any such determination that is reasonably likely to affect adversely such qualification or exemption, or result in the imposition of excise Taxes or income Taxes on unrelated business income under the Code or ERISA with respect to any Tax-qualified plan. There have been no “terminations,” “partial terminations” or “discontinuances of contributions,” as such terms are used in Section 411 of the Code and the Treasury Regulations thereunder, to any Tax-qualified plan during the preceding five years without notice to and approval by the IRS and payment of all obligations and liabilities attributable to such Tax-qualified plans.

(m)            Insurance. Towne and the Towne Subsidiaries are insured with reputable insurers against such risks and in such amounts as management of Towne reasonably has determined to be prudent in accordance with industry practices. Since December 31, 2016, neither Towne nor any of the Towne Subsidiaries has received any notice of cancellation or a failure to renew with respect to any insurance policy or bond or, within the last three (3) calendar years, and since January 1, 2017, has been refused any insurance coverage sought or applied for, and Towne has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums or unavailability of coverage that do not result from any extraordinary loss experience on the part of Towne or the Towne Subsidiaries.

(n)           Allowance for Loan Losses.

(i)            All evidences of indebtedness reflected as assets by each of Towne or any of the Towne Subsidiaries in its Securities Documents, Financial Statements or Bank Reports as of December 31, 2016 were as of such date: (A) evidenced by notes, agreements or evidences of indebtedness which are true, genuine and what they purport to be; (B) to the extent secured, secured by valid liens and security interests which have been perfected; and (C) the legal, valid and binding obligation of the obligor and any guarantor, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and no defense, offset or counterclaim has been asserted with respect to any such loan which if successful could have a Material Adverse Effect.

(ii)            The Loan Loss Allowance shown by Towne in its Securities Documents or Bank Reports as of December 31, 2016 was, and the Loan Loss Allowance to be shown in its Securities Documents or Bank Reports as of any date subsequent to the date of this Agreement will be, as of such dates, adequate to provide for possible losses, net of recoveries relating to loans previously charged off, in respect of loans outstanding (including letter of credit or commitments to make loans or extend credit). The Loan Loss Allowance has been established in accordance with GAAP, and applicable regulatory requirements and guidelines.

(o)            Environmental Matters.  Towne and each of the Towne Subsidiaries are in compliance with all Environmental Laws. Neither Towne nor any of the Towne Subsidiaries has received any communication alleging that Towne or such Towne Subsidiary is not in such compliance, and, to its Knowledge, there are no present circumstances that would prevent or interfere with the continuation of such compliance. To the Knowledge of Towne, there are no past or present actions, activities, circumstances, events, or incidents that could reasonably form the bases of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Laws against Towne or any of the Towne Subsidiaries or against any person or entity whose liability for any Environmental Claim Towne or an Towne Subsidiary has or may have retained contractually or by operation of law. Notwithstanding any other provision contained herein, the representations and warranties contained in this Section 3.3(o) constitute the sole representations and warranties of Towne regarding the existence of Environmental Claims, compliance with or liability under Environmental Laws, or the presence of Materials of Environmental Concern.

(p)            Books and Records. The books and records of Towne and those of the Towne Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

(q)            CRA, Anti-Money Laundering, OFAC and Customer Information Security. Towne has received a rating of “Satisfactory” or better in its most recent examination or interim review with respect to the CRA. Towne does not have Knowledge of any facts or circumstances that would cause Towne: (i) to be deemed not to be in satisfactory compliance in any material respect with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal bank regulators of lower than “Satisfactory”; or (ii) to be deemed to be operating in violation in any material respect of the Bank Secrecy Act, the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance in any material respect with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by Towne. To the Knowledge of Towne, no non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner which would cause either Towne or any of the Towne Subsidiaries to undertake any remedial action. The Board of Directors of Towne (or where appropriate of any Towne Subsidiary) has adopted, and Towne (or such Towne Subsidiary) has implemented, an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the USA PATRIOT Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the USA PATRIOT Act and the regulations thereunder, and Towne (or such Towne Subsidiary) has complied in all material respects with any requirements to file reports and other necessary documents as required by the USA PATRIOT Act and the regulations thereunder.

(r)            Required Vote. No vote of the stockholders of Towne is required by the VSCA, Towne’s Articles of Incorporation, Towne’s Bylaws or otherwise to approve this Agreement and the Transaction. The affirmative vote of Towne, as the sole member of Towne Merger Sub, is necessary to approve this Agreement and the Merger.

(s)            Financial Advisors. None of Towne, any of the Towne Subsidiaries or any of their respective officers, directors or employees has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with transactions contemplated herein, except that, in connection with this Agreement, Towne has retained Sandler O’Neill & Partners, L.P. as its financial advisor (pursuant to an engagement letter, a true and complete copy of which is included in Section 3.4(s) of Towne’s Disclosure Schedule and under which such firm will be entitled to certain fees in connection with this Agreement).

(t)            Fairness Opinion. Prior to the execution of this Agreement, the Board of Directors of Towne has received the opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of Sandler O’Neill & Partners, L.P., to the effect that, as of the date thereof and based upon and subject to the matters set forth therein, the Exchange Ratio is fair to Towne, from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

(u) Historic Business; No Redemption or Disposition. As of the date of this Agreement it is the present intention, and as of the Effective Date it will be the present intention, of Towne to continue, either through Towne or through a member of Towne’s “qualified group” within the meaning of Treasury Regulations Section 1.368-1(d)(4)(ii) (the “Qualified Group”), at least one significant historic business line of Holding Company and Bank Subsidiary, or to use at least a significant portion of Holding Company’s and Bank Subsidiary’s historic business assets in a business, in each case within the meaning of Treasury Regulations Section 1.368-1(d). As of the date of this Agreement and as of the Effective Date, neither Towne nor any “related person” (as defined in Treasury Regulations Section 1.368-1(e)(4)) to Towne has or will have any plan or intention to redeem or reacquire, either directly or indirectly, any of the Towne Common Stock issued to the stockholders of Holding Company in connection with the Merger. As of the date of this Agreement and as of the Effective Date, Towne does not have and will not have any plan or intention to sell or otherwise dispose of any of the assets of Holding Company or Bank Subsidiary acquired in the Transaction or pursuant to this Agreement, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code or described and permitted in Treasury Regulation Section 1.368-2(k).

(v) Representations and Warranties of Towne with Respect to Towne Merger Sub.

(i) Towne Merger Sub, a wholly owned subsidiary of Towne, is a Virginia limited liability company duly organized and validly existing under the laws of the Commonwealth of Virginia. Towne Merger Sub was formed by Towne for the sole purpose of consummating the Merger, and has all requisite power and authority to carry on its business as now being conducted. As of the date of this Agreement, Towne Merger Sub has no assets, properties, liabilities or business operations. True and complete copies of the Organizational Documents of Towne Merger Sub, as in full force and effect as of the date hereof, are set forth in Section 3.4(v)(i) of Towne’s Disclosure Schedule.

(ii)           Towne Merger Sub has the power and authority to execute, deliver and perform its obligations under this Agreement, and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Towne Merger Sub, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary action on the part of Towne Merger Sub and its sole member. This Agreement is a valid and legally binding obligation of Towne Merger Sub, enforceable in accordance its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting the enforcement of rights of creditors or by general principles of equity).

ARTICLE 4
Covenants Relating to Conduct of Business

4.1            Conduct of Business of Holding Company and Bank Subsidiary Pending the Transaction.

From the date hereof until the Effective Date, except as expressly contemplated or permitted by this Agreement or as set forth in Holding Company’s Disclosure Schedule, without the prior written consent of Towne (not to be unreasonably withheld or delayed), Holding Company agrees that it will not, and will cause each of the Holding Company Subsidiaries not to:

(a)            Conduct its business and the business of the Holding Company Subsidiaries other than in the ordinary and usual course consistent with past practice or fail to use its commercially reasonable efforts to maintain and preserve intact their (i) business organizations, material assets and employees and (ii) relationships with material customers, suppliers, employees and business associates.

(b)            Take any action that would prevent or materially adversely affect or delay the ability of Towne, Holding Company or Bank Subsidiary (i) to obtain any necessary approvals, consents or waivers of any Governmental Authority or third party required for the transactions contemplated hereby, (ii) to perform its covenants and agreements under this Agreement, or (iii) to consummate the transactions contemplated hereby on a timely basis.

(c)            Amend, repeal or modify its Organizational Documents, other than as contemplated by this Agreement.

(d)            Other than pursuant to stock options outstanding as of the date hereof under the Holding Company Stock Plans as disclosed in Section 3.3(d) of Holding Company’s Disclosure Schedule, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of capital stock, or any Rights with respect thereto, (ii) enter into any agreement with respect to the foregoing, or (iii) permit any additional shares of capital stock to become subject to new grants of employee and director stock options, restricted stock, stock appreciation rights or similar or other stock-based rights.

(e)            Enter into or amend or renew any employment, consulting, severance, change in control, bonus, salary continuation or similar agreements or arrangements with any director, officer or employee of Holding Company or a Holding Company Subsidiary, or grant any salary or wage increase or increase any employee benefit (including by making incentive or bonus payments), except for normal individual merit increases in compensation to employees in the ordinary course of business consistent with past practice that do not exceed five percent (5%) on an individual basis and except for incentive or bonus payments that do not exceed fifteen percent (15%) on an individual basis, provided that such merit increases, incentive and bonus payments shall not exceed $500,000 in the aggregate.

(f)            Enter into, establish, adopt, amend, terminate or make any contributions to (except (i) as may be required by applicable law, (ii) to satisfy contractual obligations existing as of the date hereof and set forth on Schedule 4.1(f) of Holding Company’s Disclosure Schedule or (iii) to comply with the requirements of this Agreement), any pension, retirement, stock option, restricted stock, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive, welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any directors, officers or employees, including without limitation taking any action that accelerates, or the lapsing of restrictions with respect to, the vesting or exercise of any benefits payable thereunder.

(g)            Hire any person as an employee of Holding Company or a Holding Company Subsidiary or promote any employee, except (i) to satisfy contractual obligations existing as of the date hereof and set forth on Schedule 4.1(g) of Holding Company’s Disclosure Schedule and (ii) persons whose employment is terminable at the will of Holding Company and who are not contractually entitled to severance or similar benefits or payments that would become payable as a result of the Transaction or the consummation thereof (other than severance or similar benefits provided pursuant to Section 5.10(c) of this Agreement).

(h)            Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its stock, or directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock, provided, however, that Bank Subsidiary may declare and pay dividends and distributions to Holding Company in the ordinary course of business consistent with past practice.

(i)            Make any capital expenditures, other than capital expenditures in the ordinary course of business consistent with past practice, in amounts not exceeding $25,000 individually or $100,000 in the aggregate.

(j)            Implement, or adopt, any change in its Tax or financial accounting principles, practices or methods, including reserving methodologies, other than as may be required by GAAP, regulatory accounting guidelines or applicable law.

(k)            Notwithstanding anything herein to the contrary, (i) knowingly take, or knowingly omit to take, any action that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the Transaction set forth in Article 6 not being satisfied on a timely basis, except as may be required by applicable law.

(l)           Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any portion of its assets, deposits, business or properties except for (i) OREO properties sold in the ordinary course of business consistent with past practice and (ii) transactions in the ordinary course of business consistent with past practice in amounts that do not exceed $25,000 individually or $50,000 in the aggregate.

(m)            Acquire all or any portion of the assets, business, securities (excluding investment securities in the ordinary course of business consistent with past practice), deposits or properties of any other person, including without limitation, by merger or consolidation or by investment in a partnership or joint venture except for (i) such acquisitions by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith and in amounts that do not exceed $500,000 individually or $1,000,000 in the aggregate; and (ii) such acquisitions in the ordinary course of business consistent with past practice in amounts that do not exceed $25,000 individually or $50,000 in the aggregate.

(n)            Except as otherwise permitted under this Section 4.1, enter into, amend, modify, cancel, fail to renew or terminate any Holding Company Contract or any agreement, contract, lease, license, arrangement, commitment or understanding (whether written or oral) that would constitute a Holding Company Contract if entered into prior to the date hereof.

(o)            Enter into any settlements or similar agreements with respect to any actions, suits, proceedings, orders or investigations to which Holding Company or a Holding Company Subsidiary is or becomes a party after the date of this Agreement, which settlements, agreements or actions involve payment by Holding Company and the Holding Company Subsidiaries collectively of an aggregate amount that exceeds $50,000 and/or would impose any material restriction on the business of Holding Company.

(p)            Enter into any new material line of business; introduce any material new products or services; make any material change to deposit products or deposit gathering or retention policies or strategies; change its material lending, investment, underwriting, pricing, servicing, risk and asset liability management and other material banking, operating or board policies or otherwise fail to follow such policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority, or the manner in which its investment securities or loan portfolio is classified or reported; or invest in any mortgage-backed or mortgage-related security that would be considered “high risk” under applicable regulatory guidance; or file any application or enter into any contract with respect to the opening, relocation or closing of, or open, relocate or close, any branch, office, service center or other facility.

(q)            Introduce any material marketing campaigns or any material new sales compensation or incentive programs or arrangements (except those the material terms of which have been fully disclosed in writing to, and approved by, Towne prior to the date hereof).

(r)            (i) Make, renew, restructure or otherwise modify any Loan other than Loans made or acquired in the ordinary course of business consistent with past practice and that have (x) in the case of unsecured Loans made to any borrower that are originated in compliance with Holding Company’s and Bank Subsidiary’s internal loan policies with any exceptions approved per existing policy, a principal balance not in excess of $1,000,000, (y) in the case of new secured Loans made to any borrower that are originated in compliance with Holding Company’s and Bank Subsidiary’s internal loan policies, with any exceptions approved per existing policy, total corporate exposure to such borrower not in excess of $10,000,000 and (z) in the case of renewal of existing Loans made in compliance with Holding Company’s and Bank Subsidiary’s internal loan policies with any exceptions approved per existing policy, total corporate exposure to such borrower not in excess of $10,000,000; (ii) except in the ordinary course of business, take any action that would result in any discretionary release of collateral or guarantees or otherwise restructure the respective amounts set forth in clause (i) above; or (iii) enter into any Loan securitization or create any special purpose funding entity. Towne shall be entitled to observation rights in connection with the consideration by the Management Loan Committee of Bank Subsidiary of any new Loan or renewal of any existing Loan with total corporate exposure to such borrower in excess of $5,000,000. Holding Company and Bank Subsidiary will promptly notify Towne of any policy exceptions made in making, renewing, modifying or restructuring any Loan. In the event that Towne’s prior written consent is required pursuant to clause (i) above, Towne shall use its commercially reasonable efforts to provide such consent within one (1) business day of any request by Holding Company.

(s)            Incur any indebtedness for borrowed money, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, other than with respect to (i) borrowings from the Federal Home Loan Bank of Atlanta or existing federal funds accommodation lines of credit with correspondent banks in the ordinary course of business consistent with past practice; and (ii) the collection of checks and other negotiable instruments in the ordinary course of business consistent with past practice.

(t)            Acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity, in satisfaction of debts previously contracted in good faith or otherwise in accordance with the existing investment policy of Bank Subsidiary, in each case in the ordinary course of business consistent with past practice) any debt security or equity investment other than federal funds or U.S. Government securities or U.S. Government agency securities, in each case with a term of three (3) years or less, or dispose of any debt security or equity investment.

(u)            Enter into or settle any Derivative Contract other than contracts used to hedge mortgage rate risk in the ordinary course of business as currently conducted.

(v)             Other than as a Loan or in connection with a debt previously contracted and in order to protect Bank Subsidiary from loss, make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice).

(w)            Make or change any material Tax election in a manner inconsistent with past practice, settle or compromise any material Tax liability of Holding Company, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of a material amount of Taxes of Holding Company, enter into any closing agreement with respect to any material amount of Taxes or surrender any right to claim a material Tax refund, adopt or change any method of accounting with respect to Taxes in a manner inconsistent with past practice, or file any amended Tax Return.

(x)            Take any other action that would make any representation or warranty in Section 3.3 hereof untrue, taking into account the standard set forth in Section 3.2.

(y)            Agree to take any of the actions prohibited by this Section 4.1.

4.2
Conduct of Business of Towne Pending the Transaction.

From the date hereof until the Effective Date, except as expressly contemplated or permitted by this Agreement, without the prior written consent of Holding Company, Towne agrees that it will not, and will cause each of the Towne Subsidiaries not to:

(a)            Conduct its business and the business of the Towne Subsidiaries other than in the ordinary and usual course consistent with past practice or fail to use its commercially reasonable efforts to maintain and preserve intact their (i) business organizations, assets and employees and (ii) relationships with customers, suppliers, employees and business associates.

(b)            Take any action that would prevent or materially adversely affect or delay the ability of Towne or Holding Company (i) to obtain any necessary approvals, consents or waivers of any Governmental Authority or third party required for the transactions contemplated hereby, (ii) to perform its covenants and agreements under this Agreement, or (iii) to consummate the transactions contemplated hereby on a timely basis.

(c)            Notwithstanding anything herein to the contrary, (i) knowingly take, or knowingly omit to take, any action that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the Transaction set forth in Article 6 not being satisfied on a timely basis, except as may be required by applicable law.

(d)           Amend, repeal or modify any provision of its Organizational Documents in a manner which would have a material adverse effect on Holding Company, the stockholders of Holding Company or the transactions contemplated by this Agreement.

(e)            Take any other action that would make any representation or warranty in Section 3.4 hereof untrue, taking into account the standard set forth in Section 3.2.

(f)            Agree to take any of the actions prohibited by this Section 4.2.

4.3
Transition.

To facilitate the integration of the operations of Towne and Holding Company and to permit the coordination of their related operations on a timely basis, and in an effort to accelerate to the earliest time possible following the Effective Date the realization of synergies, operating efficiencies and other benefits expected to be realized by the parties as a result of the Transaction, each of Towne and Holding Company shall, and shall cause its subsidiaries to, consult with the other on all strategic and operational matters to the extent such consultation is not in violation of applicable laws, including laws regarding the exchange of information and other laws regarding competition.

4.4           Control of the Other Party’s Business.

Prior to the Effective Date, nothing contained in this Agreement (including, without limitation, Section 4.1 and Section 4.3) shall give Towne directly or indirectly, the right to control or direct the operations of Holding Company or Bank Subsidiary or to exercise, directly or indirectly, a controlling influence over the management or policies of Holding Company or Bank Subsidiary, and nothing contained in this Agreement (including, without limitation, Section 4.2 and Section 4.3) shall give Holding Company or Bank Subsidiary, directly or indirectly, the right to control or direct the operations of Towne or to exercise, directly or indirectly, a controlling influence over the management or policies of Towne. Prior to the Effective Date, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over it and its subsidiaries’ respective operations.

ARTICLE 5
Additional Agreements

5.1            Commercially Reasonable Efforts.

Subject to the terms and conditions of this Agreement, the parties hereto will use their commercially reasonable efforts to take, or cause to be taken, in good faith all actions, and to do, or cause to be done, all things necessary or desirable, or advisable under applicable laws, so as to permit consummation of the Transaction as promptly as practicable and shall cooperate fully with the other parties hereto to that end.

5.2            Access to Information; Confidentiality.

(a)            Upon reasonable notice and subject to applicable laws regarding the disclosure or exchange of information, Holding Company and Bank Subsidiary shall permit Towne to make or cause to be made such investigation of Holding Company’s and Bank Subsidiary’s operational, financial and legal condition as Towne reasonably requests; provided, that such investigation shall be reasonably related to the Transaction and shall not interfere unreasonably with normal operations. No investigation, in and of itself, by Towne shall affect the representations and warranties of Holding Company or Bank Subsidiary. Holding Company shall provide to Towne all written agendas and meeting or written consent materials provided to the directors of Holding Company and Bank Subsidiary in connection with board and committee meetings, subject to applicable laws relating to the exchange of information. Notwithstanding the above provisions in this Section 5.2(a), Towne and its representatives shall not be entitled to receive information directly relating to the negotiation and prosecution of this Agreement or, except as otherwise provided herein, relating to an Acquisition Proposal, a Superior Proposal (as such terms are defined herein) or any matters relating thereto. Neither Holding Company nor any of the Holding Company Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of Holding Company or any of the Holding Company Subsidiaries.

(b)            During the period from the date of this Agreement to the Effective Date, Holding Company shall, upon the request of Towne, cause one or more of its designated executive officers to confer on a monthly or more frequent basis with Towne regarding Holding Company’s financial condition, operations and business and matters relating to the completion of the Transaction. As soon as reasonably available, but in no event later than the earlier of (i) the thirtieth (30th) day after the end of each calendar quarter ending after the date of this Agreement, and (ii) the date of public dissemination of earnings information pertaining to such calendar quarter (or year with respect to a quarter ending on December 31), Holding Company will deliver to Towne its unaudited balance sheet and statements of income, stockholders’ equity and cash flows, without related notes, for such quarter (or year with respect to a quarter ending on December 31) prepared in accordance with GAAP. Within fifteen (15) days after the end of each month, Holding Company will deliver to Towne (i) such loan reports as Towne may reasonably request, and (ii) such other financial data as Towne may reasonably request. The financial statements required to be delivered by this Section 5.2(b) may be consolidated.

(c)            Each party hereto will give prompt notice to the other party (and subsequently keep the other party informed on a current basis) upon its becoming aware of the occurrence or existence of any fact, event or circumstance known that (i) is reasonably likely to result in any Material Adverse Effect with respect to it, or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

(d)            Each party hereto shall, and shall use its commercially reasonable efforts to cause each of its directors, officers, attorneys and advisors, to maintain the confidentiality of, and not use to the detriment of the other party, all information of the other party obtained prior to the date of this Agreement or pursuant to this Section 5.2 that is not otherwise publicly disclosed by the other party, unless such information is required to be included in any filing required by law or in an application for any Regulatory Approval required for the consummation of the transactions contemplated hereby, such undertaking with respect to confidentiality to survive any termination of this Agreement. In the case of information that a party believes is necessary in making any such filing or obtaining any such Regulatory Approval, that party will provide the other party a reasonable opportunity to review any such filing or any application for such Regulatory Approval before it is filed sufficient for it to comment on and object to the content of such filing or application. If this Agreement is terminated, each party shall promptly return to the furnishing party or, at the request of the furnishing party, promptly destroy in a manner that renders the information impracticable to read or reconstruct and certify the destruction of all confidential information received from the other party.

5.3            Holding Company Stockholder Approval.

(a)            Unless this Agreement has been terminated in accordance with its terms and subject to Section 5.3(b), Holding Company shall call a meeting of its stockholders for the purpose of obtaining the Holding Company Stockholder Approval and shall use its commercially reasonable efforts to cause such meeting to occur as soon as reasonably practicable (such meeting and any adjournment or postponement thereof, the “Holding Company Stockholders Meeting”). In connection with that meeting, but subject to Section 5.3(b) and a Change of Recommendation (as defined herein) pursuant to Section 5.5(e), the Board of Directors of Holding Company (i) shall support and recommend approval of this Agreement and the Plan of Merger and any other matters required to be approved by Holding Company’s stockholders for consummation of the Merger (the “Holding Company Recommendation”), and (ii) shall use its commercially reasonable efforts to obtain the Holding Company Stockholder Approval.

(b)            Provided that the Holding Company is acting in good faith and in compliance with its obligations under Section 5.3(a), Holding Company may postpone or adjourn the Holding Company Stockholders Meeting: (i) with the consent of Towne; (ii) for the absence of a quorum; (iii) to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the stockholders of Holding Company within a reasonable period of time in advance of the Holding Company Stockholders Meeting; (iv) to allow reasonable additional time to solicit additional proxies as necessary to obtain the Holding Company Stockholder Approval; or (v) if required by applicable Law.

5.4            Proxy Statement.

(a)            Each party will cooperate with the other party, and their representatives, in the preparation of a proxy statement and prospectus and other proxy solicitation materials constituting a part thereof (the “Proxy Statement”), to be filed with the SEC in connection with (i) the solicitation of proxies from the stockholders of Holding Company for the Holding Company Stockholders Meeting, and (ii) the offering and issuance of Towne Common Stock in the Merger. Each party agrees to cooperate with the other party, its legal, financial and accounting advisors, in the preparation of the Proxy Statement. Each party shall prepare and furnish to other parties such information relating to it and its directors, officers and stockholders and such party’s business and operations as may be reasonably required to comply with SEC rules and regulations or SEC staff comments in connection with the Proxy Statement, which information may be based on such party’s knowledge of and access to the information required for said document and advice of counsel with respect to SEC disclosure obligations. Each party shall provide the other parties and its legal, financial and accounting advisors the opportunity to review and provide comments: (i) upon such Proxy Statement a reasonable time prior to its filing in preliminary and definitive forms and (ii) on all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments relating to the Proxy Statement a reasonable time prior to filing or submission to the SEC. Each party shall consider in good faith all comments from the other parties and their respective legal, financial and accounting advisors to the Proxy Statement, all amendments and supplements thereto and all responses to requests for additional information, and shall not include any information in the foregoing about a party or its officers, directors, business, arrangements, operations or stock or the Transaction that has not been approved by the other parties, which approval shall not be unreasonably withheld, delayed or conditioned. Each party agrees to cooperate with the other parties and each other party’s counsel and accountants in requesting and obtaining appropriate opinions, consents, analyses and letters from its financial advisor and independent auditor in connection with the Proxy Statement. Each party agrees to use its commercially reasonable efforts to cause the Proxy Statement to be cleared by the SEC for use in definitive form as promptly as reasonably practicable after the preliminary filing thereof and to cause a definitive Proxy Statement to be mailed to the Holding Company stockholders as promptly as reasonably practicable thereafter. Towne also agrees to use its commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement.

(b)           Each party agrees, as to itself and its subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Proxy Statement and any amendment or supplement thereto shall, at the date(s) of mailing to stockholders and the time of the Holding Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each party further agrees that if it becomes aware that any information furnished by it that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the Proxy Statement.

(c)           Holding Company agrees to advise Towne, promptly after Holding Company receives notice thereof, of the time when the Proxy Statement has been cleared by the SEC for use in definitive form or when any supplement or amendment has been filed, of the initiation or, to the extent Holding Company is aware thereof, threat of any proceeding for any such purpose, of any request by the SEC for the amendment or supplement of the Proxy Statement or for additional information or of any other correspondence from the SEC in connection with the Proxy Statement that relates to Towne or the Transaction. Holding Company agrees to promptly provide to Towne copies of correspondence between Holding Company (or any of its representatives and advisors on Holding Company’s behalf), on the one hand, and the SEC, on the other hand as it relates to the Proxy Statement or the Transaction.

5.5           No Other Acquisition Proposals.

(a)           Holding Company agrees that it will not, and will cause the Holding Company Subsidiaries and Holding Company’s and the Holding Company Subsidiaries’ officers, directors, employees, agents and representatives (including any financial advisor, attorney or accountant retained by Holding Company or any of the Holding Company Subsidiaries) not to, directly or indirectly, (i) initiate, solicit or encourage inquiries or proposals with respect to, (ii) furnish any confidential or nonpublic information relating to, or (iii) engage or participate in any negotiations or discussions concerning, an Acquisition Proposal (as defined herein). Notwithstanding the foregoing, Holding Company, the Holding Company Subsidiaries and their respective officers, directors, employees, agents and representatives (including any financial advisor, attorney or accountant retained by Holding Company or any of the Holding Company Subsidiaries) may contact any person or persons to clarify the terms and conditions of an unsolicited Acquisition Proposal and to inform such person of the terms of this Section 5.5.

(b)           Notwithstanding the foregoing, nothing contained in this Section 5.5 shall prohibit Holding Company, prior to the receipt of the Holding Company Approvals and subject to material compliance with the other terms of this Section 5.5, from furnishing nonpublic information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited, bona fide written Acquisition Proposal with respect to Holding Company (that did not result from a breach of this Section 5.5) if, and only to the extent that (i) the Holding Company Board of Directors concludes in good faith, after consultation with and based upon the advice of outside legal counsel, that the failure to take such actions would be more likely than not to result in a violation of its fiduciary duties to stockholders under applicable law, (ii) before taking such actions, Holding Company receives from such person or entity an executed confidentiality agreement providing for reasonable protection of confidential information, which confidentiality agreement shall not provide such person or entity with any exclusive right to negotiate with Holding Company, and (iii) the Holding Company Board of Directors concludes in good faith, after consultation with its outside legal counsel and financial advisors, that the Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal (as defined below). Holding Company shall promptly (within twenty-four (24) hours) notify Towne orally and in writing of Holding Company’s receipt of any such proposal or inquiry, the material terms and conditions thereof, the identity of the person making such proposal or inquiry, and will keep Towne apprised of any material related developments, discussions and negotiations on a current basis, including by providing a copy of all material documentation or correspondence relating thereto.

(c)            For purposes of this Agreement, an “Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, any of the following transactions involving Holding Company or Bank Subsidiary: (i) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction; (ii) any acquisition or purchase, direct or indirect, of fifteen percent (15%) or more of the consolidated assets of Holding Company or fifteen percent (15%) or more of any class of equity or voting securities of Holding Company or the Holding Company Subsidiaries whose assets, individually or in the aggregate, constitute more than fifteen percent (15%) of the consolidated assets of Holding Company; or (iii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning fifteen percent (15%) or more of any class of equity or voting securities of Holding Company or the Holding Company Subsidiaries whose assets, individually or in the aggregate, constitute more than fifteen percent (15%) of the consolidated assets of Holding Company.

(d)           For purposes of this Agreement, a “Superior Proposal” means an unsolicited, bona fide written Acquisition Proposal made by a person or entity (or group of persons or entities acting in concert within the meaning of Rule 13d-5 under the Exchange Act) that the Board of Directors of Holding Company concludes in good faith, after consultation with its financial and outside legal advisors, taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal (including the financing thereof and any conditions thereto and taking into account the terms and conditions of this Agreement) (i) is more favorable to the stockholders of Holding Company from a financial point of view, than the transactions contemplated by this Agreement and (ii) is reasonably capable of being completed on the terms proposed and in a timely manner; provided that, for purposes of this definition of “Superior Proposal,” the Acquisition Proposal shall have the meaning assigned to such term in Section 5.5(c), except the reference to “fifteen percent (15%) or more” in such definition shall be deemed to be a reference to “a majority” and “Acquisition Proposal” shall only be deemed to refer to a transaction involving Holding Company or Bank Subsidiary.

(e)            Notwithstanding anything to the contrary contained in this Agreement, prior to the receipt of the Holding Company Stockholder Approval, the Board of Directors of Holding Company may (i) withhold, withdraw, modify or amend the Holding Company Recommendation or (ii) authorize, adopt, approve, recommend or otherwise declare advisable a Superior Proposal if the Holding Company first takes the actions set forth in Section 7.1(i)(A) through (D) (any action in clause (i) or (ii), a “Change of Recommendation”), in each case if the Board of Directors of Holding Company determines in good faith (after consultation with its outside legal counsel) that failure to do so would be more likely than not to result in a violation of its fiduciary obligations under applicable law, and may also take any action contemplated by Section 7.1.

(f)            Except as otherwise provided in this Agreement (including Sections 5.3 and 7.1), nothing in this Section 5.5 shall permit Holding Company to terminate this Agreement or affect any other obligation of Holding Company under this Agreement.

(g)            Holding Company agrees that any material violation of the restrictions set forth in this Section 5.5 by any authorized representative of Holding Company shall be deemed a breach of this Section 5.5 by Holding Company.

5.6          Applications and Consents.

(a)            The parties hereto shall cooperate and use their commercially reasonable efforts to prepare as promptly as possible all documentation, to effect all filings and to obtain all Regulatory Approvals and will make all necessary filings in respect of the Regulatory Approvals as soon as practicable.

(b)            Each party hereto will furnish to the other parties copies of proposed applications in draft form and provide a reasonable opportunity for comment prior to the filing of any such application with any Governmental Authority. Each party hereto will promptly furnish to the other party copies of applications filed with all Governmental Authorities and copies of written communications received by such party from any Governmental Authority with respect to the transactions contemplated hereby. Each party will consult with the other party with respect to the obtaining of all Regulatory Approvals and other material consents from third parties advisable to consummate the transactions contemplated by this Agreement, and each party will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby. All documents that the parties or their respective subsidiaries are responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby (including to obtain Regulatory Approvals) will comply as to form in all material respects with the provisions of applicable law.

5.7          Public Announcements.

Prior to the Effective Date, Towne and Holding Company will consult with each other as to the form and substance of any press release or other public statement materially related to this Agreement prior to issuing such press release or public statement or making any other public disclosure related thereto (including any broad based employee communication that is reasonably likely to become the subject of public disclosure).

5.8          Affiliate Agreements.

Holding Company has identified to Towne all persons who are, as of the date hereof, directors or executive officers of Holding Company. Holding Company shall have delivered to Towne on or prior to the date hereof executed copies of a written affiliate agreement in the form of Exhibit 5.8 hereto from each such Holding Company director or executive officer and from BancTenn Corp.

5.9          Director Noncompetition Agreements.

Holding Company and Bank Subsidiary shall have delivered to Towne on or prior to the date hereof an executed copy of a written noncompetition agreement in the form of Exhibit 5.9 hereto from each director of Holding Company and Bank Subsidiary.

5.10          Employee Benefit Plans.

(a)            Towne at its election shall either: (i) provide generally to officers and employees of Holding Company and the Holding Company Subsidiaries, who at or after the Effective Date become employees of Towne or the Towne Subsidiaries (“Holding Company Continuing Employees”), employee benefits under the Towne Benefit Plans (with no break in coverage), on terms and conditions which are the same as for similarly situated officers and employees of Towne and the Towne Subsidiaries; or (ii) maintain for the benefit of the Holding Company Continuing Employees, the Holding Company Benefit Plans maintained by Holding Company immediately prior to the Effective Date; provided that Towne may take action to amend any Holding Company Benefit Plan immediately prior to the Effective Date to comply with any law or, so long as the benefits provided under those Holding Company Benefit Plans following such amendment are no less favorable to the Holding Company Continuing Employees than benefits provided by Towne to its officers and employees under any comparable Towne Benefit Plans, as necessary and appropriate for other business reasons.

(b)           For purposes of participation, vesting and benefit accrual (except not for purposes of benefit accrual with respect to any plan in which such credit would result in a duplication of benefits) under the Towne Benefit Plans, service with or credited by Holding Company or any of the Holding Company Subsidiaries shall be treated as service with Towne. To the extent permitted under applicable law, Towne shall cause welfare Towne Benefit Plans maintained by Towne that cover the Holding Company Continuing Employees after the Effective Date to (i) waive any waiting period and restrictions and limitations for preexisting conditions or insurability, and (ii) cause any deductible, co-insurance, or maximum out-of-pocket payments made by the Holding Company Continuing Employees under welfare Holding Company Benefit Plans to be credited to such Holding Company Continuing Employees under welfare Towne Benefit Plans, so as to reduce the amount of any deductible, co-insurance or maximum out-of-pocket payments payable by such Holding Company Continuing Employees under welfare Towne Benefit Plans.

(c)            Each employee of Holding Company or any Holding Company Subsidiary at the Effective Date whose employment is involuntarily terminated other than for cause by Towne after the Effective Date, but on or before the date that is six (6) months from the Effective Date, excluding any employee who has a contract providing for severance pay, shall be entitled to receive severance pay equal to two (2) weeks of pay, at his or her rate of pay in effect at the time of termination, for each full year of continuous service with Holding Company and Towne, subject to a minimum of four (4) weeks and a maximum of twenty-six (26) weeks of pay. Such severance payments will be in lieu of any payment under any severance pay plans that may be in effect at Holding Company or any Holding Company Subsidiary prior to the Effective Date.

(d)            With respect to Holding Company’s 401(k) plan, Holding Company shall cause such plan to be terminated effective immediately prior to the Effective Date, in accordance with applicable law and subject to the receipt of all applicable regulatory or governmental approvals. Each Holding Company Continuing Employee who was a participant in the Holding Company 401(k) plan and who continues in the employment of Towne or any Towne Subsidiary shall be eligible to participate in Towne’s 401(k) plan on or as soon as administratively practicable after the Effective Date, and account balances under the terminated Holding Company 401(k) plan will be eligible for distribution or rollover, including direct rollover, to Towne’s 401(k) for Holding Company Continuing Employees. Any other former employee of Holding Company or the Holding Company Subsidiaries who is employed by Towne or the Towne Subsidiaries after the Effective Date shall be eligible to be a participant in the Towne 401(k) plan upon complying with eligibility requirements. All rights to participate in Towne’s 401(k) plan are subject to Towne’s right to amend or terminate the plan. For purposes of administering Towne’s 401(k) plan, service with Holding Company and the Holding Company Subsidiaries shall be deemed to be service with Towne for participation and vesting purposes, but not for purposes of benefit accrual.

(e)            Nothing in this Section 5.10 shall be interpreted as preventing Towne, from and after the Effective Date, from amending, modifying or terminating any Towne Benefit Plans or Holding Company Benefit Plans or any other contracts, arrangements, commitments or plans of either party in accordance with their terms and applicable law.

5.11         Reservation of Shares; NASDAQ Listing.

(a)            Towne shall take all corporate action as may be necessary to authorize and reserve for issuance such number of shares of Towne Common Stock to be issued pursuant to this Agreement, and to cause all such shares, when issued pursuant to this Agreement, to be duly authorized, validly issued, fully paid and nonassessable.

(b)            Towne shall use commercially reasonable efforts to cause the shares of Towne Common Stock to be issued in the Merger to be approved for listing on the NASDAQ Global Select Market, subject to official notice of issuance, as promptly as practicable, and in any event before the Effective Date.

5.12          Indemnification; Insurance.

(a)            Following the Effective Date, Towne shall indemnify, defend and hold harmless any person who has rights to indemnification from Holding Company, to the same extent and on the same conditions as such person was entitled to indemnification pursuant to applicable law and Holding Company’s Organizational Documents, as in effect on the date of this Agreement. Without limiting the foregoing, in any case in which corporate approval may be required to effectuate any indemnification, Towne shall direct, if the party to be indemnified elects, that the determination of permissibility of indemnification shall be made by independent counsel mutually agreed upon between Towne and the indemnified party.

(b)            Towne shall, at or prior to the Effective Date, purchase a six (6) year “tail” prepaid policy on the same terms and conditions as the existing directors’ and officers’ liability (and fiduciary) insurance maintained by Holding Company from insurance carriers with comparable credit ratings, covering, without limitation, the Merger and the Bank Merger; provided, however, that the cost of such “tail” policy shall in no event exceed two hundred fifty percent (250%) of the amount of the last annual premium paid by Holding Company for such existing directors’ and officers’ liability (and fiduciary) insurance. If, but for the proviso to the immediately preceding sentence, Towne would be required to expend more than two hundred fifty percent (250%) of the amount of the last annual premium paid by Holding Company, Towne will obtain the maximum amount of that insurance obtainable by payment of such amount.

(c)            The provisions of this Section 5.12 are intended to be for the benefit of and shall be enforceable by each indemnified party and his or her heirs and representatives.

5.13            Employment and Other Arrangements.

(a)            Towne will, as of and after the Effective Date, assume and honor all employment, severance, change in control, supplemental executive retirement and deferred compensation agreements or arrangements that Holding Company and the Holding Company Subsidiaries have with their current and former officers and directors and which are set forth in Section 5.13(a) of Holding Company’s Disclosure Schedule, except to the extent any such agreements or arrangements shall be superseded on or after the Effective Date.

(b)            As of the date hereof, Towne has entered into employment arrangements with the individuals named in Section 5.13(b) of Towne’s Disclosure Schedule as described in such schedule.

5.14          Notice of Deadlines.

Holding Company has set forth in Section 5.14 of Holding Company’s Disclosure Schedule a complete and accurate list of the deadlines for extensions or terminations of all material leases, agreements or licenses (including specifically real property leases and data processing agreements) to which Holding Company or any of the Holding Company Subsidiaries is a party. For purposes of this Section 5.14, a material agreement shall mean an agreement not terminable on sixty (60) days or less notice and involving the payment or value of more than $50,000 per year and/or has a termination fee.

5.15
Takeover Laws.

If any federal or state anti-takeover laws or regulations may become, or may purport to be, applicable to the transactions contemplated hereby, each party hereto and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary and legally permissible so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any such laws or regulations on any of the transactions contemplated by this Agreement.

5.16           Change of Method.

Towne and Holding Company shall be empowered, upon their mutual agreement and at any time prior to the Effective Date (and whether before or after the Holding Company Stockholders Meeting), to change the method or structure of effecting the combination of Towne and Holding Company (including the provisions of Article 1), if and to the extent they both deem such change to be necessary, appropriate or desirable; provided that no such change shall (i) alter or change the Exchange Ratio or amount of cash to be received by Holding Company stockholders in exchange for each share of Holding Company Common Stock, (ii) adversely affect the tax treatment of Towne or Holding Company pursuant to this Agreement or (iii) materially impede or delay the consummation of the transactions contemplated by this Agreement in a timely manner. The parties hereto agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 8.3.

5.17
Certain Policies.

Prior to the Effective Date, each of Holding Company and Bank Subsidiary shall, consistent with GAAP and applicable banking laws and regulations, modify or change its respective Loan, OREO, accrual, reserve, Tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of Towne; provided, however, that no such modifications or changes need be made prior to the satisfaction of the conditions set forth in Section 6.1(b).

5.18
Assumption of Trust Preferred Capital Securities.

Prior to the Effective Date, Towne, Towne Merger Sub and Holding Company shall take all actions necessary for Holding Company and either or both of Towne or Towne Merger Sub to enter into supplemental indentures with the trustees of the Holding Company’s trust preferred capital securities to evidence the succession of either or both of Towne or Towne Merger Sub as the obligor on those securities as of the Effective Date. The form of the supplemental indentures shall be reasonably acceptable to Towne and Holding Company. Towne agrees to assume, on its own or through Towne Merger Sub, Holding Company’s obligations under the indentures as well as under the other agreements related to the trust preferred capital securities.

ARTICLE 6
Conditions to the Transaction

6.1
General Conditions.

The respective obligations of each party to perform this Agreement and consummate the Transaction are subject to the satisfaction of the following conditions, unless waived by each party pursuant to Section 8.3.

(a)            Corporate Action. All corporate action necessary to authorize the execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby shall have been duly and validly taken, including without limitation the Holding Company Stockholder Approval.

(b)            Regulatory Approvals. Towne, Towne Merger Sub, Holding Company and Bank Subsidiary shall have received all Regulatory Approvals required in connection with the transactions contemplated by this Agreement, all notice periods and waiting periods required after the granting of any such approvals shall have passed, and all such approvals shall be in effect; provided, that no such approvals shall contain (i) any conditions, restrictions or requirements that would, after the Effective Date, have or be reasonably likely to have a Material Adverse Effect on Towne (after giving effect to the Transaction) in the reasonable opinion of Towne, or (ii) any conditions, restrictions or requirements that would, after the Effective Date, be unduly burdensome in the reasonable opinion of Towne.

(c)            Proxy Statement. The Proxy Statement shall have been cleared by the SEC for use in definitive form and it shall not be subject any stop order or any threatened stop order (or any order, demand, request or other action with similar effect) of the SEC.

(d)            NASDAQ Listing. The shares of the Towne Common Stock to be issued to the holders of Holding Company Common Stock upon consummation of the Merger shall have been authorized for listing on the NASDAQ Global Select Market, subject to official notice of issuance.

(e)            Legal Proceedings. Neither party shall be subject to any order, decree or injunction of (i) a court or agency of competent jurisdiction or (ii) a Governmental Authority that enjoins or prohibits the consummation of the Transaction.

6.2
Conditions to Obligations of Towne and Towne Merger Sub.

The obligations of Towne and Towne Merger Sub to perform this Agreement and consummate the Transaction are subject to the satisfaction of the following conditions, unless waived by Towne pursuant to the provisions of this Section 6.2 and Section 8.3.

(a)            Representations and Warranties. The representations and warranties of Holding Company and Bank Subsidiary set forth in Section 3.3, after giving effect to Sections 3.1 and 3.2, shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier or specific date) as of all times up to and including the Closing Date as though made on and as of the Closing Date, and Towne shall have received certificates, dated as of the Closing Date, signed on behalf of Holding Company and Bank Subsidiary by the Chief Executive Officer and Chief Financial Officer of Holding Company and Bank Subsidiary, respectively, to such effect.

(b)            Performance of Obligations. Holding Company and each of the Holding Company Subsidiaries shall have performed in all material respects all obligations required to be performed by it under this Agreement before the Closing Date, and Towne shall have received certificates, dated as of the Closing Date, signed on behalf of Holding Company and Bank Subsidiary by the Chief Executive Officer and Chief Financial Officer of Holding Company and Bank Subsidiary, respectively, to such effect.

(c)            Federal Tax Opinion. Towne shall have received a written opinion, dated the Closing Date, from its counsel, Williams Mullen, in form and substance reasonably satisfactory to Towne, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel may require and shall be entitled to rely upon representations of officers of Towne, Holding Company and Bank Subsidiary reasonably satisfactory in form and substance to such counsel.

(d)            Agreements with Certain Key Employees of Holding Company and Bank Subsidiary. The agreements with certain key employees of Holding Company and Bank Subsidiary concerning their employment with Towne and related matters after the Effective Date as set forth in Section 5.13(b) of Towne’s Disclosure Schedule have been memorialized in binding, written agreements entered into by the key employees and none of the key employees has taken any action on or before the Effective Date to materially breach or to cancel or terminate any such agreements, or to terminate his or her employment with Holding Company or Bank Subsidiary.

6.3
Conditions to Obligations of Holding Company and Bank Subsidiary.

The obligations of Holding Company and Bank Subsidiary to perform this Agreement and consummate the Transaction are subject to the satisfaction of the following conditions, unless waived by Holding Company and Bank Subsidiary pursuant to Section 8.3.

(a)            Representations and Warranties. The representations and warranties of Towne set forth in Section 3.4, after giving effect to Sections 3.1 and 3.2, shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier or specific date) as of all times up to and including the Closing Date, as though made on and as of the Closing Date and Holding Company shall have received a certificate, dated as of the Closing Date, signed on behalf of Towne by the Chief Executive Officer and Chief Financial Officer of Towne to such effect.

(b)            Performance of Obligations. Towne and each of the Towne Subsidiaries shall have performed in all material respects all obligations required to be performed by it under this Agreement before the Closing Date, and Holding Company shall have received a certificate, dated as of the Closing Date, signed on behalf of Towne by the Chief Executive Officer and Chief Financial Officer of Towne to such effect.

(c)            Federal Tax Opinion. Holding Company shall have received a written opinion, dated the Closing Date, from its counsel, Wyrick Robbins Yates & Ponton LLP, in form and substance reasonably satisfactory to Holding Company, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel may require and shall be entitled to rely upon representations of officers of Towne, Holding Company and Bank Subsidiary reasonably satisfactory in form and substance to such counsel.

ARTICLE 7
Termination

7.1
Termination.

This Agreement may be terminated and the Transaction abandoned at any time before the Effective Date, whether before or after receipt of the Holding Company Stockholder Approval, as provided below:

(a)            Mutual Consent. By the mutual consent in writing of Towne, Towne Merger Sub, Holding Company and Bank Subsidiary;

(b)           Closing Delay. By Towne and Towne Merger Sub or Holding Company and Bank Subsidiary, evidenced by written notice, if the Transaction has not been consummated by March 31, 2018 or such later date as shall have been agreed to in writing by the parties, provided that the right to terminate under this Section 7.1(b) shall not be available to any party whose breach or failure to perform an obligation hereunder has caused the failure of the Transaction to occur on or before such date;

(c)          Breach of Representation or Warranty.

(i)           By Towne and Towne Merger Sub (provided that Towne is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 3.2 or in breach of any covenant or agreement contained in this Agreement) in the event of a breach or inaccuracy of any representation or warranty of Holding Company or Bank Subsidiary contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to Holding Company of such breach or inaccuracy and which breach or inaccuracy (subject to the applicable standard set forth in Section 3.2) would provide Towne and Towne Merger Sub the ability to refuse to consummate the Transaction under Section 6.2(a); or

(ii)           By Holding Company and Bank Subsidiary (provided that Holding Company or Bank Subsidiary is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 3.2 or in breach of any covenant or agreement contained in this Agreement) in the event of a breach or inaccuracy of any representation or warranty of Towne contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to Towne of such breach or inaccuracy and which breach or inaccuracy (subject to the applicable standard set forth in Section 3.2) would provide Holding Company the ability to refuse to consummate the Transaction under Section 6.3(a);

(d)            Breach of Covenant or Agreement.

(i)           By Towne and Towne Merger Sub (provided that Towne is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 3.2 or in breach of any covenant or agreement contained in this Agreement) in the event of a material breach by Holding Company or Bank Subsidiary of any covenant or agreement contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to Holding Company of such breach;

(ii)           By Holding Company and Bank Subsidiary (provided that Holding Company or Bank Subsidiary is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 3.2 or in breach of any covenant or agreement contained in this Agreement) in the event of a material breach by Towne of any covenant or agreement contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to Towne of such breach;

(e)           Conditions to Performance Not Met. By either Towne on the one hand or Holding Company and Bank Subsidiary on the other hand (provided that the terminating party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 3.2 or in breach of any covenant or agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such party to consummate the Transaction set forth in Section 6.2 or Section 6.3, as applicable, cannot be satisfied or fulfilled by the date specified in Section 7.1(b), as the date after which such party may terminate this Agreement;

(f) Holding Company Solicitation and Recommendation Matters; Holding Company Stockholders Meeting Failure. At any time prior to the Holding Company Stockholders Meeting, by Towne and Towne Merger Sub if (i) Holding Company shall have materially breached Section 5.5, (ii) the Holding Company Board of Directors shall have failed to make the Holding Company Recommendation, (iii) the Holding Company Board of Directors shall have effected a Change of Recommendation in a manner adverse in any respect to the interests of Towne or (iv) Holding Company shall have materially breached its obligations under Section 5.3 by failing to call, give notice of, convene and hold the Holding Company Stockholders Meeting in accordance with (and subject to the exceptions set forth in) Section 5.3;

(g)           No Holding Company Stockholder Approval. By either Towne and Towne Merger Sub or Holding Company and Bank Subsidiary, if the Holding Company Stockholder Approval shall not have been attained by reason of the failure to obtain the required vote at the Holding Company Stockholders Meeting or any adjournment thereof;

(h)            Termination Event. By Towne and Towne Merger Sub upon the occurrence of any of the following events after the date hereof:

(i)            (A) Holding Company or Bank Subsidiary, without having received Towne’s prior written consent, shall have entered into an agreement with any person to (1) acquire, merge or consolidate, or enter into any similar transaction, with Holding Company or Bank Subsidiary, or (2) purchase, lease or otherwise acquire all or substantially all of the assets of Holding Company or Bank Subsidiary; or (B) Holding Company or Bank Subsidiary, without having received Towne’s prior written consent, shall have entered into an agreement with any person to purchase or otherwise acquire directly from Holding Company securities representing fifteen percent (15%) or more of the voting power of Holding Company; or

(ii)            a tender offer or exchange offer for fifteen percent (15%) or more of the outstanding shares of Holding Company Common Stock is commenced (other than by Towne or a Towne Subsidiary), and the Holding Company Board recommends that the stockholders of Holding Company tender their shares in such tender or exchange offer or otherwise fails to recommend that such stockholders reject such tender offer or exchange offer within the ten (10)-business day period specified in Rule 14e-2(a) under the Exchange Act;

(i) Other Agreement. At any time prior to the receipt of the Holding Company Stockholder Approval, by Holding Company and Bank Subsidiary in order to enter into an acquisition agreement or similar agreement with respect to a Superior Proposal which has been received and considered by Holding Company and the Holding Company Board of Directors in material compliance with Section 5.5 hereof; provided that this Agreement may be terminated by Holding Company and Bank Subsidiary pursuant to this Section 7.1(i) only after taking the following actions: (A) Holding Company shall notify Towne in writing, at least three (3) business days in advance, that it intends to accept a Superior Proposal; (B) upon Towne’s request, Holding Company shall discuss with Towne the facts and circumstances giving rise to such decision and negotiate in good faith with Towne to facilitate Towne’s evaluation of whether to improve the terms and conditions of this Agreement as would permit the Board of Directors of Holding Company not to accept the Superior Proposal; (C) if Towne shall have delivered to Holding Company a written offer capable of being accepted by Holding Company to alter the terms of this Agreement during such three (3) business day notice period, the Board of Directors of Holding Company shall have determined in good faith (after consultation with its outside legal counsel and financial advisor), after considering the terms of such offer by Towne, that such Superior Proposal would continue to constitute a Superior Proposal; and (D) in the event of any material change to the material terms of such Superior Proposal, Holding Company shall, in each case, provide Towne with an additional notice and, unless Holding Company provides such additional notice to Towne within three (3) business days of providing Towne with the original notice contemplated by clause (A), the notice period shall recommence, except that the notice period shall be two (2) business days rather than the three (3) business day notice period otherwise contemplated by clause (A); or

(j) Decline in Towne Common Stock Price. By Holding Company and Bank Subsidiary if the Holding Company Board of Directors so determines by a vote of the majority of the members of the entire Holding Company Board of Directors, at any time during the five (5)-day period commencing with the Determination Date (as defined below), if both of the following conditions are satisfied:

(i)           the number obtained by dividing the Average Closing Price by the Starting Price (each as defined below) (the “Towne Ratio”) shall be less than eighty one-hundredths (0.80); and

(ii)           (x) the Towne Ratio shall be less than (y) the number obtained by dividing the Final Index Price by the Index Price on the Starting Date (each as defined below) and subtracting twenty one-hundredths (0.20) from the quotient in this clause (ii)(y) (such number in this clause (ii)(y) being referred to herein as the “Index Ratio”); subject, however, to the following three (3) sentences. If Holding Company and Bank Subsidiary elect to exercise the termination right pursuant to this Section 7.1(j), Holding Company and Bank Subsidiary shall give written notice to Towne (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned five (5)-day period). During the five (5)-day period commencing with its receipt of such notice, Towne shall have the option to increase the consideration to be received by the holders of Holding Company Common Stock hereunder, by adjusting the applicable Exchange Ratio (calculated to the nearest one one-thousandth (1/1000)) to equal the lesser of (x) a number (rounded to the nearest one one-thousandth (1/1000)) obtained by dividing (A) the product of the Starting Price, eighty one-hundredths (0.80) and the applicable Exchange Ratio (as then in effect) by (B) the Average Closing Price and (y) a number (rounded to the nearest one one-thousandth (1/1000)) obtained by dividing (A) the product of the Index Ratio and the applicable Exchange Ratio (as then in effect) by (B) the Towne Ratio. If Towne so elects within such five (5)-day period, it shall give prompt written notice to Holding Company of such election and the revised applicable Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 7.1(j) and this Agreement shall remain in effect in accordance with its terms (except as the applicable Exchange Ratio shall have been so modified).

For purposes of this Section 7.1(j), the following terms shall have the meanings indicated:

“Average Closing Price” means the average of the per share closing prices of a share of Towne Common Stock on the NASDAQ Global Select Market (as reported in The Wall Street Journal, or if not reported therein, in another authoritative source) during the twenty (20) consecutive full trading days ending on the trading day prior to the Determination Date.

“Determination Date” means the later of (i) the date on which the last approval, consent or waiver of any Governmental Authority required to permit consummation of the transactions contemplated by this Agreement is received and all statutory waiting periods in respect thereof shall have expired or (ii) the date on which the stockholders of Holding Company approve the Agreement.

“Final Index Price” means the average of the Index Prices for the twenty (20) consecutive trading days ending on the trading day prior to the Determination Date.

“Index Group” means the NASDAQ Bank Index.

“Index Price” means the closing price on such date of the Index Group.

“Starting Date” means the last trading day immediately preceding the date of the first public announcement of entry into this Agreement.

“Starting Price” means $34.35.

If Towne declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the Towne Common Stock shall be appropriately adjusted for the purposes of applying this Section 7.1(j).

7.2
Effect of Termination.

             In the event of termination of this Agreement as provided in Section 7.1, none of Towne, Holding Company, any of their respective subsidiaries or any of the officers or directors of any of them shall have any liability hereunder or in connection with the transactions contemplated hereby, except that (i) Section 5.2(c) (Confidentiality), Section 5.7 (Public Announcements), this Article 7 (Termination) and Article 8 (General Provisions) shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary in this Agreement, termination will not relieve a breaching party from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement.

7.3
Non-Survival of Representations, Warranties and Covenants.

             None of the representations and warranties set forth in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement, dated February 13, 2017, between Towne and Holding Company, which shall survive in accordance with its terms) shall survive the Effective Date, except for Section 5.12 and for any other covenant and agreement contained in this Agreement that by its terms applies or is to be performed in whole or in part after the Effective Date.

7.4
Fees and Expenses.

(a)  Except as otherwise provided in this Agreement, each of the parties shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated herein, including fees and expenses of its own financial consultants, accountants and legal advisors, except that the costs and expenses of all filing and other fees paid to the SEC and other Governmental Authorities and Regulatory Agencies in connection with the Transaction shall be borne equally by Towne and Holding Company.

(b) In recognition of the effort made, the expenses incurred and the other opportunities for acquisition forgone by Towne while structuring the Transaction, Holding Company shall pay Towne the sum of $12,000,000 (the “Termination Fee”) if this Agreement is terminated as follows:

(i)           if this Agreement is terminated by Towne and Towne Merger Sub pursuant to Section 7.1(f) or Section 7.1(h), or by Holding Company and Bank Subsidiary pursuant to Section 7.1(i), payment shall be made to Towne concurrently with the termination of this Agreement; or

(ii)           if this Agreement is terminated (A) by Towne and Towne Merger Sub pursuant to Section 7.1(c)(i), Section 7.1(d)(i) or Section 7.1(e), (B) by either Towne and Towne Merger Sub or Holding Company and Bank Subsidiary pursuant to Section 7.1(b), or (C) by either Towne or Holding Company and Bank Subsidiary pursuant to Section 7.1(g), and in the case of any termination pursuant to clause (A), (B) or (C) an Acquisition Proposal shall have been publicly announced or otherwise communicated or made known to the stockholders, senior management or the Board of Directors of Holding Company (or any person or entity shall have publicly announced, communicated or made known an intention, whether or not conditional, to make an Acquisition Proposal) at any time after the date of this Agreement and prior to the taking of the vote of the stockholders of Holding Company contemplated by this Agreement at the Holding Company Stockholders Meeting, in the case of clause (C), or prior to the date of termination, in the case of clause (A) or (B), then (1) if within twelve (12) months after such termination Holding Company enters into an agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then Holding Company shall pay to Towne the Termination Fee on the date of execution of such agreement (regardless of whether such transaction is consummated before or after the termination of this Agreement) or the consummation of such transaction, or (2) if a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above) is consummated otherwise than pursuant to an agreement with Holding Company within twelve (12) months after the termination of this Agreement, then Holding Company shall pay to Towne the Termination Fee on the date when such transaction is consummated.

(c)             The agreements contained in paragraph (b) of this Section 7.4 shall be deemed an integral part of the transactions contemplated by this Agreement, that without such agreements the parties would not have entered into this Agreement and that no such amount constitutes a penalty or liquidated damages in the event of a breach of this Agreement by Holding Company or Bank Subsidiary. The amount(s) payable by Holding Company pursuant to paragraph (b) of Section 7.4 shall be the sole and exclusive remedy of Towne in the event such amount(s) are payable as specified in such paragraph. If Holding Company fails to pay or cause payment to Towne the amount(s) due under paragraph (b) above at the time specified therein, Holding Company shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by Towne in connection with any action in which Towne prevails, including the filing of any lawsuit, taken to collect payment of such amount(s), together with interest on the amount of any such unpaid amount(s) at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amount(s) were required to be paid until the date of actual payment.

(d)            Any payment required to be made pursuant to Section 7.4 shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive payment in the notice of demand for payment delivered pursuant to this Section 7.4. For the avoidance of doubt, in no event shall the Holding Company be required to pay the Termination Fee on more than one occasion, whether or not the Termination Fee may be payable under multiple provisions of this Agreement at the same time or at different times or upon the occurrence of different events.

ARTICLE 8
General Provisions

8.1
Entire Agreement.

This Agreement, including the Disclosure Schedules and the exhibits hereto, contains the entire agreement among Towne, Towne Merger Sub, Holding Company and Bank Subsidiary with respect to the Transaction and the related transactions and supersedes all prior arrangements or understandings with respect thereto.

8.2
Binding Effect; No Third Party Rights.

This Agreement shall bind Towne, Towne Merger Sub, Holding Company and Bank Subsidiary and their respective successors and assigns. Other than Sections 5.10, 5.12 and 5.13, nothing in this Agreement is intended to confer upon any person, other than the parties hereto or their respective successors, any rights or remedies under or by reason of this Agreement.

8.3
Waiver and Amendment.

Any term or provision of this Agreement may be waived in writing at any time by the party that is, or whose stockholders are, entitled to the benefits thereof, and this Agreement may be amended or supplemented by a written instrument duly executed by the parties hereto at any time, whether before or after the date of the Holding Company Stockholders Meeting, except statutory requirements and requisite approvals of stockholders and Governmental Authorities.

8.4
Governing Law.

This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia without regard to the conflict of law principles thereof.

8.5
Notices.

All notices, requests and other communications given or made under this Agreement must be in writing and will be deemed given (i) on the date given if delivered prior to 5:00 p.m. Eastern Time on a business day, personally or by confirmed telecopier, in each case with a hard copy sent by registered or certified first class mail, personally or by commercial overnight delivery service; (ii) on the date received if sent by commercial overnight delivery service; or (iii) on the third business day after being mailed by registered or certified mail (return receipt requested) to the persons and addresses set forth below or such other place as such party may specify by notice.

If to Towne, to each of:

G. Robert Aston, Jr.
Chairman and Chief Executive Officer
TowneBank
6001 Harbour View Boulevard
Suffolk, Virginia 23425
Fax:(757) 484-4591

George P. Whitley, Esq.
Senior Executive Vice President and Chief Legal Officer
TowneBank
800 East Canal Street, Suite 700
Richmond, Virginia 23219
Fax:     (804) 477-6002
Email: george.whitley@townebank.net

with a copy to:

Scott H. Richter, Esq.

Williams Mullen

200 South 10th Street, Suite 1600

Richmond, Virginia 23219

Fax:
(804) 420-6507
Email:    srichter@williamsmullen.com

If to Holding Company and Bank Subsidiary:

Robert C. Hatley
President and Chief Executive Officer
Paragon Commercial Corporation
3535 Glenwood Avenue
Raleigh, North Carolina 27612
Fax:       (866) 480-1012
Email:   bhatley@paragonbank.com

with a copy to:

Todd H. Eveson, Esq.
Wyrick Robbins Yates & Ponton LLP
4101 Lake Boone Trail, Suite 300
Raleigh, North Carolina 27607
Fax:      (919) 781-4865
Email:    teveson@wyrick.com

8.6
Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts together shall constitute one and the same agreement.

8.7
Waiver of Jury Trial.

Each party hereto acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation, directly or indirectly, arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (i) it understands and has considered the implications of this waiver and (ii) it makes this waiver voluntarily.

8.8
Severability.

In the event that any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provisions hereof. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. Further, the parties agree that a court of competent jurisdiction may reform any provision of this Agreement held invalid or unenforceable so as to reflect the intended agreement of the parties hereto.

8.9           Interpretation; Global Terms.

Any reference contained in this Agreement to specific statutory or regulatory provisions or to specific governmental agencies or entities includes any successor statute or regulation, or agency or entity, as the case may be. Unless otherwise specified, the references to “Section” and “Article” in this Agreement are to the Sections and Articles of this Agreement. When used in this Agreement, words such as “herein”, “hereinafter”, “hereof”, “hereto”, and “hereunder” refer to this Agreement as a whole, unless the context clearly requires otherwise. The use of the words “include” or “including” in this Agreement is by way of example rather than by limitation. Unless the context clearly indicates otherwise, the masculine, feminine, and neuter genders will be deemed to be interchangeable.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers and their corporate seals to be affixed hereto, all as of the date first written above.

TOWNEBANK

By:
/s/ G. Robert Aston, Jr.
G. Robert Aston, Jr.
Chairman and Chief Executive Officer

TB ACQUISITION, LLC

By:
/s/ G. Robert Aston, Jr.
G. Robert Aston, Jr.
President

PARAGON COMMERCIAL CORPORATION

By:
/s/ Robert C. Hatley
Robert C. Hatley
President and Chief Executive Officer

PARAGON COMMERCIAL BANK

By:
/s/ Robert C. Hatley
Robert C. Hatley

President and Chief Executive Officer

EXHIBIT 1.1
To the Agreement and
Plan of Reorganization

PLAN OF MERGER
 BY AND BETWEEN
TB ACQUISITION, LLC
AND
PARAGON COMMERCIAL CORPORATION

             Pursuant to this Plan of Merger (“Plan of Merger”), Paragon Commercial Corporation, a North Carolina business corporation (“Holding Company”), shall merge with and into TB Acquisition, LLC (“Towne Merger Sub”), a Virginia limited liability company and wholly owned subsidiary of TowneBank, Virginia banking corporation (“Towne”).

ARTICLE 1
Terms of the Merger

             Subject to the terms and conditions of the Agreement and Plan of Reorganization, dated as of April 26, 2017, by and among Towne, Towne Merger Sub, Holding Company and Paragon Commercial Bank, a North Carolina banking corporation and wholly owned subsidiary of Holding Company (the “Agreement”), at the Effective Date (as defined herein), Holding Company shall be merged with and into Towne Merger Sub (the “Merger”) in accordance with the provisions of Virginia and North Carolina law, and with the effects set forth in Section 13.1-1070 of the Virginia Limited Liability Company Act and Sections 55-11-10(e) and 55-11-10(e1) of the North Carolina Business Corporation Act (“NCBCA”). The separate corporate existence of Holding Company thereupon shall cease, and Towne Merger Sub will be the surviving entity in the merger and continue its existence after the Merger as a Virginia limited liability company. The Merger shall become effective on such date and time as may be determined in accordance with Section 1.3(a) of the Agreement (the “Effective Date”). The name of the surviving corporation shall be TB Acquisition, LLC.

ARTICLE 2
Merger Consideration; Exchange Procedures

2.1           Conversion of Shares.

At the Effective Date, by virtue of the Merger and without any action on the part of Towne or Holding Company or their respective stockholders, or Towne Merger Sub or its sole member:

(a)           Each share of common stock, par value $1.667 per share, of Towne (“Towne Common Stock”), and each equity interest of Towne Merger Sub, that is issued and outstanding immediately before the Effective Date shall remain issued and outstanding and shall remain unchanged by the Merger.

(b)            Each share of common stock, par value $0.008 per share, of Holding Company (“Holding Company Common Stock”) that is issued and outstanding immediately before the Effective Date shall be converted into and exchanged for the right to receive 1.7250 shares (the “Exchange Ratio”) of Towne Common Stock, plus cash in lieu of any fractional shares pursuant to Section 2.4 (collectively, the “Merger Consideration”). All shares of Holding Company Common Stock converted pursuant to this Section 2.1 shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist as of the Effective Date.

(c)            Each certificate previously representing shares of Holding Company Common Stock (a “Holding Company Common Certificate”) and the non-certificated shares of Holding Company Common Stock (the “Holding Company Book-Entry Shares”) shall cease to represent any rights except the right to receive with respect to each share of Holding Company Common Stock (i) the Merger Consideration upon the surrender of such Holding Company Common Certificate or Holding Company Book-Entry Shares in accordance with Section 2.2, and (ii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.6.

(d)            Each share of Holding Company Common Stock held by Towne or Town Merger Sub and each share of Towne Common Stock held by Holding Company or any of the Holding Company Subsidiaries (as defined in the Agreement) prior to the Effective Date (in each case other than in a fiduciary or agency capacity or on behalf of third parties as a result of debts previously contracted) shall be cancelled and retired and shall cease to exist at the Effective Date and no consideration shall be issued in exchange therefor; provided, that such shares of Towne Common Stock shall resume the status of authorized and unissued shares of Towne Common Stock.

2.2           Exchange Procedures.

(a)            On or before the Closing Date, Towne shall deposit, or shall cause to be deposited, with its transfer agent or such other transfer agent or depository or trust institution of recognized standing approved by Towne (in such capacity, the “Exchange Agent”), for the benefit of the holders of the Holding Company Common Certificates and the holders of Holding Company Book-Entry Shares, at the election of Towne, either certificates representing the shares of Towne Common Stock or noncertificated shares of Towne Common Stock (or a combination) issuable pursuant to this Article 2, together with any dividends or distributions with respect thereto and any cash to be paid in lieu of fractional shares without any interest thereon (the “Exchange Fund”), in exchange for the Holding Company Common Certificates and Holding Company Book-Entry Shares.

(b)            As promptly as practicable after the Effective Date, Towne shall cause the Exchange Agent to send to each former stockholder of record of Holding Company immediately before the Effective Date transmittal materials for use in exchanging such stockholder’s Holding Company Common Certificates or Holding Company Book-Entry Shares for the Merger Consideration, as provided for herein.

(c)            Towne shall cause the Merger Consideration into which shares of Holding Company Common Stock are converted at the Effective Date, and dividends or distributions that a Holding Company stockholder shall be entitled to receive, to be issued and paid to such Holding Company stockholder upon proper surrender to the Exchange Agent of Holding Company Common Certificates and Holding Company Book-Entry Shares representing such shares of Holding Company Common Stock, together with the transmittal materials duly executed and completed in accordance with the instructions thereto. No interest will accrue or be paid on any such cash to be paid pursuant to Sections 2.4 or 2.6.

(d)            Any Holding Company stockholder whose Holding Company Common Certificates or Holding Company Book-Entry Shares have been lost, destroyed, stolen or are otherwise missing shall be entitled to the Merger Consideration and dividends or distributions to which such stockholder shall be entitled upon compliance with reasonable conditions imposed by Towne pursuant to applicable law and as required in accordance with Towne’s standard policy (including the requirement that the stockholder furnish customary indemnity).

(e)            Any portion of the Exchange Fund that remains unclaimed by the stockholders of Holding Company for twelve (12) months after the Effective Date shall be returned to Towne (together with any earnings in respect thereof). Any stockholders of Holding Company who have not complied with this Article 2 shall thereafter be entitled to look only to Towne, and only as a general creditor thereof, for payment of the consideration deliverable in respect of each share of Holding Company Common Stock such stockholder held as of the close of business on the Effective Date as determined pursuant to this Plan of Merger, without any interest thereon.

(f)            None of the Exchange Agent, the parties hereto, the Towne Subsidiaries (as defined in the Agreement) nor the Holding Company Subsidiaries (as defined in the Agreement) shall be liable to any stockholder of Holding Company for any amount of property delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

2.3
Holding Company Stock Options and Other Equity-Based Awards.

(a)            At the Effective Date, each option (to the extent any are outstanding), whether vested or unvested, to purchase shares of Holding Company Common Stock (a “Holding Company Stock Option”) granted under an equity or equity-based compensation plan of Holding Company (a “Holding Company Stock Plan”) or otherwise granted shall be converted into an option (each, a “Replacement Option”) to acquire, on the same terms and conditions as were applicable under such Holding Company Stock Option (except as provided otherwise in this Section 2.3(a)), the number of shares of Towne Common Stock equal to the product of (i) the number of shares of Holding Company Common Stock subject to the Holding Company Stock Option multiplied by (ii) the Exchange Ratio. Such product shall be rounded down to the nearest whole number. The exercise price per share (rounded up to the next whole cent) of each Replacement Option shall equal (y) the exercise price per share of shares of Holding Company Common Stock that were purchasable pursuant to such Holding Company Stock Option divided by (z) the Exchange Ratio. Notwithstanding the foregoing, each Holding Company Stock Option that is intended to be an “incentive stock option” (as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”)) shall be adjusted if necessary in accordance with the requirements of Section 424 of the Code, and all other options shall be adjusted if necessary in a manner that maintains the option’s exemption from Section 409A of the Code.

(b)            At the Effective Date, each restricted stock award granted under a Holding Company Stock Plan (a “Holding Company Stock Award”) that is unvested or contingent and outstanding immediately prior to the Effective Date shall cease, at the Effective Date, to represent any rights with respect to shares of Holding Company Common Stock and shall be converted without any action on the part of the holder thereof, into a restricted stock award of Towne (a “Replacement Stock Award”), on the same terms and conditions as were applicable under the Holding Company Stock Awards (but taking into account any changes thereto, including any acceleration of vesting thereof, provided for in the Holding Company Stock Plan or in the related award document by reason of the Merger). The number of shares of Towne Common Stock subject to each such Replacement Stock Award shall be equal to the number of shares of Holding Company Common Stock subject to the Holding Company Stock Award multiplied by the Exchange Ratio, rounded, if necessary, to the nearest whole share of Towne Common Stock.

(c)            At the Effective Date, Towne shall assume the Holding Company Stock Plans; provided that such assumption shall only be with respect to the Replacement Options and Replacement Stock Awards, and Towne shall have no obligation to make any additional grants or awards under the Holding Company Stock Plans. The provisions of any such Holding Company Stock Plan will be unchanged, except that (i) all references to Holding Company (other than any references relating to a “change in control” (or similar term) of Holding Company) in the Holding Company Stock Plan and in each agreement evidencing any award thereunder shall be deemed to refer to Towne, unless Towne reasonably determines otherwise, and (ii) the number of shares of Towne Common Stock available for issuance pursuant to the Holding Company Stock Plan following the Effective Date shall be equal to the number of shares of Holding Company Common Stock so available immediately prior to the Effective Date multiplied by the Exchange Ratio, rounded, if necessary, down to the nearest whole share of Towne Common Stock.

(d)            As soon as practicable after the Effective Date, Towne will deliver to the holders of Replacement Options and Replacement Stock Awards any required notices setting forth such holders’ rights pursuant to the respective Holding Company Stock Plan and award documents and stating that such Replacement Options and Replacement Stock Awards have been issued by Towne and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.3 after giving effect to the Merger and the terms of the Holding Company Stock Plan).

2.4           No Fractional Shares.

Each holder of shares of Holding Company Common Stock exchanged pursuant to the Merger that would otherwise have been entitled to receive a fraction of a share of Towne Common Stock shall receive, in lieu thereof, cash (without interest and rounded to the nearest cent) in an amount equal to such fractional part of a share of Towne Common Stock multiplied by the average closing price per share of Towne Common Stock, as reported on the NASDAQ Global Select Market, for the ten (10) consecutive trading days ending on and including the fifth trading day prior to the Effective Date.

2.5
Anti-Dilution.

In the event Towne changes (or establishes a record date for changing) the number of shares of Towne Common Stock issued and outstanding before the Effective Date as a result of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction, appropriate and proportional adjustments will be made to the Exchange Ratio.

2.6
Dividends.

No dividend or other distribution payable to the holders of record of Holding Company Common Stock at, or as of, any time after the Effective Date will be paid to the holder of any Holding Company Common Certificate or Holding Company Book-Entry Share until such holder properly surrenders such shares (or furnishes customary indemnity that the Holding Company Common Certificate or Holding Company Book-Entry Share is lost, destroyed, stolen or otherwise missing as provided in Section 2.2(d)) for exchange as provided in Section 2.2 of this Plan of Merger, promptly after which time all such dividends or distributions will be paid (without interest).

2.7
Withholding Rights.

The Exchange Agent will be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Plan of Merger to any person such amounts, if any, it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax (as defined in the Agreement) law. To the extent that amounts are so withheld and remitted to the appropriate Governmental Authority (as defined in the Agreement) by the Exchange Agent, such amounts withheld will be treated for all purposes of this Plan of Merger as having been paid to such person in respect of which such deduction and withholding was made by the Exchange Agent.

2.8
No Appraisal Rights.

In accordance with Section 55-13-02 of the NCBCA, no appraisal rights shall be available to the holders of Holding Company Common Stock in connection with the Merger or the other transactions contemplated by this Plan of Merger.

ARTICLE 3
Articles of Organization and Operating Agreement of Towne Merger Sub

 3.1           Articles of Organization.

The Articles of Organization of Towne Merger Sub as in effect immediately prior to the Effective Date will be the Articles of Organization of Towne Merger Sub at and after the Effective Date until thereafter amended in accordance with applicable law.

3.2
Operating Agreement.

The Operating Agreement of Towne Merger Sub as in effect immediately prior to the Effective Date will be the Operating Agreement of Towne Merger Sub at and after the Effective Date until thereafter amended in accordance with applicable law.

ARTICLE 4
Conditions Precedent

The obligations of Towne Merger Sub and Holding Company to effect the Merger as herein provided shall be subject to satisfaction, unless duly waived, of the conditions set forth in the Agreement.

ARTICLE 5
Amendment

Subject to the terms and conditions of the Agreement, this Plan of Merger may be amended by the Sole Manager of Towne Merger Sub and the Board of Directors of Holding Company at any time prior to the Effective Date; provided, however, that any amendment made subsequent to the approval of this Plan of Merger by the sole member of Towne Merger Sub, and the stockholders of Towne and Holding Company shall not:

(a)            Alter or change the amount or kind of shares or other securities, eligible interests, obligations, rights to acquire shares, other securities or eligible interests, cash or other property or rights to be received under this Plan of Merger by the Holding Company stockholders;

(b)            Alter or change any of the other terms or conditions of this Plan of Merger if the change would adversely Holding Company stockholders in any material respect; or

(c)            Alter or change any term of the Articles of Incorporation of Holding Company, as amended, or the Articles of Organization of Towne Merger Sub.

EXHIBIT 1.2
To the Agreement and
Plan of Reorganization

BANK PLAN OF MERGER
BY AND BETWEEN
TOWNEBANK
AND
PARAGON COMMERCIAL BANK

Pursuant to this Bank Plan of Merger (“Bank Plan of Merger”), Paragon Commercial Bank, a North Carolina banking corporation (“Bank Subsidiary”), shall merge with and into TowneBank, a Virginia banking corporation (“Towne”).

ARTICLE 1
Terms of the Bank Merger; Effective Date

(a)            Subject to the terms and conditions of the Agreement and Plan of Reorganization, dated as of April 26, 2017, by and among Towne, TB Acquisition, LLC, Paragon Commercial Corporation, a North Carolina business corporation and the holding company of Bank Subsidiary (“Holding Company”), and Bank Subsidiary (the “Agreement”), at the Effective Date (as defined herein), Bank Subsidiary shall be merged with and into Towne (the “Bank Merger”) in accordance with the provisions of Virginia and North Carolina law, and with the effects set forth in Section 13.1-721 of the Virginia Stock Corporation Act (the “VSCA”) and Section 55-11-06 of the North Carolina Business Corporation Act (“NCBCA”). The separate corporate existence of Bank Subsidiary thereupon shall cease, and Towne shall be the surviving corporation in the Bank Merger. The name of the surviving corporation shall be TowneBank.

(b)            The Bank Merger will become effective on the date and at the time shown on the Articles of Merger required to be filed with the office of the Virginia State Corporation Commission, as provided in Section 13.1-720 of the VSCA, and with the office of the North Carolina Secretary of State, as provided in Section 55-11-05 of the NCBCA, effecting the Bank Merger (the “Effective Date”); provided, however, that in no event shall the Effective Date be earlier than, or at the same time as, the effective date and time of the merger of Holding Company with and into TB Acquisition, LLC as provided for in the Agreement (the “Merger”).

ARTICLE 2
Conversion of Shares

At the Effective Date, by virtue of the Bank Merger and without any action on the part of Towne or Bank Subsidiary or their respective stockholders:

(a)           Each share of common stock, par value $1.667 per share, of Towne (“Towne Common Stock”), that is issued and outstanding immediately before the Effective Date shall remain issued and outstanding and shall remain unchanged by the Bank Merger.

(b)            Each share of common stock, par value $25,000 per share, of Bank Subsidiary that is issued and outstanding immediately before the Effective Date shall automatically be cancelled and retired and shall cease to exist as of the Effective Date.

ARTICLE 3
Articles of Incorporation and Bylaws of Towne

3.1
Articles of Incorporation.

The Articles of Incorporation of Towne as in effect immediately prior to the Effective Date will be the Articles of Incorporation of Towne at and after the Effective Date until thereafter amended in accordance with applicable law.

3.2
Bylaws.

Prior to the Effective Date, Towne shall take all appropriate actions to adopt an amendment to the Bylaws of Towne to increase the number of directors that may serve on the Board of Directors of Towne to the extent necessary to accommodate the current directors of Holding Company that will be appointed as directors of Towne as of the Effective Date as contemplated by Section 1.5(a) of the Agreement. The Bylaws of Towne as may be amended pursuant to this paragraph (b) and in effect immediately prior to the Effective Date will be the Bylaws of Towne at and after the Effective Date until thereafter amended in accordance with applicable law.

ARTICLE 4
Conditions Precedent

The obligations of Towne and Bank Subsidiary to effect the Bank Merger as herein provided shall be subject to satisfaction, unless duly waived, of the conditions set forth in the Agreement. Notwithstanding any provision of this Bank Plan of Merger to the contrary, it shall be a condition to the consummation of the Bank Merger and the parties’ obligations to consummate the Bank Merger that, (i) immediately prior to the Effective Date, the Merger shall have been consummated and TB Acquisition, LLC shall be the sole holder of all of the issued and outstanding shares of the capital stock of Bank Subsidiary, and (ii) all required regulatory approvals shall have been obtained and any waiting periods shall have expired.

EXHIBIT 5.8
To the Agreement and
Plan of Reorganization

FORM OF AFFILIATE AGREEMENT

THIS AFFILIATE AGREEMENT (the “Agreement”), dated as of April 26, 2017, is by and among TowneBank, a Virginia banking corporation (“Towne”), Paragon Commercial Corporation, a North Carolina corporation (“Holding Company”), and the undersigned shareholder of Holding Company (“Shareholder”). All capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Merger Agreement (defined below).

WHEREAS, the Boards of Directors of Towne and Holding Company have approved a business combination of their companies through the merger (the “Merger”) of Holding Company with and into TB Acquisition, LLC, a newly-formed Virginia limited liability company and wholly owned subsidiary of Towne (“Towne Merger Sub”), and the merger of Paragon Commercial Bank (“Bank Subsidiary”), a North Carolina banking corporation and wholly owned subsidiary of Holding Company, with and into Towne immediately after the Merger, pursuant to the terms and conditions of an Agreement and Plan of Reorganization, dated as of April 26, 2017, by and among Towne, Towne Merger Sub, Holding Company and Bank Subsidiary, and related plans of merger (together, the “Merger Agreement”);

WHEREAS, Shareholder is the beneficial and/or registered owner of, and has the right and power to vote or direct the disposition of the number of shares of common stock, par value $0.008 per share, of Holding Company (“Holding Company Common Stock”) set forth below Shareholder’s name on the signature page hereto (such shares, together with all shares of Holding Company Common Stock subsequently acquired by Shareholder during the term of this Agreement, but excluding the shares of common stock described in the last sentence of Section 5(a) hereof, are referred to herein as the “Shares”); and

WHEREAS, as a condition and inducement to Towne, Towne Merger Sub, Holding Company and Bank Subsidiary entering into the Merger Agreement, Shareholder has agreed to enter into and perform this Agreement.

NOW, THEREFORE, in consideration of the covenants, representations, warranties and agreements set forth herein and in the Merger Agreement, and other good and valuable consideration (including the merger consideration set forth in Article 2 of the Merger Agreement), the receipt and sufficiency of which are acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.
Agreement to Vote.

During the term of this Agreement and at such time as Holding Company conducts the Holding Company Stockholders Meeting, Shareholder agrees to vote or cause to be voted all of the Shares, and to cause any holder of record of the Shares to vote all such Shares, in person or by proxy: (i) in favor of the Merger Agreement at the Holding Company Stockholders Meeting; and (ii) against (A) any Acquisition Proposal, (B) any action, proposal, transaction or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of Holding Company or Bank Subsidiary under the Merger Agreement or of Shareholder under this Agreement and (C) any action, proposal, transaction or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger or the fulfillment of conditions of Towne, Towne Merger Sub, Holding Company or Bank Subsidiary under the Merger Agreement.

 2.
Covenants of Shareholder.

The Shareholder covenants and agrees as follows:

(a)           Ownership. The Shareholder is the beneficial and/or registered owner of the Shares as set forth below Shareholder’s name on the signature page hereto. Except for Shareholder’s Shares, Shareholder is not the beneficial or registered owner of any other shares of Holding Company Common Stock or rights to acquire shares of Holding Company Common Stock and for which Shareholder has the right and power to vote and/or dispose. For purposes of this Agreement, the term “beneficial ownership” shall be interpreted in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(b)            Restrictions on Transfer. During the term of this Agreement, Shareholder will not sell, pledge, hypothecate, grant a security interest in, transfer or otherwise dispose of or encumber any of the Shares and will not enter into any agreement, arrangement or understanding (other than a proxy for the purpose of voting Shareholder’s Shares in accordance with Section 1 hereof) which would during that term (i) restrict, (ii) establish a right of first refusal to, or (iii) otherwise relate to, the transfer or voting of the Shares.

(c)            Authority. The Shareholder has full power, authority and legal capacity to enter into, execute and deliver this Agreement, and to perform fully Shareholder’s obligations hereunder. This Agreement has been duly and validly executed and delivered by Shareholder and constitutes the legal, valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms.

(d)            No Breach. None of the execution and delivery of this Agreement nor the consummation by Shareholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, loan and credit arrangements, Liens (as defined in Section 2(e) below), trust, commitment, agreement, understanding, arrangement or restriction of any kind to which Shareholder is a party or bound or to which the Shares are subject.

(e)            No Liens. The Shares and the certificates representing the Shares are now, and at all times during the term of this Agreement, will be, held by Shareholder, or by a nominee or custodian for the benefit of Shareholder, free and clear of all pledges, liens, security interests, claims, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever (each, a “Lien”), except for (i) any Liens arising hereunder and (ii) Liens, if any, which have been disclosed to Towne in writing on the signature page hereto.

(f)            Consents and Approvals. The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his or her obligations under this Agreement and the consummation by him or her of the transactions contemplated hereby will not, require Shareholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority.

(g)            Absence of Litigation. There is no suit, action, investigation or proceeding pending or, to the knowledge of Shareholder, threatened against or affecting Shareholder or any of Shareholder’s affiliates before or by any Governmental Authority that could reasonably be expected to materially impair the ability of Shareholder to perform Shareholder’s obligations hereunder or to consummate the transactions contemplated hereby.

(h)            No Solicitation. During the term of this Agreement, Shareholder shall not, nor shall Shareholder permit any investment banker, attorney or other adviser or representative of Shareholder to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Acquisition Proposal, or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal.

(i)            Statements. Shareholder shall not make any statement, written or oral, to the effect that Shareholder does not support the Merger or that other stockholders of Holding Company should not support the Merger.

3.
No Prior Proxies.

Shareholder represents, warrants and covenants that any proxies or voting rights previously given in respect of the Shares are revocable, and that any such proxies or voting rights are hereby irrevocably revoked.

4.
Certain Events.

Shareholder agrees that this Agreement and the obligations hereunder shall attach to the Shares and shall be binding upon any person or entity to which legal or beneficial ownership of the Shares shall pass, whether by operation of law or otherwise, including Shareholder’s successors or assigns. In the event of any stock split, stock dividend, merger, exchange, reorganization, recapitalization or other change in the capital structure of Holding Company affecting the Shares, the number of Shares subject to the terms of this Agreement shall be appropriately adjusted, and this Agreement and the obligations hereunder shall attach to any additional securities of Holding Company issued to or acquired by Shareholder.

5.           Capacity; Obligation to Vote.

(a)           Notwithstanding anything in this Agreement to the contrary, in the event that the Board of Directors of Holding Company is permitted to engage in negotiations or discussions with any person who made an unsolicited bona fide written Acquisition Proposal in accordance with Section 5.5 of the Merger Agreement, Shareholder shall be permitted, at the request of the Board of Directors of Holding Company, to respond to inquiries from, and discuss such Acquisition Proposal with, the Board of Directors of Holding Company. With respect to the terms of this Agreement relating to the Shares, this Agreement relates solely to the capacity of Shareholder as a stockholder or other beneficial owner of the Shares and is not in any way intended to affect or prevent the exercise by Shareholder, if applicable, of his or her responsibilities as a director or officer of Holding Company, including actions permitted to be taken in compliance with Section 5.5 of the Merger Agreement. The term “Shares” shall not include any securities beneficially owned by Shareholder as a trustee or fiduciary, and this Agreement is not in any way intended to affect the exercise by Shareholder of Shareholder’s fiduciary responsibility in respect of any such securities.

(b)            The parties hereto agree that, notwithstanding the provisions contained in Section 1 hereof, Shareholder shall not be obligated to vote as required in Section 1 of this Agreement in the event that (i) Towne is in material default with respect to any covenant, representation, warranty or agreement with respect to it contained in the Merger Agreement, or (ii) Holding Company and Bank Subsidiary are otherwise entitled to terminate the Merger Agreement.

6.           Term; Termination.

The term of this Agreement shall commence on the date hereof. This Agreement shall terminate upon the earlier of (i) the Effective Date of the Merger, or (ii) termination of the Merger Agreement in accordance with Article 7 of the Merger Agreement. Other than as provided for herein, following the termination of this Agreement, there shall be no further liabilities or obligations hereunder on the part of Shareholder, Holding Company or Towne, or their respective officers or directors, except that nothing in this Section 6 shall relieve any party hereto from any liability for breach of this Agreement before such termination.

7.
Stop Transfer Order.

In furtherance of this Agreement, as soon as practicable after the date hereof, Shareholder shall hereby authorize and instruct Holding Company to instruct its transfer agent to enter a stop transfer order with respect to all of Shares for the period from the date hereof through the date this Agreement is terminated in accordance with Section 6 hereof.

8.
Specific Performance.

The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the applicable party hereto in accordance with their specific terms or were otherwise breached. Each of the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the other and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which it is entitled at law or in equity. Each party hereto waives the posting of any bond or security in connection with any proceeding related thereto.

9.
Amendments.

This Agreement may not be modified, amended, altered or supplemented except by execution and delivery of a written agreement by the parties hereto.

10.
Governing Law.

This Agreement shall in all respects be governed by and construed in accordance with the laws of the Commonwealth of Virginia without regard to the conflict of law principles thereof.

11.
Notices.

All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation if sent by telecopy or like transmission and on the next business day when sent by a reputable overnight courier service as follows: (i) with respect to Holding Company or Towne, the applicable address set forth in Section 8.5 of the Merger Agreement, and (ii) with respect to Shareholder, at the address for Shareholder shown on the records of Holding Company.

12.
Benefit of Agreement; Assignment.

(a)            This Agreement shall be binding upon and inure to the benefit of, and shall be enforceable by, the parties hereto and their respective personal representatives, successors and assigns, except that the parties hereto may not transfer or assign any of their respective rights or obligations hereunder without the prior written consent of the other parties.

(b)            The parties hereto agree and designate Bank Subsidiary as a third-party beneficiary of this Agreement, with Bank Subsidiary having the right to enforce the terms hereof.

13.
Counterparts.

This Agreement may be executed in one or more counterparts, and by the different parties in separate counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. A facsimile copy or electronic transmission of the signature page hereto shall be deemed to be an original signature page.

14.
Severability.

In the event that any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provisions hereof. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. Further, the parties agree that a court of competent jurisdiction may reform any provision of this Agreement held invalid or unenforceable so as to reflect the intended agreement of the parties hereto.
[Signatures on following page]

IN WITNESS WHEREOF, Towne, Holding Company and Shareholder have caused this Agreement to be duly executed as of the date and year first above written.

TOWNEBANK

 By: __________________________________
G. Robert Aston, Jr.
Chairman and Chief Executive Officer

               PARAGON COMMERCIAL CORPORATION

 By: ___________________________________
Robert C. Hatley
President and Chief Executive Officer

SHAREHOLDER

_______________________________________
[Insert Name]

Number of Shares
(including restricted stock): _________________

Number of Shares Pledged: __________________

EXHIBIT 5.9
To the Agreement and
Plan of Reorganization

FORM OF DIRECTORS NONCOMPETITION AGREEMENT

April 26, 2017

TowneBank
6001 Harbour View Boulevard
Suffolk, Virginia 23435

Ladies and Gentlemen:

[The undersigned is a director of Paragon Commercial Bank (“Bank Subsidiary”), a North Carolina banking corporation and wholly-owned subsidiary of Paragon Commercial Corporation, a North Carolina corporation (“Holding Company”).] [The undersigned is a director of Paragon Commercial Corporation (“Holding Company”), a North Carolina corporation and parent bank holding company of Paragon Commercial Bank, a North Carolina banking corporation (“Bank Subsidiary”).] TowneBank, a Virginia banking corporation (“Towne”), has agreed to acquire Holding Company and Bank Subsidiary (the “Transaction”), pursuant to an Agreement and Plan of Reorganization, dated as of April 26, 2017, by and among Towne, TB Acquisition, LLC, Holding Company and Bank Subsidiary, and related plans of merger (collectively, the “Agreement”). The undersigned has been offered the opportunity to become a member of either or both of Towne’s Board of Directors or one of Towne’s regional boards of directors following the Bank Merger Effective Date (as defined in the Agreement) of the Bank Merger (as defined in the Agreement).

As a condition of acceptance of such offer, and subject to the exceptions below, the undersigned hereby agrees that, for the longer of (i) 12 months following the Bank Merger Effective Date, or (ii) the period that the undersigned shall be a member of any Towne board of directors identified in the preceding paragraph, the undersigned will not, directly or indirectly: (A) become a member of the board of directors or an advisory board of, or be an organizer of, or be a 1% or more shareholder of, any entity engaged in or formed for the purpose of engaging in a Competitive Business anywhere in the Market Area (as such terms are defined below); or (B) in any individual or representative capacity whatsoever, induce any individual to terminate his or her employment with Towne or its Affiliates (as such term is defined below).

As used in this Agreement, the term “Competitive Business” means the financial services business, which includes one or more of the following businesses: consumer and commercial banking, insurance brokerage, asset management, residential and commercial mortgage lending, and any other business in which Towne or any of its Affiliates are engaged; the term “Market Area” means (i) the cities of Cary, Charlotte and Raleigh in North Carolina, and any cities, towns and counties adjacent to such localities, and (ii) any other city, town, county, or municipality in North Carolina in which Towne has established and is continuing to operate a banking office or a loan production office (excluding, for purposes of this letter agreement, an office providing solely residential mortgage loans, unless such office is in the areas identified in clause (i) above); the term “Affiliate” means a Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, Towne; and the term “Person” means any person, partnership, corporation, company, group or other entity.

Notwithstanding the foregoing, in no event shall the undersigned be prevented from continuing to engage in, or being or continuing to engage in any activities as an officer, employee, owner, shareholder, partner or member in or of, or a member of the board of directors or a member of an advisory board of, any entity engaged in, a Competitive Business if the undersigned holds such position (or a corresponding position with the predecessor to such entity) or otherwise engages in that Competitive Business on the date hereof.

This letter agreement is the complete agreement between Towne and the undersigned concerning the subject matter hereof and shall be governed by and construed and enforced in accordance with the laws of the State of North Carolina, without regard to its conflicts of laws provisions.

This letter agreement is executed as of the 26th day of April 2017.

Very truly yours

___________________________________
[Insert Name]

Appendix B

Opinion of Raymond James & Associates

April 26, 2017

Board of Directors
Paragon Commercial Corporation
3535 Glenwood Avenue
Raleigh, NC 27612

Members of the Board of Directors:

We understand that TowneBank (“Towne”), Paragon Commercial Corporation (the “Company”) and Paragon Commercial Bank, a wholly owned subsidiary of the Company (the “Bank Subsidiary”), propose to enter into the Agreement (defined below) pursuant to which, among other things, the Company and the Bank Subsidiary shall be merged with and into TB Acquisition, LLC, a specially formed merger subsidiary of Towne (the “Transaction”) and that, in connection with the Transaction, (i) each outstanding share of common stock, par value $0.008 per share, of the Company (the “Common Shares”) will be converted into the right to receive 1.7250 shares (the “Exchange Ratio”) of Towne common stock, and (ii) each outstanding share of common stock of the Bank Subsidiary will be cancelled. The Board of Directors of the Company has requested that Raymond James & Associates, Inc. (“Raymond James”) provide an opinion (the “Opinion”) to the Board as to whether, as of the date hereof, the Exchange Ratio to be received by the holders of the Common Shares in the Transaction pursuant to the Agreement is fair from a financial point of view to such holders.

In connection with our review of the proposed Transaction and the preparation of this Opinion, we have, among other things:

1.
reviewed the financial terms and conditions as stated in the draft of the Agreement and Plan of Reorganization by and among TowneBank, TB Acquisition, LLC, Paragon Commercial Corporation and Paragon Commercial Bank dated as of April 26, 2017 (the “Agreement”);

2.
reviewed certain information related to the historical, current and future operations, financial condition and prospects of the Company and the Bank Subsidiary made available to us by the Company, including, but not limited to, financial projections prepared by the management of the Company and the Bank Subsidiary relating to the Company for the period ending December 31, 2022, as approved for our use by the Company (the “Projections”);

3.
reviewed the Company’s, the Bank Subsidiary’s and Towne’s recent public filings and certain other publicly available information regarding the Company, the Bank Subsidiary and Towne;

Boards of Directors
Paragon Commercial Corporation
April 26, 2017

4.
reviewed financial, operating and other information regarding the Company, the Bank Subsidiary and Towne and the industry in which they operate;

5.
reviewed the financial and operating performance of the Company, the Bank Subsidiary and those of other selected public companies that we deemed to be relevant;

6.
considered the publicly available financial terms of certain transactions we deemed to be relevant;

7.
reviewed the current and historical market prices and trading volume for the Common Shares, and the current market prices of the publicly traded securities of certain other companies that we deemed to be relevant;

8.
conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate; and

9.
discussed with members of the senior management of the Company and the Bank Subsidiary certain information relating to the aforementioned and any other matters which we have deemed relevant to our inquiry.

With your consent, we have assumed and relied upon the accuracy and completeness of all information supplied by or on behalf of the Company or the Bank Subsidiary or otherwise reviewed by or discussed with us, and we have undertaken no duty or responsibility to, nor did we, independently verify any of such information. We have not made or obtained an independent appraisal of the assets or liabilities (contingent or otherwise) of the Company or the Bank Subsidiary. We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for loan losses; accordingly, we have assumed that such allowances for losses are in the aggregate adequate to cover such losses. With respect to the Projections and any other information and data provided to or otherwise reviewed by or discussed with us, we have, with your consent, assumed that the Projections and such other information and data have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management of the Company and the Bank Subsidiary, and we have relied upon the Company and the Bank Subsidiary to advise us promptly if any information previously provided became inaccurate or was required to be updated during the period of our review. We express no opinion with respect to the Projections or the assumptions on which they are based. We have assumed that the final form of the Agreement will be substantially similar to the draft reviewed by us, and that the Transaction will be consummated in accordance with the terms of the Agreement without waiver or amendment of any conditions thereto. Furthermore, we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct and that each such party will perform all of the covenants and agreements required to be performed by it under the Agreement without being waived. We have relied upon and assumed, without independent verification, that (i) the Transaction will be consummated in a manner that complies in all respects with all applicable international, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on the Transaction, the Company or the Bank Subsidiary that would be material to our analyses or this Opinion.

Boards of Directors
Paragon Commercial Corporation
April 26, 2017

We have relied upon, without independent verification, the assessment of the Company’s and the Bank Subsidiary’s management and its legal, tax, accounting and regulatory advisors with respect to all legal, tax, accounting and regulatory matters, including without limitation that the Transaction will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

Our opinion is based upon market, economic, financial and other circumstances and conditions existing and disclosed to us as of April 25, 2017 and any material change in such circumstances and conditions would require a reevaluation of this Opinion, which we are under no obligation to undertake. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company or the Bank Subsidiary since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading in any material respect.

We express no opinion as to the underlying business decision to effect the Transaction, the structure or tax consequences of the Transaction or the availability or advisability of any alternatives to the Transaction. We provided advice to the Board with respect to the proposed Transaction. We did not, however, recommend any specific amount of consideration or that any specific consideration constituted the only appropriate consideration for the Transaction. This letter does not express any opinion as to the likely trading range of Towne common stock following the Transaction, which may vary depending on numerous factors that generally impact the price of securities or on the financial condition of Towne at that time. Our opinion is limited to the fairness, from a financial point of view, of the Exchange Ratio to be received by the holders of the Common Shares.

We express no opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of the Board to approve or consummate the Transaction. Furthermore, no opinion, counsel or interpretation is intended by Raymond James on matters that require legal, accounting or tax advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Board, on the fact that the Company has been assisted by legal, accounting, tax and regulatory advisors and we have, with the consent of the Board, relied upon and assumed the accuracy and completeness of the assessments by the Company, the Bank Subsidiary and their advisors as to all legal, accounting, tax and regulatory matters with respect to the Company and the Transaction.

Boards of Directors
Paragon Commercial Corporation
April 26, 2017

In formulating our opinion, we have considered only what we understand to be the consideration to be received by the holders of Common Shares as is described above and we did not consider and we express no opinion on the fairness of the amount or nature of any compensation to be paid or payable to any of the Company’s or the Bank Subsidiary’s officers, directors or employees, or class of such persons, whether relative to the compensation received by the holders of the Common Shares or otherwise. We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (1) the fairness of the Transaction to the holders of any class of securities, creditors, or other constituencies of the Company or the Bank Subsidiary, or to any other party, except and only to the extent expressly set forth in the last sentence of this Opinion or (2) the fairness of the Transaction to any one class or group of the Company’s, the Bank Subsidiary’s or any other party’s security holders or other constituencies vis-à-vis any other class or group of the Company’s, the Bank Subsidiary’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration to be received in the Transaction amongst or within such classes or groups of security holders or other constituents). We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company, the Bank Subsidiary or Towne or the ability of the Company, the Bank Subsidiary or Towne to pay their respective obligations when they come due.

The delivery of this opinion was approved by an opinion committee of Raymond James.

Raymond James has been engaged to render financial advisory services to the Company and the Bank Subsidiary in connection with the proposed Transaction and will receive a fee for such services, a substantial portion of which is contingent upon consummation of the Transaction. Raymond James will also receive a fee upon the delivery of this Opinion, which is not contingent upon the successful completion of the Transaction or on the conclusion reached herein. In addition, the Company has agreed to reimburse certain of our expenses and to indemnify us against certain liabilities arising out of our engagement.

In the ordinary course of our business, Raymond James may trade in the securities of the Company and the Towne for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. Furthermore, Raymond James may provide investment banking, financial advisory and other financial services to the Company, the Bank Subsidiary and/or Towne or other participants in the Transaction in the future, for which Raymond James may receive compensation.

It is understood that this letter is for the information of the Board of Directors of the Company (solely in each director’s capacity as such) in evaluating the proposed Transaction and does not constitute a recommendation to any shareholder of the Company regarding how said shareholder should vote on the proposed Transaction. Furthermore, this letter should not be construed as creating any fiduciary duty on the part of Raymond James to any such party. This Opinion may not be reproduced or used for any other purpose without our prior written consent, except that this Opinion may be disclosed in and filed with a proxy statement used in connection with the Transaction that is required to be filed with the Securities and Exchange Commission, provided that this Opinion is quoted in full in such proxy statement.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio to be received by the holders of the Common Shares in the Transaction pursuant to the Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ Raymond James & Associates, Inc.

RAYMOND JAMES & ASSOCIATES, INC.

PARAGON COMMERCIAL CORPORATION THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS SPECIAL MEETING OF STOCKHOLDERS – JANUARY 10, 2018 AT 3:00 PM LOCAL TIME
CONTROL ID:
REQUEST ID:

The undersigned hereby appoints Curtis C. Brewer III, K. Wesley M. Jones, and Thomas B. Oxholm (the “Proxies”), or any of them, as attorneys and proxies, with full power of substitution, to vote all outstanding shares of the common stock of Paragon Commercial Corporation (the “Company”) held of record by the undersigned on [●], 2017, at the special meeting of stockholders of the Company to be held at Paragon Bank, 3535 Glenwood Avenue, Raleigh, North Carolina 27612, at 3:00 p.m., on January 10, 2018, and at any adjournments thereof:

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

VOTING INSTRUCTIONS
If you vote by phone, fax or internet, please DO NOT mail your proxy card.

MAIL:	Please mark, sign, date, and return this Proxy Card promptly using the enclosed envelope.
FAX:	Complete the reverse portion of this Proxy Card and Fax to 202-521-3464.
INTERNET:	https://www.iproxydirect.com/PBNC
PHONE:	1-866-752-VOTE(8683)

SPECIAL MEETING OF THE STOCKHOLDERS OFPARAGON COMMERCIAL CORPORATION		PLEASE COMPLETE, DATE, SIGN AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE: ☒

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
Proposal 1	The Board of Directors recommends a vote FOR Proposal 1.	FOR	AGAINST	ABSTAIN

To approve the Agreement and Plan of Reorganization, dated as of April 26, 2017, by and among TowneBank, TB Acquisition, LLC (“Merger Sub”), Paragon Commercial Corporation (“Paragon”) and Paragon Commercial Bank (“Paragon Bank”), including the related Plan of Merger, pursuant to which Paragon will merge with and into Merger Sub and, immediately thereafter, Paragon Bank will merge with and into TowneBank (the “merger proposal”).
		☐	☐	☐
CONTROL ID:
REQUEST ID:
Proposal 2	The Board of Directors recommends a vote FOR Proposal 2.	FOR	AGAINST	ABSTAIN
	To adjourn the meeting, if necessary or appropriate, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the meeting to approve the merger proposal.	☐	☐	☐
MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING: ☐
THE SHARES REPRESENTED BY THIS APPOINTMENT OF PROXY WILL BE VOTED BY THE PROXIES IN ACCORDANCE WITH THE SPECIFIC INSTRUCTIONS ABOVE. IN THE ABSENCE OF INSTRUCTIONS, THE PROXIES WILL VOTE SUCH SHARES “FOR” PROPOSAL 1 AND “FOR” PROPOSAL 2. THIS APPOINTMENT OF PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED BY FILING WITH THE SECRETARY OF THE COMPANY AN INSTRUMENT REVOKING IT OR A DULY EXECUTED APPOINTMENT OF PROXY BEARING A LATER DATE, OR BY ATTENDING THE SPECIAL MEETING AND VOTING IN PERSON.

MARK HERE FOR ADDRESS CHANGE ☐ New Address (if applicable):
____________________________________________________________________________________

IMPORTANT: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give your full title as such. If the signer is a corporation, please sign the full corporate name by duly authorized officer, giving your full title as such. If the signer is a partnership, please sign in the partnership name by authorized person.

Dated: ________________________, 201_

(Print Name of Stockholder and/or Joint Tenant)

(Signature of Stockholder)

(Second Signature if held jointly)